As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	65-0723837
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

James D. Taiclet, Jr.

Chairman, President and Chief Executive Officer

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Matthew J. Gardella, Esq. Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts 02199-7613 Tel: (617) 239-0100 Fax: (617) 227-4420	John L. Graham, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-4003 Tel: (212) 556-2100 Fax: (212) 556-2222	Bruce A. Gutenplan, Esq. Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Tel: (212) 373-3000 Fax: (212) 757-3990

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following consummation of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Class A common stock, $0.01 par value	186,468,275	(2)	N/A	$3,177,784,516	(3)	$374,026	(3)

(1)	This Registration Statement relates to Class A common stock, par value $0.01 per share, of American Tower Corporation (“American Tower”) issuable to holders of common stock, par value $0.01 per share, of SpectraSite, Inc. (“SpectraSite”) in the proposed merger of SpectraSite with Asteroid Merger Sub, LLC, a wholly owned subsidiary of American Tower.
(2)	This Registration Statement shall cover any additional shares of American Tower Class A common stock that become issuable to SpectraSite stockholders by reason of an adjustment in the exchange ratio as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	The registration fee was calculated pursuant to Rule 457(f)(1) as $60.925 (the average of the high and low prices of SpectraSite common stock on the New York Stock Exchange on May 20, 2005), multiplied by 52,158,958 fully diluted shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 27, 2005

JOINT PROXY STATEMENT/PROSPECTUS

To the stockholders of American Tower Corporation and SpectraSite, Inc.

The boards of directors of American Tower Corporation and SpectraSite, Inc. have agreed to a merger pursuant to which SpectraSite will merge with a subsidiary of American Tower. If the merger is consummated, holders of SpectraSite common stock will receive 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock that they own. As a result, and based upon the outstanding American Tower Class A common stock and SpectraSite common stock as of May 20, 2005, SpectraSite stockholders will hold approximately 42% of the American Tower Class A common stock outstanding immediately after the merger.

SpectraSite common stock trades on the New York Stock Exchange under the symbol “SSI.” On May 20, 2005, the closing price of SpectraSite common stock was $61.08 per share. American Tower Class A common stock trades on the New York Stock Exchange under the symbol “AMT.” On May 20, 2005, the closing price of American Tower Class A common stock was $17.20 per share. As of May 20, 2005, American Tower would be obligated to issue up to approximately 186.5 million shares of Class A common stock in the merger, including shares issuable pursuant to outstanding SpectraSite stock options and warrants.

The boards of directors of both American Tower and SpectraSite have unanimously approved the merger. The SpectraSite board of directors unanimously recommends that the SpectraSite stockholders vote “FOR” the approval of the SpectraSite merger proposal. The American Tower board of directors unanimously recommends that the American Tower stockholders vote “FOR” the approval of the American Tower merger proposal.

This joint proxy statement/prospectus provides the stockholders of American Tower and SpectraSite with detailed information about the merger agreement and the merger. We encourage you to read this joint proxy statement/prospectus carefully in its entirety, including all of its annexes. In particular, you should carefully read the section captioned “ RISK FACTORS” beginning on page 16 for a discussion of certain risk factors relating to the merger, American Tower and SpectraSite, as well as the risk factors found in the American Tower and SpectraSite documents that are incorporated by reference. You may obtain additional information about American Tower and SpectraSite from documents American Tower and SpectraSite, respectively, have filed with the Securities and Exchange Commission by following the procedures discussed under the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114 of this joint proxy statement/prospectus.

Consummation of the merger requires the approval of both the SpectraSite stockholders and the American Tower stockholders. Your vote is very important. American Tower and SpectraSite stockholders will be asked to vote on proposals for the merger at their respective special stockholders meetings. The dates, times and places of the special meetings are as follows:

American Tower Special Stockholders Meeting [•], 2005 [•] a.m., local time Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts	SpectraSite Special Stockholders Meeting [•], 2005 [•] a.m., local time SpectraSite, Inc. 400 Regency Forest Drive Cary, North Carolina

Whether or not you expect to attend your special meeting, please complete, date, sign and return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at your special meeting. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person. In addition, stockholders may also vote over the Internet or by telephone by following the instructions on the accompanying proxy card.

James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer of American Tower	Stephen H. Clark Chairman of the Board, President and Chief Executive Officer of SpectraSite

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2005 and is first being mailed to SpectraSite stockholders and American Tower stockholders on or about [•], 2005.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about American Tower and SpectraSite from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by accessing the Internet website maintained by the Securities and Exchange Commission, which we refer to as the SEC, at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

American Tower Corporation Investor Relations 116 Huntington Avenue Boston, Massachusetts 02116 Tel: (617) 375-7500	SpectraSite, Inc. Investor Relations 400 Regency Forest Drive Cary, North Carolina 27511 Tel: (919) 466-5492

To obtain timely delivery, you must request any documents no later that five business days before the special meetings. Accordingly, please request any documents by [•], 2005 to receive them before the special meetings.

See the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by American Tower, constitutes a prospectus of American Tower under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of American Tower Class A common stock to be issued to the holders of SpectraSite common stock in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to American Tower’s special meeting of stockholders and SpectraSite’s special meeting of stockholders, at which, among other things, the stockholders of each company will consider and vote upon the American Tower merger proposal and the SpectraSite merger proposal, as the case may be.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

AMERICAN TOWER CORPORATION

[•], 2005

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, on [•], 2005, beginning at [•] a.m., local time for the purpose of considering and voting on the following matters:

1.	To approve the issuance of shares of American Tower Class A common stock pursuant to the Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus;

2.	To approve a proposal to amend and restate American Tower’s Restated Certificate of Incorporation if the merger is consummated, as more fully described in this joint proxy statement/prospectus, which approval is not a condition to the merger;

3.	To permit American Tower’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals; and

4.	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The business to be conducted at the meeting is more fully described in this joint proxy statement/prospectus. As of the date of this notice, American Tower’s board of directors knows of no other business to be conducted at the special meeting.

American Tower’s board of directors has fixed the close of business on [•], 2005 as the record date for the determination of American Tower stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the meeting. During the ten-day period before the special meeting, American Tower will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Boston, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification. Please also note that if you hold your shares in “street name” through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the special meeting.

By Order of the Board of Directors

William H. Hess

Executive Vice President,

General Counsel and Secretary

Boston, Massachusetts

[•], 2005

All American Tower stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. You may also vote over the Internet or by telephone by following the instructions on the enclosed proxy card. Even if you have given your proxy or voted over the Internet or by telephone, you may still vote in person if you attend the special meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

SPECTRASITE, INC.

[•], 2005

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of SpectraSite, Inc., a Delaware corporation, will be held at SpectraSite, Inc., 400 Regency Forest Drive, Cary, North Carolina, on [•], 2005, beginning at [•] a.m., local time for the purpose of considering and voting on the following matters:

1.	To approve and adopt the Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc., including the merger and the other transactions contemplated thereby, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

2.	To permit SpectraSite’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the SpectraSite merger proposal; and

3.	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The business to be conducted at the meeting is more fully described in this joint proxy statement/prospectus. As of the date of this notice, SpectraSite’s board of directors knows of no other business to be conducted at the special meeting.

SpectraSite’s board of directors has fixed the close of business on [•], 2005 as the record date for the determination of SpectraSite stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the meeting. During the ten-day period before the special meeting, SpectraSite will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Cary, North Carolina, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification. Please also note that if you hold your shares in “street name” through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the special meeting.

By Order of the Board of Directors

John H. Lynch

Senior Vice President,

General Counsel and Secretary

Cary, North Carolina

[•], 2005

All SpectraSite stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. You may also vote over the Internet or by telephone by following the instructions on the enclosed proxy card. Even if you have given your proxy or voted over the Internet or by telephone, you may still vote in person if you attend the special meeting.

i

Page
AMERICAN TOWER STOCKHOLDERS ONLY—AMERICAN TOWER PROPOSAL NUMBER TWO: TO AMEND AND RESTATE THE AMERICAN TOWER CORPORATION RESTATED CERTIFICATE OF INCORPORATION	103
Purpose and Effect of Amended and Restated Certificate of Incorporation	103
Vote Required	104
Recommendation of the Board of Directors	104
AMERICAN TOWER STOCKHOLDERS ONLY—AMERICAN TOWER PROPOSAL NUMBER THREE: POSSIBLE ADJOURNMENT OF THE AMERICAN TOWER SPECIAL MEETING	105
SPECTRASITE STOCKHOLDERS ONLY—SPECTRASITE PROPOSAL NUMBER TWO: POSSIBLE ADJOURNMENT OF THE SPECTRASITE SPECIAL MEETING	106
AMERICAN TOWER PRINCIPAL STOCKHOLDERS	107
SPECTRASITE PRINCIPAL STOCKHOLDERS	109
FUTURE STOCKHOLDER PROPOSALS	111
LEGAL MATTERS	112
EXPERTS	113
WHERE YOU CAN FIND MORE INFORMATION	114
STATEMENT REGARDING FORWARD-LOOKING INFORMATION	116
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B OPINION OF CITIGROUP GLOBAL MARKETS INC.	B-1
ANNEX C OPINION OF LEHMAN BROTHERS INC.	C-1
ANNEX D OPINION OF EVERCORE GROUP INC.	D-1
ANNEX E AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN TOWER CORPORATION	E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are American Tower and SpectraSite proposing the merger?

A:	The boards of directors of American Tower and SpectraSite believe that the merger will provide strategic and financial benefits to the stockholders of both companies. The boards of directors of both companies believe that the merger has the potential to result in cost savings and will enhance the position of the combined company in the wireless communications tower industry due to the increase in the size and quality of the combined company’s U.S. communications tower portfolio and the improved ability of the combined company to satisfy the needs of its wireless carrier customers.

Q:	What will I receive in the merger?

A:	If the merger is consummated, SpectraSite stockholders will receive 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock that they own. SpectraSite stockholders will also receive a cash payment for any fractional shares. For example, a SpectraSite stockholder owning 100 shares of SpectraSite common stock will receive 357 shares of American Tower Class A common stock and a cash payment equal to the value of one half share of American Tower Class A common stock.

If the merger is consummated, SpectraSite common stock will no longer be traded publicly, and the combined company will continue to be traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “AMT”.

If the merger is consummated, American Tower stockholders will continue to hold their existing American Tower Class A common stock. Based upon the outstanding American Tower Class A common stock and SpectraSite common stock as of May 20, 2005, American Tower stockholders will hold approximately 58% of the American Tower Class A common stock outstanding immediately after the merger.

Q:	Who is entitled to vote at my company’s special meeting?

A:	American Tower. Holders of record of American Tower Class A common stock as of the close of business on [•], 2005 will be entitled to notice of and to vote at the American Tower special meeting.

SpectraSite. Holders of record of SpectraSite common stock as of the close of business on [•], 2005 will be entitled to notice of and to vote at the SpectraSite special meeting.

Q:	What stockholder approvals are needed?

A:	The transactions contemplated by the merger agreement will not be consummated unless the merger proposal is approved (1) by holders of a majority of the shares of American Tower Class A common stock voting on such proposal, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, and (2) by holders of a majority of the outstanding shares of SpectraSite common stock.

Approval of the proposal to amend and restate American Tower’s certificate of incorporation requires the approval of holders of at least 66 2/3% of the outstanding shares of American Tower Class A common stock. As further discussed below, the American Tower merger proposal is not conditioned on the approval of the proposal to amend and restate American Tower’s certificate of incorporation; however, the proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger.

Approval of the proposal to permit American Tower’s board of directors or its chairman to adjourn or postpone the American Tower special meeting to a later date for the purpose of soliciting additional proxies requires the approval of holders of a majority of the shares of American Tower Class A common stock voting on such proposal.

Approval of the proposal to permit SpectraSite’s board of directors or its chairman to adjourn or postpone the SpectraSite special meeting to a later date for the purpose of soliciting additional proxies requires the approval of holders of a majority of the shares of SpectraSite common stock voting on such proposal.

Each holder of American Tower Class A common stock is entitled to one vote per share, and each holder of SpectraSite common stock is entitled to one vote per share.

Q:	How do I vote?

A:	If you are a stockholder of record of American Tower as of the record date for the American Tower special meeting or a stockholder of record of SpectraSite as of the record date for the SpectraSite special meeting, you may vote in person by attending your stockholders’ meeting, or you may vote by:

•	Internet: by accessing the Internet website specified on your proxy card;

•	Telephone: by calling the toll-free number specified on your proxy card; or

•	Mail: by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at your stockholders’ meeting.

Q:	When and where will my company’s special meeting be held?

A:	American Tower. The American Tower special meeting will be held on [•], 2005 at [•] a.m., local time, at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts.

SpectraSite. The SpectraSite special meeting will be held on [•], 2005 at [•] a.m., local time, at SpectraSite, Inc., 400 Regency Forest Drive, Cary, North Carolina.

Q:	Does my company’s board of directors recommend the approval of the merger proposal?

A:	Yes. The American Tower board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The American Tower board of directors has determined that the merger is consistent with and in furtherance of the long-term business strategy of American Tower and in the best interests of American Tower and the holders of American Tower Class A common stock, and therefore unanimously recommends that American Tower stockholders vote “FOR” the approval of the American Tower merger proposal. The factors considered by the American Tower board of directors are described in the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—American Tower’s Reasons for the Merger” beginning on page 40.

The SpectraSite board of directors has unanimously approved and adopted the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement. The SpectraSite board of directors has determined that the merger is consistent with and in furtherance of the long-term business strategy of SpectraSite and in the best interests of SpectraSite and the holders of SpectraSite common stock, and therefore unanimously recommends that SpectraSite stockholders vote “FOR” the approval of the SpectraSite merger proposal. The factors considered by the SpectraSite board of directors are described in the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—SpectraSite’s Reasons for the Merger” beginning on page 50.

Q:	What changes are being proposed to American Tower’s certificate of incorporation?

A:	The American Tower stockholders are being asked to approve a proposal to amend and restate American Tower’s Restated Certificate of Incorporation to:

•	Increase the authorized number of shares of Class A common stock from 500.0 million shares to 1.0 billion shares;

•	Eliminate references to the authorized shares of Class B common stock and

Class C common stock, of which none are currently outstanding;

•	Lower the threshold to amend certain provisions of American Tower’s certificate of incorporation from 66 2/3% of the outstanding shares of American Tower common stock to a majority of the outstanding shares of American Tower common stock;

•	Eliminate voting power limitations that were applicable to certain holders of Class B common stock; and

•	Make other conforming changes in connection with the foregoing.

The full text of the proposed Amended and Restated Certificate of Incorporation is attached as Annex E to this joint proxy statement/prospectus. The American Tower board of directors unanimously recommends that American Tower stockholders vote “FOR” the approval of the proposal to amend and restate American Tower’s certificate of incorporation.

Q:	Is the American Tower merger proposal conditioned on the approval of the proposal to amend and restate the certificate of incorporation of American Tower?

A:	No. The American Tower merger proposal is not conditioned on the proposal to amend and restate American Tower’s certificate of incorporation. Although American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger, American Tower is seeking to amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares. In connection with the merger, American Tower is obligated to issue up to approximately 186.5 million shares of Class A common stock, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to approximately 18.3 million shares issuable pursuant to outstanding SpectraSite stock options and warrants as of May 20, 2005. As a result, after consummation of the merger, American Tower would only have approximately 9.3 million authorized shares of Class A common stock that are not already issued or reserved for issuance pursuant to outstanding options, warrants, convertible notes and its employee stock purchase plan as of May 20, 2005. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares in an amount adequate to provide for future needs.

Q:	Is the proposal to amend and restate the certificate of incorporation of American Tower conditioned on the consummation of the merger?

A:	Yes. The proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger. Accordingly, if the American Tower merger proposal is not approved or the merger is not consummated for any other reason, American Tower will not amend and restate its certificate of incorporation as set forth in this joint proxy statement/prospectus, even if approved by the American Tower stockholders.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by either (1) voting over the Internet by following the instructions on your proxy card, (2) voting by telephone by following the instructions on your proxy card or (3) completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope.

If your shares are held in “street name” by your broker, you should follow the directions provided by your broker. Your broker will vote your shares only if you provide instructions on how you would like your shares to be voted.

v

Q:	What if I don’t vote or I abstain?

A:

•     If you are an American Tower stockholder and either fail to respond or respond and abstain from voting, it will have no effect on the vote to approve the American Tower merger proposal; however, it will have the same effect as a vote against the proposal to amend and restate American Tower’s certificate of incorporation.

•	If you are a SpectraSite stockholder and either fail to respond or respond and abstain from voting, it will have the same effect as a vote against the SpectraSite merger proposal.

•	If you are a stockholder of either American Tower or SpectraSite and respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the American Tower or SpectraSite merger proposal, as the case may be, and will be counted as a vote in favor of the proposal to amend and restate American Tower’s certificate of incorporation in the event you are an American Tower stockholder.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. To revoke your proxy, you must either (1) notify the secretary of American Tower or SpectraSite, as applicable, in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:	Should I send in my SpectraSite stock certificates now?

A:	No. After the merger is consummated, SpectraSite stockholders will receive written instructions from the exchange agent on how to exchange SpectraSite stock certificates for shares of American Tower. Please do not send in your SpectraSite stock certificates with your proxy.

Q:	When do you expect the merger to be consummated?

A:	The merger will be consummated and become effective after all of the conditions to closing of the merger set forth in the merger agreement are satisfied or waived in accordance with the merger agreement. American Tower and SpectraSite are working to consummate the merger as quickly as possible and hope to consummate the merger before the end of the second half of 2005.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

•	if you are an American Tower stockholder:

Investor Relations

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Tel: (617) 375-7500

•	if you are a SpectraSite stockholder:

Investor Relations

SpectraSite, Inc.

400 Regency Forest Drive, Suite 400

Cary, North Carolina 27511

Tel: (919) 466-5492

SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information in this joint proxy statement/prospectus. While American Tower and SpectraSite believe this summary highlights the material information contained in this joint proxy statement/prospectus, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger. This summary and the balance of this joint proxy statement/prospectus contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read the sections captioned “WHERE YOU CAN FIND MORE INFORMATION” and “STATEMENT REGARDING FORWARD-LOOKING INFORMATION” beginning on pages 114 and 116, respectively.

The Companies

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Tel: (617) 375-7500

Fax: (617) 375-7575

www.americantower.com

American Tower is a leading wireless and broadcast communications infrastructure company with a portfolio of over 14,800 towers. Its primary business is leasing antenna space on multi-tenant communications towers to wireless service providers and radio and television broadcast companies. It owns and operates towers throughout the United States and Mexico, as well as in selected markets in Brazil. It operates the largest independent portfolio of wireless communications and broadcast towers in the United States and Mexico, based on number of towers and revenue.

American Tower operates in two business segments: rental and management and network development services. American Tower’s primary business is its leasing business, which American Tower refers to as its rental and management segment. American Tower also offers tower related services through its network development services segment that are complementary to its rental and management segment. In November 2004, American Tower sold its tower construction services unit, which constituted a significant component of its network development services segment. Since that sale, American Tower’s remaining network development services segment has continued to provide non-construction services, including site acquisition, zoning, permitting and structural analysis.

You should not consider the information on American Tower’s website to be part of this joint proxy statement/prospectus.

SpectraSite, Inc.

400 Regency Forest Drive

Cary, North Carolina 27511

Tel: (888) 468-0112

Fax: (919) 468-8522

www.spectrasite.com

SpectraSite is one of the largest wireless tower operators in the United States. At December 31, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,821 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite’s customers are leading wireless communications providers, including Cingular Wireless, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

You should not consider the information on SpectraSite’s website to be part of this joint proxy statement/prospectus.

Asteroid Merger Sub, LLC

116 Huntington Avenue

Boston, Massachusetts 02116

Tel: (617) 375-7500

Fax: (617) 375-7575

Asteroid Merger Sub, LLC is a Delaware limited liability company and a wholly owned subsidiary of American Tower recently formed for the sole purpose of effecting the merger as described in this joint proxy statement/prospectus.

The Merger (see page 73)

A copy of the Agreement and Plan of Merger, dated as of May 3, 2005, which we refer to as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus. American Tower and SpectraSite encourage you to read the entire merger agreement carefully.

Under the merger agreement, SpectraSite will merge with and into Asteroid Merger Sub. The merger will result in each share of SpectraSite common stock being converted into the right to receive 3.575 shares of American Tower Class A common stock. Following the merger, the merger agreement provides that Asteroid Merger Sub will be the surviving entity. However, American Tower may elect to have SpectraSite be the surviving entity subject to the satisfaction or waiver of certain agreements and conditions, including the receipt by each of American Tower and SpectraSite from its respective legal counsel on the closing date of the merger of opinions stating that the merger so structured will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, and that American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Reasons for the Merger (see pages 40 and 50)

To American Tower Stockholders: In reaching its decision to approve the merger agreement, the American Tower board of directors considered a number of factors, which are described in the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—American Tower’s Reasons for the Merger” beginning on page 40.

To SpectraSite Stockholders: In reaching its decision to approve the merger agreement, the SpectraSite board of directors has considered a number of factors, which are described in the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—SpectraSite’s Reasons for the Merger” beginning on page 50.

Recommendations of the Boards of Directors

(see pages 42 and 53)

To American Tower Stockholders: The American Tower board of directors believes that the merger is consistent with and in furtherance of the long-term business strategy of American Tower and in the best interests of American Tower stockholders and has unanimously voted to approve and adopt the merger agreement and unanimously recommends that American Tower stockholders vote “FOR” the approval of the American Tower merger proposal and each of the other proposals being put before the American Tower stockholders.

To SpectraSite Stockholders: The SpectraSite board of directors believes that the merger is consistent with and in furtherance of the long-term business strategy of SpectraSite and is in the best interests of SpectraSite stockholders and has unanimously voted to approve and adopt the merger agreement and unanimously recommends that SpectraSite stockholders vote “FOR” the approval of the SpectraSite merger proposal and each of the other proposals being put before the SpectraSite stockholders.

Opinions of Financial Advisors (see pages 42 and 53)

Opinion of American Tower’s Financial Advisor. In deciding to approve the merger, the American Tower board of directors considered the opinion of Citigroup Global Markets Inc., its financial advisor, that, as of the date of Citigroup’s opinion and based upon and subject to the assumptions, limitations and considerations set forth therein, the exchange ratio is fair, from a financial point of view, to American Tower. Citigroup’s opinion addresses only the fairness, from a financial point of view, of the exchange ratio to American Tower and does not address the merits of the underlying decision by American Tower to engage in the merger or constitute a recommendation to any stockholder as to how to vote with respect to the merger or any matter related thereto. The full text of the written Citigroup opinion is attached as Annex B to this joint proxy statement/prospectus. You are urged to read Citigroup’s opinion carefully in its entirety.

Opinions of SpectraSite’s Financial Advisors. Both Lehman Brothers Inc. and Evercore Group Inc. rendered oral opinions on May 3, 2005, subsequently confirmed in writing, to the SpectraSite board of directors that, as of such date, and based on and subject to the assumptions made, matters considered and limitations on and qualifications made by each of Lehman Brothers and Evercore in its review, the exchange ratio to be offered to the holders of SpectraSite common stock in connection with the merger is fair, from a financial point of view, to the holders of SpectraSite common stock. The full text of Lehman Brothers’ and Evercore’s written opinions, each dated May 3, 2005, are attached as Annex C and Annex D, respectively, to this joint proxy statement/ prospectus. You are urged to read Lehman Brothers’ and Evercore’s opinions carefully and in their entirety. The opinions were provided for the use and benefit of the SpectraSite board of directors in connection with its consideration of the merger and were not intended to be and did not constitute a recommendation as to how any stockholders of SpectraSite or American Tower should vote with respect to the merger.

The Special Meetings (see pages 24 and 28)

American Tower. The special meeting of American Tower stockholders will be held at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, on [•], 2005, beginning at [•] a.m., local time.

SpectraSite. The special meeting of SpectraSite stockholders will be held at SpectraSite, Inc., 400 Regency Forest Drive, Cary, North Carolina, on [•], 2005, beginning at [•] a.m., local time.

Record Dates (see pages 24 and 28)

American Tower. If you owned shares of American Tower on [•], 2005, the record date for the American Tower special meeting, you are entitled to receive this joint proxy statement/prospectus and to vote in connection with the merger. On that date, there were [•] shares of American Tower Class A common stock outstanding, approximately [•] of which, or [•] %, were beneficially owned and entitled to vote by American Tower’s directors and executive officers. You can cast one vote for each share of American Tower Class A common stock you own.

SpectraSite. If you owned shares of SpectraSite on [•], 2005, the record date for the SpectraSite special meeting, you are entitled to receive this joint proxy statement/prospectus and to vote in connection with the merger. On that date, there were [•] shares of SpectraSite common stock outstanding, approximately [•] of which, or [•]%, were beneficially owned and entitled to vote by SpectraSite’s directors and executive officers. You can cast one vote for each share of SpectraSite common stock you own.

Votes Required (see pages 25 and 28)

American Tower. The affirmative vote of the holders of a majority of the shares of American Tower Class A common stock voting on the proposal is required to approve the American Tower merger proposal, provided that the total votes cast represents over 50% in interest of all securities entitled to vote. The affirmative vote of the holders of a majority of the shares of American Tower Class A common stock voting on the proposal is required to grant discretionary authority to American Tower’s board of directors or its chairman to adjourn or postpone the special meeting to solicit additional votes to approve the proposals presented at the special meeting.

The affirmative vote of the holders of at least 66 2/3% of the shares of American Tower Class A common stock outstanding as of the record date is required to approve the proposal to amend and restate American Tower’s certificate of incorporation.

The American Tower merger proposal is not conditioned on the proposal to amend and restate the certificate of incorporation; however, the proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger. Although American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger, American Tower is seeking to amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares. In connection with the merger, American Tower is obligated to issue up to approximately 186.5 million shares of Class A common stock, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to approximately 18.3 million shares issuable pursuant to outstanding SpectraSite stock options and warrants as of May 20, 2005. As a result, after consummation of the merger, American Tower would only have approximately 9.3 million authorized shares of Class A common stock that are not already issued or reserved for issuance pursuant to outstanding options, warrants and convertible notes and its employee stock purchase plan as of May 20, 2005. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares in an amount adequate to provide for future needs. Although American Tower currently has no specific plans to issue the additional shares that would be authorized by this proposal, other than possible future issuances pursuant to existing share reservations, these shares will provide additional flexibility to use capital stock for business and financial purposes in the future.

The proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger. Accordingly, if the American Tower merger proposal is not approved or the merger is not consummated for any other reason, American Tower will not amend and restate its certificate of incorporation as set forth in this joint proxy statement/prospectus, even if approved by the American Tower stockholders.

SpectraSite. The affirmative vote of the holders of a majority of the shares of SpectraSite common stock outstanding as of the record date is required to approve the SpectraSite merger proposal. The affirmative vote of the holders of a majority of shares of SpectraSite common stock voting on the proposal is required to grant discretionary authority to SpectraSite’s board of directors or its chairman to adjourn or postpone the special meeting to solicit additional votes to approve the SpectraSite merger proposal.

Conflicts of Interests of SpectraSite’s Directors and Executive Officers in the Merger (see page 63)

When considering the recommendation of the SpectraSite board of directors with respect to the SpectraSite merger proposal, the SpectraSite stockholders should be aware that some directors and executive officers of SpectraSite have interests in the merger that are different from, or are in addition to, the interests of the SpectraSite stockholders. The SpectraSite board of directors took into account these interests prior to making its decision. Specifically, as a result of or in connection with the merger:

•	Four of SpectraSite’s current directors will become directors of American Tower;

•	SpectraSite’s executive officers will be entitled to enhanced severance pay and benefits if their employment is terminated in specified circumstances, including Stephen H. Clark, SpectraSite’s President and Chief Executive Officer, Timothy G. Biltz, SpectraSite’s Chief Operating Officer, and Mark A. Slaven, SpectraSite’s Chief Financial Officer, who will not continue as employees of American Tower after consummation of the merger;

•	The vesting of equity awards held by SpectraSite’s non-employee directors will accelerate and the vesting of equity awards granted to SpectraSite’s executive officers will accelerate in specified circumstances, including, in the case of Messrs. Clark, Blitz and Slaven, the acceleration of all unvested service options as set forth in their employment agreements; and

•	SpectraSite directors and executive officers will have the right to continued indemnification and insurance coverage by American Tower for acts and omissions occurring prior to the merger.

Board of Directors of American Tower after the Merger (see page 67)

American Tower has agreed to expand the size of its board of directors from six directors to ten directors. All six current members of the American Tower board of directors will continue to serve as directors of American Tower following the merger. Effective as of the consummation of the merger, American Tower will appoint to the American Tower board of directors Messrs. Clark and Biltz and two other directors from the SpectraSite board of directors, who will be designated by SpectraSite and must be reasonably acceptable to American Tower. The terms of all members of the American Tower board of directors, including the SpectraSite directors appointed in connection with the merger, will expire at the 2006 annual meeting of American Tower stockholders.

Treatment of SpectraSite Stock Options, Warrants and Restricted Stock (see pages 65 and 66)

SpectraSite Options. All outstanding SpectraSite stock options, whether or not exercisable and whether or not vested, will remain outstanding following the effective time of the merger. American Tower will assume the SpectraSite stock options, which shall be exercisable upon the same terms and conditions as prior to the merger, except that such options to purchase SpectraSite common stock will be exercisable for shares of American Tower Class A common stock equal to the aggregate number of shares of SpectraSite common stock subject to such SpectraSite stock option multiplied by 3.575, rounded down to the nearest whole share, and will be exercisable at an exercise price equal to the current exercise price of such SpectraSite stock option divided by 3.575.

SpectraSite Warrants. As of the effective time of the merger, the outstanding SpectraSite warrants to purchase shares of SpectraSite common stock will, in accordance with and subject to the applicable provisions of the SpectraSite warrants, remain outstanding after the effective time of the merger and be exercisable in accordance with the terms of the SpectraSite warrants, except that each SpectraSite warrant will be exercisable for that number of shares of American Tower Class A common stock equal to the aggregate shares of SpectraSite common stock subject to such SpectraSite warrant multiplied by 3.575 and will be exercisable at an exercise price equal to the current exercise price of such SpectraSite warrant divided by 3.575.

SpectraSite Restricted Stock. When the merger is consummated, each restricted share of SpectraSite common stock outstanding will be exchanged for 3.575 shares of American Tower Class A common stock and will be fully vested and will cease to be subject to any restrictions.

Regulatory Matters (see page 67)

Under U.S. antitrust laws, transactions such as the merger typically may not be consummated until the parties have notified the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC, of the transaction and have made any necessary filings under and satisfied the waiting period requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act. The HSR Act and related regulations contain certain exceptions to the obligation to satisfy the notification and waiting period requirements. Based upon communications among American Tower, SpectraSite and the Premerger Notification Office of the FTC, the parties have concluded that consummation of the merger is not subject to the notification and waiting period requirements of the HSR Act and, therefore, no filing under the HSR Act will be made.

However, the Antitrust Division has informed American Tower and SpectraSite that it is investigating the merger and requested information and materials from American Tower and SpectraSite with respect to the merger. American Tower and SpectraSite are cooperating with the Antitrust Division to provide them the information and materials that have been requested to date. The Antitrust Division may request additional information or other materials with respect to the merger. In addition, the Antitrust Division may challenge the merger on antitrust grounds as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking to cause divestitures of significant assets of American Tower or SpectraSite or their respective subsidiaries. In addition, American Tower and SpectraSite may agree in connection with the Antitrust Division’s investigation of the merger to a divestiture of certain assets or to other restrictions on the conduct of its business to avoid or settle such a challenge by the Antitrust Division.

The merger agreement requires American Tower and SpectraSite to satisfy any conditions or divestiture requirements imposed upon them by regulatory authorities, if any, unless the conditions or divestitures would reasonably be expected to have a material adverse effect on the combined company.

Material U.S. Federal Income Tax Considerations of the Merger (see page 69)

Each of American Tower and SpectraSite expect the merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. In general, subject to the discussion under the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER,”

SpectraSite stockholders will not recognize any gain or loss on the exchange of SpectraSite common stock for American Tower Class A common stock, except to the extent they receive cash in lieu of fractional shares.

Tax matters are very complicated and the tax consequences of the merger to each SpectraSite stockholder will depend on such stockholder’s particular facts and circumstances. SpectraSite stockholders are urged to consult their tax advisors to understand fully the tax consequences of the merger in their particular circumstances.

Consummation and Effectiveness of the Merger (see page 73)

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such other time as American Tower and SpectraSite agree and as specified in the certificate of merger. The effective time of the merger will occur as promptly as practicable, and in any event within three business days, after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement. American Tower and SpectraSite hope to consummate the merger by the end of the second half of 2005.

Conditions to the Merger Agreement (see page 75)

Each of American Tower and SpectraSite is required to consummate the merger only if specific conditions set forth in the merger agreement are satisfied or waived, including the following:

•	The approval of the SpectraSite merger proposal by holders of at least a majority of the outstanding shares of SpectraSite common stock;

•	The approval of the American Tower merger proposal by the holders of at least a majority of all shares of American Tower Class A common stock casting votes at the American Tower special meeting, provided that the total votes cast represents over 50% in interest of all securities entitled to vote;

•	The absence of any applicable law or any restraining order, injunction or other judgment issued by any court or other government entity of competent jurisdiction prohibiting consummation of the merger;

•	The effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and

•	The approval for listing on the NYSE, subject to official notice of issuance, of the shares of American Tower Class A common stock issuable to SpectraSite stockholders in connection with the merger.

The obligations of either American Tower or SpectraSite to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, American Tower having received from King & Spalding LLP, counsel to American Tower, and SpectraSite having received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to SpectraSite, on the closing date of the merger, an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The merger agreement also provides that the expiration or termination of any waiting period applicable to the merger under the HSR Act is a condition to the consummation of the merger. However, based upon communications among American Tower, SpectraSite and the Premerger Notification Office of the FTC, the parties have concluded that consummation of the merger is not subject to the notification and waiting period requirements of the HSR Act and, therefore, no filing under the HSR Act will be made.

“No Solicitation” Provision (see page 80)

The merger agreement contains detailed provisions prohibiting either party from seeking a competing takeover proposal.

Termination of the Merger Agreement (see page 83)

American Tower and SpectraSite can jointly agree to terminate the merger agreement at any time prior to consummation of the merger. Either company may also terminate the merger agreement if the merger is not consummated by May 3, 2006, subject to certain limitations, and under other circumstances described in this joint proxy statement/prospectus.

In addition, American Tower or SpectraSite may terminate the merger agreement to accept and enter into a binding agreement with respect to a superior proposal for an alternative business combination transaction with a third party at any time prior to obtaining the approval of the merger proposal by its stockholders.

Termination Fees and Expenses (see page 85)

Generally, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees or expenses, except that each of American Tower and SpectraSite will bear and pay one-half of certain costs and expenses as provided in the merger agreement and discussed in this joint proxy statement/prospectus.

In addition, the merger agreement provides that, in connection with a termination of the merger agreement involving certain breaches, American Tower or SpectraSite may be obligated under some circumstances to reimburse the non-breaching company’s costs up to a maximum of $10.0 million.

Further, the merger agreement provides that American Tower or SpectraSite may be required to pay a termination fee to the other equal to $110.0 million in certain circumstances involving a superior proposal for an alternative business combination transaction with a third party.

American Tower’s and SpectraSite’s obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to American Tower or SpectraSite stockholders. In addition, payment of the termination fee could adversely affect the financial condition of the company making the payment. The boards of directors of each of American Tower and SpectraSite determined, based in part on advice from their legal advisors, that the amount of the termination fee and the circumstances in which it would become payable were generally typical for public company merger transactions comparable to the merger and would not unduly inhibit an alternative acquisition proposal more so than is customary for comparable transactions.

Accounting Treatment (see page 68)

American Tower will account for the merger under the purchase method of accounting for business combinations.

Appraisal Rights (see page 68)

Under Delaware law, SpectraSite stockholders are not entitled to appraisal rights in connection with the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected historical consolidated financial data of American Tower and selected historical consolidated financial data of SpectraSite.

American Tower Selected Historical Consolidated Financial Data

The following selected historical consolidated financial data is derived from American Tower’s March 31, 2005 unaudited condensed consolidated financial statements as filed in American Tower’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005 and American Tower’s audited consolidated financial statements, certain of which are included in American Tower’s Annual Report on Form 10-K for the year ended December 31, 2004. In the opinion of American Tower’s management, the unaudited information described above includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results for the three months ended March 31, 2005 are not necessarily indicative of results for the full year.

You should read the selected historical consolidated financial data in conjunction with American Tower’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” audited consolidated financial statements and related notes and unaudited condensed consolidated financial statements and related notes, which are incorporated by reference into this joint proxy statement/prospectus. Year-to-year comparisons are significantly affected by the acquisition, disposition and construction of towers.

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(In thousands, except per share data)
Statements of Operations Data:
Revenues:
Rental and management	$269,282	$431,051	$544,906	$619,697	$684,422	$164,576	$181,570
Network development services	41,430	85,063	32,888	12,796	22,238	4,215	2,785

Total operating revenues	310,712	516,114	577,794	632,493	706,660	168,791	184,355

Operating expenses:
Rental and management	147,147	221,759	242,801	236,680	237,312	58,876	60,180
Network development services	33,451	69,371	29,214	9,493	18,801	3,561	2,202
Depreciation, amortization and accretion(1)	248,249	354,298	327,665	330,414	329,449	81,345	81,971
Corporate general, administrative and development expense	29,378	34,310	30,229	26,867	27,468	6,879	6,973
Impairments, net loss on sale of long-lived assets and restructuring expense		79,496	101,372	31,656	23,876	3,914	2,777

Total operating expenses	458,225	759,234	731,281	635,110	636,906	154,575	154,103

Operating (loss) income from continuing operations	(147,513)	(243,120)	(153,487)	(2,617)	69,754	14,216	30,252
Interest income, TV Azteca, net	12,679	14,377	13,938	14,222	14,316	3,540	3,498
Interest income	15,948	28,372	3,496	5,255	4,844	1,114	699
Interest expense	(151,392)	(266,769)	(254,345)	(279,783)	(262,237)	(69,157)	(54,716)
Loss on retirement of long-term obligations	(24,198)	(26,336)	(8,869)	(46,197)	(138,016)	(8,053)	(15,042)
Other income (expense)	926	(27,838)	(7,004)	(8,598)	(2,798)	(204)	670

Loss from continuing operations before income taxes, minority interest and loss on equity method investments	(293,550)	(521,314)	(406,271)	(317,718)	(314,137)	(58,544)	(34,639)
Income tax benefit	84,107	115,841	81,141	77,796	80,176	13,018	4,338
Minority interest in net earnings of subsidiaries	(202)	(318)	(2,118)	(3,703)	(2,366)	(1,423)	(55)
Loss on equity method of investments	(3,391)	(10,957)	(18,555)	(21,221)	(2,915)	(618)	(1,098)

Loss from continuing operations before cumulative effect of change in accounting principle	$(213,036)	$(416,748)	$(345,803)	$(264,846)	$(239,242)	$(47,567)	$(31,454)

Basic and diluted loss per common share from continuing operations before cumulative effect of change in accounting principle	$(1.26)	$(2.18)	$(1.77)	$(1.27)	$(1.07)	$(0.22)	$(0.14)

Weighted average common shares outstanding(2)	168,715	191,586	195,454	208,098	224,336	220,408	230,158

	As of December 31,					As of March 31, 2005
	2000	2001	2002	2003	2004
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents (including restricted cash and investments)(3)	$128,074	$130,029	$127,292	$275,501	$215,557	$122,797
Property and equipment, net	2,278,940	3,254,905	2,650,490	2,483,324	2,273,356	2,231,278
Total assets	5,642,546	6,801,483	5,628,317	5,290,654	5,085,972	4,924,900
Long-term obligations, including current portion	2,468,223	3,561,960	3,448,514	3,359,731	3,293,614	3,147,185
Total stockholders’ equity	2,841,169	2,811,392	1,660,858	1,610,178	1,470,953	1,452,331

(1)	As of January 1, 2002, American Tower adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142). Accordingly, American Tower ceased amortizing goodwill on January 1, 2002. The statements of operations for all periods presented, except for the years ended December 31, 2000 and 2001 do not include goodwill amortization. The adoption of SFAS No. 142 reduced amortization expense in continuing operations by approximately $67.6 million per year.

(2)	American Tower computed basic and diluted loss per common share from continuing operations before cumulative effect of change in accounting principle using the weighted average number of shares outstanding during each period presented. American Tower has excluded shares issuable upon exercise of options and other common stock equivalents from these computations, as their effect is anti-dilutive.

(3)	Includes, as of December 31, 2000 and 2001, approximately $46.0 million and $94.1 million, respectively, of restricted funds required under American Tower’s previous credit facility to be held in escrow. Includes, as of December 31, 2003, approximately $170.0 million of restricted funds that were held in escrow to pay, repurchase, redeem or retire certain of American Tower’s outstanding debt through January 2004. As of December 31, 2004 and March 31, 2005, no escrows are required under the terms of American Tower’s credit facility.

SpectraSite Selected Historical Consolidated Financial Data

The following table sets forth selected historical consolidated financial data of SpectraSite. SpectraSite refers to the periods prior to SpectraSite’s emergence from chapter 11 as “predecessor company” and to the periods subsequent to that date as “reorganized company.” The balance sheet data as of December 31, 2000, 2001, 2002 and the statement of operations data for the years ended December 31, 2000, 2001 and 2002, for the predecessor company, are derived from SpectraSite’s audited consolidated financial statements. The balance sheet data as of December 31, 2003 and 2004 and the statement of operations data for the eleven months ended December 31, 2003 and the year ended December 31, 2004, for the reorganized company, are also derived from SpectraSite’s audited consolidated financial statements. The balance sheet data as of January 31, 2003, March 31, 2004 and March 31, 2005, for the reorganized company, and the statement of operations data for the one month ended January 31, 2003, for the predecessor company, and for the three months ended March 31, 2004 and March 31, 2005, for the reorganized company, are derived from SpectraSite’s unaudited financial statements. In SpectraSite’s opinion, the unaudited financial data include all adjustments (consisting only of normal recurring adjustments and fresh start accounting adjustments for the predecessor company for the one month ended January 31, 2003 and normal recurring adjustments for the reorganized company for the three months ended March 31, 2004 and March 31, 2005), necessary to present fairly the information set forth therein. Results for the three months ended March 31, 2005 are not necessarily indicative of results for the full year.

On December 31, 2002, SpectraSite sold its network services division. On December 16, 2003, SpectraSite decided to discontinue its broadcast services division and on March 1, 2004, the division was sold. The results of the network and broadcast services divisions’ operations have been reported separately as discontinued operations in the balance sheets and statements of operations. Prior period information has been restated to present the operations of the network and broadcast services divisions as discontinued operations.

As a result of the implementation of fresh start accounting as of January 31, 2003, SpectraSite’s financial statements after that date are not comparable to SpectraSite’s financial statements for prior periods because of the differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company.

The information set forth below should be read in conjunction with SpectraSite’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and related notes, which are set forth in SpectraSite’s Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements and related notes, which are set forth in SpectraSite’s Quarterly Report on Form 10-Q for the period ended March 31, 2005, and in each case, incorporated by reference into this joint proxy statement/prospectus. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114.

	Predecessor Company(1)				Reorganized Company
	Year Ended December 31,			One Month Ended January 31, 2003(2)(3)	Eleven Months Ended December 31, 2003(1)(2)	Year Ended December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2000	2001	2002
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$117,970	$221,735	$282,525	$25,626	$289,713	$355,148	$84,740	$93,816

Operating expenses:
Costs of operations (excluding depreciation, amortization and accretion expenses)	46,667	91,694	108,540	8,901	113,725	123,801	30,393	31,508
Selling, general and administrative expenses	42,977	65,540	54,812	4,003	45,822	53,199	12,042	15,170
Depreciation, amortization and accretion expenses(4)	76,986	163,628	188,176	15,930	104,843	117,503	29,188	30,587
Restructuring and non-recurring charges		140,871	27,394

Total operating expenses	166,630	461,733	378,922	28,834	264,390	294,503	71,623	77,265

Operating (loss) income	(48,660)	(239,998)	(96,397)	(3,208)	25,323	60,645	13,117	16,551

Gain on debt discharge				1,034,764
(Loss) income from continuing operations	$(163,812)	$(658,935)	$(338,558)	$1,026,474	$(29,539)	$23,926	$1,119	$11,632

(Loss) income from continuing operations per common share—basic	$(1.36)	$(4.39)	$(2.20)	$6.66	$(0.62)	$0.50	$0.02	$0.25

(Loss) income from continuing operations per common share—diluted	$(1.36)	$(4.39)	$(2.20)	$6.66	$(0.62)	$0.46	$0.02	$0.23

Weighted average common shares outstanding—basic	120,731	150,223	153,924	154,014	47,406	48,149	47,880	46,686
Weighted average common shares outstanding—diluted	120,731	150,223	153,924	154,014	47,406	51,957	52,368	50,363

Balance Sheet Data (at end of period):
Cash and cash equivalents	$552,653	$31,547	$80,961	$73,442	$60,410	$34,649	$84,329	$69,709
Total assets	$3,054,105	$3,203,425	$2,578,456	$2,577,575	$1,502,143	$1,431,072	$1,503,204	$1,450,473
Total long-term obligations	$1,708,273	$2,326,012	$791,992	$849,240	$696,179	$825,107	$700,999	$829,407
Total stockholders’ equity (deficit)	$1,224,800	$719,345	$(75,127)	$(96,678)	$640,320	$497,319	$645,782	$510,027

(1)	On February 10, 2003, SpectraSite emerged from chapter 11. In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), SpectraSite adopted fresh start accounting as of January 31, 2003 and SpectraSite’s emergence from chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the statement of operations for the one month ended January 31, 2003. The effective date is considered to be the close of business on January 31, 2003 for financial reporting purposes. The periods presented prior to January 31, 2003 have been designated “predecessor company” and the periods subsequent to January 31, 2003 have been designated “reorganized company.” As a result of the implementation of fresh start accounting as of January 31, 2003, SpectraSite’s financial statements after the effective date are not comparable to SpectraSite’s financial statements for prior periods because of differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company.

(2)	On February 10, 2003, SpectraSite sold 545 SBC towers to Cingular Wireless. See SpectraSite’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tower Acquisitions and Dispositions” which is set forth in SpectraSite’s Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of the impact of the sale of these towers on SpectraSite’s results of operations and financial position.

(3)	Selected balance sheet data as of January 31, 2003 for the predecessor company is unaudited.

(4)	Depreciation, amortization and accretion expenses for the one-month and eleven-month periods are not proportional because the predecessor company and the reorganized company used different bases of accounting.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data has been prepared to give effect to the merger using the purchase method of accounting, and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus. This selected unaudited pro forma condensed combined financial data was prepared as if the merger had been consummated on January 1, 2004 for statements of operations purposes and on March 31, 2005 for balance sheet purposes.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the proposed transaction occurred on the dates indicated, nor is it necessarily indicative of the future financial position or results of operations of the combined company.

The selected unaudited pro forma condensed combined financial data is based upon, and should be read in conjunction with, the historical consolidated financial statements of American Tower and SpectraSite and related notes incorporated by reference herein and contained in the reports and other information American Tower and SpectraSite have filed with the SEC. See the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 94 for a description of the accounting treatment of the proposed transaction, the Unaudited Pro Forma Combined Balance Sheet and Notes thereto, the Unaudited Pro Forma Combined Statements of Operations, and unaudited pro forma adjustments to the historical financial information of American Tower and SpectraSite showing the effects of the merger.

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Statement of Operations Data:	(In thousands, except per share data)
Revenues	$1,061,808	$278,171
Loss from continuing operations	$(266,765)	$(32,816)
Loss from continuing operations per common share—basic and diluted	$(0.68)	$(0.08)
Weighted average shares outstanding—basic and diluted	392,118	397,940

As of March 31, 2005
Balance Sheet Data:	(In thousands)
Current assets	$292,727
Current liabilities	314,003
Property and equipment, net	3,930,346
Total assets	9,081,271
Long-term obligations, including current portion	3,906,437
Stockholders’ equity	4,607,628

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below is per share data regarding the income and book value of American Tower and SpectraSite on both a historical and a per share equivalent unaudited pro forma basis. The unaudited pro forma combined per share information is based upon the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of each of American Tower and SpectraSite incorporated by reference herein and with the unaudited pro forma condensed combined financial information included herein. The American Tower unaudited pro forma combined per share information is calculated by combining the American Tower historical share amounts with pro forma share amounts of SpectraSite, based on the SpectraSite historical share amounts and the exchange ratio of 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock. The SpectraSite unaudited pro forma equivalent per share information is calculated by multiplying the actual American Tower unaudited pro forma combined per share information by the exchange ratio of 3.575. These amounts do not necessarily reflect future per share amounts of income (loss) from continuing operations and book value per share of American Tower.

	As of and for the Year Ended December 31, 2004	As of and for the Three Months Ended March 31, 2005
American Tower Historical Per Common Share:
Loss from continuing operations per common share—basic and diluted	$(1.07)	$(0.14)
Book value per share	6.41	6.30
Cash dividends	N/A	N/A

SpectraSite Historical Per Common Share:
Income from continuing operations per common share—basic	$0.50	$0.25
Income from continuing operations per common share—diluted	0.46	0.23
Book value per share	10.80	10.88
Cash dividends	N/A	N/A

American Tower Unaudited Pro Forma Combined Per Common Share:
Loss from continuing operations per common share—basic and diluted	$(0.68)	$(0.08)
Book value per common share	—	11.57
Cash dividends	N/A	N/A

SpectraSite Unaudited Pro Forma Equivalent Per Common Share:
Loss from continuing operations per common share—basic and diluted	$(2.43)	$(0.29)
Book value per common share	—	41.36
Cash dividends	N/A	N/A

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

American Tower Class A common stock trades on the NYSE under the symbol “AMT.” SpectraSite common stock began trading on the NYSE under the symbol “SSI” on October 3, 2003. SpectraSite common stock previously traded on the Pink Sheets and on the OTC Bulletin Board. The table below sets forth, for the periods indicated, the high and low per share sales prices for American Tower Class A common stock and SpectraSite common stock, as adjusted to reflect the 2-for-1 split of SpectraSite common stock effective August 21, 2003, in each case, as reported on the NYSE, OTC Bulletin Board or Pink Sheets, as applicable. During the periods presented neither American Tower nor SpectraSite declared any cash dividends.

	American Tower Class A Common Stock		SpectraSite Common Stock
	High	Low	High	Low
Calendar Year 2003
First Quarter (beginning February 11, 2003 for SpectraSite)	$5.94	$3.55	$16.00	$12.25
Second Quarter	9.90	5.41	27.05	14.00
Third Quarter	11.74	8.73	34.50	24.88
Fourth Quarter	12.00	9.59	39.30	30.00

Calendar Year 2004
First Quarter	$13.12	$9.89	$39.80	$33.50
Second Quarter	16.00	11.13	44.20	35.60
Third Quarter	15.85	13.10	46.95	40.32
Fourth Quarter	18.75	15.19	59.65	46.16

Calendar Year 2005
First Quarter	$19.28	$17.30	$63.99	$55.05
Second Quarter (through May 20, 2005)	18.52	16.28	62.65	53.41

The above table shows only historical comparisons. Because the market prices of American Tower Class A common stock and SpectraSite common stock will fluctuate prior to the merger, these comparisons may not provide meaningful information to American Tower stockholders in determining whether to approve the American Tower merger proposal or to SpectraSite stockholders in determining whether to approve the SpectraSite merger proposal. American Tower and SpectraSite stockholders are encouraged to obtain current market quotations for American Tower and SpectraSite common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve their respective proposals. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114.

The table below sets forth for May 3, 2005, the last trading day before American Tower and SpectraSite announced the merger, and [•], 2005, the last trading day before the date of this joint proxy statement/prospectus, the closing prices for American Tower Class A common stock and SpectraSite common stock as reported on the NYSE, as well as the pro forma equivalent per share value of SpectraSite common stock based on the exchange ratio of 3.575 shares of American Tower Class A common stock for each outstanding share of SpectraSite common stock.

	American Tower Common Stock		SpectraSite Common Stock		Pro Forma Equivalent of SpectraSite Common Stock
May 3, 2005	$17.21		$56.20		$61.53
[•], 2005	[	•]	[	•]	[	•]

RISK FACTORS

Before you vote, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including matters addressed in the section captioned “STATEMENT REGARDING FORWARD-LOOKING INFORMATION” beginning on page 116. The risks and uncertainties described below are not the only ones facing American Tower, SpectraSite and the combined company. Additional risks and uncertainties not presently known to either of American Tower or SpectraSite or that we believe are now immaterial may also impair American Tower’s or SpectraSite’s business. If any of the following risks actually occur, the business, financial condition or results of operations of American Tower, SpectraSite or the combined company could be materially adversely affected, the value of American Tower Class A common stock or SpectraSite common stock could decline and American Tower stockholders and SpectraSite stockholders may lose all or part of their investment. You should also carefully consider the risks described in the documents incorporated by reference in this joint proxy statement/prospectus. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114.

Risks Associated with the Merger

The exchange ratio set forth in the merger agreement is fixed and will not be adjusted in the event of any change in American Tower’s or SpectraSite’s market price.

As a result of the merger, each share of SpectraSite common stock outstanding at the effective time of the merger will be converted automatically into the right to receive 3.575 shares of American Tower Class A common stock. The ratio at which shares of SpectraSite common stock will be converted is fixed in the merger agreement and the merger agreement does not provide for any adjustment for changes in the market price of either SpectraSite common stock or American Tower Class A common stock. Any change in the market price of American Tower Class A common stock will affect the market value of the shares that SpectraSite stockholders receive in the merger.

•	If the market price of American Tower Class A common stock declines before the effective time of the merger, SpectraSite stockholders will receive shares having less market value for their shares of SpectraSite common stock.

If the market price of American Tower Class A common stock declines between the date the merger agreement was signed or the date of the SpectraSite special meeting and the effective time of the merger, including for any of the reasons described in the third bullet of this risk factor, SpectraSite stockholders will receive shares having a lower market value for their shares upon consummation of the merger than they would have received based on the value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the SpectraSite special meeting.

•	If the market price of American Tower Class A common stock increases before the effective time of the merger, American Tower will pay SpectraSite stockholders a greater amount of value for their shares of SpectraSite common stock.

If the market price of American Tower Class A common stock increases between the date the merger agreement was signed or the date of the American Tower special meeting and the effective time of the merger, the market value of the shares that American Tower will pay to SpectraSite stockholders will be greater than the market value calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the American Tower special meeting.

•	The market price of American Tower Class A common stock will fluctuate.

The market price of American Tower Class A common stock has fluctuated and will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. For example, from May 20, 2004 to May 20, 2005, the sale price of American Tower Class A common stock ranged from a low of $12.92 per share to a high of $19.28 per share, as reported on the NYSE. See the section captioned “COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION” beginning on page 15. Further variations in the market price of American Tower Class A common stock could be the result of changes in the actual or perceived business, operations or prospects of American Tower, SpectraSite or the combined company, market assessments of the likelihood that the merger will be consummated or the timing of the consummation of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of American Tower or SpectraSite. Neither American Tower nor SpectraSite is permitted to “walk away” from or terminate the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock. Because the date that the merger is consummated will be later than the date of the SpectraSite and American Tower special meetings, at the time of the special meetings you will not know the market value of the American Tower Class A common stock that SpectraSite stockholders will receive upon consummation of the merger.

The merger is subject to the receipt of consents and approvals from, or challenge by, various government entities, which may impose conditions on, jeopardize or delay consummation of the merger or reduce the anticipated benefits of the merger.

Consummation of the merger is conditioned upon filings with, and the receipt of required consents, orders, approvals or clearances from, various governmental agencies, including, without limitation, the FTC and the Antitrust Division. Although American Tower and SpectraSite have concluded that consummation of the merger is not subject to the notification and waiting period requirements of the HSR Act and no filing under the HSR Act will be made, the Antitrust Division has informed American Tower and SpectraSite that it is investigating the merger and requested information and materials from American Tower and SpectraSite with respect to the merger. There is no assurance that the Antitrust Division will not challenge the merger on antitrust grounds seeking to enjoin the merger or seeking to cause divestitures of significant assets of American Tower or SpectraSite or their respective subsidiaries or that, if a challenge is made, American Tower and SpectraSite will prevail. Additionally, at any time before or after the consummation of the merger, any state or foreign governmental entity could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons can take action under the antitrust laws. There is no assurance that all of these required consents, orders, approvals and clearances will be obtained, and if they are obtained, they may not be obtained before American Tower and SpectraSite stockholders vote on the merger.

Moreover, even if the required consents, orders, approvals and clearances are obtained, they may impose conditions on, or require divestitures relating to, the operations or assets of American Tower or SpectraSite. These conditions or required divestitures may jeopardize or delay consummation of the merger or reduce the anticipated benefits of the merger. The merger agreement requires each of American Tower and SpectraSite to use its reasonable best efforts to satisfy any conditions or divestiture requirements imposed upon them unless the conditions or divestitures would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company.

Any of the conditions or restrictions imposed by a regulatory authority may result in the merger being consummated on terms different from those described in this joint proxy statement/prospectus and, as a result, the benefits of the merger may be different from those described in this joint proxy statement/prospectus. These conditions or restrictions may jeopardize or delay the closing of the merger or may reduce the anticipated benefits of the merger. Any delay could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about the closing of the merger.

The merger is subject to certain conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact American Tower’s or SpectraSite’s stock price and future business and operations.

Failure to consummate the merger could negatively impact American Tower’s or SpectraSite’s stock price and future business and operations. The merger is subject to customary conditions to closing, as set forth in the merger agreement. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could adversely affect the future businesses, growth, revenue and results of operations of either or both of the companies or the combined company. American Tower and SpectraSite cannot assure their stockholders that the merger will be consummated, that there will not be a delay in the consummation of the merger, that the merger will be consummated on the terms contemplated by the merger agreement and as described in this joint proxy statement/prospectus or that the benefits of the merger will be the same as those described in this joint proxy statement/prospectus.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in the businesses of American Tower and SpectraSite, which could have an adverse effect on their business and financial results.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact the businesses of American Tower or SpectraSite. Specifically:

•	the business combination of American Tower and SpectraSite may disrupt the respective companies’ business relationships with current customers. For example, a customer may delay or defer decisions about current and future agreements with American Tower and SpectraSite because of the pending merger;

•	current and prospective employees of American Tower and SpectraSite may experience uncertainty about their future roles with the combined company, which might adversely affect American Tower’s and SpectraSite’s ability to retain key managers and other employees; and

•	the attention of management of each of American Tower and SpectraSite may be directed from business operations toward the consummation of the merger.

These disruptions could be exacerbated by a delay in the consummation of the merger or termination of the merger agreement and could have an adverse effect on the businesses and financial results of American Tower and SpectraSite if the merger is not consummated or of the combined company if the merger is consummated.

Certain directors and executive officers of SpectraSite have interests that are different from, or in addition to, interests of SpectraSite stockholders generally.

When considering the recommendation of the SpectraSite board of directors with respect to the SpectraSite merger proposal, the SpectraSite stockholders should be aware that some directors and executive officers of SpectraSite have interests in the merger that are different from, or are in addition to, the interests of the SpectraSite stockholders. Specifically, four directors of SpectraSite, including Messrs. Clark and Biltz, will become directors of American Tower upon consummation of the merger. American Tower will indemnify and maintain liability insurance for these individuals and members of the SpectraSite board of directors for their services as directors prior to the merger. Furthermore, the consummation of the merger will result in the accelerated vesting of equity-based awards held by SpectraSite’s non-employee directors and will also result in the accelerated vesting of equity-based awards held by executive officers in specified circumstances and the payment of enhanced severance pay and benefits to executive officers upon their termination of employment in specified circumstances, including Messrs. Clark, Biltz and Slaven, who will not continue as employees of American Tower after consummation of the merger. As a result, these directors and officers may be more likely to vote for the SpectraSite merger proposal than if they did not have these other interests. As of the record date, directors and executive officers of SpectraSite beneficially owned [•] shares of SpectraSite common stock, or approximately [•]% of the shares of SpectraSite common stock outstanding on that date. Stockholders should consider these interests in conjunction with the recommendation of the boards of directors of American Tower and SpectraSite approving the proposals related to the merger. See the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—Conflicts of Interests of SpectraSite Directors and Executive Officers in the Merger” beginning on page 63.

American Tower and SpectraSite will incur significant costs associated with the merger whether or not the merger is consummated.

American Tower and SpectraSite will incur significant costs related to the merger, including legal, accounting, advisory, filing and printing fees. Some of these costs will be incurred whether or not the merger is consummated. If the merger agreement is terminated under specified circumstances, American Tower or SpectraSite may be obligated to pay the other party a $110.0 million termination fee. In connection with a termination of the merger agreement involving certain breaches, American Tower or SpectraSite may be obligated under some circumstances to reimburse the non-breaching company’s costs up to a maximum of $10.0 million. See the section captioned “THE MERGER AGREEMENT—Expenses and Termination Fees” beginning on page 85.

The merger agreement limits American Tower’s and SpectraSite’s ability to pursue an alternative transaction proposal to the merger and requires American Tower or SpectraSite to pay a termination fee if it does.

The merger agreement prohibits American Tower and SpectraSite from soliciting, initiating, encouraging or facilitating certain alternative transaction proposals with any third party, subject to exceptions set forth in the merger agreement. See the section captioned “THE MERGER AGREEMENT—No Solicitation” beginning on page 80. Further, the merger agreement provides that American Tower or SpectraSite may be required to pay a termination fee to the other equal to $110.0 million in certain circumstances involving a superior proposal with respect to an alternative business combination transaction with a third party. See the section captioned “THE MERGER AGREEMENT—Expenses and Termination Fees” beginning on page 85. These provisions limit American Tower’s and SpectraSite’s ability to pursue offers from third parties that could result in greater value to American Tower’s or SpectraSite’s stockholders relative to the terms and conditions of the merger. American Tower’s and SpectraSite’s obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to American Tower or SpectraSite stockholders. In addition, payment of the termination fee could adversely affect the financial condition of the company making the payment.

Further, if the merger agreement is terminated and the board of directors of either American Tower or SpectraSite determines to seek another merger or business combination, it may not be able to find a partner willing to provide an equivalent or more attractive benefit to the applicable company’s stockholders than that which would have been obtained by such stockholders in the merger.

Risks Associated with American Tower Following the Merger

American Tower and SpectraSite may not realize the intended benefits of the merger if American Tower is unable to integrate SpectraSite’s operations, wireless communications tower portfolio and personnel in a timely and efficient manner, which could adversely affect the value of American Tower Class A common stock following the merger.

Achieving the benefits of the merger will depend in part on the integration of American Tower’s and SpectraSite’s operations, wireless communications tower portfolios and personnel in a timely and efficient manner and the ability of the combined company to realize the anticipated synergies from this integration. American Tower and SpectraSite will continue to operate independently until the consummation of the merger.

This integration may be difficult and unpredictable for many reasons, including, among others, the size of SpectraSite’s wireless communications tower portfolio and because SpectraSite’s and American Tower’s internal systems and processes were developed without regard to such integration. Successful integration of American Tower and SpectraSite also requires coordination of different personnel, which may be difficult and unpredictable because of possible cultural conflicts and differences in policies, procedures and operations between the companies and the different geographical locations of the companies. If American Tower cannot successfully integrate SpectraSite’s operations, wireless communications tower portfolio and personnel, American Tower and SpectraSite may not realize the expected benefits of the merger, which could adversely affect the combined company’s business and could adversely affect the value of American Tower Class A common stock after the merger. In addition, the integration of American Tower’s and SpectraSite’s businesses may place a significant burden on management and its internal resources. The diversion of management’s attention from ongoing business concerns and any difficulties encountered in the transition and integration process could harm the combined company’s business and the value of American Tower Class A common stock.

American Tower is expected to incur substantial expenses related to the integration of SpectraSite.

American Tower is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations and systems of SpectraSite with those of American Tower. The failure of the combined company to meet the challenges involved in integrating the companies’ business and operations, or to do so in a timely basis, could cause substantial additional expenses and serious harm to the combined company. For example, there are a large number of systems that must be integrated, including management information, accounting and finance, sales, billing, payroll and benefits, lease administration systems and regulatory compliance. While American Tower has assumed that a certain level of expenses would be incurred, there are a number of factors, some of which are beyond its control, that could affect the total amount or the timing of all of the expected integration expenses including:

•	constraints arising under U.S. federal or state antitrust laws, such as limitations on sharing of information, that may prevent or hinder American Tower from fully developing integration plans;

•	employee redeployment, relocation or severance, as well as reorganization or closures of facilities;

•	consolidating and rationalizing information technology and administrative infrastructures;

•	consolidating operation and management of combined tower portfolio;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	preserving supply, marketing or other important relationships of both American Tower and SpectraSite and resolving potential conflicts that may arise; and

•	minimizing the diversion of management’s attention from ongoing business concerns and successfully returning managers to regular business responsibilities from their integration planning activities.

Many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the consummation of the merger.

The combined company’s revenue will be further dependant upon and derived from a small number of customers.

Due to the overlap in customers of American Tower and SpectraSite and the consolidation of wireless carriers in general, a substantial portion of the combined company’s total operating revenues will continue to be derived from a small number of customers. For the year ended December 31, 2004, on a pro forma basis after giving effect to the merger and the industry transactions described below:

•	Approximately 59% of the combined company’s revenues would be derived from six customers;

•	Approximately 21% of the combined company’s revenues would be derived from Cingular Wireless, which merged with AT&T Wireless in October 2004;

•	Approximately 17% of the combined company’s revenues would be derived from Sprint PCS and Nextel, which announced their merger plans in December 2004; and

•	Approximately 10% of the combined company’s revenues would be derived from Verizon Wireless.

If any of these customers were unwilling or unable to perform their obligations under any agreements with the combined company, the combined company’s revenues, results of operations, and financial condition could be adversely affected. In the ordinary course of business, American Tower and SpectraSite also sometimes experience disputes with their customers, generally regarding the interpretation of terms in their respective agreements. Although historically American Tower and SpectraSite resolved these disputes in a manner that did not have a material adverse effect on their respective businesses or customer relationships, in the future these disputes could lead to a termination of agreements with customers or a material modification of the terms of those agreements, either of which could have a material adverse effect on the combined company’s business, results of operations and financial condition. If the combined company is forced to resolve any of these disputes through litigation, the combined company’s relationship with the applicable customer could be terminated or damaged, which could lead to decreased revenues or increased costs, resulting in a corresponding adverse effect on the combined company’s business, results of operations and financial condition.

Following the consummation of the merger, the combined company’s leverage will be substantially higher than SpectraSite’s current leverage, and the combined company’s indebtedness will be greater than either company’s existing indebtedness.

After giving effect to the merger, the combined company’s leverage will be significantly greater than the leverage of SpectraSite prior to the merger. Therefore, upon consummation of the merger, SpectraSite stockholders, as stockholders of the combined company, will hold interests in a company with higher leverage than prior to the merger. As a consequence of American Tower’s greater indebtedness, the combined company will be subject to restrictive covenants that will further limit the financial and operating flexibility of the combined company. The covenants contained in American Tower’s and SpectraSite’s credit facilities and American Tower’s and SpectraSite’s indentures could place the combined company at a disadvantage compared to some of its competitors which may have fewer restrictive covenants and may not be required to operate under these restrictions. For example, the limits imposed by American Tower’s and SpectraSite’s indebtedness restrict their ability to take various actions, including incurring additional debt, guaranteeing indebtedness, issuing preferred stock, engaging in various types of transactions, including mergers and sales of assets, and paying dividends and making distributions or other restricted payments, including investments. These restrictions could have an adverse effect on the business of the combined company by limiting its ability to take advantage of financing, new tower development, merger and acquisition or other opportunities.

The indebtedness of SpectraSite as of March 31, 2005 was approximately $749.0 million, and the indebtedness of American Tower as of March 31, 2005 was approximately $3.1 billion. American Tower’s pro forma indebtedness as of March 31, 2005, giving effect to the merger, as described in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 94, would have been approximately $3.9 billion. As a result of the contemplated increase in debt, demands on American Tower’s cash resources will increase after the merger, which could negatively impact the business, results of operations and financial condition of the combined company and the market price of American Tower Class A common stock. For example, while the impact of this increased indebtedness will be addressed by the combined cash flows of American Tower and SpectraSite, the increased levels of indebtedness could nonetheless reduce funds available to American Tower for tower acquisitions, construction and improvements, or create competitive disadvantages for American Tower compared to other companies with lower debt levels.

As a result of the merger, the combined company may need to repay or redeem SpectraSite’s current indebtedness, and additional funds necessary to finance that repayment or redemption may not be available on terms favorable to the combined company, if at all.

As a result of the merger, the combined company may be required to make an offer to repurchase SpectraSite’s 8.25% senior notes due 2010 at a price equal to 101% of the aggregate principal amount of the notes outstanding, plus accrued and unpaid interest. If SpectraSite’s senior notes receive a ratings decline by either Standard & Poor’s Rating Services or Moody’s Investor’s Service, Inc. within 90 days from public announcement of the proposed merger, which time period may be extended so long as the rating of the senior notes is under publicly announced consideration for downgrade by either rating agency, the combined company will be required to make an offer to repurchase the senior notes, unless American Tower obtains the necessary consents, amendments or waivers under the related indenture, including an amendment to the definition of the term “change of control” to exclude the transactions contemplated by the merger agreement.

As of May 20, 2005, SpectraSite’s senior notes were rated B- by Standard & Poor’s and B2 by Moody’s. As of March 31, 2005, SpectraSite had $200.0 million aggregate principal amount of the senior notes outstanding.

In addition, the combined company may be required to refinance or replace the $900.0 million senior secured credit facility of SpectraSite Communications, Inc., a wholly owned subsidiary of SpectraSite, unless the combined company obtains necessary consents, amendments or waivers under the credit agreement governing the credit facility, including an amendment to the definition of the term “change of control” to exclude the transactions contemplated by the merger agreement. As of March 31, 2005, the aggregate amount outstanding under the credit facility was approximately $549.0 million.

If necessary, American Tower and SpectraSite expect that the combined company will finance any required repurchase of SpectraSite’s senior notes from the incurrence of additional indebtedness and any refinancing or replacement of SpectraSite’s credit facility with a substitute credit facility that is, to the extent available, on substantially similar terms. However, neither the repurchase of SpectraSite’s senior notes nor the refinancing of SpectraSite’s credit facility is a condition to the consummation of the merger. Neither American Tower nor SpectraSite can assure you, however, that the combined company will be able to obtain the financing necessary to repurchase SpectraSite’s senior notes and refinance or replace SpectraSite’s credit facility on terms favorable to it, if at all. If the combined company is unable to obtain necessary financing on favorable terms, the earnings and cash flow of the combined company could be materially adversely affected. If the combined company is unable to obtain the necessary financing to repurchase SpectraSite’s senior notes or to refinance or replace SpectraSite’s credit facility, it would be in default under SpectraSite’s senior notes indenture or SpectraSite’s credit facility, respectively. An acceleration of the indebtedness evidenced by SpectraSite’s senior notes would cause a cross-acceleration of amounts owing under SpectraSite’s credit facility, and vice-versa.

If the merger is consummated but the proposal to amend and restate American Tower’s certificate of incorporation is not approved, the ability of American Tower to issue additional shares of American Tower Class A common stock would be limited.

The American Tower merger proposal is not conditioned on the proposal to amend and restate American Tower’s certificate of incorporation, which includes, among other things, an increase in the authorized number of American Tower Class A common stock from 500.0 million shares to 1.0 billion shares. American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger. However, American Tower is obligated to issue up to approximately 186.5 million shares of Class A common stock in connection with the merger, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to approximately 18.3 million shares issuable pursuant to outstanding SpectraSite stock options and warrants as of May 20, 2005. Therefore, if the merger is consummated but the proposal to amend and restate the certificate of incorporation is not approved, American Tower would only have approximately 9.3 million authorized shares of Class A common stock that are not already issued or reserved for issuance pursuant to outstanding options, warrants, convertible notes and its employee stock purchase plan as of May 20, 2005, which could limit American Tower’s flexibility to use capital stock for business and financial purposes in the future.

Resales of American Tower Class A common stock following the merger and additional obligations to issue American Tower Class A common stock may cause the market price of that stock to fall.

The merger will dilute the ownership position of the present stockholders of American Tower. As of May 20, 2005, American Tower had approximately 230.7 million shares of Class A common stock outstanding, approximately 30.0 million shares of Class A common stock subject to outstanding options and warrants, as well as outstanding convertible notes that, if converted, would represent approximately 39.4 million shares of Class A common stock and approximately 4.1 million shares of Class A common stock subject to its employee stock purchase plan. American Tower is obligated to issue approximately 186.5 million shares of Class A common stock in connection with the merger, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to approximately 18.3 million shares issuable pursuant to outstanding SpectraSite options and warrants as of May 20, 2005. The issuance of these new shares and the sale of additional shares of American Tower Class A common stock that may become eligible for sale in the public market from time to time upon exercise of options, including shares of American Tower Class A common stock subject to SpectraSite stock options assumed by American Tower in the merger, could have the effect of depressing the market price for American Tower Class A common stock.

American Tower’s foreign operations have added risks for SpectraSite stockholders.

SpectraSite stockholders that, after the merger, are stockholders of the combined company will be exposed to the risks posed by American Tower’s business operations in Mexico and Brazil, as well as any other possible foreign operations in the future, some of which are unique to those countries and not experienced in the United States. For example, American Tower’s business is subject to risks associated with doing business internationally, including changes in a specific country’s or region’s political or economic conditions, laws and regulations that restrict repatriation of earnings or other funds, difficulty in recruiting trained personnel, language and cultural differences and risks associated with changes in foreign currency exchange rates. American Tower has not historically engaged in significant hedging activities relating to its non-U.S. dollar operations.

Risks Associated with American Tower’s Business

For risks related to the operations of American Tower’s business, see the section captioned “Factors That May Affect Future Results” in American Tower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated by reference into this joint proxy statement/prospectus.

Because the risks and uncertainties facing each of American Tower and SpectraSite differ, the market price of the shares of American Tower Class A common stock after consummation of the merger and the results of operations, financial condition and liquidity of the combined entity may be affected by risks and uncertainties different from those that currently affect each of American Tower and SpectraSite separately.

Risks Associated with SpectraSite’s Business

For risks related to the operations of SpectraSite’s business, see the section captioned “Risk Factors” in SpectraSite’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated by reference into this joint proxy statement/prospectus.

Because the risks and uncertainties facing each of American Tower and SpectraSite differ, the market price of the shares of American Tower Class A common stock after consummation of the merger and the results of operations, financial condition and liquidity of the combined entity may be affected by risks and uncertainties different from those that currently affect each of American Tower and SpectraSite separately.

THE AMERICAN TOWER SPECIAL MEETING

Joint Proxy Statement/Prospectus

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by American Tower’s board of directors for the special meeting of American Tower stockholders.

This joint proxy statement/prospectus is first being furnished to American Tower stockholders on or about [•], 2005.

Date, Time and Place of the Special Meeting

The special meeting of American Tower stockholders will be held as follows:

[•], 2005

[•] a.m., local time

Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts

Purpose of the Special Meeting

The purpose of the American Tower special meeting is:

•	To approve the issuance of shares of American Tower Class A common stock pursuant to the Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus. We refer to this proposal as the American Tower merger proposal;

•	To approve a proposal to amend and restate American Tower’s Restated Certificate of Incorporation if the merger is consummated, as more fully described in this joint proxy statement/prospectus, which approval is not a condition to the merger;

•	To permit American Tower’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals; and

•	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The American Tower merger proposal is not conditioned on the proposal to amend and restate American Tower’s certificate of incorporation; however, the proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger.

Stockholder Record Date for the Special Meeting

American Tower’s board of directors has fixed the close of business on [•], 2005 as the record date for determining which American Tower stockholders are entitled to notice of and to vote at the American Tower special meeting or any adjournments or postponements of the American Tower special meeting. On the record date, there were [•] shares of American Tower Class A common stock outstanding, held by approximately [•] holders of record.

During the ten-day period before the special meeting, American Tower will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in

Boston, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Quorum; Vote Required for Each Proposal

A majority of the outstanding shares of American Tower Class A common stock must be represented either in person or by proxy, to constitute a quorum at the American Tower special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the meeting. At the American Tower special meeting, each share of American Tower Class A common stock is entitled to one vote on all matters properly submitted to the American Tower stockholders.

Proposal Number One: The affirmative vote of the holders of a majority of shares of American Tower Class A common stock voting on Proposal Number One is required to approve the American Tower merger proposal, provided that the total votes cast represents over 50% in interest of all shares of American Tower Class A common stock entitled to vote.

Proposal Number Two: The affirmative vote of the holders of at least 66 2/3% of the shares of American Tower Class A common stock outstanding as of the record date is required to approve the proposal to amend and restate American Tower’s Restated Certificate of Incorporation as more fully described in this joint proxy statement/prospectus.

The American Tower merger proposal is not conditioned on the proposal to amend and restate American Tower’s certificate of incorporation; however, the proposal to amend and restate the certificate of incorporation is conditioned on the consummation of the merger. Although American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger, American Tower is seeking to amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares. American Tower is obligated to issue up to approximately 186.5 million shares of Class A common stock in the merger, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to approximately 18.3 million shares issuable pursuant to outstanding SpectraSite options and warrants as of May 20, 2005. As a result of these obligations to issue shares of Class A common stock in the merger, if the merger is consummated, American Tower would only have approximately 9.3 million authorized shares of Class A common stock that are not already issued or reserved for issuance pursuant to outstanding options, warrants and convertible notes as of May 20, 2005. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares in an amount adequate to provide for future needs. Although American Tower currently has no specific plans to issue the additional shares that would be authorized by this proposal, other than possible future issuances pursuant to existing share reservations, these shares will provide additional flexibility to use capital stock for business and financial purposes in the future. If the amended and restated certificate of incorporation is approved but the American Tower merger proposal is not approved or the merger is not consummated for any other reason, American Tower will not amend and restate its certificate of incorporation as set forth in this joint proxy statement/prospectus.

Proposal Number Three: The affirmative vote of the holders of a majority of the shares of American Tower Class A common stock voting on the proposal is required to permit American Tower’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies.

The directors and executive officers of American Tower beneficially owned and were entitled to vote approximately [•]% of the outstanding shares of American Tower Class A common stock as of the record date, and each of them has indicated their intention to vote “FOR” each of the proposals.

The American Tower board of directors unanimously recommends that the American Tower stockholders vote “FOR” each of the proposals.

Adjournment or Postponement

If Proposal Number Three is approved at the special meeting, American Tower may adjourn or postpone the special meeting if necessary to solicit further proxies. Such adjournment or postponement may be with respect to (1) both Proposal Number One and Proposal Number Two, (2) Proposal Number One only or (3) Proposal Number Two only, in each case, to solicit additional proxies for the applicable proposal. In addition, American Tower may adjourn or postpone the special meeting as set forth in American Tower’s certificate of incorporation or by-laws or as otherwise permitted by law.

Proxies

American Tower stockholders may vote by returning the enclosed proxy card by mail, submitting an electronic proxy over the Internet, by telephone, or in person at the special meeting. All shares of American Tower Class A common stock represented by properly executed proxy cards received before or at the American Tower special meeting and all proxies properly submitted over the Internet or by telephone will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards or Internet or telephone submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, over the Internet or by telephone.

If a properly executed proxy card is returned or properly submitted over the Internet or by telephone and the stockholder has abstained from voting on one or more of the proposals, the American Tower Class A common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Abstentions, failures to vote and broker non-votes at the special meeting will have no effect on the American Tower merger proposal or the proposal to grant discretionary authority to American Tower’s board of directors or its chairman to adjourn the special meeting to further solicit proxies. Abstentions, failures to vote and broker non-votes for the proposal to amend and restate the American Tower certificate of incorporation will have the same effect as a vote against that proposal.

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of American Tower in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

American Tower is not aware of any business to be acted on at the American Tower special meeting, except as described in this joint proxy statement/prospectus. If any other matters are properly presented at the American Tower special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Solicitation of Proxies

American Tower and SpectraSite will each pay one-half of the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. American Tower will also request banks, brokers and other intermediaries holding shares of American Tower Class A common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of American Tower. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

American Tower may engage one or more proxy solicitation firms to assist in obtaining proxies from its stockholders on a timely basis. As of the date of this joint proxy statement/prospectus, American Tower has not engaged a proxy solicitation firm or committed itself to the payment of any fees for this service.

THE SPECTRASITE SPECIAL MEETING

Joint Proxy Statement/Prospectus

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by SpectraSite’s board of directors for the special meeting of SpectraSite stockholders.

This joint proxy statement/prospectus is first being furnished to SpectraSite stockholders on or about [•], 2005.

Date, Time and Place of the Special Meeting

The special meeting of SpectraSite stockholders will be held as follows:

[•], 2005

[•] a.m., local time

SpectraSite, Inc.

400 Regency Forest Drive

Cary, North Carolina

Purpose of the Special Meeting

The purpose of the SpectraSite special meeting is:

•	To approve and adopt the Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc., including the merger and the other transactions contemplated thereby, a copy of which is attached as Annex A to this joint proxy statement/prospectus. We refer to this proposal as the SpectraSite merger proposal; and

•	To permit SpectraSite’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the SpectraSite merger proposal.

Stockholder Record Date for the Special Meeting

SpectraSite’s board of directors has fixed the close of business on [•], 2005 as the record date for determining which SpectraSite stockholders are entitled to notice of and to vote at the SpectraSite special meeting or any adjournment or postponement of the SpectraSite special meeting. On the record date, there were [•] shares of SpectraSite common stock outstanding, held by approximately [•] holders of record.

During the ten-day period before the special meeting, SpectraSite will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Cary, North Carolina, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Quorum; Vote Required for Each Proposal

A majority of the outstanding shares of SpectraSite common stock must be represented, either in person or by proxy, to constitute a quorum at the SpectraSite special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the meeting. At the SpectraSite special meeting, each share of SpectraSite common stock is entitled to one vote on all matters properly submitted to the SpectraSite stockholders.

Proposal Number One: The affirmative vote of the holders of a majority of the shares of SpectraSite common stock outstanding as of the record date is required to approve the SpectraSite merger proposal.

Proposal Number Two: The affirmative vote of the holders of a majority of the shares of SpectraSite common stock voting on the proposal is required to permit SpectraSite’s board of directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies in favor of the SpectraSite merger proposal.

The directors and executive officers of SpectraSite beneficially owned and were entitled to vote approximately [•]% of the outstanding shares of SpectraSite common stock as of the record date, and each of them has indicated their intention to vote “FOR” each of the proposals.

The SpectraSite board of directors unanimously recommends that the SpectraSite stockholders vote “FOR” each of the proposals.

Adjournment or Postponement

If Proposal Number Two is approved at the special meeting, SpectraSite may adjourn or postpone the special meeting if necessary to solicit further proxies for Proposal Number One. In addition, SpectraSite may adjourn or postpone the special meeting as set forth in SpectraSite’s certificate of incorporation or by-laws or as otherwise permitted by law.

Proxies

SpectraSite stockholders may vote by returning the enclosed proxy card by mail, submitting an electronic proxy over the Internet, by telephone, or in person at the special meeting. All shares of SpectraSite common stock represented by properly executed proxy cards received before or at the SpectraSite special meeting and all proxies properly submitted over the Internet or by telephone will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or Internet or telephone submissions. If no instructions are indicated on a properly executed proxy, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, over the Internet or by telephone.

If a properly executed proxy card is returned or properly submitted over the Internet or by telephone and the stockholder has abstained from voting on one or more of the proposals, the SpectraSite common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Abstentions, failures to vote and broker non-votes for the SpectraSite merger proposal will have the same effect as a vote against the SpectraSite merger proposal at the SpectraSite special meeting but will have no effect on the proposal to grant discretionary authority to SpectraSite’s board of directors or its chairman to adjourn the special meeting to further solicit proxies in favor of the SpectraSite merger proposal.

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of SpectraSite in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person.

Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

SpectraSite is not aware of any business to be acted on at the SpectraSite special meeting, except as described in this joint proxy statement/prospectus. If any other matters are properly presented at the SpectraSite special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Appraisal Rights

Under Delaware law, SpectraSite’s stockholders are not entitled to appraisal rights in connection with the merger.

Solicitation of Proxies

American Tower and SpectraSite will each pay one-half of the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. SpectraSite will also request banks, brokers and other intermediaries holding shares of SpectraSite common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of SpectraSite. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

SpectraSite may engage one or more proxy solicitation firms to assist in obtaining proxies from its stockholders on a timely basis. As of the date of this joint proxy statement/prospectus, SpectraSite has not engaged a proxy solicitation firm or committed itself to the payment of any fees for this service.

You should not send in any stock certificates with your proxy card. If you are a SpectraSite stockholder, a transmittal letter with instructions for the surrender of your SpectraSite stock certificates will be mailed to you as soon as practicable after consummation of the merger.

PROPOSAL NUMBER ONE: THE MERGER PROPOSALS

This section describes certain aspects of the merger. While American Tower and SpectraSite believe this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus, including the annexes, carefully for a more complete understanding of the merger and the terms of the merger agreement.

General Description of the Merger

At the effective time, SpectraSite will be merged with and into Asteroid Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of American Tower formed solely for the purpose of engaging in the merger. Asteroid Merger Sub will be the surviving entity and will continue as a wholly owned subsidiary of American Tower. As a result of the merger, each share of SpectraSite common stock outstanding at the effective time will be converted automatically into the right to receive 3.575 shares of American Tower Class A common stock, with cash paid for any fractional share.

However, at the option of American Tower, the structure of the merger may be changed to consist of a merger of Asteroid Merger Sub with and into SpectraSite in which case SpectraSite will survive and continue as a direct wholly owned subsidiary of American Tower, subject to certain other agreements and conditions, including the receipt by each of American Tower and SpectraSite from its respective legal counsel on the closing date of the merger of an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. See the section captioned “THE MERGER AGREEMENT—Form of Merger” beginning on page 73 for a complete discussion of the circumstances under which the surviving entity can be changed pursuant to the merger agreement.

Based on the number of shares of SpectraSite common stock and American Tower Class A common stock outstanding as of May 20, 2005 and the exchange ratio, approximately 168.2 million shares of American Tower Class A common stock will be issuable to SpectraSite stockholders pursuant to the merger agreement, representing approximately 42% of the American Tower Class A common stock outstanding immediately after the merger. Based on shares of SpectraSite common stock issuable pursuant to outstanding stock options or warrants as of May 20, 2005 and the exchange ratio, options or warrants to purchase approximately 18.3 million additional shares of American Tower Class A common stock will be assumed by American Tower in the merger. This assumes that none of SpectraSite’s stock options or warrants are exercised between May 20, 2005 and the effective time. Although American Tower is seeking to amend and restate its certificate of incorporation to, among other things, increase the number of authorized shares of Class A common stock, American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger and to reserve sufficient shares for issuance upon the exercise of SpectraSite’s outstanding stock options and warrants.

Background of the Merger

In the first quarter of 2003, American Tower’s management publicly stated that it would continue to be interested in participating in the consolidation of the wireless communications tower industry on terms that are consistent with the perceived benefits listed below and that create long-term value for American Tower stockholders. Particularly, in American Tower’s 2002 Annual Report to Stockholders, management stated that a key element of its strategy was participation in tower industry consolidation. American Tower management stated its belief that a compelling rationale for consolidation among tower companies existed because:

•	a more extensive network would better position a tower company to provide more comprehensive service to customers and to support the infrastructure requirements of future generations of wireless communication technologies;

•	combining with one or more other tower companies should result in improvements in cost structure efficiencies, with a corresponding positive impact on operating results; and

•	these benefits should, in turn, enhance access to capital and accelerate the de-levering process.

As participants in the wireless communications tower industry, the senior management teams of each of American Tower and SpectraSite are generally familiar with each other’s business, and have met and meet from time to time at industry conferences and similar events. On an ongoing basis, the boards of directors and managements of each of American Tower and SpectraSite independently evaluate options for achieving its long-term strategic goals and enhancing stockholder value.

In November 2003, Steven Dodge, the then-current Chairman of the Board of American Tower, and James Taiclet, the President and Chief Executive Officer of American Tower, met with Stephen Clark, the Chairman of the Board, President and Chief Executive Officer of SpectraSite, to discuss the wireless telecommunications tower industry in general and to explore whether there was mutual potential interest in exploring a business combination between American Tower and SpectraSite. Shortly thereafter, Mr. Clark and David Tomick, the then-current Chief Financial Officer of SpectraSite, met with Mr. Taiclet and Brad Singer, the Chief Financial Officer of American Tower, to further explore whether there was mutual potential interest in a business combination between American Tower and SpectraSite. As a follow-up to these meetings, representatives of American Tower contacted a representative of the largest SpectraSite stockholder, who was also a member of the board of directors of SpectraSite, and these individuals also discussed whether there was mutual potential interest in a business combination.

The discussions between American Tower and SpectraSite in November 2003 terminated at an early stage due to differences regarding their respective strategies and the possible terms of a transaction, and at no time did the discussions progress beyond initial exchanges of views on long-term strategy and the terms of a possible business combination.

In February 2004, Mr. Dodge retired from American Tower’s board of directors, and Mr. Taiclet was elected Chairman of the Board of American Tower.

On July 13, 2004, Messrs. Taiclet and Clark met to discuss American Tower’s and SpectraSite’s respective views on consolidation of the wireless communications tower industry and American Tower’s interest in a possible business combination with SpectraSite. Mr. Clark indicated that SpectraSite was carefully considering long-term strategic options. Nothing further developed and at no time did the discussions in July 2004 progress beyond initial exchanges of views on consolidation in the wireless communications tower industry and long-term strategy.

On October 7, 2004, Mr. Singer met Timothy Biltz, Chief Operating Officer of SpectraSite, following a meeting of the board of directors of FiberTower Corporation, of which they both are members. During this meeting, Mr. Biltz reiterated that SpectraSite was carefully considering long-term strategic options and noted that it was SpectraSite’s belief that wireless carrier consolidation would be a significant catalyst for tower company consolidation.

In November 2004, SpectraSite’s board of directors formed a Corporate Strategy Committee. The primary objectives of the Corporate Strategy Committee are to assist the SpectraSite board of directors by (1) identifying strategic opportunities for SpectraSite, (2) identifying strategic risks facing SpectraSite, (3) overseeing and advising SpectraSite’s senior management in the development of a strategic plan to maximize long-term stockholder value and (4) assisting SpectraSite’s senior management in determining the resources necessary for, and the effectiveness of, the strategic plan.

On December 10, 2004, the Corporate Strategy Committee engaged a nationally recognized consulting firm to assist the committee in its efforts to further develop a strategy to maximize long-term stockholder value.

The Corporate Strategy Committee, with the assistance of SpectraSite’s management, outside consultant, legal counsel and financial advisors, explored and reviewed long-term strategic alternatives in the best interests of SpectraSite’s stockholders. During the period from November 2004, when it was formed, through May 2005, when the merger agreement was finalized, the Corporate Strategy Committee met seven times and received five presentations from the consulting firm as well as a presentation from a nationally recognized investment banking firm. These presentations covered a range of related topics, including (1) factors that influence SpectraSite’s strategic opportunities, such as wireless carrier consolidation, actions of tower company competitors and drivers for new demand for tower space, (2) strategic opportunities and (3) adjacent opportunities. In performing its mandate, the Corporate Strategy Committee (1) considered the business, operations, financial condition, cash flow and prospects of SpectraSite continuing on a standalone basis while exploring the potential to reinvest its cash flow in its core business or to enter into new ancillary businesses, (2) analyzed possible recapitalization alternatives, including increasing leverage in order to more aggressively repurchase SpectraSite common stock or pay dividends to common stockholders and (3) actively explored and evaluated the possibility of business combinations with potential strategic and financial partners, including management discussions of potential transactions with likely strategic partners.

On December 17, 2004, Mr. Clark initiated a telephone conversation with Mr. Taiclet. During this conversation, Mr. Clark indicated that in connection with its on-going strategic analysis, SpectraSite was interested in discussing a possible business combination with American Tower. Messrs. Taiclet and Clark agreed that each company would separately evaluate whether it was interested in pursuing a business combination and decided to have a further conversation in the near future after each company had completed its evaluation.

On January 3, 2005, Messrs. Taiclet and Clark had a telephone conversation to further discuss a potential business combination of American Tower and SpectraSite and, during this conversation, determined to meet in person at an upcoming media and telecommunications conference in Phoenix, Arizona to continue these discussions.

On January 5, 2005, Mr. Biltz called Mr. Singer to discuss the upcoming meeting between Messrs. Taiclet and Clark. Mr. Biltz indicated that the announcement on December 15, 2004 by Sprint Corporation and Nextel Communications, Inc. that they had entered into a definitive merger agreement would likely intensify the focus on consolidation in the tower industry.

On January 10, 2005, upon the recommendation of SpectraSite’s Corporate Strategy Committee, SpectraSite’s board of directors received a detailed presentation from a nationally recognized investment banking firm regarding strategic opportunities. The presentation included (1) an overview of wireless carrier consolidation, (2) a review of the impact of wireless carrier consolidation on the tower landscape, (3) an evaluation of SpectraSite’s strategic alternatives, including potential business combinations with American Tower and other potential parties, (4) an analysis of significant shareholder overlap among selected tower companies and (5) a summary of potential buyers of tower assets. Following the presentation, SpectraSite’s board of directors then held a discussion about the relative benefits and risks of a possible business combination transaction with certain tower companies, including American Tower. At this meeting, SpectraSite’s board of directors authorized SpectraSite’s management to continue to explore potential business combinations, including with American Tower.

During the period from January 2005 through March 2005, in addition to the discussion with American Tower, SpectraSite had periodic, preliminary discussions with representatives of two other publicly traded tower companies. These discussions terminated at an early stage and at no time did the discussions progress beyond initial exchanges of views on consolidation in the wireless communications industry, long-term strategy and the terms of a possible business combination.

On January 12, 2005, Messrs. Taiclet and Clark met in Phoenix, Arizona and further discussed a business combination between the companies. At this meeting, Mr. Taiclet indicated that he would further evaluate a business combination with SpectraSite and would discuss the possibility of a business combination with American Tower’s board of directors.

On January 26, 2005, SpectraSite’s board of directors met to discuss strategic alternatives. At this meeting, Paul, Weiss, Rifkind, Wharton & Garrison LLP, its legal counsel, gave a presentation regarding the legal and fiduciary duties related to considering possible strategic opportunities. The SpectraSite board of directors also received a detailed presentation from its outside consultant regarding strategic alternatives, including the factors that influence SpectraSite’s strategic opportunities, such as wireless carrier consolidation, actions of tower company competitors and drivers for new demand. At the same meeting, Lehman Brothers Inc. and Evercore Partners, SpectraSite’s financial advisors, gave a preliminary presentation regarding a review of strategic alternatives, including (1) a review of the likely impact on tower companies of wireless carrier consolidation, (2) the current state of the tower industry, (3) the benefits and considerations of a number of strategic alternatives, including potential business combinations with American Tower and certain other tower companies and (4) key considerations in a strategic transaction, such as valuation, ownership, capital structure, certainty of closing, governance and social issues. Following the presentation, SpectraSite’s board of directors held a discussion about strategic aspects and the relative benefits and risks of a possible business combination transaction with certain tower companies, including American Tower. At this meeting, SpectraSite’s board of directors authorized SpectraSite’s management to continue to explore potential business combinations, including with American Tower, and to continue to refine the analysis contained in the preliminary presentation.

On February 24, 2005, SpectraSite’s board of directors met. SpectraSite’s senior management updated the board of directors with respect to potential mergers and acquisitions activity. In addition, the chairman of the Corporate Strategy Committee presented a report on the status of the consultant’s analysis and the committee’s efforts regarding the development of a strategy to create and maximize long-term stockholder value.

During February and March 2005, in preparation for an upcoming meeting of American Tower’s board of directors, Messrs. Taiclet and Singer, with representatives of Citigroup Global Markets Inc., American Tower’s financial advisor, prepared a preliminary comparative analysis of certain business combination transactions with a number of companies in the tower industry, including the financial and strategic aspects of a possible business combination with SpectraSite. On March 17, 2005, American Tower’s board of directors considered a preliminary presentation by Citigroup that summarized this analysis. Following the presentation by Citigroup, American Tower’s board of directors then held a discussion about the relative benefits and risks of a possible business combination transaction with a number of tower companies, including SpectraSite. This discussion included the consideration of indicative exchange ratios that might be offered in such a transaction with various companies and the expected effects of such a transaction on the business and financial position of American Tower as well as a discussion of the likely success of a business combination proposal by American Tower to these other companies. At this meeting, American Tower’s board of directors authorized American Tower’s management to continue to evaluate a potential business combination with SpectraSite and to continue to refine the analysis contained in the preliminary presentation.

On March 21, 2005, Messrs. Taiclet and Singer initiated telephone conversations with Messrs. Clark and Biltz to discuss organizing a meeting between Messrs. Taiclet and Clark to explore whether the parties had any mutual interest in moving forward with more formal discussions regarding a possible business combination between the two companies. On March 28, 2005, Messrs. Singer and Biltz met and discussed generally the possible business combination between the two companies.

On April 4, 2005, Messrs. Taiclet and Clark met in New York, New York. During this meeting, Messrs. Taiclet and Clark discussed the potential strategic fit of the two organizations and the complementary nature of their tower portfolios in greater detail, as well as the potential synergies that might be derived from a business combination. In addition, Messrs. Taiclet and Clark discussed the process by which the companies would further evaluate a business combination. Messrs. Taiclet and Clark believed that the relative stock prices of American Tower and SpectraSite, changes in industry dynamics, ongoing consolidation of wireless carriers, and views concerning the management, long-term strategy and direction of the combined company rendered the companies a better potential strategic fit at this time as compared to when the companies previously held preliminary discussions. At this meeting, Mr. Clark also provided a preliminary indication, based upon certain assumptions and subject to further due diligence by both parties and agreement as to final terms, that SpectraSite would be willing to consider in a potential business combination with American Tower that included an exchange ratio range between 3.70 and 3.75 shares of American Tower Class A common stock for each share of SpectraSite common stock.

During the week of April 4, 2005, and in conjunction with the initial discussions between Messrs. Taiclet and Clark, the companies continued consulting with their respective financial and legal advisors regarding a possible business combination. Each company, working with its financial and legal advisors, conducted due diligence investigations using publicly available materials and analyzed a possible business combination. These consultations continued throughout the remaining merger discussions.

On April 5, 2005, Mr. Taiclet initiated a telephone conversation with Mr. Clark to convey American Tower’s position in respect of an acceptable exchange ratio range between 3.55 and 3.65 for a business combination with SpectraSite.

On April 6, 2005, Messrs. Taiclet and Singer met with Messrs. Clark and Biltz in Boston, Massachusetts to further discuss the possibility of a business combination between the two companies and to establish a process and timeline for pursuing a transaction. At this meeting, the parties discussed entering into customary confidentiality and exclusivity arrangements and discussed the process by which the due diligence investigation by the parties would occur. Also, the parties discussed possible approaches for agreeing upon valuation in a transaction based upon the enterprise values of American Tower and SpectraSite taking into account expected cost synergies and transaction costs. While the parties also further discussed the two companies’ positions regarding a possible exchange ratio for the transaction, neither party modified its position as to an acceptable exchange ratio.

On April 7, 2005, American Tower’s board of directors met to discuss the possible business combination with SpectraSite as well as the initial conversations between SpectraSite management and American Tower management. At this meeting, Mr. Taiclet apprised American Tower’s board of directors of his and Mr. Singer’s meeting with Messrs. Clark and Biltz, as well as the approach to valuation. Also, representatives from Citigroup presented a preliminary analysis with respect to its valuation of SpectraSite. After discussion, American Tower’s board of directors authorized senior management to further explore the possibility of a business combination transaction with SpectraSite. Thereafter, in addition to the formal board meetings described below, Mr. Taiclet continued from time to time to update members of American Tower’s board of directors on the status of the discussions until the signing of the merger agreement.

After American Tower’s board of directors meeting on April 7, 2005, Mr. Taiclet communicated by e-mail to Mr. Clark to confirm American Tower’s interest in continuing further discussions regarding the possibility of exploring a business combination between the two companies.

On April 11, 2005, SpectraSite’s board of directors met to discuss a possible business combination with American Tower as well as the initial conversations between American Tower management and SpectraSite management. At this meeting, Mr. Clark apprised SpectraSite’s board of directors of his and Mr. Biltz’s meetings and telephone conversations with Messrs. Taiclet and Singer, including the approach to valuation, management, board composition, long-term strategy and other matters that were discussed. Also at this meeting, Paul, Weiss advised the SpectraSite board of directors concerning its legal and fiduciary duties in connection with SpectraSite’s exploration of strategic alternatives and possible entry into exclusive negotiations with American Tower. In addition, Lehman Brothers and Evercore gave a detailed presentation regarding strategic alternatives, including (1) an overview of certain discussions between SpectraSite senior management and certain potential strategic partners, (2) an overview of the potential terms of the proposed business combination with American Tower, such as the structure and proposed composition of the board of directors and management of the combined company, and of the estimated synergies in such a transaction and key financial characteristics of the combined company and (3) the likelihood of, and rationale for, consolidation in the tower industry. After discussion, SpectraSite’s board of directors authorized senior management to continue to explore the possibility of a business combination transaction with American Tower. Thereafter, in addition to the formal board meetings described below, Mr. Clark continued from time to time to update members of SpectraSite’s board of directors on the status of the discussions until the signing of the merger agreement.

On April 11, 2005, Mr. Clark initiated a telephone conversation with Mr. Taiclet to confirm SpectraSite’s interest in continuing further discussions regarding a business combination between the two parties. On April 11, 2005, American Tower and SpectraSite executed a confidentiality agreement and an agreement that provided for mutually exclusive negotiations through May 3, 2005.

During the week of April 11, 2005, SpectraSite’s senior management, along with Lehman Brothers, Evercore and Paul, Weiss, continued to assess the financial, legal and strategic aspects of a possible business combination transaction with American Tower. Similarly, during the week of April 11, 2005, American Tower’s senior management, Citigroup, and its legal counsel, King & Spalding LLP, continued to assess the financial, legal and strategic aspects of a possible business combination transaction with SpectraSite. During this time, representatives of American Tower and SpectraSite and their respective legal and financial advisors exchanged due diligence information and arranged multiple conference calls to discuss the proposed timetable for a business combination, preparation of data rooms for each company and the overall due diligence process.

On April 13, 2005, Messrs. Taiclet and Biltz met in Cary, North Carolina, to discuss in greater detail the key business aspects and relationships of American Tower and SpectraSite, as well as certain governance, management and employee considerations involved with a possible business combination. On April 14, 2005, Mr. Taiclet met with Mr. Clark again to discuss the companies’ respective businesses, as well as certain governance, management and employee matters.

On April 19, 2005, Mr. Singer, and Hal Hess, Executive Vice President and General Counsel of American Tower, met with Mr. Biltz and Mark Slaven, Chief Financial Officer of SpectraSite, and their respective legal and financial advisors, as well as other management employees of the two companies, in New York, New York. During this meeting, each of the parties gave presentations regarding its business and financial condition and engaged in extended discussions regarding a wide variety of matters that had arisen during the course of the due diligence investigation being undertaken by each party together with its advisors. These discussions included a discussion of the potential cost synergies of a merger, governance of the combined company, various matters regarding key customer relationships and the proposed structure for a potential business combination. Although the parties did not reach agreement on these issues, a proposed plan for moving forward with exploring a possible transaction also was discussed in principle during this meeting.

On April 19, 2005, King & Spalding, distributed an initial draft merger agreement to SpectraSite and its representatives.

On April 20, 2005, SpectraSite’s board of directors met to review developments in the on-going discussions with American Tower. Paul, Weiss advised the SpectraSite board of directors concerning the fiduciary duties applicable in connection with SpectraSite’s exploration of a business combination with American Tower. In addition, Lehman Brothers and Evercore made a detailed presentation regarding the proposed strategic transaction with American Tower, including (1) an update on the process and timing of the proposed transaction, (2) an update on due diligence and discussions between SpectraSite, American Tower and their respective advisors, (3) management’s estimated cost synergies and (4) potential exchange ratios.

During the week of April 18, 2005, SpectraSite’s senior management, along with Lehman Brothers, Evercore and Paul, Weiss, continued to assess the financial, legal and strategic aspects of a possible business combination transaction with American Tower. Similarly, during the week of April 18, 2005, American Tower’s senior management, along with Citigroup and King & Spalding, continued to assess the financial, legal and strategic aspects of a possible business combination transaction with SpectraSite. During this time, representatives of American Tower and SpectraSite and their respective legal and financial advisors continued to exchange and refine due diligence information, and continued to conduct conference calls to discuss the business combination and refine the issues with respect to valuation and the terms of the merger agreement.

Also during the week of April 18, 2005, SpectraSite’s senior management and Paul, Weiss prepared comments and proposed revisions to the draft merger agreement. These comments and revisions were distributed by Paul, Weiss to American Tower and its representatives on April 22, 2005.

On April 25, 2005, Messrs. Taiclet and Clark had a telephone conversation during which they discussed the status of each company’s respective due diligence efforts, as well as the timeframe and process for a potential business combination.

On April 26, 2005, Mr. Taiclet met with Mr. Clark, Patricia Higgins, SpectraSite’s lead independent director, and Dean Douglas, a member of SpectraSite’s board of directors. At this meeting, the parties discussed the long-term strategy of American Tower for the combined company, the benefits of the merger and governance issues related to the board of directors of the potential combined company. After this meeting, Messrs. Taiclet and Clark held a separate meeting to discuss various due diligence matters and the effect that those matters had on valuation.

On April 26, 2005, Citigroup, Lehman Brothers and Evercore conducted phone conversations to discuss the possible exchange ratio for the merger. Also on April 26, 2005, King & Spalding and Paul, Weiss met in New York, New York to discuss the other issues in the draft merger agreement.

On April 27, 2005, American Tower’s board of directors met to discuss the status of the discussions regarding a possible business combination transaction and the results of the parties’ valuation analyses and due diligence investigations. At this meeting, American Tower’s board of directors considered the indicative exchange ratios suggested by the various valuation analyses performed by Citigroup and management, and authorized Mr. Taiclet to propose to Mr. Clark an exchange ratio of 3.55 shares of American Tower Class A common stock for each share of SpectraSite common stock and to continue to negotiate a possible transaction within a 3.55 to 3.65 exchange ratio range.

Following the board meeting on April 27, 2005, Mr. Taiclet indicated to Mr. Clark that based on American Tower’s most recent valuation analysis and its understanding of the current status of a number of SpectraSite’s key customer relationships, American Tower was willing to offer 3.55 shares of American Tower Class A common stock for each share of SpectraSite common stock. In response to American Tower’s position, Mr. Clark indicated that he did not believe the SpectraSite board of directors would be willing to proceed with a transaction at that exchange ratio.

On April 28, 2005, representatives of Evercore contacted representatives of Citigroup and indicated that SpectraSite would be interested in continuing merger discussions with American Tower if American Tower was willing to offer an exchange ratio that was greater than 3.55 shares of American Tower Class A common stock for each share of SpectraSite common stock. In response to SpectraSite’s indication of interest, American Tower’s management decided to continue to explore a business combination. As a result of these communications between Evercore and Citigroup, American Tower’s management and SpectraSite’s management and their respective financial and legal advisors continued to refine the financial and legal due diligence and continued their efforts to reach a definitive merger agreement.

In connection with the continuation of discussions between the parties’ legal advisors regarding the terms of a definitive merger agreement, SpectraSite identified a number of issues in the draft of the merger agreement that were still open and would need to be resolved in SpectraSite’s favor in order for SpectraSite to be willing to proceed with a business combination at the exchange ratios being discussed. In particular, Paul, Weiss stated SpectraSite’s position that the merger agreement should (1) require the parties to expend a higher level of “reasonable best efforts” to accommodate any conditions or required divestitures imposed by antitrust authorities in connection with the proposed combination, (2) contain restrictions on American Tower’s operations and financing activities more consistent with those imposed on SpectraSite in the current draft of the merger agreement, (3) not contain any condition related to consents or amendments to, or the refinancing of, SpectraSite’s credit facility or outstanding senior notes, (4) contain a satisfactory definition of the term Material Adverse Effect and (5) provide for a 90-day restriction on American Tower’s ability to terminate SpectraSite employees following the merger as well as certain other provisions regarding employee retention benefits designed to ensure a successful transition and to preserve SpectraSite’s employee base in the event that the merger is not completed.

On April 29, 2005, Messrs. Taiclet and Clark held a telephone meeting to discuss various terms of the merger agreement, including the key provisions that had been identified by Paul, Weiss.

Also on April 29, 2005, representatives of the parties’ financial advisors held a series of discussions aimed at determining a mutually acceptable exchange ratio near the middle of the 3.55 to 3.65 exchange ratio range discussed by Messrs. Taiclet and Clark on April 5, 2005.

From April 28, 2005 through May 3, 2005, negotiations on the merger agreement continued until the merger agreement was executed by the parties on May 3, 2005. During that time period, both parties and their respective representatives and advisors continued their legal, financial and accounting due diligence activities and negotiation of definitive documentation.

On May 2, 2005, SpectraSite’s board of directors met at its regularly scheduled meeting, which commenced following SpectraSite’s Annual Meeting of Stockholders held earlier the same day. Prior to the meeting, SpectraSite’s board of directors had been provided with materials relating to the proposed transaction, including a draft of the merger agreement and a presentation prepared by Lehman Brothers and Evercore. At this board of directors meeting, SpectraSite’s board of directors received a detailed presentation from its outside consultant on core growth options, ancillary growth opportunities and strategic alternatives. SpectraSite’s senior management reviewed the status of discussions with American Tower and the process to date in exploring the possibility of a business combination transaction with American Tower. SpectraSite’s senior management also reviewed the strategic benefits of the possible transaction, the results of the continued due diligence investigation of American Tower and the risks of the possible transaction. SpectraSite’s board of directors discussed with SpectraSite’s senior management, legal counsel and financial advisors its views concerning the potential benefits of and the risks associated with the possible business combination transaction. In addition, Lehman Brothers and Evercore made a presentation to SpectraSite’s board of directors analyzing the possible business combination of American Tower and SpectraSite. Representatives of Ernst & Young LLP, SpectraSite’s independent registered public accountants, then provided SpectraSite’s board of directors with an overview of its accounting due diligence efforts and representatives of Paul, Weiss provided the board of directors with an overview of the legal due diligence. Following these reports, Paul, Weiss reviewed in detail the terms and provisions of the draft merger agreement and the issues in the merger agreement that were still subject to negotiation. A discussion took place among the members of SpectraSite’s board of directors concerning the possible transaction, including discussion of the strategic benefits of the business combination, the risks of the transaction, the financial aspects of the transaction, the regulatory issues concerning the transaction and the anticipated synergies to be derived from the proposed business combination. At the conclusion of the meeting, SpectraSite’s board of directors authorized Mr. Clark and its advisors to continue to work to finalize the potential business combination transaction with American Tower.

On the evening of May 2, 2005, American Tower’s board of directors met to review the status of discussions with SpectraSite and the process to date in exploring the possibility of a business combination transaction with SpectraSite. Prior to the meeting, American Tower’s board of directors had been provided with materials relating to the proposed transaction, including a draft of the merger agreement and a summary of the key terms of the merger agreement and an updated presentation prepared by Citigroup that contained valuation analyses of American Tower and SpectraSite and the transaction, including the financial and strategic aspects of the proposed business combination with SpectraSite. At the meeting, American Tower’s board of directors reviewed with representatives of Citigroup the materials prepared by Citigroup further refining the analysis of a possible business combination of American Tower and SpectraSite and the related valuation matters related to SpectraSite. American Tower’s board of directors then discussed with senior management and American Tower’s financial and legal advisors the results of its continued due diligence investigation, as well as the updated status of certain of SpectraSite’s key customer relationships. At the conclusion of the meeting, American Tower’s board of directors authorized Mr. Taiclet to propose to SpectraSite an exchange ratio of 3.575 to 3.60 shares of American Tower Class A common stock for each share of SpectraSite common stock depending on the resolution of the remaining issues in the draft merger agreement.

After American Tower’s board of directors meeting, Mr. Taiclet initiated a telephone conversation with Mr. Clark to resolve the exchange ratio and final open issues. In their conversation, Messrs. Taiclet and Clark resolved the open issues and discussed bringing to their respective boards of directors a merger transaction between American Tower and SpectraSite with an exchange ratio of 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock. Following the conversation between Messrs. Taiclet and Clark on the evening of May 2, 2005 and continuing into the evening of May 3, 2005, the parties and their legal and financial advisors worked to finalize the remaining open due diligence items and to complete the definitive merger agreement as well as the related disclosure schedules.

At a meeting of American Tower’s board of directors held at 8:00 p.m. on May 3, 2005, American Tower’s board of directors met to consider the proposed business combination with SpectraSite. Prior to the meeting, American Tower’s board of directors had been provided with materials relating to the proposed transaction, including a draft of the merger agreement and a summary of the key terms of the merger agreement. During this meeting, American Tower’s internal legal counsel and King & Spalding summarized again for the American Tower board of directors previous advice provided regarding its legal duties and responsibilities in connection with the possible business combination transaction. In addition, King & Spalding reviewed the material terms and conditions of the merger agreement and the resolution of the remaining issues in the merger agreement. Senior management of American Tower then reviewed with American Tower’s board of directors the strategic benefits of the possible transaction, the results of the due diligence review of SpectraSite and the risks of the possible transaction, and Citigroup reviewed with American Tower’s board of directors financial aspects of the transaction and confirmed its financial analysis regarding the proposed business combination transaction. In addition, Citigroup rendered to American Tower’s board of directors an opinion as of the date of the meeting and based on the assumptions, qualifications and limitations contained therein, that the exchange ratio was fair, from a financial point of view, to American Tower. An extended discussion took place among the members of American Tower’s board of directors concerning the possible transaction, including discussion of the strategic benefits of the business combination, the risks of the transaction, the financial aspects of the transaction, the regulatory issues concerning the transaction and the anticipated cost synergies to be derived from the proposed business combination. Following a thorough discussion, American Tower’s board of directors unanimously voted to approve and adopt the merger and the merger agreement and to recommend to the American Tower stockholders that they approve the issuance of American Tower Class A common stock in connection with the merger, and authorized management to take certain other actions designed to accomplish various transactions contemplated under the merger agreement and associated documents.

At a meeting of SpectraSite’s board of directors held at 8:30 p.m. on May 3, 2005, SpectraSite’s board of directors met to consider the proposed business combination with American Tower. Prior to the meeting, SpectraSite’s board of directors had been provided with materials relating to the proposed transaction, including an update of the Lehman Brothers and Evercore presentation and a revised draft of the merger agreement. During this meeting, Paul, Weiss summarized again for the SpectraSite board of directors previous advice provided regarding its legal duties and responsibilities in connection with the possible business combination transaction. In addition, Paul, Weiss reviewed the final terms and conditions of the merger agreement including the issues in the merger agreement that were resolved subsequent to the May 2, 2005 SpectraSite board of directors’ meeting. Lehman Brothers and Evercore reviewed financial aspects of the transaction and confirmed its financial analysis regarding the proposed business combination transaction. In addition, Lehman Brothers and Evercore each rendered to SpectraSite’s board of directors an opinion as of the date of the meeting and based on the assumptions, qualifications and limitations contained therein, that the exchange ratio of 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock was fair, from a financial point of view, to SpectraSite stockholders. Following a thorough discussion, SpectraSite’s board of directors unanimously voted to approve and adopt the merger and the merger agreement and to recommend to the SpectraSite stockholders that they approve and adopt the merger agreement, and authorized management to take certain other actions designed to accomplish various transactions contemplated under the merger agreement and associated documents.

After negotiation of the final terms of the merger agreement, representatives of American Tower and representatives of SpectraSite executed the merger agreement.

On the morning of May 4, 2005, American Tower and SpectraSite issued a joint press release announcing the proposed merger of American Tower and SpectraSite.

American Tower’s Reasons for the Merger

In reaching its conclusion to approve the merger, the American Tower board of directors consulted with American Tower’s management, as well as with its financial and legal advisors, and considered a variety of factors weighing in favor of the merger including, without limitation, the following:

•	The enhanced position of the combined company in the wireless communications tower industry due to the increase in the size and quality of the combined company’s U.S. communications tower portfolio and the improved ability of the combined company to satisfy the needs of its wireless carrier customers. Specifically, it was anticipated that the merger would:

•	increase American Tower’s U.S. tower base by combining America Tower’s approximately 12,000 towers with SpectraSite’s approximately 8,000 towers within the competitive wireless communications tower industry, resulting in the largest U.S. communications tower portfolio of approximately 20,000 towers;

•	allow American Tower to combine its tower portfolio, which is less concentrated in large metropolitan areas, with SpectraSite’s portfolio, which has greater concentration in the 100 top basic trading area markets, to enable the combined company to address both the network capacity and coverage needs of wireless carrier customers;

•	enhance American Tower’s relationships with its national wireless carrier customers by doubling the share of these carriers’ wireless networks from approximately 10% to almost 20%;

•	increase the combined company’s flexibility to negotiate mutually beneficial arrangements with its key wireless carrier customers; and

•	provide American Tower the benefits of SpectraSite’s “in-building” distributed antenna system business, which is a complementary product offering that enables wireless carriers to provide services to customers in large buildings such as shopping malls, hotels and casinos.

•	The expectation that the combined company would be able to achieve improved operational performance compared to either of American Tower or SpectraSite on a standalone basis. In particular, the merger would:

•	offer the combined company the opportunity to achieve significant cost synergies, which American Tower estimates could be up to approximately $30.0 to $35.0 million annually, primarily by reducing the two companies’ expected aggregate standalone selling, general and administrative costs;

•	allow the combined company to operate its U.S. tower portfolio more efficiently by combining the field management of its tower sites in certain markets; and

•	allow the combined company the opportunity to draw the best talent from the employee and managerial pool of the combined company and to identify and apply best practices from both companies.

•	The opportunity to improve expected risk adjusted returns to American Tower stockholders. Specifically, the combination of American Tower with SpectraSite would:

•	offer American Tower improved financial flexibility as a result of SpectraSite’s lower leverage level and the expected lower aggregate leverage level of the combined company;

•	accelerate American Tower’s ability to return cash to its stockholders;

•	afford American Tower the opportunity to lower its overall cost of capital as a result of the combined company’s lower overall leverage, improved financial flexibility and greater scale and diversification of asset base; and

•	broaden American Tower’s potential stockholder base by creating a combined company with a substantially larger equity market capitalization, and one of the largest focused on the U.S. wireless communications business, which may be attractive to a broader pool of potential investors.

•	The financial performance and condition, business operations and prospects of each of American Tower, SpectraSite and the combined company.

•	The strategic alignment of American Tower’s and SpectraSite’s focus on the tower leasing business, dedication to operational execution and improvement, and commitment to optimizing their respective capital structures.

•	The then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of American Tower Class A common stock and SpectraSite common stock.

•	The possible stock market reaction to the merger, and the expected impact of the announcement of the merger on the business operations and on the stockholders, creditors, customers and employees of each of American Tower and SpectraSite.

•	The financial presentation and opinion of Citigroup Global Markets Inc., American Tower’s financial advisor, dated May 3, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio of 3.575 shares of American Tower Class A common stock for each share of SpectraSite common stock is fair, from a financial point of view, to American Tower. See the section captioned “—Opinion of American Tower’s Financial Advisor” beginning on page 42. A copy of Citigroup’s opinion, dated May 3, 2005, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

•	The terms of the merger agreement relating to third-party offers, including:

•	the limitations on the ability of both parties to solicit offers for alternative business combinations; and

•	each party’s ability, under certain circumstances, to terminate the merger agreement in order to accept a superior proposal from a third party.

The American Tower board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	The challenges inherent in the combination of two businesses of the size and scope of American Tower and SpectraSite and the possible diversion of management’s attention from ongoing business concerns.

•	The risk of not capturing all the anticipated cost synergies between American Tower and SpectraSite relating to enhanced efficiencies and the risk that other anticipated benefits might not be realized.

•	The possibility that the combined company may be unable to maximize its ability to take advantage of its diverse tower portfolio to create better opportunities with customers or improve current capital structure of American Tower.

•	The potential risks associated with the combined company’s increased revenue concentration from the national wireless carriers as a result of the merger, in particular because a significant percentage of SpectraSite’s revenues are derived from Sprint PCS/Nextel and Cingular Wireless.

•	Based solely on the realization of the expected cost synergies of the merger, the expectation that the merger would be dilutive to American Tower stockholders in the near-term on a per share basis.

•	The requirement that American Tower consummate the merger regardless of whether it has obtained the requisite consents or waivers of SpectraSite’s lenders and note holders.

•	The possibility of delay in obtaining antitrust approvals or the imposition of unfavorable terms by antitrust authorities, including the possibility that the combined company may be required to divest a significant amount of assets. See the section captioned “—Regulatory Matters” beginning on page 67.

After consideration of these factors, the American Tower board of directors determined that these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the American Tower board of directors includes all of the material positive and negative factors considered by the American Tower board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the American Tower board of directors. In reaching its determination to approve and recommend the merger agreement and the merger, the American Tower board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of American Tower and its stockholders. Rather, the American Tower board of directors viewed its position and recommendation as being based on the totality of the information presented to, and factors considered by, it. In addition, individual members of the American Tower board of directors may have given differing weights to different factors.

Recommendation of American Tower’s Board of Directors

After careful consideration, the American Tower board of directors, on May 3, 2005, unanimously determined that the merger is consistent with and in furtherance of the long-term business strategy of American Tower and in the best interests of American Tower and its stockholders and approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The American Tower board of directors unanimously recommends that the stockholders of American Tower vote “FOR” the approval of the American Tower merger proposal.

Opinion of American Tower’s Financial Advisor

Citigroup Global Markets Inc. was retained to act as financial advisor to American Tower in connection with the merger. Pursuant to American Tower’s engagement letter with Citigroup, Citigroup rendered an opinion to the American Tower board of directors dated as of May 3, 2005, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors Citigroup deemed relevant, the exchange ratio was fair, from a financial point of view, to American Tower.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this joint proxy statement/prospectus. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup’s opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the merger to the American Tower board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.

In arriving at its opinion, Citigroup reviewed a draft of the merger agreement dated May 3, 2005 and held discussions with certain senior officers, directors and other representatives and advisors of American Tower and certain senior officers and other representatives and advisors of SpectraSite concerning the business, operations and prospects of American Tower and SpectraSite. Citigroup examined certain publicly available business and financial information relating to American Tower and SpectraSite as well as certain financial forecasts and other information and data relating to American Tower and SpectraSite and the industry in which they operate, which were provided to, or otherwise reviewed by or discussed with, Citigroup by the respective managements of American Tower and SpectraSite, including information relating to the potential strategic implications and operational benefits, including, the amount, timing and achievability thereof, anticipated by the managements of American Tower and SpectraSite to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the draft merger agreement reviewed by it in relation to, among other things:

•	current and historical market prices and trading volumes of American Tower Class A common stock and SpectraSite common stock;

•	the historical and projected earnings and other operating data of American Tower and SpectraSite; and

•	the capitalization and financial condition of American Tower and SpectraSite.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of American Tower and SpectraSite. Citigroup also evaluated certain pro forma financial effects of the merger on American Tower. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of American Tower and SpectraSite that they were not aware of any relevant information that had been omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to American Tower, SpectraSite and the industry in which they operate provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of American Tower and SpectraSite that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of American Tower and SpectraSite as to the future financial performance of American Tower and SpectraSite and the industry in which they operate, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and Citigroup assumed, with the consent of the American Tower board of directors, that the financial results, including the potential strategic implications and operational benefits anticipated to result from the merger, reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup assumed, with the consent of the American Tower board of directors, that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on American Tower, SpectraSite or the contemplated benefits of the merger. Representatives of American Tower advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Citigroup also assumed, with the consent of the American Tower board of directors, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

Citigroup noted that its opinion relates to the relative values of American Tower and SpectraSite. Citigroup did not express any opinion as to what the value of the American Tower Class A common stock actually will be when issued pursuant to the merger or the price at which American Tower Class A common stock will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of American Tower and SpectraSite nor did Citigroup make any physical inspection of the properties or assets of American Tower and SpectraSite.

Citigroup expresses no view as to, and Citigroup’s opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for American Tower or the effect of any other transaction in which American Tower might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In connection with rendering its opinion, Citigroup made a presentation to the American Tower board of directors on May 2, 2005 with respect to the material analyses performed by Citigroup. On May 3, Citigroup orally updated the American Tower board of directors with respect to due diligence and the final exchange ratio agreed to by American Tower and SpectraSite and delivered the opinion attached hereto as Annex B. The following is a summary of the written presentation Citigroup delivered to the American Tower board of directors in connection with Citigroup’s May 2, 2005 presentation, updated to reflect the discussion of May 3, 2005. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to April 26, 2005, and is not necessarily indicative of current or future market conditions.

Historical Exchange Ratio Analysis. Citigroup calculated the implied current exchange ratio at April 26, 2005 by dividing the closing price per share of SpectraSite common stock by the closing price per share of American Tower Class A common stock on such date. Citigroup also calculated the high, low and average historical exchange ratios for the one-month, three-month, six-month and 12-month periods, in each case ending April 26, 2005. The results of this analysis are set forth below:

	High	Low	Average
April 26, 2005	3.28x	3.28x	3.28x
Preceding Month	3.39x	3.17x	3.26x
Preceding Three Months	3.40x	3.17x	3.29x
Preceding Six Months	3.40x	2.92x	3.21x
Preceding 12 Months	3.40x	2.75x	3.07x

Citigroup also calculated the one-month average historical exchange ratio assuming that certain synergies anticipated to result from the merger would be realized by the combined company following the merger, the benefits of which were allocated to SpectraSite. These synergy estimates, which were prepared by the managements of American Tower and SpectraSite, consisted of a range of $29.0 to $36.0 million of anticipated annual run rate operating cost savings and Citigroup, with the consent of the American Tower board of directors, used $36.0 million of anticipated synergies in its analyses, which Citigroup refers to as the Anticipated Annual Synergies, or an aggregate of approximately $435.0 million in net present value of future anticipated synergies, which Citigroup refers to as the Anticipated Aggregate Synergy Value, assuming a 4% annual growth rate in perpetuity and a weighted average cost of capital of 8.75%. Taking the Anticipated Aggregate Synergy Value into account, Citigroup derived a one-month average implied historical exchange ratio for the merger of 3.74x.

Research Price Targets. Citigroup reviewed future price targets for the price per share of American Tower Class A common stock and SpectraSite common stock in Wall Street research reports published by selected financial analysts prior to April 26, 2005. Citigroup noted that the ranges of future price targets published by the selected financial analysts for each of American Tower and SpectraSite were $18.0 to $25.0 and $64.0 to $73.0, respectively. Citigroup added the Anticipated Aggregate Synergy Value per SpectraSite share to the selected financial analysts’ future price targets for SpectraSite in order to calculate the implied exchange ratios based on the high and low price targets. This analysis suggested exchange ratios from 3.26x to 4.02x.

Analysis of Trading Multiples. Citigroup derived certain trading multiples for each of American Tower, SpectraSite and selected tower industry companies that Citigroup deemed comparable to American Tower and SpectraSite, and compared the derived multiples to similar information for SpectraSite assuming consummation of the merger at the exchange ratio of 3.575x. The trading multiples considered by Citigroup in the course of this analysis were:

•	Firm value as multiple of pre-lease adjusted estimated earnings before interest, taxes, depreciation and amortization, which Citigroup refers to as EBITDA, for each of calendar years 2005 and 2006. For purposes of its analyses, Citigroup used earnings prior to adjustments for certain non-cash lease expenses relating to previously announced and disclosed accounting changes by American Tower and SpectraSite; and

•	Stock price as a multiple of estimated levered free cash flow, as defined below, per share for each of calendar years 2005 and 2006.

The comparable companies selected by Citigroup included Crown Castle International Corporation, Global Signal, Inc. and SBA Communications Corporation. Financial information and data for American Tower and SpectraSite used by Citigroup in the course of this analysis was based on projections provided to Citigroup by the managements of American Tower and SpectraSite, respectively. Financial information and data for the comparable companies used by Citigroup in the course of this analysis was based on information available in public documents and various equity research reports using the closing prices of each company’s common stock as of April 26, 2005. Citigroup defined firm value as the aggregate value of all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise, which Citigroup refers to as equity value, plus non-convertible indebtedness, non-convertible preferred stock, minority interest and out-of-the-money convertibles, minus investments in unconsolidated affiliates and cash and cash equivalents. Citigroup defined discretionary free cash flow as EBITDA minus maintenance capital expenditures, working capital, interest expense and cash taxes. Citigroup defined levered free cash flow as discretionary free cash flow minus non-maintenance capital expenditures and adjustments for all non-cash revenues and expenses. The results of this analysis are set forth below:

	Firm Value as a multiple of		Stock Price as a multiple of
	2005E EBITDA	2006E EBITDA	2005E Levered Free Cash Flow	2006E Levered Free Cash Flow
American Tower	15.1x	13.8x	21.3x	14.5x
SpectraSite	16.2x	14.6x	27.2x	20.8x
Comparable Companies Range	16.2x-18.2x	14.2x-17.1x	20.1x-27.9x	18.3x-19.3x
SpectraSite (at an exchange ratio of 3.575x and assuming Anticipated Annual Synergies)	15.0x	13.6x	22.1x	18.0x

Precedent REIT Transactions Premiums Analysis. Citigroup reviewed publicly available information for twenty-nine transactions involving real estate investment trusts, which Citigroup refers to as REITs, with transaction values in excess of $1.0 billion announced since 1996. Citigroup selected the REIT transactions for its premiums analysis because there were no comparable corporate transactions involving tower companies and because the tower and REIT businesses are both real estate based and the anticipated operating cost synergies resulting from such transactions are driven by savings in general, administrative and corporate expenses. The selected precedent transactions reviewed by Citigroup were:

Acquiror	Target
• Aptco LLC	• Berkshire Realty Co. Inc.
• Archstone Communities Trust.	• Charles E. Smith Residential
• Bay Apartment Communities Inc.	• Avalon Properties Inc.
• Calwest Industrial Property	• Cabot Industrial Trust
• Camden Property Trust	• Summit Properties Inc.
• Colonial Properties Trust	• Cornerstone Realty Income Trust
• Duke Realty Investments Inc.	• Weeks Corp.
• Equity Office Properties Trust	• Spieker Properties Inc.
• Equity Office Properties Trust	• Cornerstone Properties Inc.
• Equity Office Properties Trust	• Beacon Properties Corp.
• Equity Residential Property Trust	• Merry Land & Investment Co. Inc.
• Excel Realty Trust Inc.	• New Plan Realty Trust
• General Electric Capital Corp.	• Security Capital Group Inc.
• General Electric Capital Corp.	• Franchise Finance Corporation of America
• General Growth Properties Inc.	• Rouse Co.
• Heritage Property Investment Trust	• Bradley Real Estate Inc.
• Hometown America LLC	• Chateau Communities Inc.
• Irvine Co.	• Irvine Apartment Communities
• Olympus Real Estate Corp.	• Walden Residential Properties
• Pennsylvania Real Estate Investment	• Crown American Realty Trust
• Prologis Trust	• Meridian Industrial Trust Inc.
• Prologis, Inc.-Eaton Vance	• Keystone Property Trust
• Rodamco North America N.V.	• Urban Shopping Centers Inc.
• Security Capital Group Inc.	• Storage USA Inc.
• Security Capital Pacific Trust	• Security Capital Atlantic Inc.
• Simon Property Group Inc.	• Chelsea Property Group Inc.
• Simon Property Group Inc.	• DeBartolo Realty Corp.
• Starwood Financial Trust	• TriNet Corporate Realty Trust
• Westfield America Trust	• Westfield America, Inc.

For each of the selected REIT transactions noted above, Citigroup derived and compared with similar information for the merger the per share premium or discount paid or proposed to be paid to the target company’s shareholders based on the closing price per share of the target company’s common stock one day, one week and one month prior to the announcement of the transaction. With respect to financial information for the precedent REIT transactions, Citigroup relied on information in publicly available documents and various equity research reports. The results of this analysis were as follows:

	Premium (Discount)
	One Day Prior	One Week Prior	One Month Prior
Low	(6.5)%	(5.6)%	(2.5)%
Mean	15.1	15.6	17.4
Median	13.4	15.2	13.5
High	39.4	38.9	41.2

Citigroup noted that applying the mean and median one-month premiums to SpectraSite’s one-month average stock price implied exchange ratios of 3.70x and 3.83x, respectively.

Discounted Cash Flow Analyses. Citigroup performed several discounted cash flow analyses of each of American Tower and SpectraSite on a standalone basis by calculating for each of American Tower and SpectraSite the present value of estimated future unlevered free cash flow for the period from 2005 through the end of calendar year 2012 and adding to this amount the present value of each company’s respective estimated terminal values at the end of calendar year 2012. Citigroup defined unlevered free cash flow as levered free cash flow excluding costs related to debt servicing. Forecasted financial information for American Tower and SpectraSite for 2005 through 2012 used by Citigroup in the course of this analysis was based on estimates provided by the managements of American Tower and SpectraSite. Citigroup analyzed the following business cases:

•	estimates of the future financial performance of American Tower and SpectraSite provided to Citigroup by the managements of American Tower and SpectraSite, respectively, which Citigroup refers to as the Management Cases;

•	the Management Cases with the Anticipated Aggregate Synergy Value allocated to SpectraSite;

•	the Management Cases with the Anticipated Aggregate Synergy Value allocated to SpectraSite, adjusted such that SpectraSite’s standalone incremental annual revenue represented 90% of American Tower’s standalone incremental U.S. annual revenue from 2008 through 2012, which Citigroup refers to as the 90% Case; and

•	the Management Cases with the Anticipated Aggregate Synergy Value allocated to SpectraSite, adjusted such that SpectraSite’s standalone incremental annual revenue represented 60% of American Tower’s standalone incremental U.S. annual revenue from 2007 through 2012, which Citigroup refers to as the 60% Case.

American Tower management advised Citigroup, and Citigroup assumed with the consent of the American Tower board of directors, that the 90% Case represented the best estimate as to SpectraSite’s future performance. For purposes of this analysis, Citigroup used ranges for the weighted average cost of capital for American Tower and SpectraSite of 8.9% to 9.9% and 8.3% to 9.3%, respectively. Citigroup used perpetuity growth rates ranging from 3.5% to 4.5% for both American Tower and SpectraSite. The results of this analysis are set forth below:

Midpoint of Implied Exchange Ratio Range
Management Case	3.84x
Management Case with Anticipated Aggregate Synergy Value	4.28x
90% Case	3.67x
60% Case	3.12x

Contribution Analysis. Citigroup reviewed certain historical and estimated future operating, financial and market information for American Tower and SpectraSite, and the relative contribution of American Tower to the combined company taking into account each of American Tower’s and SpectraSite’s existing indebtedness. The information used by Citigroup in the course of this analysis was based on publicly available financial information and estimates provided by the respective managements of American Tower and SpectraSite. In evaluating the discretionary free cash flows and free cash flows, Citigroup assumed conversion of in-the-money convertible notes.

The results of this analysis are set forth below:

Metric	Levered American Tower Contribution
Towers
2006 Estimated	59%
Revenues
2006 Estimated	60%
EBITDA
2006 Estimated	63%
2006 Estimated (assuming Anticipated Annual Synergies)	59%
Discretionary Free Cash Flow
2006 Estimated	65%
2006 Estimated (assuming Anticipated Annual Synergies)	61%
Levered Free Cash Flow
2006 Estimated	70%
2006 Estimated (assuming Anticipated Annual Synergies)	64%
Equity Value
At market	62%
SpectraSite at the exchange ratio of 3.575x	59%

Accretion/Dilution Analysis. Citigroup analyzed and considered the impact of the merger on each of American Tower and SpectraSite by comparing the combined company’s projected discretionary free cash flow and levered free cash flow in each of 2005 through 2008, assuming that the combined company would achieve the Anticipated Annual Synergies, to similar information for American Tower and SpectraSite on a standalone basis. Citigroup further determined the amount of additional cash flow the combined company would need in each year, 2005 through 2008, to offset the potential dilution, which Citigroup refers to as the Uplift. Financial information for each of American Tower and SpectraSite was based on Management Cases. For purposes of this analysis, discretionary free cash flow and levered free cash flow exclude non-recurring charges related to the merger. The following table summarizes the results of this analysis:

	American Tower Accretion/(Dilution)	Uplift (in millions)
Discretionary Free Cash Flow
2005	(4.1)%	$19.0
2006	(2.4)%	$15.0
2007	(0.8)%	$6.0
2008	1.5%	N/A

Levered Free Cash Flow
2005	(6.3)%	$23.0
2006	(7.7)%	$41.0
2007	(6.4)%	$41.0
2008	(2.8)%	$22.0

Citigroup’s advisory services and opinion were provided for the information of the American Tower board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to American Tower or a recommendation to any person as to how such person should vote on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the American Tower board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the American Tower board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to American Tower and SpectraSite and no precedent transaction is identical to the merger. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which American Tower and SpectraSite are being compared.

In its analyses, Citigroup made numerous assumptions with respect to American Tower, SpectraSite, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of American Tower and SpectraSite. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of American Tower, SpectraSite, the American Tower board of directors, the SpectraSite board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the exchange ratio and were provided to the American Tower board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the American Tower board of directors in making its determination to approve the merger agreement and the merger. See the section captioned “ —American Tower’s Reasons for the Merger” beginning on page 40.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. American Tower selected Citigroup to act as its financial advisor to the board of directors of American Tower in connection with the proposed merger on the basis of Citigroup’s international reputation.

Citigroup was retained by American Tower in connection with the merger in March 2005. Citigroup entered into an engagement letter with American Tower dated as of May 3, 2005 pursuant to which American Tower has agreed to pay Citigroup (1) $15.0 million payable upon the consummation of the merger or (2) in the event that American Tower becomes entitled to any termination fee within twelve months of the date of the engagement letter, a fee equal to 20%, capped at $15.0 million, of all such termination fees subject to adjustments based on costs incurred by American Tower in collecting the termination fee. American Tower has also agreed to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates have in the past provided services to American Tower and SpectraSite unrelated to the proposed merger, for which services Citigroup and such affiliates has received compensation, including, without limitation, by acting as lead-manager, co-manager or bookrunner in connection with certain transactions by American Tower, and acting as joint bookrunner, co-manager or syndicate agent in connection with certain transactions by SpectraSite, in each case since 2003. Citigroup and certain of its affiliates may provide financing to American Tower in connection with the merger. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of American Tower and SpectraSite for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with American Tower, SpectraSite and their respective affiliates.

SpectraSite’s Reasons for the Merger

In reaching its conclusion to approve the merger, the SpectraSite board of directors consulted with SpectraSite’s management team, as well as SpectraSite’s outside consultants, financial advisors and legal counsel, and the SpectraSite board of directors made the following principal observations as to this matter:

•	The ability of the combined company following the merger to compete more effectively than SpectraSite on a standalone basis in the wireless communications tower industry would be substantially enhanced over the long term as a result of the increased size, geographic reach, financial strength and expanded access to capital markets of the combined company and by the greater capacity of the combined company to satisfy the needs of its wireless carrier customers.

•	American Tower’s strategic fit with SpectraSite as a result of its existing position in the wireless communications tower industry, relative size, long-term strategic direction, prospects for growth and management capability make it a very attractive merger candidate for SpectraSite.

•	A merger with American Tower would have the potential to produce cost savings primarily resulting from anticipated lower selling, general and administrative costs, reduced operating expenses and elimination of duplicative corporate functions.

•	The advantage of being one of the first substantial business combinations in what the SpectraSite board of directors believes to be the likely consolidation of the wireless communications tower industry. The SpectraSite board of directors considered current industry, economic and market conditions and trends in the telecommunications industry, including the recent consolidation and increased competition among wireless carriers. Based on the belief of the SpectraSite board of directors that consolidation in the wireless communications tower industry is likely in response to wireless carrier consolidation, the SpectraSite board of directors also considered the expected decrease with the passage of time in the number of suitable strategic partners for SpectraSite leaving SpectraSite with fewer opportunities to achieve relevant scale through acquisitions or business combinations.

•	The fact that the exchange ratio of 3.575x to be received by the holders of SpectraSite common stock in the merger represents a premium of approximately 11% over the exchange ratio between the closing prices of American Tower Class A common stock and SpectraSite common stock on May 2, 2005, the last trading day before the meeting of the SpectraSite board of directors and premiums of approximately 10%, 9%, 10%, 11% and 16%, respectively, over the average exchange ratio between American Tower Class A common stock and SpectraSite common stock during the 30 trading days, 60 trading days, 90 trading days, six months and one year periods ended May 2, 2005, respectively.

•	The financial terms of the merger offered to the holders of SpectraSite common stock were fair and the other terms of the merger outlined in the merger agreement were reasonable.

In weighing the relative merits of the merger, the SpectraSite board of directors considered the following principal factors as generally supporting its decision to approve the merger agreement and the merger:

•	The SpectraSite board of directors’ consideration of possible business combinations and other strategic alternatives, as described further under the section captioned “—Background of the Merger,” including the process undertaken by the Strategy Committee of the SpectraSite board of directors, with the assistance of SpectraSite’s management, outside consultants, legal counsel and financial advisors, to explore and review long-term strategic alternatives in the best interests of SpectraSite stockholders.

•	The SpectraSite board of directors’ understanding of economic and industry conditions relating to the wireless communications tower industry, including SpectraSite’s prospects on a standalone basis in light of recent wireless carrier consolidation, which the SpectraSite board of directors believes presents greater risk to SpectraSite on a standalone basis than to the combined company after the merger.

•	The business, operations, financial condition, cash flow and prospects of American Tower on a standalone basis and forecasted for the combined company after the merger.

•	The then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of SpectraSite common stock and American Tower Class A common stock.

•	The possible stock market reaction to the merger, and the expected impact of the announcement of the merger on the business operations and on the stockholders, creditors, customers and employees of each of SpectraSite and American Tower.

•	Both Lehman Brothers Inc. and Evercore Group Inc., on May 3, 2005, delivered a presentation containing financial analysis and rendered oral opinions, subsequently confirmed in writing, to the SpectraSite board of directors, stating that, as of that date, and based on and subject to the assumptions made, matters considered, and limitations on and qualifications made by each of Lehman Brothers and Evercore in its review, the exchange ratio to be offered to the holders of SpectraSite common stock in connection with the merger is fair, from a financial point of view, to the holders of SpectraSite’s common stock. See the section captioned “—Opinions of SpectraSite’s Financial Advisors” beginning on page 53. Copies of Lehman Brothers’ and Evercore’s written opinions, each dated May 3, 2005, are attached as Annex C and Annex D, respectively, to this joint proxy statement/prospectus and are incorporated by reference herein.

•	The terms and conditions of the merger agreement, including the parties’ representations, warranties, covenants and agreements, and the conditions to their respective obligations, as well as the manageable execution risk of consummating the merger, the proposed structure of the transaction, the attractive operational and capital market profile of the combined company following the merger and the anticipated closing date of the merger are favorable for a transaction of this size and nature.

•	The level of efforts that the parties must use under the merger agreement to obtain governmental and regulatory approvals, and the SpectraSite board of directors’ belief, after review with outside legal counsel, in the likelihood of the merger being approved by the appropriate regulatory authorities in light of these merger agreement provisions. See the section captioned “ —Regulatory Matters” beginning on page 67.

•	The termination, no-shop and break-up fee provisions of the merger agreement, which the SpectraSite board of directors determined, based in part on advice from SpectraSite’s outside legal counsel, were generally typical for a transaction of the magnitude of the merger and would not unduly inhibit alternative merger or acquisition proposals.

•	The ability to consummate the merger as a reorganization for U.S. federal income tax purposes, which supported the merger in that the transaction would not be taxable to the companies and the stock consideration to be received would not be taxable to SpectraSite’s common stockholders.

•	The benefits to former SpectraSite stockholder interests through the addition of four of the existing SpectraSite directors to the board of directors of American Tower at the effective time of the merger.

•	The results of due diligence investigations of American Tower by SpectraSite’s management, independent auditors, outside legal counsel and financial advisors.

As discussed more specifically below, the considerations favoring pursuit of a business combination rather than a standalone strategy were analyzed in the context of potentially adverse consequences of the merger, particularly the difficulty involved in integrating two large organizations and the risk that expected synergies would not be realized. In this regard, the SpectraSite board of directors considered the following potentially adverse consequences to SpectraSite, its common stockholders and the combined company that could arise from pursuing the merger:

•	The risk that anticipated synergies and cost savings will not be achieved.

•	The challenges of integrating the assets and operations of two large companies and risks of diverting the attention of SpectraSite management from other strategic initiatives while focusing on consummation of the merger and post-closing integration.

•	The possibility that SpectraSite’s and American Tower’s businesses would be adversely affected during the period from signing the merger agreement until integration is substantially implemented by competitive pressures and the disruption inherent in combining two large businesses.

•	The timing and receipt of governmental and regulatory approvals for the merger, and the possibility that delays in obtaining regulatory approvals of the merger could delay the closing or a significant amount of assets of the combined company could be required to be divested.

•	If, once initiated, the merger is not ultimately consummated, this fact could have the effect of depressing values offered by others to SpectraSite in a business combination and could erode customer and employee confidence in SpectraSite.

•	The fact that stockholder approval of the transaction would be required from both SpectraSite and American Tower.

•	The interest of SpectraSite’s executive officers and directors with respect to the merger may be different from, or in addition to, the interests of SpectraSite’s common stockholders, as described in the section captioned “—Conflicts of Interests of SpectraSite Directors and Executive Officers in the Merger” beginning on page 63.

After consideration of these material factors, the SpectraSite board of directors determined that these risks are of the nature that are customary in business combinations similar to the merger, could be mitigated or managed by SpectraSite or American Tower or by American Tower following the merger, were reasonably acceptable under the circumstances, or, in light of the anticipated benefits, the risks were unlikely to have a material impact on the merger or on American Tower following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

This discussion of the information and factors considered by the SpectraSite board of directors is not intended to be exhaustive but includes the material factors considered by the SpectraSite board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the SpectraSite board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the SpectraSite board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the SpectraSite board of directors conducted an overall analysis of the factors described above, including discussions with SpectraSite’s management, outside consultants, legal counsel and financial advisors. In considering the factors described above, individual members of the SpectraSite board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the SpectraSite board of directors and certain information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the factors discussed in the section captioned “STATEMENT REGARDING FORWARD-LOOKING INFORMATION” beginning on page 116.

Recommendation of SpectraSite’s Board of Directors

After careful consideration, the SpectraSite board of directors, on May 3, 2005, unanimously determined that the merger is consistent with and in furtherance of the long-term business strategy of SpectraSite and in the best interest of SpectraSite and its stockholders, and approved and adopted the merger agreement, including the merger and the other transactions contemplated thereby. The SpectraSite board of directors unanimously recommends that the stockholders of SpectraSite vote “FOR” the approval of the SpectraSite merger proposal.

In considering the recommendation of the SpectraSite board of directors with respect to the merger agreement, the SpectraSite stockholders should be aware that some of SpectraSite’s directors and executive officers will receive benefits if the merger is consummated, which results in those persons having interests in the merger that are different from, or are in addition to, the interests of SpectraSite stockholders. See the section captioned “—Conflicts of Interests of SpectraSite Directors and Executive Officers in the Merger” beginning on page 63.

Opinions of SpectraSite’s Financial Advisors

Opinion of Lehman Brothers Inc. Lehman Brothers acted as financial advisor to SpectraSite in connection with the American Tower merger and, on May 3, 2005, delivered its oral opinion, subsequently confirmed in writing, to the SpectraSite board of directors that as of such date and, based upon and subject to the matters stated in its opinion, the exchange ratio in the merger was fair to SpectraSite stockholders from a financial point of view.

The full text of Lehman Brothers’ written opinion, dated May 3, 2005, is attached as Annex C to this joint proxy statement/prospectus. SpectraSite stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the SpectraSite board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of SpectraSite as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, SpectraSite’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning SpectraSite and American Tower that Lehman Brothers believed to be relevant to its analysis, including SpectraSite’s and American Tower’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2004;

•	financial and operating information with respect to the business, operations and prospects of SpectraSite furnished to Lehman Brothers by SpectraSite, including financial projections for 2005 through 2009 prepared by the management of SpectraSite, which Lehman Brothers refers to as the SpectraSite Projections;

•	financial and operating information with respect to the business, operations and prospects of American Tower furnished to Lehman Brothers by American Tower, including financial projections for 2005 through 2009 prepared by the management of American Tower, which Lehman Brothers refers to as the American Tower Projections;

•	trading histories of SpectraSite common stock and of American Tower Class A common stock from April 30, 2004 through May 2, 2005, and a comparison of these trading histories with each other and those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of SpectraSite and American Tower with each other and with those of other companies that Lehman Brothers deemed relevant;

•	published estimates of third party research analysts with respect to the future financial performance of each of SpectraSite and American Tower;

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

•	the pro forma contribution of cash flows from operations that each of American Tower and SpectraSite would contribute to the combined company following the consummation of the merger; and

•	the pro forma impact of the merger on the balance sheet and future financial performance of American Tower, including the leverage, cost savings and operating synergies expected by the managements of SpectraSite and American Tower to result from the combination of the businesses of SpectraSite and American Tower, which Lehman Brothers refers to as the Expected Synergies.

In addition, Lehman Brothers had discussions with the managements of SpectraSite and American Tower concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of SpectraSite and American Tower that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SpectraSite Projections, upon advice of SpectraSite, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of SpectraSite as to the future financial performance of SpectraSite and that SpectraSite would perform substantially in accordance with such projections. With respect to the American Tower Projections, upon advice of American Tower and SpectraSite, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of American Tower as to the future financial performance of American Tower and that American Tower would perform substantially in accordance with such projections. Upon the advice of SpectraSite, Lehman Brothers assumed that the amount and timing of the Expected Synergies were reasonable and the Expected Synergies will be realized substantially in accordance with such estimates. Lehman Brothers further assumed, upon advice of SpectraSite, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained within the constraints contemplated by the merger agreement. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of SpectraSite and American Tower and did not make or obtain any evaluations or appraisals of the assets or liabilities of SpectraSite or American Tower. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 3, 2005. In addition, Lehman Brothers expressed no opinion as to the prices at which (1) shares of SpectraSite common stock would trade at any time following the announcement of the merger or (2) shares of American Tower Class A common stock would trade at any time following the announcement or the consummation of the merger.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the SpectraSite board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The SpectraSite board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with SpectraSite and the wireless communications tower industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, SpectraSite paid Lehman Brothers $1.0 million upon the delivery of Lehman Brothers’ opinion. Compensation of $8.0 million will be payable on consummation of the merger against which the amounts paid for the opinion will be credited. In addition, SpectraSite has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by SpectraSite and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered and in the future may render investment banking services to SpectraSite, American Tower and their affiliates and has received and may receive customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of SpectraSite and American Tower for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Evercore Group Inc. Evercore has acted as SpectraSite’s financial advisor in connection with the merger. In connection with Evercore’s engagement, the SpectraSite board of directors requested that Evercore render an opinion with respect to the fairness, from a financial point of view, to holders of shares of SpectraSite common stock, of the exchange ratio. At the meeting of the SpectraSite board of directors on May 3, 2005, Evercore rendered its oral opinion, which was subsequently confirmed in writing dated as of the same date, that, based upon and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of SpectraSite common stock.

The full text of Evercore’s opinion, dated May 3, 2005, which sets forth, among other things, the procedures followed, matters considered and limitations of the review undertaken in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Evercore’s fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety.

Evercore’s opinion is directed to the board of directors of SpectraSite, addresses only the fairness, from a financial point of view, to holders of SpectraSite common stock of the exchange ratio and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Evercore’s opinion does not constitute a recommendation to any stockholder of SpectraSite as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Evercore, among other things:

•	reviewed a draft of the merger agreement dated May 3, 2005, which Evercore assumed was in substantially final form and would not vary in any respect material to its analysis;

•	analyzed certain publicly available financial statements and other publicly available business information relating to SpectraSite and American Tower that Evercore deemed relevant, including but not limited to filings such as SpectraSite’s and American Tower’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2004;

•	analyzed certain internal non-public financial and operating data concerning SpectraSite and American Tower prepared and furnished to Evercore by members of the management of SpectraSite and American Tower, respectively, and members of the management of SpectraSite provided Evercore with, and reviewed with Evercore, the estimated amount and timing of the Expected Synergies;

•	analyzed certain financial projections concerning SpectraSite and American Tower furnished to Evercore by members of the management of SpectraSite and American Tower, including the American Tower Projections and the SpectraSite Projections;

•	reviewed the reported prices and trading activity of the American Tower Class A common stock and SpectraSite common stock from April 30, 2004 to May 2, 2005, and a comparison of these trading histories with each other and those of other companies Evercore believed to be relevant;

•	compared the historical financial results and present financial condition of SpectraSite and American Tower with those of other companies that Evercore believed to be relevant;

•	reviewed published estimates of third party research analysts with respect to the future financial performance of each of SpectraSite and American Tower;

•	compared the proposed financial terms of the merger with publicly available financial terms of certain business combination transactions that Evercore deemed relevant;

•	analyzed the pro forma contribution of cash flows from operations that each of SpectraSite and American Tower would contribute to the combined company following the consummation of the transactions contemplated by the merger agreement;

•	considered the potential pro forma impact of the merger on American Tower, based on inputs and analysis provided by members of the management of SpectraSite and American Tower; and

•	had discussions with members of the management of SpectraSite and American Tower concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Evercore deemed appropriate.

For purposes of its analyses and opinion, Evercore relied upon and assumed, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information that was publicly available or was furnished to it by American Tower or SpectraSite or otherwise discussed with or reviewed by or for Evercore, and it has not assumed any liability therefor. Evercore further relied upon the assurances of members of the management of SpectraSite and American Tower that they are not aware of any facts that would make such information inaccurate or misleading. Evercore has not made nor assumed any responsibility for making any valuation or appraisal of any assets or liabilities of SpectraSite or American Tower, nor have any such valuations or appraisals been provided to Evercore, nor has Evercore evaluated the solvency of SpectraSite or American Tower under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the American Tower Projections, upon advice of SpectraSite, Evercore assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of members of the management of American Tower as to the future financial performance of American Tower and that American Tower would perform on a stand-alone basis substantially in accordance with such projections. With respect to the SpectraSite Projections, Evercore assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of members of the management of SpectraSite as to the future financial performance of SpectraSite and that SpectraSite would perform on a stand-alone basis substantially in accordance with such projections. With respect to the Expected Synergies, Evercore assumed that the timing and amounts of such Expected Synergies were reasonable and that the Expected Synergies would be realized substantially in accordance with such estimates. Evercore further assumed that neither the expenses associated with realizing the Expected Synergies nor expenses incurred in connection with the transactions contemplated by the merger agreement would be in an amount material to American Tower after giving effect to the merger. Evercore expressed no view as to such financial analyses and forecasts, the Expected Synergies or the assumptions on which they were based. Evercore also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. Evercore also assumed that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that the merger would be consummated without waiver of any material terms or conditions set forth in the merger agreement. Evercore further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without adverse effect on SpectraSite or American Tower or on the contemplated benefits of the merger in any way meaningful to Evercore’s analysis.

Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, May 3, 2005. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise, or reaffirm its opinion. In connection with the merger, Evercore was not authorized to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of SpectraSite or SpectraSite common stock. Evercore’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of SpectraSite common stock and it expressed no opinion as to the underlying decision by SpectraSite and American Tower to engage in the merger. Evercore expressed no opinion as to the price at which SpectraSite common stock or American Tower Class A common stock would trade at any future time.

On January 25, 2005, SpectraSite engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation and its knowledge of the business of SpectraSite. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

As compensation for its services in connection with the merger, SpectraSite paid Evercore $1.0 million upon the delivery of Evercore’s opinion. Compensation of $8.0 million will be payable on consummation of the merger against which the amounts paid for the opinion will be credited. In addition, SpectraSite has agreed to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates and controlling persons, if any, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Evercore’s engagement and any related transactions. Michael J. Price, a Senior Managing Director of Evercore, was a member of the SpectraSite board of directors between April 1999 and August 2002.

Lehman Brothers’ and Evercore’s Analysis

Financial Analyses. In connection with the review of the merger by the SpectraSite board of directors, Lehman Brothers and Evercore performed a variety of financial and comparative analyses for purposes of rendering their opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at their opinions, Lehman Brothers and Evercore considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. Furthermore, Lehman Brothers and Evercore believe that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. In addition, Lehman Brothers and Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ and Evercore’s views of the actual value of SpectraSite or American Tower.

In performing their analyses, Lehman Brothers and Evercore made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of SpectraSite or American Tower. Any estimates contained in Lehman Brothers’ and Evercore’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ and Evercore’s analyses of the fairness from a financial point of view to the holders of SpectraSite common stock of the 3.575x exchange ratio and were prepared in connection with the delivery by Lehman Brothers and Evercore of their opinions, each dated May 3, 2005, to the SpectraSite board of directors. The analyses do not purport to be appraisals or to reflect the prices at which SpectraSite common stock or American Tower Class A common stock might trade following announcement of the merger or the prices at which American Tower Class A common stock might trade following consummation of the merger.

Lehman Brothers and Evercore assumed that the terms of the merger were determined through arm’s length negotiations between SpectraSite and American Tower and were unanimously approved by the SpectraSite and American Tower boards of directors. Lehman Brothers and Evercore did not recommend any specific exchange ratio or form of consideration to SpectraSite or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ and Evercore’s opinions were provided to the SpectraSite board of directors to assist it in its consideration of the exchange ratio in the merger. Lehman Brothers’ and Evercore’s opinions do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ and Evercore’s opinions were among the many factors taken into consideration by the SpectraSite board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ and Evercore’s analyses summarized below should not be viewed as determinative of the opinion of the SpectraSite board of directors with respect to the value of SpectraSite or American Tower or of whether the SpectraSite board of directors would have been willing to agree to a different exchange ratio or form of consideration.

Historical Share Price Analysis. Lehman Brothers and Evercore considered historical data with regard to the trading prices of SpectraSite and American Tower common stock for the period from April 30, 2004 to May 2, 2005, the last trading day prior to the delivery of Lehman Brothers’ and Evercore’s opinions, and the relative stock price performances during this same period of SpectraSite, American Tower, and the Standard & Poor’s 500 Index. During this period the closing stock price of SpectraSite common stock ranged from a low of $35.80 to a high of $63.41 per share, and the closing price of American Tower Class A common stock ranged from a low of $12.45 to a high of $19.00 per share. Lehman Brothers and Evercore noted the outperformance of SpectraSite common stock in the period reviewed relative to American Tower Class A common stock and the Standard & Poor’s 500 Index. Lehman Brothers and Evercore also noted the outperformance of American Tower Class A common stock in the period reviewed relative to the Standard & Poor’s 500 Index. The foregoing historical share price analysis was presented to the SpectraSite board of directors to provide it with background information and perspective with respect to the relative historical share prices of SpectraSite common stock and American Tower Class A common stock.

Historical Exchange Ratio Analysis. Lehman Brothers and Evercore also compared the historical per share closing prices of SpectraSite and American Tower during the period from April 30, 2004 to May 2, 2005, the last trading day prior to the delivery of Lehman Brothers’ and Evercore’s opinions, in order to determine the implied average exchange ratio that existed for those periods. The following table indicates the average exchange ratio of American Tower Class A common stock for SpectraSite common stock for the periods indicated:

Average Exchange Ratio
May 2, 2005	3.235x
30-trading day period	3.258x
60-trading day period	3.292x
90-trading day period	3.252x
Six-month period	3.215x
One-year period	3.075x
52-week high	3.399x
52-week low	2.746x

The average exchange ratios above should be compared to the exchange ratio in the merger of 3.575x.

Comparable Companies Analysis. In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers and Evercore, based on their experience with companies in the wireless communications tower industry, reviewed and compared specific financial and operating data relating to SpectraSite and American Tower with the following companies that Lehman Brothers and Evercore deemed relevant to SpectraSite and American Tower:

•	Crown Castle International Corporation
•	Global Signal, Inc.
•	SBA Communications Corporation

As part of their comparable company analysis, Lehman Brothers and Evercore calculated and analyzed various financial multiples, including SpectraSite’s, American Tower’s and each comparable company’s enterprise value to certain projected 2005 financial metrics such as earnings before interest, taxes, depreciation and amortization, which Lehman Brothers refers to as EBITDA, and equity value to certain projected financial metrics such as levered free cash flow, defined as EBITDA less capital expenditures less interest expense less preferred dividends. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock, at liquidation value, and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of May 2, 2005, the last trading date prior to the delivery of Lehman Brothers’ and Evercore’s opinions.

The analysis of enterprise value as a multiple of projected 2005 EBITDA indicated that, for the selected comparable companies, the multiples of enterprise value as a multiple of projected 2005 EBITDA ranged from 15.5x to 17.5x. From this analysis, Lehman Brothers and Evercore derived implied exchange ratios ranging from 2.297x to 3.285x, compared to the exchange ratio in the merger of 3.575x.

The analysis of equity value as a multiple of projected 2005 levered free cash flow indicated that for the selected comparable companies, the multiples of equity value as a multiple of projected 2005 free cash flow ranged from 18.0x to 21.0x. From this analysis, Lehman Brothers and Evercore derived implied exchange ratios ranging from 2.494x to 3.394x, compared to the exchange ratio in the merger of 3.575x.

Lehman Brothers and Evercore selected the comparable companies listed above because their businesses and operating profiles are relevant to that of SpectraSite and American Tower. However, because of the inherent differences between the businesses, operations and prospects of SpectraSite and American Tower and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as SpectraSite or American Tower. Therefore, Lehman Brothers and Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers and Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of SpectraSite and American Tower and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, capital structure, growth prospects, profitability levels, degree of operational risk and recent and/or pending transactions between SpectraSite and American Tower and the companies included in the comparable company analysis.

Contribution Analysis. Lehman Brothers and Evercore analyzed the respective contributions of SpectraSite and American Tower to the EBITDA, EBITDA less capital expenditures and levered free cash flow of the combined company for the estimated calendar years 2005, 2006 and 2009 based on projections prepared by each company’s management. The Expected Synergies were not considered in this analysis. This analysis indicated the following relative contributions of SpectraSite and American Tower and the following implied exchange ratios:

Metric	2005E Contribution		2006E Contribution		2009E Contribution
EBITDA
SpectraSite	31%		31%		35%
American Tower	69%		69%		65%
Implied Exchange Ratio	2.790	x	2.830	x	3.434	x

EBITDA Less Capital Expenditures
SpectraSite	28%		28%		33%
American Tower	72%		72%		67%
Implied Exchange Ratio	2.235	x	2.173	x	3.101	x

Levered Free Cash Flow
SpectraSite	36%		31%		35%
American Tower	64%		69%		65%
Implied Exchange Ratio	2.909	x	2.341	x	2.766	x

This analysis indicated implied exchange ratios ranging from 2.173x to 3.434x, compared to the exchange ratio in the merger of 3.575x.

Research Analyst Price Targets. Lehman Brothers and Evercore compared selected recent publicly available research analyst price targets from selected firms who published price targets for both SpectraSite and American Tower as of May 2, 2005, the last trading day prior to the delivery of Lehman Brothers’ and Evercore’s opinions. In performing this analysis, Lehman Brothers and Evercore utilized research analyst price targets from the following firms:

•	Bank of America Corp.
•	Bear Stearns Companies, Inc.
•	Citigroup, Inc.
•	Morgan Stanley
•	Raymond James Financial, Inc.
•	RBC Capital Markets Corp.
•	Stanford Financial Group

For each firm, Lehman Brothers and Evercore calculated the exchange ratios based on the price targets for SpectraSite and American Tower, respectively. The analysis yielded exchange ratios ranging from 2.833x to 3.889x, compared to the exchange ratio in the merger of 3.575x.

Discounted Cash Flow Analysis. As part of their analyses, and in order to estimate the present value of SpectraSite common stock and American Tower Class A common stock, Lehman Brothers and Evercore prepared a five-year discounted cash flow analysis for SpectraSite and American Tower of after-tax unlevered free cash flows for fiscal years 2005 through 2009.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers and Evercore performed a discounted cash flow analysis for SpectraSite and American Tower by adding (1) the present value of SpectraSite’s and American Tower’s projected after-tax unlevered free cash flows for fiscal years 2005 through 2009 to (2) the present values of the “terminal value” of SpectraSite and American Tower as of the end of 2009, respectively. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

Lehman Brothers and Evercore estimated, after taking into account selected comparable tower enterprise values to EBITDA multiples, a range of terminal values in 2009 calculated based on selected EBITDA multiples of 13.0x to 14.0x. Lehman Brothers and Evercore discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 8.0% to 10.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers and Evercore based on their expertise and experience with the wireless communications tower industry and also on an analysis of the weighted average cost of capital of SpectraSite, American Tower and other comparable companies. Lehman Brothers and Evercore calculated per share equity values by first determining a range of enterprise values of SpectraSite and American Tower by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario and then subtracting from the enterprise values the net debt, calculated as total debt minus cash, of SpectraSite and American Tower, respectively, and dividing those amounts by the number of fully diluted shares of SpectraSite and American Tower, respectively.

Based on the projections and assumptions set forth above, including the midpoint of the terminal value range, the discounted cash flow analysis implied exchange ratios ranging from 2.463x to 3.711x, compared to the exchange ratio in the merger of 3.575x.

Transaction Premium Analysis. Lehman Brothers and Evercore reviewed the premium paid in all publicly announced and consummated transactions involving 100% stock consideration valued at greater than $1.0 billion from January 1, 1995 to April 28, 2005 in which the pro forma ownership of the target companies’ stockholders ranged from 35% to 65%. Lehman Brothers and Evercore calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (1) one day, (2) one week and (3) four weeks prior to the announcement of the transaction. This analysis produced the following premiums and implied equity values for SpectraSite:

	Period Prior to Announcement
	Based on Median Premiums						Based on Mean Premiums
	One Day		One Week		One Month		One Day		One Week		One Month
SpectraSite share price	$54.99		$57.26		$57.99		$54.99		$57.26		$57.99
Median/mean premiums	5.9%		5.5%		7.1%		10.3%		11.8%		11.8%
Implied equity values per share of SpectraSite common stock	$58.23		$60.41		$62.10		$60.66		$64.00		$64.81
American Tower share price as of May 2, 2005	$17.00		$17.00		$17.00		$17.00		$17.00		$17.00
Implied Exchange Ratio	3.425	x	3.554	x	3.653	x	3.568	x	3.765	x	3.813	x

The analysis indicated implied exchange ratios ranging from 3.425x to 3.813x, compared to the exchange ratio in the merger of 3.575x.

Leveraged Acquisition Analysis. Lehman Brothers and Evercore performed a leveraged acquisition analysis on SpectraSite and American Tower in order to ascertain the prices that would be attractive to a potential financial buyer based upon current market conditions. Lehman Brothers and Evercore assumed the following in their analyses: (1) a capital structure comprised of 10x 2004 EBITDA of debt, or $1.965 billion and $4.345 billion for SpectraSite and American Tower, respectively, (2) an equity investment that would achieve a rate of return of approximately 18% to 25% and (3) a range of 13.0x to 14.0x EBITDA exit multiple in 2009.

Based on the projections and assumptions set forth above, the leveraged acquisition analysis yielded implied exchange ratios ranging from 2.656x to 4.330x, compared to the exchange ratio in the merger of 3.575x.

Pro Forma Analysis. In order to evaluate the estimated ongoing impact of the merger, Lehman Brothers and Evercore analyzed the effect of the merger on the free cash flow per share of both American Tower and SpectraSite. For the purposes of this analysis, Lehman Brothers and Evercore assumed (1) a $17.00 per share price for American Tower common stock as of May 2, 2005, (2) the Exchange Ratio of 3.575x implying a $60.78 per share price for SpectraSite common stock, (3) a transaction structure with 100% stock consideration, (4) the American Tower Projections and the SpectraSite Projections were accurate and having been adjusted for certain capital structure assumptions and (5) the Expected Synergies were accurate. Lehman Brothers and Evercore estimated that, based on the assumptions described above, the pro forma impact of the transaction on the levered free cash flow per share of American Tower would be 2% accretive in 2005 and 5% dilutive in 2006. Lehman Brothers and Evercore also estimated that, based on the assumptions described above, the pro forma impact of the transaction on the levered free cash flow per share of SpectraSite would be 26% accretive in 2005 and 35% accretive in 2006. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Conflicts of Interests of SpectraSite Directors and Executive Officers in the Merger

When considering the recommendation of the SpectraSite board of directors to vote “FOR” the approval of the SpectraSite merger proposal, SpectraSite stockholders should be aware that some directors and executive officers of SpectraSite have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of SpectraSite stockholders. The board of directors of SpectraSite was aware of these interests and considered them, among other matters, during its deliberations with respect to the merger and in deciding to recommend that SpectraSite stockholders vote “FOR” the approval of the SpectraSite merger proposal.

Governance Structure. Pursuant to the terms of the merger agreement, upon consummation of the merger the American Tower board of directors will be composed of ten individuals, six of whom will be the current directors of American Tower and four of whom will be selected from the current SpectraSite board of directors. Assuming they are willing and able to serve, it is expected that two of the SpectraSite designees will be Stephen H. Clark and Timothy G. Biltz. The identity of the remaining two SpectraSite designees has not yet been determined.

The SpectraSite designees on the American Tower board of directors will be eligible to receive fees comparable to those received by non-employee directors on the American Tower board of directors. Because Messrs. Clark and Biltz are employees of SpectraSite, they have not received any fees for their duties on the SpectraSite board of directors.

SpectraSite Director Shares of Restricted Stock. In July 2005, each of Paul M. Albert, Jr., John F. Chlebowski, Dean J. Douglas, Patricia L. Higgins, Samme L. Thompson and Kari-Pekka Wilska will receive for nominal consideration an award of restricted shares of SpectraSite’s common stock in a number of shares equal in value to $60,000 at the time of the grant.

The form of Restricted Stock Award Agreement to be used in connection with this July 2005 grant provides that these restricted shares of SpectraSite’s common stock shall become fully vested upon a Transfer of Control, as defined in the Restricted Stock Award Agreement. The consummation of the merger will constitute a Transfer of Control, resulting in the full vesting of these awards. Thus, each of these formerly restricted shares of SpectraSite’s common stock shall be treated the same as all other shares of SpectraSite common stock, with the result that, upon consummation of the merger, they will be converted into the right to receive 3.575 shares of American Tower Class A common stock.

SpectraSite Director and Employee Stock Options. Upon consummation of the merger, each outstanding option to purchase shares of SpectraSite common stock, whether vested or unvested, will be assumed by American Tower. Each SpectraSite stock option assumed by American Tower will be exercisable upon the same terms and conditions as under the SpectraSite stock option plans and the applicable SpectraSite stock option agreements, except that such option to purchase SpectraSite common stock will be exercisable for that whole number of shares of American Tower Class A common stock rounded down to the nearest whole share equal to the aggregate number of shares of SpectraSite common stock subject to such SpectraSite stock option multiplied by 3.575 and will be exercisable at an exercise price equal to the current exercise price of such SpectraSite stock option divided by 3.575 rounded upward to the nearest full cent.

In addition, the consummation of the merger may in certain circumstances cause accelerated vesting of unvested options with performance based vesting schedules, which we refer to as performance options and options with time based vesting schedules, which we refer to as service options, as follows:

Performance Options. Unless the SpectraSite board of directors determines that certain performance targets for 2005 will be missed by 15% or more and assuming the merger occurs before these performance options would otherwise vest, the unvested performance options will become vested upon consummation of the merger.

Service Options. Under the terms of SpectraSite’s employment agreements with each of Messrs. Clark, Biltz and Slaven, if any of these individuals is terminated without Cause or resigns with Good Reason, each as defined in the executive officer’s employment agreement, before or after the consummation of the merger, any remaining unvested portion of his service option will become fully vested. Pursuant to the terms of the merger agreement, if any other officer of SpectraSite is terminated without Cause or resigns with Good Reason, each as defined in SpectraSite’s 2003 Equity Incentive Plan, in the year following the consummation of the merger, any remaining unvested portion of his or her service option will become fully vested. Additionally, prior to the merger SpectraSite intends to amend an option agreement of Mr. Albert, a director of SpectraSite, to provide that the unvested portion of Mr. Albert’s options subject to the option agreement will become vested immediately upon consummation of the merger.

Severance. Under the terms of SpectraSite’s employment agreements with each of Messrs. Clark, Biltz and Slaven or under the terms of SpectraSite’s Executive Severance Plan B in the case of SpectraSite’s other executive officers, executive officers of SpectraSite may be entitled to enhanced severance payments and benefits as a result of the consummation of the merger if their employment ceases under certain specified circumstances in anticipation of or within two years following the consummation of the merger. As Messrs. Clark, Biltz and Slaven will not continue as employees of American Tower after consummation of the merger, each will be entitled to such benefits as set forth in the table below. In addition, if any amount paid to Mr. Slaven under this or any other arrangement is considered an “excess parachute payment” under the federal tax laws, then Mr. Slaven will be entitled to an additional “gross-up” payment, of up to $2.056 million, for any resulting additional excise taxes.

The following table sets forth for SpectraSite’s directors and executive officers the number of additional shares of SpectraSite common stock with respect to which options, including performance options and service options, may become vested and potential severance payments and benefits described above. The information with respect to option vesting and potential severance payments assumes that the SpectraSite board of directors does not determine that certain performance targets will be missed by 15% or more, that the merger will be consummated on September 30, 2005, that Messrs. Clark, Biltz and Slaven will be terminated on that same date without Cause and that all of the other executive officers will be terminated on December 30, 2005 without Cause. The assumption that the merger will be consummated on September 30, 2005 is for illustrative purposes only. The merger may be consummated before or after September 30, 2005, which could result in the amounts set forth below being higher or lower.

	Accelerated Vesting of Options
Name	Number of Shares Acquired on Exercise	Weighted Average Exercise Price	Accelerated Vesting of Restricted Shares(1)	Potential Severance Payments and Cash Benefits(2)
Stephen H. Clark	280,094	$14.9100	$—	$2,431,733
Timothy G. Biltz	178,240	13.0750	—	1,946,356
Paul M. Albert, Jr.	1,333	13.0750	60,000	—
John F. Chlebowski	—	—	60,000	—
Dean J. Douglas	—	—	60,000	—
Patricia L. Higgins	—	—	60,000	—
Samme L. Thompson	—	—	60,000	—
Kari-Pekka Wilska	—	—	60,000	—
Dale A. Carey	44,860	13.0750	—	792,032
Gabriela Gonzalez	12,591	13.0750	—	613,591
John H. Lynch	12,591	13.0750	—	623,050
Thomas A. Prestwood, Jr.	21,250	13.0750	—	662,480
Mark A. Slaven	162,499	56.5325	—	1,666,851	(3)

(1)	Represents dollar value of restricted shares to be granted and assumes that there is no increase in value between date of grant and consummation of the merger.

(2)	Includes amounts related to estimated pro rata bonuses to be paid upon consummation of the merger.

(3)	In addition, if any amount paid to Mr. Slaven is considered an “excess parachute payment” under the federal tax laws, then Mr. Slaven will be entitled to an additional “gross up” payment, of up to $2.056 million, for any resulting additional excise taxes.

Indemnification and Insurance. The merger agreement provides that all rights to indemnification by SpectraSite existing in favor of each present and former director and officer of SpectraSite or its subsidiaries in effect on date of the merger agreement as provided for in SpectraSite’s certificate of incorporation or by-laws or pursuant to any other agreements will survive the merger. Additionally, the merger agreement also provides that American Tower will maintain, for a period of at least six years from the effective time of the merger, and perform, in a timely manner, its obligations with respect to the foregoing indemnification obligations in favor of each present and former director and officer of SpectraSite or its subsidiaries. In addition, American Tower has agreed to maintain in effect for a period of six years from and after the consummation of the merger the current directors’ and officers’ liability insurance policies of SpectraSite containing coverage at the same level maintained at or prior to the consummation of the merger. American Tower, however, will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by SpectraSite for such insurance. If American Tower would be required to expend more than 200% of current annual premiums, it will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums.

Consummation and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such other time as American Tower and SpectraSite agree and as specified in the certificate of merger. The effective time of the merger will occur as promptly as practicable, and in any event within three business days, after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement.

American Tower and SpectraSite are working toward consummating the merger as quickly as possible. American Tower and SpectraSite intend to consummate the merger when all of the conditions to consummation of the merger are satisfied or waived in accordance with the merger agreement. American Tower and SpectraSite expect to consummate the merger by the end of the second half of 2005.

Conversion of SpectraSite Common Stock

For a description of the consideration to be received in the merger by holders of SpectraSite common stock, see the section captioned “THE MERGER AGREEMENT—Consideration to be Received in the Merger” beginning on page 73.

American Tower Class A common stock outstanding immediately prior to the merger will remain outstanding and unaffected by the merger.

Treatment of SpectraSite Stock Options

All outstanding SpectraSite stock options, whether or not exercisable and whether or not vested, will remain outstanding following the effective time of the merger, and American Tower will assume these SpectraSite stock options as described below.

Each SpectraSite stock option assumed by American Tower shall be exercisable upon the same terms and conditions as under the SpectraSite stock option plans and the applicable SpectraSite stock option agreements, except that such option to purchase SpectraSite common stock will be exercisable for that whole number of shares of American Tower Class A common stock rounded down to the nearest whole share equal to the aggregate number of shares of SpectraSite common stock subject to such SpectraSite stock option multiplied by 3.575 and will be exercisable at an exercise price equal to the current exercise price of such SpectraSite stock option divided by 3.575 rounded upward to the nearest full cent. The consummation of merger will result in the vesting of unvested SpectraSite stock options on the same terms and conditions as were applicable under, and only to the extent expressly provided for by the terms of, the SpectraSite stock option plans, but taking into account any changes provided for in the SpectraSite stock options plans or in the SpectraSite stock options by reason of merger.

If the merger occurs before the performance options would otherwise vest, under the terms of the applicable award agreements pursuant to which SpectraSite stock options have been granted, immediately prior to the effective time of the merger, the SpectraSite board of directors will determine whether the unvested SpectraSite performance options will become vested. This determination will be made in accordance with the terms of the applicable award agreements and the SpectraSite 2003 Equity Incentive Plan and will be based on whether SpectraSite meets certain operating performance requirements for the period prior to the effective time of the merger.

American Tower and SpectraSite also agreed that SpectraSite service options will vest if the employment of the holder of these service options is either terminated without Cause (as defined in the SpectraSite 2003 Equity Incentive Plan) or terminates as a result of the holder’s resignation for Good Reason (as defined in the SpectraSite 2003 Equity Incentive Plan) at any time after the effective time of the merger but before the one year anniversary of the effective time of the merger.

Additionally, prior to the merger SpectraSite intends to amend an option agreement of Mr. Albert, a director of SpectraSite, to provide that the unvested portion of Mr. Albert’s options subject to the option agreement will become vested immediately upon consummation of the merger.

Under the terms of SpectraSite’s employment agreements with each of Messrs. Clark, Biltz and Slaven, if any of these individuals is terminated without Cause or resigns with Good Reason, each as defined in the executive officer’s employment agreement, before or after the consummation of the merger, any remaining unvested portion of his service option will become fully vested.

As soon as practicable after the effective time of the merger, American Tower shall deliver to each holder of SpectraSite stock options an appropriate notice setting forth such holder’s rights.

Treatment of SpectraSite’s Warrants

As of the effective time of the merger, the outstanding SpectraSite warrants to purchase shares of SpectraSite common stock will, in accordance with and subject to the applicable provisions of the SpectraSite warrants, remain outstanding after the effective time of the merger and be exercisable in accordance with the terms of the SpectraSite warrants, except that each SpectraSite warrant will be exercisable for that number of shares of American Tower Class A common stock equal to the aggregate shares of SpectraSite common stock subject to such SpectraSite warrant multiplied by 3.575 and will be exercisable at an exercise price equal to the current exercise price of such SpectraSite warrant divided by 3.575.

Treatment of SpectraSite’s Restricted Stock

Each outstanding share of SpectraSite common stock that is subject to a repurchase option or risk of forfeiture will be exchanged for 3.575 shares of American Tower Class A common stock and will be fully vested and will cease to be subject to any such restrictions as of the effective time of the merger.

Board of Directors, Officers and Governing Documents of American Tower after the Merger

If the merger is consummated, American Tower has agreed to expand the size of its board of directors from six directors to ten directors. All six current members of the American Tower board of directors will continue to serve as directors of American Tower following the merger. Effective as of the consummation of the merger, American Tower will appoint to the American Tower board of directors Messrs. Clark and Biltz and two other directors from the SpectraSite board of directors, who will be designated by SpectraSite and must be reasonably acceptable to American Tower.  If either or both of Messrs. Clark and Biltz are unwilling or unable to serve as a director of American Tower as of the consummation of the merger, then SpectraSite will designate another individual or individuals, as the case may be, from the board of directors of SpectraSite, who must be reasonably acceptable to American Tower, to serve on the American Tower board of directors. The terms of all members of the American Tower board of directors, including the SpectraSite directors appointed in connection with the merger, will expire at the next annual meeting of the American Tower stockholders, which will occur in 2006. See the section captioned “THE MERGER AGREEMENT—Board of Directors of the Combined Company” beginning on page 88.

The current executive officers of American Tower will remain executive officers of American Tower following the merger, including Messrs. Taiclet and Singer, as the Chief Executive Officer and Chief Financial Officer, respectively.

As a result of the merger, each share of SpectraSite common stock will be converted automatically into the right to receive 3.575 shares of American Tower Class A common stock. Accordingly, the principal documents governing your rights as stockholders of American Tower will be those set forth in the American Tower certificate of incorporation and by-laws. A summary of important terms of American Tower’s capital stock is set forth in the section captioned “AMERICAN TOWER DESCRIPTION OF CAPITAL STOCK” beginning on page 90 and a comparison of the rights of American Tower and SpectraSite stockholders is set forth in the section captioned “COMPARISON OF RIGHTS OF AMERICAN TOWER STOCKHOLDERS AND SPECTRASITE STOCKHOLDERS” beginning on page 100. In addition to the American Tower merger proposal, American Tower is seeking stockholder approval of a proposal to amend and restate its certificate of incorporation, as more fully described in the section captioned “AMERICAN TOWER STOCKHOLDERS ONLY— AMERICAN TOWER PROPOSAL NUMBER TWO: TO AMEND AND RESTATE THE AMERICAN TOWER CORPORATION RESTATED CERTIFICATE OF INCORPORATION” beginning on page 103. If this proposal is approved by the American Tower stockholders, the Amended and Restated Certificate of Incorporation attached as Annex E to this joint proxy statement/prospectus will govern your rights as stockholders of American Tower after the merger.

Regulatory Matters

Antitrust Considerations. Under U.S. antitrust laws, transactions such as the merger typically may not be consummated until the parties have notified the Antitrust Division and the FTC of the transaction and have made any necessary filings under and satisfied the waiting period requirements of the HSR Act. The HSR Act and related regulations contain certain exceptions to the obligation to satisfy the notification and waiting period requirements. Based upon communications among American Tower, SpectraSite and the Premerger Notification Office of the FTC, the parties have concluded that consummation of the merger is not subject to the notification and waiting period requirements of the HSR Act and, therefore, no filing under the HSR Act will be made.

The Antitrust Division has informed American Tower and SpectraSite that it is investigating the merger and requested information and materials from American Tower and SpectraSite with respect to the merger. American Tower and SpectraSite are cooperating with the Antitrust Division to provide the information and materials that have been requested to date. The Antitrust Division may request additional information or other materials with respect to the merger. In addition, the Antitrust Division may challenge the merger on antitrust grounds as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking to cause divestitures of significant assets of American Tower or SpectraSite or their respective subsidiaries. In addition, American Tower and SpectraSite may agree in connection with the Antitrust Division’s investigation of the merger to a divestiture of certain assets or to agree to other restrictions on the conduct of its business to avoid or settle such a challenge by the Antitrust Division.

Additionally, at any time before or after the consummation of the merger, any state or foreign governmental entity could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons can take action under the antitrust laws. There is no assurance that a challenge to the merger will not be made or that, if a challenge is made, American Tower and SpectraSite will prevail.

Accounting Treatment of the Merger

American Tower intends to account for the merger under the purchase method of accounting for business combinations.

Restrictions on Sales of Shares by Affiliates of SpectraSite

The shares of American Tower Class A common stock to be issued in connection with the merger will be registered under the Securities Act and will be transferable under the Securities Act, except for shares of American Tower Class A common stock issued to any person who is deemed to be an “affiliate” of SpectraSite at the time of the SpectraSite special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of SpectraSite and may include executive officers, directors and major stockholders of SpectraSite. Affiliates may not sell their shares of American Tower Class A common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

American Tower’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of American Tower Class A common stock to be received by SpectraSite’s affiliates in connection with the merger.

Appraisal Rights

Under Delaware law, no SpectraSite stockholder is entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of SpectraSite Common Stock after the Merger

If the merger is consummated, SpectraSite common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

The following discussion describes the material U.S. federal income tax considerations applicable to SpectraSite stockholders of the exchange of SpectraSite common stock for American Tower Class A common stock pursuant to the merger as of the date hereof.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of SpectraSite common stock that is any of the following for U.S. federal income tax purposes: (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” means a beneficial owner of SpectraSite common stock, other than an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion is based upon provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This discussion does not represent a detailed description of the U.S. federal tax considerations to SpectraSite stockholders in light of their particular circumstances or to stockholders that are subject to special treatment under the U.S. federal tax laws, such as dealers in securities or currencies, traders in securities that use a mark-to-market method of accounting for securities holdings, financial institutions, tax-exempt entities, insurance companies, persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, individuals who received their SpectraSite common stock upon the exercise of employee stock options or otherwise as compensation, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies” or investors in pass-through entities, and it does not address any taxes other than the U.S. federal income tax. This discussion also does not address considerations under the alternative minimum tax. This discussion is limited to persons who hold SpectraSite common stock, and will hold American Tower Class A common stock, as capital assets. Except where specifically provided below, this discussion does not describe considerations applicable to a non-U.S. holder of SpectraSite common stock who (1) holds or held, at any time during the shorter of (a) the five-year period preceding the date of the merger or (b) the holder’s holding period, more than five percent of the shares of SpectraSite common stock, (2) is engaged in a trade or business within the United States, (3) in the case of certain individual non-U.S. holders, is present in the United States for 183 days or more in the taxable year of the merger or (4) is affected by the provisions of an income tax treaty to which the United States is a party.

If an entity classified as a partnership for U.S. federal income tax purposes holds SpectraSite common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any stockholder that is a partnership holding SpectraSite common stock, or any partner in such a partnership, should consult its tax advisors.

SpectraSite stockholders are strongly urged to consult their tax advisors as to the specific tax considerations of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

General

In connection with the mailing of this joint proxy statement/prospectus, American Tower and SpectraSite will receive legal opinions from King & Spalding LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, respectively, to the effect that

•	the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

These opinions were rendered on the basis of customary representations and covenants, including representations and covenants regarding the absence of changes in existing facts and including representations contained in officers’ certificates of American Tower and SpectraSite, and of customary assumptions, including that the merger will be consummated in accordance with this joint proxy statement/prospectus and the merger agreement and that the representations made by each of American Tower and SpectraSite are true and accurate in all respects and will remain true and accurate in all respects at all times up to and including the effective time of the merger. If any of those representations are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions referred to in this paragraph could be affected. Neither American Tower nor SpectraSite is currently aware of any facts or circumstances that would cause any representations made by it to King & Spalding LLP or Paul, Weiss, Rifkind, Wharton & Garrison LLP to be untrue or incorrect in any material respect. None of the opinions referred to in this paragraph will be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated herein or that a court would not sustain such a challenge.

Based on the above, the following additional income tax consequences would arise:

•	Gain or loss. No gain or loss will be recognized by SpectraSite stockholders as a result of the merger, except with respect to any cash received in the merger.

•	Tax basis. The aggregate tax basis of the shares of American Tower Class A common stock received by a SpectraSite stockholder in the merger will be the same as the aggregate basis of SpectraSite common stock for which it is exchanged, less any basis attributable to fractional shares of American Tower Class A common stock for which cash is received.

•	Holding period. The holding period of the shares of American Tower Class A common stock received by a SpectraSite stockholder in the merger will include the holding period of the stockholder’s SpectraSite common stock surrendered in exchange for American Tower Class A common stock.

•	Fractional shares. A SpectraSite stockholder who receives cash in lieu of fractional shares of American Tower Class A common stock will be treated as having received the fractional shares in the merger and then having exchanged the fractional shares for cash in a redemption by American Tower. As a result, such stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the fractional share interest. Any gain or loss attributable to fractional shares generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Subject to the discussion below, a non-U.S. holder will generally not be subject to U. S. federal income tax with respect to such gain, unless (1) such gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (2) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met.

Certain Additional Tax Considerations of the Merger to Non-U.S. Holders

Certain provisions of the Internal Revenue Code, enacted pursuant to United States tax legislation referred to as the Foreign Investment in Real Property Tax Act, which we refer to as FIRPTA, generally subject any gain or loss realized by a foreign person in connection with the sale or exchange of a “United States real property interest,” which we refer to as a USRPI, to U.S. federal income tax as either ordinary income or capital gain that is effectively connected with the foreign person’s conduct of a trade or business in the United States, which we refer to as the FIRPTA Tax.

For purposes of the FIRPTA Tax, stock held in a “United States real property holding corporation,” which we refer to as a USRPHC, generally is classified as a USRPI. A corporation generally is classified as a USRPHC if the fair market value of its interests in United States real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. However, a foreign stockholder’s interest in a USRPHC will not be treated as a USRPI if (1) the relevant class of stock of the USRPHC is “regularly traded on an established securities market” under applicable Internal Revenue Code provisions and (2) that foreign stockholder has not held, either directly or indirectly, after taking into account applicable constructive ownership rules, including rules that treat a foreign stockholder as owning shares that are (1) owned by, or that are subject to an option held by, certain family members, corporations, partnerships, estates or trusts or (2) subject to an option held by that foreign stockholder, more than 5% of the outstanding shares of such relevant class of stock of the USRPHC at any time during the shorter of (1) the five-year period ending on the date of the disposition of such interest or (2) the period during which such stockholder held such interest.

Each of American Tower and SpectraSite believes that it is currently a USRPHC. American Tower and SpectraSite also each expect that their common stock will continue to be regularly traded on the NYSE leading up to and as of the effective time of the merger, such that American Tower and SpectraSite common stock should be considered to be “regularly traded on an established securities market” for purposes of the Internal Revenue Code.

If these expectations prove to be correct, so long as such non-U.S. holder of SpectraSite common stock holds or held, at all times, during the shorter of (1) the five-year period preceding the date of the merger or (2) the holder’s holding period, five percent or less of SpectraSite common stock, such holder will not recognize gain or loss as a result of the merger. Non-U.S. holders who hold or held, at any time during the shorter of (1) the five-year period preceding the date of the merger or (2) the holder’s holding period, more than five percent of SpectraSite common stock and who will own five percent or less of American Tower Class A common stock immediately following the merger may recognize gain as a result of the merger and should consult their tax advisors as to the tax consequences to them of the merger. Subject to the discussion of reporting requirements described below, other non-U.S. holders who hold or held, at any time during the shorter of (1) the five-year period preceding the date of the merger or (2) the holder’s holding period, more than five percent of SpectraSite common stock and who will own more than five percent of American Tower Class A common stock immediately following the merger will not recognize gain as a result of the merger and should consult their tax advisors as to the tax consequences to them of the merger.

Tax Opinions as Condition to Merger

Consummation of the merger is conditioned upon, among other things, the receipt by American Tower of a further opinion of King & Spalding LLP and the receipt by SpectraSite of a further opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, on the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering their opinions, counsel will require and rely upon customary representations and covenants. Neither American Tower nor SpectraSite is currently aware of any facts or circumstances that would cause any representations made by it to King & Spalding LLP or Paul, Weiss, Rifkind, Wharton & Garrison LLP in connection with these further opinions to be untrue or incorrect in any material respect.

Reporting Requirements

U.S. holders of SpectraSite common stock receiving American Tower Class A common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the SpectraSite common stock exchanged in the merger and the fair market value of the American Tower Class A common stock and the amount of any cash received in the merger. A non-U.S. holder of SpectraSite common stock who holds or held, at any time during the shorter of (1) the five-year period preceding the date of the merger or (2) the holder’s holding period, more than five percent of SpectraSite common stock must file an income tax return for the year of the merger and must attach a disclosure schedule (as provided in applicable U.S. Treasury regulations). In addition, SpectraSite stockholders will be required to retain permanent records of these facts relating to the merger.

Information Reporting and Backup Withholding

Payments of cash in lieu of fractional shares of American Tower Class A common stock may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a SpectraSite stockholder under the backup withholding rules are not additional tax and will be allowed as a credit against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While American Tower and SpectraSite believe this description addresses the material terms of the merger agreement, this summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. American Tower stockholders and SpectraSite stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of American Tower or SpectraSite or any of their respective subsidiaries.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, SpectraSite will be merged with and into Asteroid Merger Sub, a Delaware limited liability company and a direct wholly owned subsidiary of American Tower formed solely for the purpose of engaging in the merger. As a result of the merger, the separate corporate existence of SpectraSite will cease and Asteroid Merger Sub will survive and continue as a direct wholly owned subsidiary of American Tower.

At the option of American Tower, the structure of the merger may be changed to consist of a merger of Asteroid Merger Sub with and into SpectraSite in which SpectraSite will survive and continue as a direct wholly owned subsidiary of American Tower. American Tower and SpectraSite will work in good faith to agree on appropriate amendments to the representations, warranties, covenants and other agreements in the merger agreement to give effect to the foregoing change in the structure of the merger. However, if the parties cannot agree on such amendment or the respective tax counsel to each party cannot deliver its opinion to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) that SpectraSite and American Tower will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, then the merger will not be restructured. See the section captioned “—Conditions to Consummation of the Merger” beginning on page 75.

Consummation and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such other time as American Tower and SpectraSite agree and as specified in the certificate of merger. The effective time of the merger will occur as promptly as practicable, and in any event within three business days, after the satisfaction or waiver of the conditions to consummation of the merger set forth in the merger agreement.

Consideration to be Received in the Merger

For each share of SpectraSite common stock, SpectraSite stockholders will have the right to receive 3.575 shares of American Tower Class A common stock. Upon consummation of the merger, each share of SpectraSite common stock, other than shares held in treasury and shares owned directly by American Tower, issued and outstanding immediately prior to the consummation of the merger will automatically be cancelled and converted into the right to receive 3.575 shares of American Tower Class A common stock.

SpectraSite stockholders will receive cash for any fractional shares that they would otherwise receive in the merger. The amount of cash, without interest, for fractional shares SpectraSite stockholders will receive will be calculated by multiplying the fractional share interest to which each such stockholder would be entitled by the average of the per share closing prices of shares of American Tower Class A common stock as reported on the NYSE during the ten consecutive trading days ending on and including the trading day immediately prior to the date of the effective time of the merger.

Based upon the outstanding number of shares of American Tower Class A common stock and SpectraSite common stock as of May 20, 2005, immediately after the merger, American Tower stockholders will own approximately 58% of the combined company and former SpectraSite stockholders will own approximately 42% of the combined company.

See the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—Treatment of SpectraSite Stock Options” beginning on page 65, “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—Treatment of SpectraSite’s Warrants” beginning on page 66 and “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—Treatment of SpectraSite’s Restricted Stock” beginning on page 66.

Procedures for Exchange of Certificates

As promptly as practicable after consummation of the merger, American Tower’s exchange agent will mail to former SpectraSite stockholders a letter of transmittal and instructions to be used in surrendering certificates that represented shares of SpectraSite common stock prior to the consummation of the merger. When a former SpectraSite stockholder delivers these certificates to the exchange agent together with a properly executed letter of transmittal and any other required documents, the former SpectraSite stockholder will be entitled to receive American Tower stock certificates representing the number of whole shares of American Tower Class A common stock to which the stockholder is entitled under the merger agreement, cash in lieu of any fractional shares of American Tower Class A common stock to which such stockholder would be entitled and any dividends or distributions to which such stockholder is entitled.

In the event of a transfer of ownership of SpectraSite common stock that is not registered in SpectraSite’s transfer records, if a transferee presents the certificate representing such transferred shares to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, then such transferee will receive a certificate representing the proper number of shares of American Tower Class A common stock which such transferee has the right to receive in respect of such transferee’s shares of SpectraSite common stock formerly represented by such certificate, cash in lieu of any fractional shares of American Tower Class A common stock to which such holder is entitled pursuant the merger agreement and any dividends or other distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions declared or made after the consummation of the merger with respect to American Tower Class A common stock with a record date after the consummation of the merger will be paid to the holder of any unsurrendered certificate formerly representing shares of SpectraSite common stock with respect to the shares of American Tower Class A common stock represented thereby until the holder of such certificate surrenders such certificate. Subject to the effect of applicable law, following surrender of any certificates, the holder of the certificates representing shares of American Tower Class A common stock issued in exchange therefore will be paid, without interest:

•	promptly, the amount of dividends or other distributions with a record date after the consummation of the merger and theretofore paid with respect to such shares of American Tower Class A common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions, with a record date after the consummation of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of American Tower Class A common stock.

Conditions to Consummation of the Merger

Each of American Tower and SpectraSite is required to consummate the merger only if specific conditions are satisfied or waived, including the following:

•	the approval and adoption of the merger agreement, including the merger and the other transactions contemplated thereby, by holders of at least a majority of the outstanding shares of SpectraSite common stock;

•	the approval of the issuance of American Tower Class A common stock in connection with the merger by the affirmative vote of holders of at least a majority of all shares of American Tower Class A common stock casting votes at the American Tower special meeting, provided that the total votes cast represents over 50% in interest of all securities entitled to vote;

•	the absence of any applicable law or any restraining order, injunction or other judgment issued by any court or other government entity of competent jurisdiction prohibiting consummation of the merger;

•	the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of American Tower Class A common stock issuable to SpectraSite stockholders in connection with the merger.

The merger agreement also provides that the expiration or termination of any waiting period applicable to the merger under the HSR Act is a condition to the consummation of the merger. However, based upon communications among American Tower, SpectraSite and the Premerger Notification Office of the FTC, the parties have concluded that consummation of the merger is not subject to the notification and waiting period requirements of the HSR Act and, therefore, no filing under the HSR Act will be made.

The obligations of American Tower to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of SpectraSite with respect to (1) its organization and good standing, (2) its capitalization, (3) its authority to enter into and perform the obligations under the merger agreement and (4) the merger not conflicting with its organizational documents being true and correct in all material respects both as of the date of the merger agreement and as of closing of the merger, except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date;

•	all other representations and warranties of SpectraSite being true and correct, but without regard to materiality qualifications or references to a material adverse effect that may be contained in any representation or warranty, both as of the date of the merger agreement and as of the date of the closing of the merger, except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date, except where any failure of such representations and warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SpectraSite;

•	SpectraSite having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the consummation of the merger;

•	SpectraSite having delivered to American Tower a certificate to the effect that each of the conditions specified above has been satisfied in all respects; and

•	American Tower having received from King & Spalding LLP, counsel to American Tower, on the closing date of the merger, an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that SpectraSite and American Tower will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The obligations of SpectraSite to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of American Tower and Asteroid Merger Sub with respect to (1) their organization and good standing, (2) their capitalization, (3) their authority to enter into the transaction and (4) the transaction not conflicting with their organizational documents being true and correct in all material respects both as of the date of the merger agreement and as of closing of the merger, except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date;

•	all other representations and warranties of American Tower and Asteroid Merger Sub being true and correct, but without regard to materiality qualifications or references to a material adverse effect that may be contained in any representation or warranty both as of the date of the merger agreement and as of the date of the closing of the merger, except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date, except where any failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on American Tower;

•	American Tower and Asteroid Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the consummation of the merger;

•	each of American Tower and Asteroid Merger Sub having delivered to SpectraSite a certificate to the effect that each of the conditions specified above has been satisfied in all respects; and

•	SpectraSite having received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to SpectraSite, on the closing date of the merger, an opinion stating that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that SpectraSite and American Tower will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

Other than the conditions pertaining to stockholder approvals and the legality of the merger, either American Tower or SpectraSite may elect to waive conditions to its own performance and consummate the merger. However, neither American Tower nor SpectraSite will waive the closing condition regarding its receipt of an opinion of counsel regarding tax matters without resoliciting the approval of its stockholders after providing appropriate disclosure. Neither American Tower nor SpectraSite has any intention to waive any condition as of the date of this joint proxy statement/prospectus.

Representations and Warranties

The merger agreement contains customary representations and warranties of American Tower, Asteroid Merger Sub and SpectraSite, including representations and warranties relating to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated thereby;

•	required stockholder vote of the stockholders of each of American Tower and SpectraSite;

•	the receipt of fairness opinions from their respective financial advisors;

•	absence of conflicts with the companies’ respective governing documents, applicable laws or material contracts;

•	required consents, approvals, orders and authorizations of governmental authorities relating to the merger agreement and the transactions contemplated thereby;

•	compliance with laws and regulatory compliance;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of any liabilities that are material to the respective companies, other than liabilities disclosed in the companies’ SEC documents, liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2005 and other liabilities that were not or would not reasonably be expected to be material and adverse to the business of the respective companies;

•	absence of material changes or events, including the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to either company since January 1, 2005;

•	filing of tax returns and payment of taxes;

•	absence of change in control payments to employees or directors;

•	pending or, to the knowledge of the companies, threatened litigation;

•	specified contracts and commitments, and the enforceability of such contracts and commitments;

•	accuracy of information supplied by each of American Tower and SpectraSite in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	compliance with environmental laws and regulations;

•	ownership and use of intellectual property;

•	the absence of stockholders’ rights agreements;

•	engagement and payment of fees of brokers, finders and investment bankers, other than their independent financial advisors;

•	insurance; and

•	no violation of the Foreign Corrupt Practices Act and related matters.

The merger agreement provides that a material adverse effect means, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate have resulted in, or would reasonably be expected to result in, any change or effect, that (1) is materially adverse to the business, financial condition or results of operations of American Tower and its subsidiaries, taken as a whole, or SpectraSite and its subsidiaries, taken as a whole, or (2) prevents or has a material adverse effect on the ability of American Tower or SpectraSite, as applicable, to consummate the merger. None of the following, either alone or in combination, will constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

(1)	any change relating to the United States or foreign economy or financial, credit or securities markets in general;

(2)	any change, in and of its itself, in the trading price or trading volume of American Tower Class A common stock or SpectraSite common stock;

(3)	any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which American Tower and SpectraSite participate;

(4)	any change in GAAP or the accounting rules and regulations of the SEC;

(5)	any change in laws of general applicability or interpretation of a law by any governmental entity;

(6)	any change resulting from departures of officers or employees of American Tower or SpectraSite resulting from the announcement of the merger;

(7)	any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; or

(8)	any change to the business of SpectraSite or the surviving company resulting from the forward merger of SpectraSite into Asteroid Merger Sub and the surviving company’s subsequent compliance with the merger agreement covenant regarding contribution of assets and liabilities to a limited liability company wholly owned by American Tower;

provided that in the case of (1), (3), (4), (5) and (7) above, such effect does not disproportionately impact or uniquely relate to American Tower or SpectraSite, as the case may be.

Conduct of Business by American Tower and SpectraSite Prior to Consummation of the Merger

American Tower and SpectraSite have agreed that during the period from the date of the merger agreement to the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, unless American Tower or SpectraSite, as the case may be, consents in writing, each of American Tower and SpectraSite will conduct its business in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects and will use commercially reasonable efforts to preserve intact its business organizations, to keep available the services of its current officers and key employees and to preserve in all material respects its current relationships with customers, suppliers and other persons with which they have business dealings.

Further, except as previously disclosed to American Tower or SpectraSite, as applicable, in each respective company’s 2005 budget or otherwise, American Tower and SpectraSite will not, between the date of the merger agreement and the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms, unless American Tower or SpectraSite, as the case may be, consents in writing:

•	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for specified dividends by subsidiaries;

•	subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in benefit plans;

•	issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of stock options or warrants outstanding as of the date of the merger agreement;

•	take any action that would, or would reasonably be expected to, result in any of the conditions to consummation of the merger contained in the merger agreement not being satisfied;

•	amend its certificate of incorporation or by-laws or other equivalent organizational documents;

•	create, assume or incur indebtedness for borrowed money or guaranty any such indebtedness of another person, in a net aggregate amount of $10,000,000 with respect to SpectraSite and $18,600,000 with respect to American Tower;

•	make any material loans or advances to any other person, other than loans to employees, excluding officers, or advances to employees, in each case made in the ordinary course in all material respects or intercompany loans or advances;

•	other than in the ordinary course of business consistent with past practice, sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties;

•	make any acquisitions that involves a purchase price that (1) with respect to SpectraSite, individually, involves a purchase price in excess of $10,000,000 or, in the aggregate, involves a purchase price in excess of $25,000,000; or (2) with respect to American Tower, individually, involves a purchase price in excess of $18,600,000 or, in the aggregate, involves a purchase price in excess of $46,500,000;

•	change its accounting policies except as required by law or GAAP;

•	modify or amend in any material respect or terminate or cancel or enter into any material contract;

•	other than in the ordinary course of business, pay, loan or advance, any amount to, or sell, transfer or lease any properties or assets to, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors;

•	make any new capital expenditures (1) with respect to SpectraSite, individually, in excess of $5,000,000 or, in the aggregate, in excess of $10,000,000; or (2) with respect to American Tower, individually, in excess of $9,300,000 or, in the aggregate, in excess of $18,600,000; or

•	take any action that would prevent the parties from treating the merger as “reorganization” under Section 368 of the Internal Revenue Code.

In addition, SpectraSite has agreed that, except as previously disclosed to American Tower in SpectraSite’s 2005 budget or otherwise, SpectraSite will not between the date of the merger agreement and the earlier of the consummation of the merger or the termination of the merger agreement in accordance with its terms, unless American Tower consents in writing:

•	other than as required by law or a SpectraSite benefit plan or as required to avoid adverse treatment under Section 409A of the Internal Revenue Code: (1) amend any of the terms or conditions of employment for any of its directors or officers; (2) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors or affiliates of SpectraSite or enter into any new, or amend any existing, employment agreements, in each case, except with respect to employees, excluding officers, effected in the ordinary course of business consistent with past practices; or (3) make any change to SpectraSite benefit plans;

•	other than in the ordinary course of business, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to SpectraSite and its subsidiaries, taken as a whole;

•	make any material tax election, other than in the ordinary course of business consistent with past practice, or settle or compromise any material tax liability; or

•	pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations, other than in the ordinary course of business or to the extent subject to and not in excess of reserves that are disclosed in SpectraSite’s filed SEC reports that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP or that, individually or in the aggregate, are not material to SpectraSite and its subsidiaries, taken as a whole.

The merger agreement provides that prior to the consummation of the merger each party will confer in good faith on a regular and frequent basis regarding operational matters and the general status of ongoing operations. No party will waive any rights it may have under the merger agreement as a result of such consultations and nothing in the merger agreement will give either party, directly or indirectly, the right to control or direct the other party’s operations prior to the consummation of the merger.

No Solicitation

SpectraSite Obligations. The merger agreement provides that SpectraSite will not, nor shall it authorize or permit its subsidiaries or representatives to:

•	solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any SpectraSite takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any SpectraSite takeover proposal.

The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the time SpectraSite stockholders have approved the SpectraSite merger proposal:

•	SpectraSite receives a bona fide written SpectraSite takeover proposal that the SpectraSite board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes, or would reasonably be expected to lead to, a SpectraSite superior proposal; and

•	such SpectraSite takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from a breach by SpectraSite of the no solicitation provisions of the merger agreement described in this section;

then SpectraSite may, if the SpectraSite board of directors determines in good faith, after consultation with outside counsel, that it is required to do so to comply with its fiduciary duties to the SpectraSite stockholders under applicable law, and subject to giving American Tower written notice of such determination:

•	furnish information with respect to SpectraSite to the person making such SpectraSite takeover proposal; and

•	participate in discussions or negotiations with the person making such SpectraSite takeover proposal regarding such SpectraSite takeover proposal.

The merger agreement provides that the term “SpectraSite takeover proposal” means:

•	any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, earnings before interest expense, taxes, depreciation and amortization, or the assets of SpectraSite and its subsidiaries, taken as a whole or 20% or more of any class of equity securities of SpectraSite;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of SpectraSite; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving SpectraSite pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of SpectraSite or of any resulting parent company of SpectraSite.

The merger agreement provides that the term “SpectraSite superior proposal” means a SpectraSite takeover proposal, provided that for purposes of being a SpectraSite superior proposal all references to 20% in the definition of “SpectraSite takeover proposal” will be references to 50%, which the SpectraSite board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, to be:

•	more favorable to the SpectraSite stockholders than the merger, taking into account all relevant factors, including all the terms and conditions of such proposal and the merger agreement and changes to the terms of the merger agreement proposed by American Tower in response to such offer; and

•	reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal.

The SpectraSite board of directors cannot:

•	withdraw, qualify or modify in a manner adverse to American Tower or Asteroid Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to American Tower or Asteroid Merger Sub, the adoption, approval, recommendation or declaration of advisability by the SpectraSite board of directors of the merger agreement or the merger;

•	recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any SpectraSite takeover proposal; or

•	adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow SpectraSite to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any SpectraSite takeover proposal.

Notwithstanding the foregoing, at any time prior to the time SpectraSite stockholders have approved the SpectraSite merger proposal, the SpectraSite board of directors may recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any SpectraSite takeover proposal if its board of directors determines in good faith, after consultation with outside counsel, that it is required to do so to comply with its fiduciary duties to the SpectraSite stockholders under applicable law, except that no such change in recommendation may be made until after the fifth calendar day following American Tower’s receipt of written notice from SpectraSite advising American Tower that the SpectraSite board of directors intends to take such action and specifying the reasons for such action, including the terms and conditions of any SpectraSite superior proposal that is the basis of the proposed action. In determining whether to change its recommendation, the SpectraSite board of directors will take into account any changes to the terms of the merger agreement proposed by American Tower in response to SpectraSite’s notice of its recommendation change.

With respect to a SpectraSite takeover proposal, SpectraSite will:

•	promptly advise American Tower orally and in writing, and within 24 hours, of any SpectraSite takeover proposal or any inquiry that would reasonably be expected to lead to any SpectraSite takeover proposal, the material terms and conditions of any such SpectraSite takeover proposal or inquiry, including any changes, and the identity of the person making the SpectraSite takeover proposal or inquiry;

•	keep American Tower fully and promptly informed of the status and material details, including any changes, of any such SpectraSite takeover proposal or inquiry; and

•	provide to American Tower promptly after receipt or delivery copies of all correspondence and other written material provided to SpectraSite from any person that describes any of the terms or conditions of any SpectraSite takeover proposal.

Nothing in the merger agreement will prohibit SpectraSite from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to SpectraSite’s stockholders if, in the good faith judgment of the SpectraSite board of directors, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable law, except that all actions taken or agreed to be taken by SpectraSite or the SpectraSite board of directors must comply with the no solicitation provisions described above.

American Tower Obligations. The merger agreement further provides that American Tower will not, nor shall it authorize or permit its subsidiaries or representatives to:

•	solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any American Tower takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any American Tower takeover proposal.

The merger agreement provides further that, notwithstanding the restrictions described above, if at any time prior to the time American Tower stockholders have approved the American Tower merger proposal:

•	American Tower receives a bona fide written American Tower takeover proposal that the American Tower board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes, or would reasonably be expected to lead to, an American Tower superior proposal; and

•	such American Tower takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from a breach by American Tower of the no solicitation provisions of the merger agreement described in this section;

then American Tower may, if its board of directors determines in good faith, after consultation with outside counsel, that it is required to do so to comply with its fiduciary duties to the American Tower stockholders under applicable law, and subject to giving SpectraSite written notice of such determination:

•	furnish information with respect to American Tower to the person making such American Tower takeover proposal; and

•	participate in discussions or negotiations with the person making such SpectraSite takeover proposal regarding such American Tower takeover proposal.

The merger agreement provides that the term “American Tower takeover proposal” means:

•	any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, earnings before interest expense, taxes, depreciation and amortization, or the assets of American Tower and its subsidiaries, taken as a whole or 20% or more of any class of equity securities of American Tower;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of American Tower; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving American Tower pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of American Tower or of any resulting parent company of American Tower.

The merger agreement provides that the term “American Tower superior proposal” means an American Tower takeover proposal, provided that for purposes of being an American Tower superior proposal all references to 20% in the definition of “American Tower takeover proposal” will be references to 50%, which the American Tower board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, to be:

•	more favorable to the American Tower stockholders than the merger, taking into account all relevant factors, including all the terms and conditions of such proposal and the merger agreement and changes to the terms of the merger agreement proposed by SpectraSite in response to such offer; and

•	reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal.

The American Tower board of directors cannot:

•	withdraw, qualify or modify in a manner adverse to SpectraSite, or publicly propose to withdraw, qualify or modify in a manner adverse to SpectraSite, the adoption, approval, recommendation or declaration of advisability by the American Tower board of directors of the merger agreement or the merger;

•	recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any American Tower takeover proposal; or

•	adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow American Tower to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any American Tower takeover proposal.

Notwithstanding the foregoing, at any time prior to the time American Tower stockholders have approved the American Tower merger proposal, the American Tower board of directors may recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any American Tower takeover proposal if its board of directors determines in good faith, after consultation with outside counsel, that it is required to do so to comply with its fiduciary duties to the American Tower stockholders under applicable law, except that no such change in recommendation may be made until after the fifth calendar day following SpectraSite’s receipt of written notice from American Tower advising SpectraSite that the American Tower board of directors intends to take such action and specifying the reasons for such action, including the terms and conditions of any American Tower superior proposal that is the basis of the proposed action. In determining whether to change its recommendation, the American Tower board of directors will take into account any changes to the terms of the merger agreement proposed by SpectraSite in response to American Tower’s notice of its recommendation change.

With respect to an American Tower takeover proposal, American Tower will:

•	promptly advise SpectraSite orally and in writing, and within 24 hours, of any American Tower takeover proposal or any inquiry that would reasonably be expected to lead to any American Tower takeover proposal, the material terms and conditions of any such American Tower takeover proposal or inquiry, including any changes, and the identity of the person making the American Tower takeover proposal or inquiry;

•	keep SpectraSite fully and promptly informed of the status and material details, including any changes, of any such American Tower takeover proposal or inquiry; and

•	provide to SpectraSite promptly after receipt or delivery copies of all correspondence and other written material provided to American Tower from any person that describes any of the terms or conditions of any American Tower takeover proposal.

Nothing in the merger agreement will prohibit American Tower from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to American Tower’s stockholders if, in the good faith judgment of the American Tower board of directors, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable law, except that all actions taken or agreed to be taken by American Tower or the American Tower board of directors must comply with the no solicitation provisions described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger by the mutual written consent of American Tower, Asteroid Merger Sub and SpectraSite.

In addition, the merger agreement may be terminated by either American Tower or SpectraSite if:

•	the merger has not been consummated by May 3, 2006, except that the right to terminate the merger agreement on this basis will not be available to any party whose willful breach of a representation or warranty or willful failure to fulfill any covenant or agreement contained in the merger agreement has been a principal cause of, or resulted in, the failure of the merger to be consummated on or by May 3, 2006;

•	the American Tower stockholders have not approved the American Tower merger proposal at the American Tower special meeting at which the proper vote of the American Tower stockholders was taken;

•	the SpectraSite stockholders have not approved the SpectraSite merger proposal at the SpectraSite special meeting at which the proper vote of the SpectraSite stockholders was taken; or

•	if any restraining order, injunction or other judgment issued by any court or other government entity of competent jurisdiction prohibiting the consummation of the merger or other transactions contemplated by the merger agreement is in effect and has become final and nonappealable.

The merger agreement also may be terminated by American Tower:

•	if SpectraSite breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure to satisfy the closing conditions of the merger agreement and is incapable of being cured, or is not cured within 30 calendar days following receipt of written notice from American Tower of the breach or failure to perform;

•	at any time prior to obtaining the approval of the SpectraSite merger proposal by the SpectraSite stockholders, within ten days after the SpectraSite board of directors has changed, modified or withdrawn its recommendation for the merger or has recommended or approved any SpectraSite takeover proposal; or

•	at any time prior to obtaining the approval by the American Tower stockholders of the American Tower merger proposal, so that American Tower can accept and enter into a binding agreement with respect to an American Tower superior proposal, subject to American Tower’s compliance with the applicable no solicitation provisions of the merger agreement and American Tower’s payment of the American Tower termination fee.

The merger agreement also may be terminated by SpectraSite:

•	if American Tower or Asteroid Merger Sub breaches or fails to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform gives rise to the failure to satisfy the closing conditions of the merger agreement and is incapable of being cured, or is not cured within 30 calendar days following receipt of written notice from SpectraSite of the breach or failure to perform;

•	at any time prior to obtaining the approval by the American Tower stockholders of the American Tower merger proposal, within ten days after the American Tower board of directors has changed, modified or withdrawn its recommendation for the merger or has recommended or approved any American Tower takeover proposal; or

•	at any time prior to obtaining the approval of the SpectraSite merger proposal by SpectraSite stockholders, so that SpectraSite can accept and enter into a binding agreement with respect to a SpectraSite superior proposal, subject to SpectraSite’s compliance with the applicable no solicitation provisions of the merger agreement and SpectraSite’s payment of the SpectraSite termination fee.

Expenses and Termination Fees

All fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, except that each of SpectraSite and American Tower will bear and pay one-half of the costs and expenses incurred in connection with:

•	the filing, printing and mailing of this joint proxy statement/prospectus, including SEC filing fees;

•	the filings of the premerger notification and report forms under the HSR Act, including filing fees;

•	the third party service provider fees and expenses, other than consent, amendment, waiver or tender offer fees, incurred by the parties to obtain an amendment and/or waiver, if any, of SpectraSite’s credit facility; and

•	third party costs and expenses, other than consent, amendment, waiver or tender offer fees, of the parties to obtain a consent, amendment or waiver, if any, of the indenture for, or in conducting a tender offer for, SpectraSite’s outstanding 8.25% Senior Notes due 2010.

American Tower will pay any fees with respect to any consent, amendment, waiver or tender offer of the parties to obtain any amendment, waiver and/or consent with respect to SpectraSite’s credit facility or SpectraSite’s outstanding 8.25% Senior Notes due 2010, which fees will only be payable upon consummation of the merger. American Tower will file any return with respect to, and will pay, any state or local taxes imposed on SpectraSite, including any penalties or interest, if any, which are attributable to the transfer of the beneficial ownership of SpectraSite’s real property as a result of the merger.

American Tower Fees. American Tower will pay SpectraSite a termination fee in the amount of $110.0 million if the merger agreement is terminated:

•	By American Tower or SpectraSite because the American Tower stockholders have not approved the American Tower merger proposal at the American Tower special meeting at which the proper vote of the American Tower stockholders was taken and (1) after May 3, 2005 an American Tower takeover proposal is made to American Tower and such American Tower takeover proposal becomes publicly known or is made directly to the American Tower stockholders prior to the American Tower special meeting and, such American Tower takeover proposal has not been withdrawn at the time of the American Tower special meeting and (2) within 12 months after termination of the merger agreement, American Tower consummates an American Tower takeover proposal or enters into a definitive agreement to consummate an American Tower takeover proposal and thereafter consummates the American Tower takeover proposal.

•	By American Tower or SpectraSite because the merger has not been consummated by May 3, 2006, but only if the American Tower special meeting at which the proper vote is to be taken on the American Tower merger proposal has not been held, and (1) after May 3, 2005 an American Tower takeover proposal is made to American Tower or directly to the American Tower stockholders or becomes publicly known or any person has publicly announced an intention to make an American Tower takeover proposal and (2) within 12 months after such termination, American Tower consummates an American Tower takeover proposal or enters into a definitive agreement to consummate an American Tower takeover proposal and thereafter consummates the American Tower takeover proposal.

•	By SpectraSite because the American Tower board of directors has changed, modified or withdrawn its recommendation for the merger or has recommended or approved any American Tower takeover proposal and (1) after May 3, 2005 an American Tower takeover proposal is made to American Tower or directly to the American Tower stockholders or becomes publicly known or any person has publicly announced an intention to make an American Tower takeover proposal and (2) within 12 months after termination of the merger agreement, American Tower consummates an American Tower takeover proposal or enters into a definitive agreement to consummate an American Tower takeover proposal and thereafter consummates the American Tower takeover proposal; or

•	By American Tower to accept and enter into a binding agreement with respect to an American Tower superior proposal at any time prior to obtaining the approval of the American Tower merger proposal by American Tower stockholders.

Solely for purposes of this section captioned “—Expenses and Termination Fees—American Tower Fees”, all references to 20% in the term “American Tower takeover proposal” will be deemed references to 50%.

American Tower will reimburse SpectraSite for its out-of-pocket expenses up to $10.0 million if the merger agreement is terminated by SpectraSite because American Tower or Asteroid Merger Sub breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of to satisfy the closing conditions of the merger agreement and is incapable of being cured, or is not cured, within 30 calendar days following receipt of written notice from SpectraSite of the breach or failure to perform.

SpectraSite Fees. SpectraSite will pay American Tower a termination fee in the amount of $110.0 million if the merger agreement is terminated:

•	By SpectraSite or American Tower because the SpectraSite stockholders have not approved the merger agreement at the SpectraSite special meeting at which the proper vote of the SpectraSite stockholders was taken and (1) after May 3, 2005 a SpectraSite takeover proposal is made to SpectraSite and such SpectraSite takeover proposal becomes publicly known or is made directly to the SpectraSite stockholders prior to the SpectraSite special meeting and, such SpectraSite takeover proposal has not been withdrawn at the time of the SpectraSite special meeting and (2) within 12 months after termination of the merger agreement, SpectraSite consummates a SpectraSite takeover proposal or enters into a definitive agreement to consummate a SpectraSite takeover proposal and thereafter consummates the SpectraSite takeover proposal.

•	By SpectraSite or American Tower because the merger has not been consummated by May 3, 2006, but only if the SpectraSite special meeting at which the proper vote is to be taken on the merger has not been held, and (1) after May 3, 2005 a SpectraSite takeover proposal is made to SpectraSite or directly to the SpectraSite stockholders or becomes publicly known or any person has publicly announced an intention to make a SpectraSite takeover proposal and (2) within 12 months after such termination, SpectraSite consummates a SpectraSite takeover proposal or enters into a definitive agreement to consummate a SpectraSite takeover proposal and thereafter consummates the SpectraSite takeover proposal.

•	By American Tower because the SpectraSite board of directors has changed, modified or withdrawn its recommendation for the merger or has recommended or approved any SpectraSite takeover proposal and (1) after May 3, 2005 a SpectraSite takeover proposal is made to SpectraSite or directly to the SpectraSite stockholders or becomes publicly known or any person has publicly announced an intention to make a SpectraSite takeover proposal and (2) within 12 months after termination of the merger agreement, SpectraSite consummates a SpectraSite takeover proposal or enters into a definitive agreement to consummate a SpectraSite takeover proposal and thereafter consummates the SpectraSite takeover proposal; or

•	By SpectraSite to accept and enter into a binding agreement with respect to a SpectraSite superior proposal at any time prior to the approval of the SpectraSite merger proposal by SpectraSite stockholders.

Solely for purposes of this section captioned “—Expenses and Termination Fees—SpectraSite Fees”, all references to 20% in the term “SpectraSite takeover proposal” will be deemed references to 50%.

SpectraSite will reimburse American Tower for its out-of-pocket expenses up to $10.0 million if the merger agreement is terminated by American Tower because SpectraSite breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy the closing conditions of the merger agreement and is incapable of being cured, or is not cured, within 30 calendar days following receipt of written notice from American Tower of the breach or failure to perform.

Filings Under the HSR Act; Reasonable Best Efforts

SpectraSite and American Tower will use reasonable best efforts to:

•	obtain all requisite approvals and authorizations for the merger under the HSR Act or any other federal, state or foreign antitrust or fair trade law;

•	cooperate with each other in connection with any HSR Act or other antitrust filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party;

•	permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Department of Justice, the Federal Trade Commission or any other governmental entity or with any other person in connection with any proceeding by a private party; and

•	give the other party the opportunity to attend and participate in such meetings and conferences.

If any objections are asserted with respect to the merger under any law or if any suit is instituted by any governmental entity or any private party challenging the merger as violative of any law, each of American Tower and SpectraSite will use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by the merger agreement.

SpectraSite and American Tower have agreed to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a governmental entity regarding antitrust matters that requires a party to divest or hold separate any of its or its subsidiaries’ assets; provided, however, that neither SpectraSite nor American Tower will be required to agree to, or proffer to:

•	divest or hold separate any assets or any portion of any of American Tower’s or its subsidiaries’ business, after giving effect to the merger, or agree to any restriction, condition or other limitation on the conduct of their respective businesses, to the extent that doing so would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company; or

•	divest or hold separate any assets or any portion of any of its or its subsidiaries’ business or agree to any material restriction, condition or other limitation on the conduct of their respective businesses, or take any other similar action, that is not conditional on the consummation of the merger.

Indemnification and Insurance

American Tower and SpectraSite agreed that all rights to indemnification by SpectraSite existing in favor of each present and former director and officer of SpectraSite or its subsidiaries in effect on the date of the merger agreement as provided for in SpectraSite’s certificate of incorporation or by-laws or pursuant to any other agreements will survive the merger. Additionally, American Tower will maintain for a period of at least six years from the effective time of the merger and perform in a timely manner its obligations with respect to the foregoing indemnification obligations in favor of each present and former director and officer of SpectraSite or its subsidiaries.

In addition, American Tower has agreed to maintain in effect for a period of six years from and after the consummation of the merger the current directors’ and officers’ liability insurance policies of SpectraSite containing coverage at the same level maintained at or prior to the consummation of the merger. American Tower, however, will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by SpectraSite for such insurance. If American Tower would be required to expend more than 200% of current annual premiums, it will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums.

Board of Directors of the Combined Company

American Tower has agreed to expand the size of its board of directors from six directors to ten directors. All six current members of the American Tower board of directors will continue to serve as directors of American Tower following the merger. Effective as of the consummation of the merger, American Tower will appoint to the American Tower board of directors Messrs. Clark and Biltz and two other directors from the SpectraSite board of directors, who will be designated by SpectraSite and must be reasonably acceptable to American Tower. If either or both of Messrs. Clark and Biltz are unwilling or unable to serve as a director of American Tower as of the consummation of the merger, then SpectraSite will designate another individual or individuals, as the case may be, from the board of directors of SpectraSite, who must be reasonably acceptable to American Tower, to serve on the American Tower board of directors. The terms of all members of the American Tower board of directors, including the SpectraSite directors appointed in connection with the merger, will expire at the next annual meeting of the American Tower stockholders, which will occur in 2006.

Consents and/or Amendments of Certain Bank Lenders

American Tower and SpectraSite agreed, in the event American Tower determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the merger, to use its reasonable best efforts to obtain, and/or cooperate in, any request for an amendment and/or waiver under the credit agreement of SpectraSite’s wholly owned operating subsidiary relating to SpectraSite’s $900.0 million senior secured credit facility, including an amendment to the definition of “change of control” to exclude the merger, and SpectraSite agreed to effect such other amendments to such credit agreement as American Tower reasonably requests. American Tower and SpectraSite also agreed that, in the event the parties are not successful in obtaining such amendment and/or waiver that is acceptable to American Tower, then each party will cooperate and use its respective reasonable best efforts to refinance and replace the SpectraSite credit agreement with a substitute credit facility that is, to the extent available in the marketplace, on substantially similar terms as those contained in the SpectraSite credit agreement and otherwise reasonably acceptable to American Tower.

Notwithstanding the foregoing, American Tower has the option, in its sole discretion and upon notice to SpectraSite, to elect to refinance or otherwise repay in full the SpectraSite credit agreement and terminate all obligations thereunder as of the effective time of the merger, and SpectraSite agreed, on its own behalf and on behalf of the SpectraSite wholly owned operating subsidiary party to the credit agreement, to cooperate with American Tower with respect to such refinancing or other repayment and any related financing arrangements including a replacement credit agreement.

Consent Solicitation; Supplemental Indenture; Tender Offer

American Tower and SpectraSite agreed that, if American Tower determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the merger, each of American Tower and SpectraSite will use its reasonable best efforts to, and/or will cooperate in:

•	obtaining any consents to, amendments to or waivers from the indenture governing SpectraSite’s outstanding 8.25% senior notes due 2010, including an amendment to the definition of the term “change of control” to exclude the transactions contemplated by the merger agreement, and each party agreed to cause to become effective at the effective time of the merger a supplemental indenture for SpectraSite’s senior notes to reflect such consents, amendments or waivers, or

•	conducting a tender offer, either on its own or in connection with a consent solicitation contemplated by the preceding bullet point, for SpectraSite’s senior notes that is conditioned upon consummation of the merger, in each case, in form and substance as reasonably requested by American Tower and reasonably acceptable to SpectraSite.

Employees

Until 90 days following the merger, American Tower and Asteroid Merger Sub will not terminate any employee employed by SpectraSite immediately prior to the merger and will provide these employees with the same or better compensation, excluding equity based compensation, as in effect for each such employee immediately prior to the merger. These obligations of American Tower and Asteroid Merger Sub do not apply to Messrs. Clark, Biltz and Slaven or prevent American Tower or Asteroid Merger Sub from terminating any employee for cause. As discussed in the section captioned “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS—Conflicts of Interests of SpectraSite Directors and Executive Officers in the Merger—Severance” beginning on page 64, Messrs. Clark, Biltz and Slaven will not continue their employment with American Tower following consummation of the merger.

For one year following the merger, American Tower and Asteroid Merger Sub will maintain compensation and employee benefit plans that provide compensation and benefits, excluding equity based compensation, to the retained SpectraSite employees that remain employed by American Tower or Asteroid Merger Sub that have a value comparable, in the aggregate, to the compensation and benefits provided by SpectraSite benefit plans in effect on May 3, 2005 for such retained employees.

To determine eligibility to participate in, and rights under, any employee benefit plan of American Tower, retained SpectraSite employees will receive credit for service with SpectraSite as if it had been completed with American Tower.

Amendment and Waiver

The merger agreement may be amended in writing by American Tower and SpectraSite as authorized by their respective boards of directors. However, after approval of the SpectraSite merger proposal by the SpectraSite stockholders and the American Tower merger proposal by the American Tower stockholders, no amendment may be made that, without further approval of the American Tower and SpectraSite stockholders, changes the amount or the form of the consideration to be delivered to the SpectraSite stockholders, or which by law requires the further approval of the American Tower or SpectraSite stockholders.

Prior to the consummation of the merger, either American Tower or SpectraSite may:

•	extend the time for the performance of any of the covenants, obligations or other acts of any other party to the merger agreement; or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights. The waiver of any right with respect to particular facts and circumstances will not be a waiver with respect to any other facts and circumstances and each such right will be an ongoing right that may be asserted at any time and from time to time.

Governing Law

The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

AMERICAN TOWER DESCRIPTION OF CAPITAL STOCK

The description below summarizes important terms of American Tower’s capital stock. Because this section is a summary, it does not describe every aspect of American Tower’s capital stock. This summary is subject to and qualified in its entirety by reference to the provisions of American Tower’s certificate of incorporation.

General

The authorized capital stock of American Tower Corporation consists of 20.0 million shares of preferred stock, $.01 par value per share, 500.0 million shares of Class A common stock, $.01 par value per share, 50.0 million shares of Class B common stock, $.01 par value per share, and 10.0 million shares of Class C common stock, $.01 par value per share. Except as otherwise provided in American Tower’s certificate of incorporation, the holders of the outstanding shares of American Tower’s common stock are entitled to the following rights: one vote per share of Class A common stock, ten votes per share of Class B common stock and no votes per share of Class C common stock. In February 2004, all outstanding shares of American Tower’s Class B common stock and Class C common stock were converted into shares of Class A common stock on a one-for-one basis. Future issuances of Class B common stock are prohibited by American Tower’s certificate of incorporation. See the section captioned “—Common Stock” beginning on page 91.

Pursuant to American Tower Proposal Number Two, American Tower is seeking stockholder approval to amend and restate its certificate of incorporation in order to:

•	Increase the authorized number of shares of Class A common stock from 500.0 million shares to 1.0 billion shares;

•	Eliminate the authorized shares of Class B common stock and Class C common stock, of which none are currently outstanding;

•	Lower the threshold to amend certain provisions of American Tower’s certificate of incorporation from 66 2/3% of the outstanding shares of American Tower common stock to a majority of the outstanding shares of American Tower common stock;

•	Eliminate voting power limitations that were applicable to certain holders of Class B common stock, including American Tower’s former Chairman and Chief Executive Officer, Steven B. Dodge; and

•	Make other conforming changes in connection with the foregoing.

The following description does not reflect the foregoing proposed amendments. For a comparison of certain differences between the current organizational documents of American Tower and the organizational documents of American Tower if American Tower Proposal Number Two at the American Tower special meeting is approved, see the section captioned “COMPARISON OF RIGHTS OF AMERICAN TOWER STOCKHOLDERS AND SPECTRASITE STOCKHOLDERS” beginning on page 100. The full text of the proposed Amended and Restated Certificate of Incorporation is attached as Annex E to this joint proxy statement/prospectus.

Preferred Stock

American Tower’s board of directors will determine the designations, preferences, limitations and relative rights of the 20.0 million authorized and unissued shares of preferred stock. These include:

•	the distinctive designation of each series and the number of shares that will constitute the series,

•	the voting rights, if any, of shares of the series,

•	whether shares of the series will be entitled to receive dividends and, if so, the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable,

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable,

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series,

•	any preferential amount payable upon shares of the series upon American Tower’s liquidation or the distribution of American Tower’s assets,

•	the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities, if the shares are convertible, and

•	whether the series can be exchanged, at American Tower’s option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal of American Tower. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that American Tower may issue in the future.

Common Stock

Conversion of Class B Common Stock and Class C Common Stock. In February 2004, all outstanding shares of American Tower’s Class B common stock were converted into shares of American Tower Class A common stock on a one-for-one basis pursuant to the occurrence of the “Dodge Conversion Event” as defined in American Tower’s certificate of incorporation. American Tower’s certificate of incorporation prohibits the future issuance of American Tower Class B common stock. Also in February 2004, all outstanding shares of American Tower Class C common stock were converted into shares of American Tower Class A common stock on a one-for-one basis. American Tower’s certificate of incorporation permits future issuances of shares of Class C common stock.

Dividends. Holders of record of shares of common stock on the record date fixed by American Tower’s board of directors are entitled to receive dividends as declared by the American Tower board of directors out of funds legally available for the purpose. No dividends may be declared or paid in cash or property on any share of any class of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of common stock. Dividends in the form of shares of stock of any company, including American Tower or any of American Tower’s subsidiaries, are excepted from that requirement. Therefore, in the case of stock dividends, the shares paid as the dividend may differ as to voting rights to the extent that voting rights now differ among the different classes of common stock. In the case of any dividend payable in shares of common stock, holders of each class of common stock are entitled to receive the same percentage dividend, payable in shares of that class, as the holders of each other class. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock or debt that may be outstanding from time to time.

Voting Rights. Holders of shares of American Tower Class A common stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of American Tower stockholders. The foregoing is subject to the requirements of Delaware corporate law, special provisions in American Tower’s certificate of incorporation governing election of directors, certain American Tower Class A common stock class voting rights and the rights of holders of any series of preferred stock that may be outstanding from time to time. Each share of American Tower Class A common stock is entitled to one vote. The holders of the American

Tower Class A common stock have the right to elect all of American Tower’s directors. The American Tower Class C common stock is nonvoting except as otherwise required by Delaware corporate law.

Delaware corporate law requires the affirmative vote of the holders of a majority of the outstanding shares of any class or series of common stock to approve, among other things, an adverse change in the powers, preferences or special rights of the shares of that class or series. American Tower’s certificate of incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the American Tower Class A common stock to amend most of the provisions of American Tower’s certificate of incorporation, including those relating to: (1) authorized capital stock and the rights of capital stock, (2) the board of directors, (3) limitation of director liability, (4) indemnification of directors, (5) amendments to the American Tower by-laws and (6) amendments to the American Tower certificate of incorporation.

The provisions of American Tower’s certificate of incorporation:

•	prohibit the acquisition by Steven B. Dodge, American Tower’s former Chairman and Chief Executive Officer, and his controlled entities of more than 49.99% of the aggregate voting power of all shares of American Tower’s capital stock entitled to vote generally for the election of directors, less the voting power represented at the date of determination by the shares of common stock acquired by Thomas H. Stoner, a former director, and purchasers affiliated with him in the January 1998 private offering and owned by them or certain affiliates, and

•	require the holders of a majority of American Tower Class A common stock to approve adverse amendments to the powers, preferences or special rights of the American Tower Class A common stock.

As of May 20, 2005, Mr. Dodge, together with his affiliates, owned less than 5.0% of total stockholder voting power of American Tower.

Conversion Provisions. Shares of American Tower Class C common stock are convertible, at any time at the option of the holder, on a one-for-one basis into shares of American Tower Class A common stock.

Liquidation Rights. Upon American Tower’s liquidation, dissolution or winding up the holders of each class of common stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. However, if shares of stock or securities of any company, including any of American Tower’s subsidiaries, are distributed in connection with American Tower’s liquidation, dissolution or winding up, the shares or securities that we distribute to holders of the various classes of American Tower’s common stock may differ as to voting rights to the extent that voting rights now differ among the different classes of common stock.

Other Provisions. The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.

In any merger, consolidation or business combination, the holders of each class of common stock must receive the identical consideration to that received by holders of each other class of common stock, except if shares of common stock or common stock of any other company are distributed, in which case the shares may differ as to voting rights to the same extent that voting rights then differ among the different classes of common stock.

No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

American Tower’s certificate of incorporation restricts transfers of shares of American Tower capital stock to the extent necessary to comply with the FCC’s foreign ownership limitations.

Dividend Restrictions

American Tower’s borrower subsidiaries are generally prohibited under the terms of the American Tower credit facility, subject to certain exceptions, from making to American Tower any direct or indirect distribution, dividend or other payment on account of their limited liability company interests, partnership interests, capital stock or other equity interests, except that, if no default exists or would be created thereby under such credit facility, American Tower’s borrower subsidiaries may pay cash dividends or make other distributions to American Tower in accordance with such credit facility within certain specified amounts and, in addition, may pay cash dividends or make other distributions to American Tower in respect of American Tower’ outstanding indebtedness and permitted future indebtedness. The indentures governing the 12.25% senior subordinated discount notes due 2008 and the 7.25% senior subordinated notes due 2011 of American Towers, Inc. (ATI), American Tower’s principal operating subsidiary, prohibit ATI and certain of American Tower’s other subsidiaries that have guaranteed those notes from paying dividends and making other payments or distributions to American Tower unless certain financial covenants are satisfied, except that American Tower’s borrower subsidiaries may pay dividends or make other payments or distributions to American Tower up to certain specified amounts in respect of certain of American Tower’s outstanding indebtedness and permitted future indebtedness and, if no default exists or would be created thereby under the indentures governing such indebtedness and certain additional tests are met that could not currently be met, up to certain specified amounts.

Delaware Business Combination Provisions

American Tower is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the stockholder became an interested stockholder is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Listing of Class A Common Stock

American Tower’s Class A common stock is traded on the NYSE under the symbol “AMT.”

Transfer Agent and Registrar

The transfer agent and registrar for the American Tower Class A common stock is The Bank of New York, P.O. Box 11258, Church Street Station, New York, NY 10286, telephone number (800) 524-4458.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of American Tower and SpectraSite, after giving effect to the merger and adjustments described in the accompanying footnotes, and are intended to reflect the impact of the pending SpectraSite merger on American Tower. The accompanying unaudited pro forma condensed combined financial statements are based upon the historical financial statements and have been developed from the (1) audited consolidated financial statements of American Tower contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which are incorporated by reference into this joint proxy statement/prospectus; (2) unaudited condensed consolidated financial statements of American Tower contained its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which are incorporated by reference in this joint proxy statement/prospectus; (3) the audited consolidated financial statements of SpectraSite contained in its Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this joint proxy statement/prospectus and (4) unaudited condensed consolidated financial statements of SpectraSite contained its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with American Tower treated as the acquirer and as if the merger with SpectraSite had been consummated on March 31, 2005 for purposes of preparing the unaudited condensed combined balance sheet as of March 31, 2005 and January 1, 2004 for purposes of preparing the unaudited condensed combined statements of operations for the year ended December 31, 2004 and the three months ended March 31, 2005.

As of the date of this joint proxy statement/prospectus, American Tower has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the SpectraSite assets to be acquired and the SpectraSite liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform SpectraSite’s accounting policies to American Tower’s accounting policies. However, as indicated in note (a) to the unaudited pro forma condensed combined financial statements, American Tower has made certain adjustments to the March 31, 2005 historical book values of the assets and liabilities of SpectraSite to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the historical net assets of SpectraSite, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once American Tower has determined the final purchase price for SpectraSite and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for SpectraSite. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of American Tower would have been had the SpectraSite merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include the realization of cost savings from operating efficiencies or restructuring costs anticipated to result from the SpectraSite merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of American Tower and SpectraSite that are incorporated by reference in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2005

(In thousands)

	American Tower	SpectraSite	Pro Forma Adjustments (a)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$122,797	$69,709			$192,506
Accounts receivable, net	30,424	10,300			40,724
Prepaid and other current assets	45,299	14,198			59,497

Total current assets	198,520	94,207			292,727

PROPERTY AND EQUIPMENT, net	2,231,278	1,149,068	$550,000	(a2)	3,930,346
OTHER INTANGIBLE ASSETS, net	967,229	149,776	1,350,224	(a3)	2,467,229
GOODWILL	592,683	2,827	1,475,285	(a4)	2,070,795
DEFERRED INCOME TAXES	642,145		(642,145)	(a5)
NOTES RECEIVABLE AND OTHER LONG-TERM ASSETS	293,045	54,595	(27,466)	(a6)	320,174

TOTAL	$4,924,900	$1,450,473	$2,705,898		$9,081,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued expenses and other current liabilities	$192,674	$91,904	$20,075	(a7)	$304,653
Current portion of long-term obligations	5,350	4,000			9,350

Total current liabilities	198,024	95,904	20,075		314,003

LONG-TERM OBLIGATIONS	3,141,835	745,000	10,252	(a8)	3,897,087
OTHER LONG-TERM LIABILITIES	126,740	99,542	(41,466)	(a9)	184,816
DEFERRED INCOME TAXES			71,767	(a5)	71,767

Total liabilities	3,466,599	940,446	60,628		4,467,673

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARIES	5,970				5,970
STOCKHOLDERS’ EQUITY:
Common stock	2,308	505	1,173	(a1)	3,986
Additional paid-in capital	4,025,353	727,532	2,426,087	(a1)	7,178,972
Accumulated deficit	(2,570,964)	(12,566)	12,566	(a1)	(2,570,964)
Treasury stock	(4,366)	(205,444)	205,444	(a1)	(4,366)

Total stockholders’ equity	1,452,331	510,027	2,645,270		4,607,628

TOTAL	$4,924,900	$1,450,473	$2,705,898		$9,081,271

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004

(In thousands, except per share data)

	American Tower	SpectraSite	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Rental and management	$684,422	$355,148			$1,039,570
Network development services	22,238				22,238

Total operating revenues	706,660	355,148			1,061,808

OPERATING EXPENSES:
Rental and management	237,312	123,801	$27,802	(b1)	388,915
Network development services	18,801				18,801
Depreciation, amortization and accretion	329,449	117,503	(13,087)	(c1)	524,365
			30,500	(c2)
			60,000	(c3)
Corporate general, administrative and development expense	27,468	53,199	(25,402)	(b2)	55,265
Impairments, net loss on sale of long-lived assets and restructuring expense	23,876				23,876

Total operating expenses	636,906	294,503	79,813		1,011,222

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	69,754	60,645	(79,813)		50,586

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	14,316				14,316
Interest income	4,844	1,380			6,224
Interest expense	(262,237)	(49,510)	1,577	(d)	(310,170)
Loss on retirement of long-term obligations	(138,016)				(138,016)
Other (expense) income	(2,798)	27,180			24,382

Total other expense	(383,891)	(20,950)	1,577		(403,264)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSS ON EQUITY METHOD INVESTMENTS	(314,137)	39,695	(78,236)		(352,678)
Income tax benefit (provision)	80,176	(15,769)	26,787	(e)	91,194
Minority interest in net earnings of subsidiaries	(2,366)				(2,366)
Loss on equity method investments	(2,915)				(2,915)

(LOSS) INCOME FROM CONTINUING OPERATIONS	$(239,242)	$23,926	$(51,449)		$(266,765)

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS	$(1.07)				$(0.68)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	224,336		167,782	(f)	392,118

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2005

(In thousands, except per share data)

	American Tower	SpectraSite	Pro Forma Adjustments		Pro Forma Combined
REVENUES:
Rental and management	$181,570	$93,816			$275,386
Network development services	2,785				2,785

Total operating revenues	184,355	93,816			278,171

OPERATING EXPENSES:
Rental and management	60,180	31,508	$7,220	(b1)	98,908
Network development services	2,202				2,202
Depreciation, amortization and accretion	81,971	30,587	(3,055)	(c1)	132,128
			7,625	(c2)
			15,000	(c3)
Corporate general, administrative and development expense	6,973	15,170	(6,620)	(b2)	15,523
Impairments, net loss on sale of long-lived assets and restructuring expense	2,777				2,777

Total operating expenses	154,103	77,265	20,170		251,538

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	30,252	16,551	(20,170)		26,633

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,498				3,498
Interest income	699	266			965
Interest expense	(54,716)	(11,604)	393	(d)	(65,927)
Loss on retirement of long-term obligations	(15,042)				(15,042)
Other income	670	14,013			14,683

Total other expense	(64,891)	2,675	393		(61,823)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSS ON EQUITY METHOD INVESTMENTS	(34,639)	19,226	(19,777)		(35,190)
Income tax benefit (provision)	4,338	(7,594)	6,783	(e)	3,527
Minority interest in net earnings of subsidiaries	(55)				(55)
Loss on equity method investments	(1,098)				(1,098)

(LOSS) INCOME FROM CONTINUING OPERATIONS	$(31,454)	$11,632	$(12,994)		$(32,816)

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS	$(0.14)				$(0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	230,158		167,782	(f)	397,940

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a)	The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $3.2 billion. This amount was derived from the estimated number of shares of American Tower Class A common stock to be issued of approximately 167.8 million, based on the outstanding shares of SpectraSite common stock on May 2, 2005 and the exchange ratio of 3.575 per each SpectraSite share, at a price of $17.21 per share, the average closing price of American Tower Class A common stock for the two days prior to, including and two days subsequent to the signing of the merger agreement and the public announcement of the merger. The actual number of newly issued shares of American Tower Class A common stock to be delivered in connection with the merger will be based upon the actual number of SpectraSite shares issued and outstanding when the merger closes. The purchase price also includes the fair value of warrants and options to be issued as of the closing date of the merger in exchange for similar securities of SpectraSite and the estimated American Tower transaction costs. The preliminary consideration is as follows:

		Common Shares (stated value $.01 share)	Capital in Excess of Par Value	Total
		(In thousands)
(a1)	Issuance of American Tower Class A common stock to SpectraSite stockholders (167.8 million shares at $17.21)	$1,678	$2,886,191	$2,887,869
(a1)	Fair value of options to be issued			162,348
(a1)	Fair value of warrants to be issued			105,080
(a7)	Estimated American Tower transaction costs			20,075

	Total consideration			$3,175,372

American Tower has not completed an assessment of the fair value of assets and liabilities of SpectraSite and the related business integration plans. The table below represents a preliminary allocation of the total consideration to American Tower’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of the date of the merger.

		Total
		(In thousands)
(a1)	Elimination of SpectraSite’s historical net book value	$510,027
(a2)	Adjustment to fair value property and equipment	550,000
(a3)	Elimination of SpectraSite’s historical intangible asset related to customer contracts	(149,776)
(a3)	Adjustment to fair value of intangible assets related to customer contracts, customer relationships and network/location	1,500,000
(a4)	Elimination of SpectraSite’s historical goodwill	(2,827)
(a4)	Residual goodwill created from the merger	1,478,112
(a5)	Adjustment to deferred tax asset (liability) for net impact of purchase accounting adjustments	(713,912)
(a6)	Elimination of SpectraSite’s historical deferred rent asset	(27,466)
(a8)	Adjustment to fair value long-term debt	(10,252)
(a9)	Elimination of SpectraSite’s historical deferred rent liability	41,466

	Total consideration allocated	$3,175,372

Upon completion of the fair value assessment after the merger, American Tower anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

For purposes of the preliminary allocation, American Tower has estimated a fair value adjustment for SpectraSite’s property and equipment based on an estimated average fair value for each wireless tower of $0.2 million and the original cost for each broadcast tower. The fair value of the remaining property and equipment is based on historical book values as of March 31, 2005. For purposes of computing pro forma depreciation expense, an average remaining life of twelve years has been estimated for SpectraSite wireless towers.

For purposes of the preliminary allocation, American Tower has estimated a fair value for SpectraSite’s intangible asset related to customer contracts, customer relationships and network/location based on the net present value of the projected income stream of those intangible assets. The fair value adjustment is being amortized over an estimated useful life of twenty-five years. For perspective, a 10% change in the allocation between these intangible assets and goodwill, would result in a change in amortization expense, with a corresponding change in net income (loss) of approximately $3.9 million after-tax or $0.01 per share.

Deferred income tax impacts as of a result of purchase accounting adjustments are estimated at the American Tower statutory rate for periods presented, which represents our best estimate of American Tower statutory income tax rates for all tax jurisdictions.

(b)	The unaudited pro forma condensed combined statements of operations have been adjusted to reflect:

(b1)	the presentation of SpectraSite’s selling, general and administrative expenses to conform to American Tower’s financial statement presentation.

(b2)	the effect of amortizing stock compensation for the intrinsic value of SpectraSite’s unvested in-the-money stock options assumed by American Tower upon consummation of the merger of approximately $2.4 million and $0.6 million for the year ended December 31, 2004 and three months ended March 31, 2005, respectively.

(c)	The unaudited pro forma condensed combined statements of operations have been adjusted to reflect:

(c1)	the elimination of SpectraSite’s historical intangible asset amortization due to the elimination of SpectraSite’s historical intangible asset related to customer contracts. See note (a3).

(c2)	the increase in depreciation expense resulting from the fair value adjustments to SpectraSite’s property and equipment. See note (a2).

(c3)	the increase in amortization expense resulting from the fair value of SpectraSite’s intangible asset related to customer contracts, customer relationships and network/location. See note (a3).

See note (a) for the estimated impact of changes in estimates related to the allocation of the purchase price.

(d)	The unaudited pro forma condensed combined statements of operations have been adjusted to reflect lower interest expense due to the adjustment of SpectraSite’s long-term debt to fair value. See note (a8). The difference between the fair value and the face amount of each borrowing is amortized as a reduction in interest expense over the remaining term of the borrowings.

(e)	The unaudited pro forma condensed combined statements of operations have been adjusted to reflect aggregate pro forma income tax effect of notes (b), (c) and (d) above using the combined statutory rates.

(f)	Pro forma combined basic net loss per common share is based on the combined weighted average shares outstanding after conversion of shares of SpectraSite common stock into shares of American Tower Class A common stock resulting from the merger and presented and calculated using the combined loss from continuing operations. Net loss per share calculations do not include potential common shares issuable pursuant to options, warrants and convertible notes of approximately 87.4 million and 86.5 million for the year ended December 31, 2004 and three months ended March 31, 2005, respectively, as their effect is anti-dilutive.

COMPARISON OF RIGHTS OF AMERICAN TOWER STOCKHOLDERS

AND SPECTRASITE STOCKHOLDERS

American Tower and SpectraSite are both organized under the laws of the State of Delaware. Any differences in the rights of holders of American Tower capital stock and SpectraSite capital stock arise primarily from differences between the companies’ certificates of incorporation and by-laws and the results or effects of those differences under Delaware law. Upon consummation of the merger, holders of SpectraSite common stock will become holders of American Tower Class A common stock and their rights will be governed by Delaware law, the American Tower certificate of incorporation, which is proposed to be amended and restated as set forth in this joint proxy statement/prospectus, and the American Tower by-laws.

This section does not include a complete description of all differences between the rights of American Tower and SpectraSite stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of American Tower and SpectraSite stockholders as material is not intended to indicate that other equally important differences do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and by-laws of American Tower and SpectraSite. Copies of the forms of certificate of incorporation and by-laws of American Tower and SpectraSite are exhibits to the registration statement that American Tower filed with the SEC with respect to the offer and sale of shares of American Tower Class A common stock of which this joint proxy statement/prospectus forms a part. Copies of the forms of certificates of incorporation and by-laws of American Tower and SpectraSite will be sent to you upon request. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 114. The following table summarizes (1) certain differences between the current organizational documents of American Tower and SpectraSite and (2) certain differences between the current organizational documents of American Tower and the organizational documents of American Tower if American Tower Proposal Number Two at the American Tower special meeting is approved.

Rights	SpectraSite	Current American Tower	Proposed American Tower
Capitalization

250.0 million authorized shares of common stock.

40.0 million authorized shares of preferred stock.

The SpectraSite board of directors does not have the authority to issue any series of preferred stock if the purpose is to implement a “poison pill” or other similar shareholder rights plan, unless approved by the affirmative vote of a majority of the outstanding voting stock of SpectraSite.

500.0 million authorized shares of Class A common stock.

50.0 million authorized shares of Class B common stock.

10.0 million authorized shares of Class C common stock

20.0 million authorized shares of preferred stock.

All outstanding shares of Class B common stock and Class C common stock were converted into shares of Class A common stock in February 2004. Future issuances of Class B common stock are prohibited by certificate of incorporation.

1.0 billion authorized shares of Class A common stock. 20.0 million authorized shares of preferred stock.
Voting rights	One vote per common share. No cumulative voting. Preferred stock voting rights to be determined by the Board of Directors. No preferred stock currently outstanding.	Holders of shares of Class A common stock have exclusive voting rights and vote as a single class on all matters submitted to a vote of stockholders, including election of directors. Each share of Class A common	One vote per common share. No cumulative voting. Preferred stock voting rights to be determined by the Board of Directors. No preferred stock currently outstanding.

Rights	SpectraSite	Current American Tower	Proposed American Tower

stock is entitled to one vote with no cumulative voting. Each share of Class B common stock, prior to conversion, had been entitled to ten votes. Class C common stock is nonvoting.

No Class B common stock or Class C common stock is outstanding.

Preferred stock voting rights to be determined by the Board of Directors.

No preferred stock currently outstanding.

Number and election of directors

The certificate of incorporation and by-laws provide that the number of directors be fixed by resolution of the board, but in no event less than three nor more than twelve. Currently there are eight directors.

The certificate of incorporation does not provide for a classified or staggered board of directors.

The by-laws provide for not less than one director. Currently there are six directors.

The size of the Board of Directors may be changed by the Board of Directors or by a vote of the holders of a majority of outstanding stock.

The certificate of incorporation does not provide for a classified or staggered board of directors.

Same as Current American Tower. American Tower has agreed, at the effective time of the merger, to increase the size of its board of directors from six directors to ten directors.
Removal of Directors	Directors may be removed with or without cause, by the holders of a majority of shares entitled to vote.	Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote.	Same as Current American Tower
Vacancies on the board of directors	Vacancies filled by a majority of remaining directors.	Vacancies filled by a majority of remaining directors or by stockholders at any meeting.

Same as Current American Tower.

American Tower has agreed to appoint to its board of directors Stephen H. Clark, Timothy G. Biltz and two other directors from the SpectraSite board of directors, who shall be designated by SpectraSite and must be reasonably acceptable to American Tower.

Power to call special meetings	Special meetings of the Board of Directors may be called by the chairman, the president, the secretary or by any two directors. Special meetings of the stockholders may be called by the Board of Directors or by stockholders holding a majority of the capital stock of the	Special meetings of the Board of Directors may be called by the chairman, if any, the president, or by any two directors. Special meetings of the stockholders may be called by the chairman, if any, the president or a majority of the directors or by stockholders holding a vote.	Same as Current American Tower.

Rights	SpectraSite	Current American Tower	Proposed American Tower
	corporation outstanding and entitled to vote.	majority of the capital stock outstanding and entitled to
Action by written consent of stockholders	Stockholders may act by written consent.	Stockholders may act by written consent.	Same as Current American Tower.
Amendment of organizational documents	The by-laws may be amended, altered or repealed by stockholder vote or by the Board of Directors. The certificate of incorporation may be amended, altered or repealed in accordance with Delaware law.	The by-laws may be amended, altered or repealed by vote of the holders of at least 66 2/3% of the capital stock outstanding or by the Board of Directors. The certificate of incorporation may be amended, altered or repealed in accordance with Delaware law, except that certain provisions in Articles Fourth through Eighth and Article Tenth may only be amended, altered or repealed by vote of the holders of at least 66 2/3% of the capital stock outstanding and entitled to vote.

The by-laws may be amended, altered or repealed by vote of the holders of at least 66 2/3% of the capital stock outstanding or by the Board of Directors.

The certificate of incorporation may be amended, altered or repealed in accordance with Delaware law.

State anti-takeover statute	Subject to Section 203 of Delaware Law.	Subject to Section 203 of Delaware Law.	Same as Current American Tower.
Limitation on director liability	Director liability limited to the fullest extent permitted by law.

A director shall not be liable for breach of fiduciary duty as a director, except for liability:

•      for breach of the director’s duty of loyalty to American Tower or its stockholders;

•      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      under section 174 of the General Corporation Law of Delaware; and

•      for any transaction from which the director derived an improper personal benefit.

Same as Current American Tower.
Indemnification of directors and officers	Indemnification provided to fullest extent of Delaware law.	Indemnification provided to fullest extent of Delaware law.	Same as Current American Tower.

AMERICAN TOWER STOCKHOLDERS ONLY—

AMERICAN TOWER PROPOSAL NUMBER TWO: TO AMEND AND RESTATE

THE AMERICAN TOWER CORPORATION RESTATED CERTIFICATE OF INCORPORATION

Purpose and Effect of Amended and Restated Certificate of Incorporation

The American Tower stockholders are being asked to approve a proposal to amend and restate American Tower’s Restated Certificate of Incorporation in order to:

•	Increase the Authorized Number of Shares of Class A Common Stock. American Tower is seeking to increase the authorized number of shares of Class A common stock from 500.0 million shares to 1.0 billion shares. Although American Tower currently has sufficient authorized shares of Class A common stock to consummate the merger, American Tower is seeking to increase the number of authorized shares because American Tower is obligated to issue up to approximately 186.5 million shares of Class A common stock in connection with the merger, including approximately 168.2 million shares issuable at the closing with respect to outstanding shares of SpectraSite common stock as of May 20, 2005 and up to 18.3 million shares issuable pursuant to outstanding SpectraSite stock options and warrants as of May 20, 2005. As a result of these obligations to issue shares of Class A common stock in connection with the merger, if the merger is consummated American Tower would only have approximately 9.3 million authorized shares of Class A common stock that are not already issued or reserved for issuance pursuant to outstanding options, warrants and convertible notes as of May 20, 2005. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares in an amount adequate to provide for future needs. Although American Tower currently has no specific plans to issue the additional shares that would be authorized by this proposal, other than possible future issuances pursuant to existing share reservations, these shares will provide additional flexibility to use capital stock for business and financial purposes in the future. The additional authorized shares should facilitate American Tower’s ability to accomplish business and financial objectives in the future without delaying such activities for further stockholder approval, except as may be required in particular cases by American Tower’s organizational documents, applicable law or the rules of any stock exchange or other system on which American Tower’s securities may then be listed. Future issuances of additional shares of common stock or securities convertible into common stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of common stock could discourage or make more difficult efforts to obtain control of American Tower. The American Tower board of directors does not intend or view the proposed increase in American Tower capital stock as an anti-takeover measure, nor is it aware of any proposed transaction of this type.

•	Eliminate the Class B Common Stock and Class C Common Stock. The American Tower certificate of incorporation authorizes 50.0 million shares of Class B common stock and 10.0 million shares of Class C common stock. In February 2004, all outstanding shares of American Tower Class B common stock were converted into shares of Class A common stock on a one-for-one basis. The American Tower certificate of incorporation prohibits the future issuance of Class B common stock. Also in February 2004, all outstanding shares of American Tower Class C common stock were converted into shares of Class A common stock on a one-for-one basis. The American Tower certificate of incorporation permits future issuances of shares of Class C common stock. Currently, no shares of Class B common stock and Class C common stock are outstanding. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to eliminate the authorized shares of Class B common stock and Class C common stock to reflect American Tower’s current capital structure.

•

Lower the Threshold to Amend Certain Provisions of the Certificate of Incorporation to a Majority. Currently, American Tower’s certificate of incorporation requires the approval of holders of 66 2/3% of the outstanding shares of American Tower common stock to amend provisions relating to: (1) authorized capital stock and the rights of capital stock, (2) the board of directors, (3) limitation of director liability, (4) indemnification of directors, (5) amendments to the American Tower by-laws and (6) amendments to the American Tower certificate of incorporation. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to lower the threshold to amend the foregoing provisions in the certificate of incorporation to a majority of the outstanding shares of American Tower common stock.

•	Eliminate Restrictions Applicable to Certain Holders of Class B Common Stock. The American Tower certificate of incorporation currently contains voting power limitations that were applicable to certain holders of Class B common stock, including American Tower’s former Chairman and Chief Executive Officer, Steven B. Dodge. As noted above, there are currently no shares of Class B common stock outstanding and further issuances of Class B common stock are prohibited. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to eliminate these restrictions as they are currently inapplicable to American Tower and consistent with the removal of the Class B common stock.

•	Conforming Changes. The American Tower board of directors believes that it is advisable and in the best interests of the stockholders to make other conforming changes to implement the foregoing amendments.

The full text of the proposed Amended and Restated Certificate of Incorporation is attached as Annex E to this joint proxy statement/prospectus. The American Tower board of directors authorized the proposed Amended and Restated Certificate of Incorporation on May 27, 2005.

Vote Required

The affirmative vote of the holders of at least 66 2/3% of the shares of American Tower Class A common stock outstanding as of the record date is required for approval of the proposal to amend and restate American Tower’s certificate of incorporation. The American Tower merger proposal is not conditioned on the proposal to amend and restate American Tower’s certificate of incorporation; however, the proposal to amend and restate American Tower’s certificate of incorporation is conditioned on the consummation of the merger. Accordingly, if the American Tower merger proposal is not approved or the merger is not consummated for any other reason, American Tower will not amend and restate its certificate of incorporation as set forth in this American Tower Proposal Number Two, even if approved by the American Tower stockholders

Recommendation of the Board of Directors

The American Tower board of directors recommends that the stockholders vote “FOR” the approval of the proposal to amend and restate American Tower’s Restated Certificate of Incorporation.

A MERICAN TOWER STOCKHOLDERS ONLY—AMERICAN TOWER

PROPOSAL NUMBER THREE: POSSIBLE ADJOURNMENT OF THE

AMERICAN TOWER SPECIAL MEETING

The American Tower special meeting may be adjourned or postponed by American Tower’s board of directors or its chairman, in their discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the American Tower special meeting to approve any of the other American Tower proposals. The American Tower board of directors recommends a vote “FOR” this American Tower Proposal Number Three.

SPECTRASITE STOCKHOLDERS ONLY—SPECTRASITE

PROPOSAL NUMBER TWO: POSSIBLE ADJOURNMENT

OF THE SPECTRASITE SPECIAL MEETING

The SpectraSite special meeting may be adjourned or postponed by SpectraSite’s board of directors or its chairman, in their discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the SpectraSite special meeting to approve the SpectraSite merger proposal. The SpectraSite board of directors recommends a vote “FOR” this SpectraSite Proposal Number Two.

AMERICAN TOWER PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to American Tower as of May 20, 2005, with respect to the shares of American Tower Class A common stock that are beneficially owned as of such date by:

•	each director of American Tower;

•	the Chief Executive Officer of American Tower during the fiscal year ended December 31, 2004, and the four other most highly compensated executive officers of American Tower who were serving as executive officers on December 31, 2004, whom we refer to as Named Executive Officers;

•	all directors and executive officers of American Tower as a group; and

•	each person known by American Tower to beneficially own more than 5% of American Tower’s outstanding Class A common stock.

American Tower determined the number of shares of American Tower Class A common stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of May 20, 2005 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as Presently Exercisable Options. All percentages are based on the shares of American Tower Class A common stock outstanding as of May 20, 2005. Except as noted below, each holder has sole voting and investment power with respect to all shares of American Tower Class A common stock listed as owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class A Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr.(1)	520,500	*
Raymond P. Dolan(2)	45,000	*
J. Michael Gearon, Jr.(3)	2,542,282	1.1
William H. Hess(4)	494,610	*
Carolyn F. Katz(5)	35,000	*
Gustavo Lara Cantu(6)	25,000	*
Fred R. Lummis(7)	942,399	*
Steven J. Moskowitz(8)	800,250	*
Pamela D.A. Reeve(2)	45,000	*
Bradley E. Singer(9)	560,003	*
All executive officers and Directors as a group(11 persons) (10)	6,103,777	2.6

Five Percent Stockholders
FMR Corp.(11)	29,823,072	12.9
EARNEST Partners, LLC(12)	16,974,695	7.4
Wellington Management Company, LLP(13)	15,778,592	6.8
Massachusetts Financial Services Company(14)	12,607,593	5.5
Goldman, Sachs & Co.(15)	12,595,266	5.5

*Less	than 1%

(1)	Includes 8,000 shares of Class A common stock owned by Mr. Taiclet and Presently Exercisable Options to purchase an aggregate of 512,500 shares of Class A common stock.

(2)	Includes Presently Exercisable Options to purchase an aggregate of 45,000 shares of Class A common stock.

(3)	Includes an aggregate of 1,498,059 shares of Class A common stock owned by limited partnerships controlled by Mr. Gearon, an aggregate of 7,272 shares of Class A common stock owned by Mr. Gearon’s minor children and Presently Exercisable Options to purchase an aggregate of 1,036,951 shares of Class A common stock. Does not include 520,799 shares of Class A common stock held by a trust for the benefit of Mr. Gearon’s children, of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust.

(4)	Includes 395,860 shares of Class A common stock owned by Mr. Hess and Presently Exercisable Options to purchase an aggregate of 98,750 shares of Class A common stock.

(5)	Includes Presently Exercisable Options to purchase an aggregate of 35,000 shares of Class A common stock.

(6)	Includes Presently Exercisable Options to purchase an aggregate of 25,000 shares of Class A common stock.

(7)	Includes 571,147 shares of Class A common stock owned by Mr. Lummis, an aggregate of 256,252 shares of Class A common stock owned by trusts of which he is trustee and Presently Exercisable Options to purchase an aggregate of 115,000 shares of Class A common stock. Mr. Lummis disclaims beneficial ownership of all shares owned by the trusts, except to the extent of his pecuniary interest therein.

(8)	Includes 3,000 shares of Class A common stock owned by Mr. Moskowitz and Presently Exercisable Options to purchase an aggregate of 797,250 shares of Class A common stock.

(9)	Includes 5,000 shares of Class A common stock owned by Mr. Singer and Presently Exercisable Options to purchase an aggregate of 555,003 shares of Class A common stock.

(10)	Includes Presently Exercisable Options to purchase an aggregate of 3,284,187 shares of Class A common stock.

(11)	The address of FMR Corp. (FMR) is 82 Devonshire Street, Boston, Massachusetts 02109. Based on FMR’s Schedule 13G/A filed February 14, 2005, FMR has sole voting power over 3,194,690 shares of Class A common stock. FMR, Edward C. Johnson III and Abigail P. Johnson have dispositive power over 29,823,072 shares of Class A common stock. FMR’s Schedule 13G/A indicates that certain subsidiaries and affiliates of FMR are considered beneficial owners of such shares, as follows: Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 26,628,382 shares of Class A common stock (includes 1,853,360 shares of Class A common stock that may be acquired through 3.25% convertible bonds). Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 3,141,890 shares of Class A common stock. Fidelity International Limited (FIL), who provides management services for certain investors, is the beneficial owner of 52,800 shares of Class A common stock. FMR and FIL filed the Schedule 13G/A as if they own such shares on a joint basis.

(12)	The address of EARNEST Partners, LLC (EP) is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. Based on EP’s Schedule 13G filed February 14, 2005, EP has sole voting power over 9,985,850 shares of Class A common stock, shared voting power over 3,619,345 shares of Class A common stock and sole dispositive power over 16,974,695 shares of Class A common stock.

(13)	The address of Wellington Management Company, LLP (WMC) is 75 State Street, Boston, Massachusetts 02109. Based on WMC’s Schedule 13G/A filed February 14, 2005, WMC has shared voting power over 14,011,252 shares of Class A common stock and shared dispositive power over 15,778,592 shares of Class A common stock.

(14)	The address of Massachusetts Financial Services Company (MFS) is 500 Boylston Street, Boston, Massachusetts 02116. Based on MFS’s Schedule 13G filed February 10, 2005, MFS has sole voting power over 12,312,813 shares of Class A common stock and sole dispositive power over 12,607,593 shares of Class A common stock. These shares of Class A common stock include 136,587 shares of Class A common stock which may be acquired through conversion of convertible bonds.

(15)	The address of Goldman, Sachs & Co. (GS) is 85 Broad Street, New York, New York 10004. Based on GS’s Schedule 13G filed February 7, 2005, GS has shared voting power over 12,494,086 shares of Class A common stock and shared dispositive power over 12,595,266 shares of Class A common stock.

SPECTRASITE PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to SpectraSite as of May 20, 2005, with respect to the shares of SpectraSite common stock that are beneficially owned as of such date by:

•	each director of SpectraSite;

•	the Chief Executive Officer of SpectraSite during the fiscal year ended December 31, 2004, and SpectraSite’s four other most highly compensated executive officers and its Chief Financial Officer who were serving as executive officers on December 31, 2004;

•	all directors and executive officers of SpectraSite as a group; and

•	each person known by SpectraSite to beneficially own more than 5% of SpectraSite’s outstanding common stock.

SpectraSite determined the number of shares of SpectraSite common stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days May 20, 2005 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as Presently Exercisable Options. All percentages are based on the shares of SpectraSite common stock outstanding as of May 20, 2005. Except as noted below, each holder has sole voting and investment power with respect to all shares of SpectraSite common stock listed as owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Directors and Named Executive Officers
Stephen H. Clark(1)	467,306	1.0
Timothy G. Biltz(1)	555,445	1.2
Mark A. Slaven(1)	29,107	*
Gabriela Gonzalez(1)	25,121	*
Dale A. Carey(1)	140,315	*
Thomas A. Prestwood, Jr.(1)	69,584	*
Paul M. Albert, Jr. (2)(4)	10,223	*
John F. Chlebowski(3)(4)	1,500	*
Dean J. Douglas(3)(4)	1,500	*
Patricia L. Higgins(3)(4)	1,500	*
Samme L. Thompson(3)(4)	1,500	*
Kari-Pekka Wilska(3)(4)	1,500	*
All current directors and executive officers as a group (12 persons)(5)	1,304,601	2.7

Five Percent Stockholder
Massachusetts Financial Services Company (“MFS”)(6)	3,792,180	8.1
Funds affiliated with SPO Partners & Co.(7)	3,679,800	7.8
Funds managed by Glenview Capital Management, LLC(8)	3,092,427	6.6
FMR Corp.(9)	2,364,961	5.0

*Less	than 1%

(1)	Consists of shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days

(2)	Consists of shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days. The remaining unvested stock options held by such director (1,777 shares of common stock subject thereto) shall become immediately vested and exercisable upon the consummation of the merger.

(3)	In connection with such director joining the Board on June 30, 2004, SpectraSite granted to such director 1,500 shares of restricted common stock pursuant to SpectraSite’s 2003 Equity Incentive Plan, which restricted shares shall vest and become unrestricted on June 30, 2005 so long as such director remains a director of the SpectraSite.

(4)	In July 2005, in connection with SpectraSite’s annual compensation awarded to its non-employee directors, each such director shall receive a grant of restricted stock under SpectraSite’s 2003 Equity Incentive Plan in a number of shares equal in value to approximately $60,000 at the time of grant. These shares shall vest upon the earlier of the first anniversary of such grant or the consummation of the merger.

(5)	Includes 1,297,161 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days and 7,500 shares of restricted common stock held by certain of SpectraSite’s non-employee directors.

(6)	Pursuant to a Schedule 13G/A filed on February 8, 2005, MFS has sole voting and dispositive power of the common stock. The business address for MFS is 500 Boylston Street, Boston, MA 02116.

(7)	Pursuant to a Schedule 13D/A filed on February 10, 2004, SPO Partners & Co. is the beneficial owner of common stock, arising from the beneficial ownership by certain investment partnerships and other accounts, which are advised by SPO and its principals. As such, SPO and its principals may be deemed to have shared voting and investment power over the shares. The business address for SPO and its principals is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(8)	Pursuant to a Schedule 13G/A filed on February 9, 2005, Glenview Capital Management LLC serves as investment manager to each of Glenview Capital Partners, L.P. (“Glenview Capital Partners”), Glenview Institutional Partners, L.P. (“Glenview Institutional Partners”), Glenview Capital Master Fund, Ltd. (“Glenview Capital Master Fund”), GCM Little Arbor Master Fund, Ltd. (“GCM Little Arbor Master Fund”), GCM Little Arbor Institutional Partners, L.P. (“GCM Little Arbor Institutional Partners”), and GCM Little Arbor Partners, L.P. (“GCM Little Arbor Partners”). In such capacity, Glenview Capital Management LLC may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Glenview Capital GP, LLC (“Glenview Capital GP”) is the general partner of Glenview Capital Partners, Glenview Institutional Partners, GCM Little Arbor Institutional Partners and GCM Little Arbor Partners. Glenview Capital GP also serves as the sponsor of the Glenview Capital Master Fund and the GCM Little Arbor Master Fund. In such capacities, Glenview Capital GP may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Lawrence M. Robbins is the Chief Executive Officer of Glenview Capital Management LLC and Glenview Capital GP. The address of the principal business office of each of Glenview Capital Management LLC, Glenview Capital GP, Glenview Capital Partners, Glenview Institutional Partners and Mr. Robbins is 399 Park Avenue, Floor 39, New York, New York 10022. The address of the principal business office of Glenview Capital Master Fund is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, British West Indies. As of February 8, 2005, each of these entities may be deemed to be the beneficial owner of 3,092,427 shares. This amount consists of: (A) 264,264 shares held for the account of Glenview Capital Partners; (B) 1,844,686 shares held for the account of Glenview Capital Master Fund; (C) 913,650 shares held for the account of Glenview Institutional Partners; (D) 64,000 shares held for the account of GCM Little Arbor Master Fund, (E) 2,416 shares held for the account of GCM Little Arbor Institutional Partners, and (F) 3,411 shares held for the account of GCM Little Arbor Partners.

(9)	Pursuant to a Schedule 13G/A filed on April 11, 2005 by FMR Corp., a holding company on behalf of the following persons or entities as described in this footnote. FMR Corp. has sole voting power with respect to 555,238 shares of Common Stock, and sole dispositive power with respect to 2,364,961 shares of Common Stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,809,723 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 1,809,723 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 69,600 shares of the Common Stock outstanding as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 69,600 shares and sole power to vote or to direct the voting of the 69,600 shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited (“FIL”) is the beneficial owner of 485,638 shares. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

American Tower. To be included in the proxy statement and form of proxy relating to the 2006 American Tower annual meeting, a proposal of an American Tower stockholder, including former SpectraSite stockholders who become American Tower stockholders, must be received by American Tower no later than December 30, 2005, and must otherwise comply with the requirements of Rule 14a-8. If you wish to present a proposal before the 2006 American Tower annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and form of proxy, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before March 15, 2006, then proxies designated by the American Tower board of directors will have discretionary authority to vote on any such proposal.

SpectraSite. If the merger is not consummated, any SpectraSite stockholders who intend to present proposals at the 2006 SpectraSite annual meeting, and who wish to have such proposal included in SpectraSite’s proxy statement for the 2006 SpectraSite annual meeting, must follow the procedures prescribed in Rule 14a-8 of the Exchange Act, as well as the provisions of SpectraSite’s by-laws. To be considered timely, a proposal for inclusion in SpectraSite’s proxy statement and form of proxy submitted pursuant to Rule 14a-8 for the 2006 SpectraSite annual meeting must be received by December 1, 2005. Under SpectraSite’s by-laws, stockholder nominees or other proper business proposals must be made by timely written notice given by or on behalf of a stockholder of record of SpectraSite’s to the Secretary of SpectraSite. In the case of nomination of a person for election to the SpectraSite board of directors or other business to be conducted at an annual meeting, notice shall be considered timely if it is received not less than 60 nor more than 130 days prior to the first anniversary of the date on which SpectraSite first mailed its proxy materials for the prior year’s annual meeting, except in the case where SpectraSite did not mail proxy materials in connection with the prior year’s annual meeting, in which case the notice shall be delivered not less than 60 nor more than 130 days prior to the first anniversary date of the prior year’s annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date. The notice is required to comply with each of the procedural and informational requirements set forth in SpectraSite’s by-laws. The requirements in SpectraSite’s by-laws are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the SpectraSite’s proxy statement. To be considered timely under SpectraSite’s by-laws, a proposal for business at the 2006 SpectraSite annual meeting must be received no earlier than December 14, 2005 and no later than February 22, 2006.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy statement/prospectus or annual report may have been sent to multiple stockholders in your household. American Tower will promptly deliver a separate copy of this joint proxy statement/prospectus or its annual report to you if you write or call American Tower at the following address or phone number: 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). SpectraSite will promptly deliver a separate copy of this joint proxy statement/prospectus or its annual report to you if you write or call SpectraSite at the following address or phone number: 400 Regency Forest Drive, Suite 400, Cary, North Carolina 27511, Attention: Investor Relations (919-466-5492). If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact American Tower or SpectraSite, as applicable, at the above address and phone number.

LEGAL MATTERS

The validity of the shares of American Tower’s Class A common stock offered by this joint proxy statement/prospectus will be passed upon for American Tower by Palmer & Dodge LLP, Boston, Massachusetts. A partner of Palmer & Dodge, LLP holds options to purchase 7,200 shares of American Tower Class A common stock at $18.75 per share.

King & Spalding LLP, New York, New York, counsel for American Tower will pass upon certain federal income tax considerations of the merger for American Tower.

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, counsel for SpectraSite, will pass upon certain federal income tax considerations of the merger for SpectraSite.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this joint proxy statement/prospectus, which forms part of a registration statement on Form S-4, from American Tower Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 29, 2005 (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” and (2) express an adverse opinion on the effectiveness of internal control over financial reporting and includes an explanatory paragraph relating to a material weakness identified), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of SpectraSite, Inc. appearing in SpectraSite, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and SpectraSite, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that SpectraSite, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

American Tower and SpectraSite file reports, proxy and information statements and other documents with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room.

The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers including American Tower and SpectraSite, that file electronically with the SEC. The address of that website is http://www.sec.gov. Copies of some of these documents are also available on American Tower’s website at http://www.americantower.com and at SpectraSite’s website at http://www.spectrasite.com. These websites are not part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus is part of a registration statement on Form S-4 that American Tower filed with the SEC to register the shares of American Tower Class A common stock to be issued to holders of SpectraSite stock in the merger. The registration statement contains more information than this joint proxy statement/prospectus regarding American Tower, its Class A common stock, SpectraSite and the proposed merger, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

The SEC allows American Tower and SpectraSite to “incorporate” into this joint proxy statement/prospectus information that they file with the SEC in other documents. This means that they can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below and any future filings that American Tower and SpectraSite make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and after the date of the prospectus and before the later of the special meetings; provided, however, we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

The following documents listed below that American Tower and SpectraSite have previously filed with the SEC are incorporated by reference:

AMERICAN TOWER

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005;

•	Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005;

•	Current Reports on Form 8-K, filed with the SEC on May 4, 2005, May 5, 2005 and May 20, 2005; and

•	The description of American Tower Class A common stock contained in the American Tower registration statement on Form 8-A (File No. 001-14195) filed with the SEC on June 4, 1998.

SPECTRASITE

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005;

•	Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 16, 2005; and

•	Current Reports on Form 8-K, filed with the SEC on May 4, 2005 and May 5, 2005.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning the appropriate company at:

American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116 Attention: Investor Relations Telephone: (617) 375-7500	SpectraSite, Inc. 400 Regency Forest Drive Cary, North Carolina 27511 Attention: Investor Relations Telephone: (919) 466-5492

Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this joint proxy statement/prospectus.

Neither American Tower nor SpectraSite have authorized anyone to provide you with information different from that contained or incorporated by reference in this joint proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not apply to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, regardless of the time of delivery of this joint proxy statement/prospectus, unless the information specifically indicates that another date applies.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus and the documents incorporated by reference herein contain, and oral statements made from time to time by representatives of American Tower and SpectraSite may contain, statements about future events and expectations, or forward-looking statements. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” or “intend,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the wireless communications and broadcast infrastructure markets, the level of future expenditures by companies and other trends in those markets, our planned dispositions of non-core assets, our ability to maintain or increase our market share, our future operating results, our future capital expenditure levels, and our plans to fund our future liquidity needs.

You should keep in mind that any forward-looking statement made by us in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other factors may cause our actual results to differ materially from those expressed in our forward-looking statements, including those factors set forth in this joint proxy statement/prospectus under the section captioned “RISK FACTORS” and in the documents incorporated by reference into this joint proxy statement/prospectus. We have no duty to, and we do not intend to, update or revise forward-looking statements made by us in this joint proxy statement/prospectus and the documents incorporated by reference herein, except as required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statements made by us in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus or elsewhere might not occur.

ANNEX A

AGREEMENT AND PLAN OF MERGER

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of American Tower or SpectraSite or any of their respective subsidiaries.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN TOWER CORPORATION,

ASTEROID MERGER SUB, LLC

AND

SPECTRASITE, INC.

DATED AS OF MAY 3, 2005

A-i

A-ii

EXHIBIT 1.4(a)	—	Certificate of Formation
EXHIBIT 1.4(b)	—	Operating Agreement
EXHIBIT 5.19	—	Affiliate Letter
EXHIBIT 6.2(i)	—	Tax Certificate for ATC
EXHIBIT 6.2(ii)	—	Tax Certificate for SpectraSite

A-iii

Index of Defined Terms

Defined Term	Section
2.25% ATC Notes	4.2(a)
3.0% ATC Notes	4.2(a)
3.25% ATC Notes	4.2(a)
5.0% ATC Notes	4.2(a)
2003 Plan	2.2(a)
Agreement	Preamble
ATC	Preamble
ATC Adverse Recommendation Change	5.6(b)(ii)
ATC Acquisition Agreement	5.6(b)(ii)
ATC Benefit Plan	4.14(a)
ATC Benefit Plans	4.14(a)
ATC ByLaws	4.1(b)
ATC Certificate of Incorporation	4.1(b)
ATC Class A Common Stock	4.2(a)
ATC Class B Common Stock	4.2(a)
ATC Class C Common Stock	4.2(a)
ATC Common Stock	4.2(a)
ATC Convertible Notes	4.2(a)
ATC Disclosure Letter	Article IV
ATC Expenses	7.2(d)(ii)
ATC Filed SEC Reports	4.7(a)
ATC Financial Statements	4.7(b)
ATC Independent Advisor	4.3(e)
ATC Intellectual Property Rights	4.17(b)
ATC Material Contract	4.12(a)
ATC Notice of Adverse Recommendation	5.6(b)(ii)
ATC Pension Plan	4.14(a)
ATC Pension Plans	4.14(a)
ATC Preferred Stock	4.2(a)
ATC Restricted Stock	4.2(a)
ATC SEC Reports	4.7(a)
ATC Stock Plans	4.2(a)
ATC Stockholder Approval	4.3(a)
ATC Shareholders Meeting	5.10(a)
ATC Subsidiaries	4.2(d)
ATC Superior Proposal	5.6(b)(i)
ATC Takeover Proposal	5.6(b)(i)
ATC Termination Fee	7.2(c)(i)
ATC Warrants	4.2(a)
ATC Welfare Plan	4.14(a)
ATC Welfare Plans	4.14(a)
CERCLA	3.16(b)
Certificate	2.1(a)
Certificate of Merger	1.2
Closing	1.2
Code	Preamble
Combined Company Material Adverse Effect	5.5(e)
Communications Act	3.5
Concerted Action	3.15(a)

A-iv

Defined Term	Section
Confidentiality Agreement	5.3(a)
Covered Employee	5.22(a)
D&O Insurance	5.8(b)
DGCL	Preamble
DLLC Act	Preamble
DOJ	5.5(c)
Effective Time	1.2
Environmental Laws	3.16(h)
ERISA	3.14(a)
Exchange Act	3.5
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Exchange Ratio	2.1(a)
FAA	3.5
FCC	3.5
FTC	5.5(c)
GAAP	3.7(b)
Governmental Entity	3.5
Hazardous Material	3.16(i)
HSR Act	3.5
Indemnified Parties	5.8(a)
Intellectual Property	3.17(b)
Joint Proxy Statement	5.10(a)
Judgments	6.1(c)
Law	3.4
Liens	3.2(c)
Litigation	3.11(a)
Material Adverse Effect	8.11(b)
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Units	2.1(c)
New Plan	5.22(d)
New SpectraSite Holdco	5.12
NLRB	3.15(a)
NYSE	2.4(e)
Order	3.4
Protected Period	2.2(a)
Real Estate Transfer Taxes	7.2(b)
Registration Statement	5.10(a)
Replacement Credit Agreement	5.17(a)
Representatives	5.3(a)
Sarbanes-Oxley Act	3.7(a)
SEC	2.2(e)
Securities Act	3.5
Shares	2.1(a)
SpectraSite	Preamble
SpectraSite Acquisition Agreement	5.6(a)(ii)
SpectraSite Adverse Recommendation Change	5.6(a)(ii)
SpectraSite Bank Amendment	5.17(a)
SpectraSite Benefit Plan	3.14(a)

A-v

Defined Term	Section
SpectraSite Benefit Plans	3.14(a)
SpectraSite Bylaws	3.1(b)
SpectraSite Certificate of Incorporation	3.1(b)
SpectraSite Common Stock	Preamble
SpectraSite Credit Agreement	5.17(a)
SpectraSite Disclosure Letter	Article III
SpectraSite Expenses	7.2(c)(ii)
SpectraSite Filed SEC Reports	3.7(a)
SpectraSite Options	2.2(a)
SpectraSite Option Agreement	2.2(a)
SpectraSite SEC Reports	3.7(a)
SpectraSite Financial Statements	3.7(b)
SpectraSite Indenture	5.18
SpectraSite Independent Advisor	3.3(c)
SpectraSite Intellectual Property Rights	3.17(b)
SpectraSite Material Contract	3.12(a)
SpectraSite Notes	5.18
SpectraSite Notice of Adverse Recommendation	5.6(a)(ii)
SpectraSite Options	2.2(a)
SpectraSite Pension Plan	3.14(a)
SpectraSite Pension Plans	3.14(a)
SpectraSite Preferred Stock	3.2(a)
SpectraSite SEC Reports	3.7(a)
SpectraSite Stock Option Plans	2.2(a)
SpectraSite Stockholder Approval	3.3(a)
SpectraSite Stockholders’ Meeting	5.10(a)
SpectraSite Subsidiaries	3.2(c)
SpectraSite Superior Proposal	5.6(a)(i)
SpectraSite Takeover Proposal	5.6(a)(i)
SpectraSite Termination Fee	7.2(d)(i)
SpectraSite Warrants	2.2(c)
SpectraSite Welfare Plan	3.14(a)
SpectraSite Welfare Plans	3.14(a)
Stock Rights	3.2(b)
Subsidiary	3.1
Substitute Option	2.2(a)
Supplemental Indenture	5.18
Surviving Company	Preamble
tax	3.9(h)
tax return	3.9(h)
Third Party Intellectual Property Rights	3.17(b)
Trustee	5.18
Warrant Agreement	5.21

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2005, is by and among AMERICAN TOWER CORPORATION, a Delaware corporation (“ATC”), ASTEROID MERGER SUB, LLC, a Delaware limited liability company (“Merger Sub”) and a direct wholly owned Subsidiary of ATC, and SpectraSite, Inc., a Delaware corporation (“SpectraSite”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLC Act”), ATC and SpectraSite will enter into a business combination transaction pursuant to which SpectraSite will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity (the “Surviving Company”);

WHEREAS, the Board of Directors of SpectraSite (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of SpectraSite, and in the best interests of SpectraSite and the holders of its common stock, par value $0.01 per share (the “SpectraSite Common Stock”), and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the stockholders of SpectraSite approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of ATC (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of ATC, and in the best interests of ATC and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the stockholders of ATC approve the issuance of ATC Common Stock in connection with the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of Merger Sub (i) has determined that the Merger is in the best interests of Merger Sub and its sole member and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that ATC, as the sole member of Merger Sub, approve and adopt this Agreement and the Merger;

WHEREAS, ATC, in its capacity as sole member of Merger Sub, has approved and adopted this Agreement and the Merger by unanimous written consent in accordance with the requirements of the DLLC Act;

WHEREAS, ATC may, prior to the Merger, contribute all of the membership units of interest in Merger Sub to another limited liability company wholly owned by ATC; and

WHEREAS, for U.S. federal income tax purposes, it is intended by ATC, Merger Sub and SpectraSite that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement shall constitute a plan of reorganization, and (c) ATC and SpectraSite shall each be a party to such reorganization within the meaning of Section 368(b) of the Code;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLC Act, at the Effective Time, SpectraSite shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of SpectraSite shall cease and Merger Sub shall continue as the Surviving Company following the Merger. The existence of Merger Sub shall continue unaffected and unimpaired by the Merger and, as the Surviving Company, it shall be governed by the Laws of the State of Delaware. At the option of ATC and in lieu of the otherwise applicable provisions of this Section 1.1, the Merger will consist of the merger of Merger Sub with and into SpectraSite, with SpectraSite as the Surviving Company; provided, that ATC shall not be entitled to exercise such right to the extent that it would result in the failure to be satisfied of the conditions set forth in either Section 6.2(d) or 6.3(d). In the event that ATC makes such an election, the parties shall discuss in good faith and use reasonable best efforts to agree on appropriate amendments to the representations, warranties, covenants and other agreements contained herein to give effect to such change; provided, that if the parties do not so agree then the Merger shall be structured in the manner described in the first two sentences of this paragraph.

Section 1.2. Effective Time; Closing. As promptly as practicable (and in any event within three (3) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL or the DLLC Act in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL or the DLLC Act, as applicable. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 9:00 a.m., Eastern Time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, or at such other time and location as the parties hereto shall otherwise agree.

Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of SpectraSite and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of SpectraSite and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.4. Certificate of Formation and Operating Agreement.

(a) The Certificate of Formation of Merger Sub in effect immediately preceding the Effective Time, which shall be in the form set forth in Exhibit 1.4(a), shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b) The Operating Agreement of Merger Sub in effect immediately preceding the Effective Time, which shall be in the form set forth in Exhibit 1.4(b), shall be the Operating Agreement of the Surviving Company, until thereafter changed or amended or as provided therein or by applicable Law.

Section 1.5. Managers and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the members of the board of managers of Merger Sub at the Effective Time shall be the members of the board of managers of the Surviving Company, and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1. Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of ATC, Merger Sub, SpectraSite or the holders of any of the following securities:

(a) Subject to the other provisions of this Section 2.1, each share of SpectraSite Common Stock (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares canceled pursuant to Section 2.1(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive 3.575 (the “Exchange Ratio”) shares of ATC Class A Common Stock (the “Merger Consideration”). At the Effective Time, all Shares converted pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 2.1(a).

(b) Each Share held in treasury of SpectraSite and each Share owned directly by ATC, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c) Each membership unit of interest in Merger Sub (the “Merger Sub Units”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger as identical units of interest in the Surviving Company and, following the Merger, shall constitute the only outstanding units of interest or other equity interests in the Surviving Company from and after the Effective Time.

Section 2.2. Stock Options; Warrants.

(a) ATC, effective as of the Effective Time, shall assume by operation of this Agreement the SpectraSite 2003 Equity Incentive Plan and the SpectraSite 2005 Equity Incentive Plan (together, the “SpectraSite Stock Option Plans”), and all stock options (the “SpectraSite Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the SpectraSite Stock Option Plans, shall remain outstanding following the Effective Time. The consummation of the transactions contemplated by this Agreement shall result in the vesting (or other lapsing of similar restrictions in exercisability) of unvested options granted under the SpectraSite Stock Option Plans that are outstanding immediately prior to the Effective Time on the same terms and conditions as were applicable under, and only to the extent expressly provided for by the terms of, the SpectraSite Stock Option Plans and the related SpectraSite Options as outstanding and in effect on the date hereof or issued after the date hereof to the extent permitted by Section 5.1(b) (but taking into account any changes thereto provided for in the SpectraSite Stock Options Plans or in the SpectraSite Options (x) by reason of this Agreement or the transactions contemplated hereby or (y) to the extent permitted in accordance with Section 5.1(c)(vii)). The parties acknowledge that, under the terms of the SpectraSite Stock Option Plans, immediately prior to the Effective Time, the Board of Directors of SpectraSite will determine whether the SpectraSite Performance Options (as defined in each stock option agreement for SpectraSite Stock Options (a “SpectraSite Option Agreement”)) that are unvested immediately prior to the Effective Time will become vested upon the Effective Time, which determination shall be made in accordance with the terms of the SpectraSite Options and the SpectraSite Stock Option Plans. Notwithstanding the foregoing, the parties agree that if any SpectraSite Option provides for a Service Option (as defined in such SpectraSite Option Agreement), such Service Option will vest if the employment of the holder of such SpectraSite Option is terminated without Cause (as “Cause” is defined in the SpectraSite 2003 Equity Incentive Plan (the “2003 Plan”)) at any time after the Effective Time but before the end of the one (1) year period which starts at the Effective Time (the “Protected Period”) or the employment of such SpectraSite Option holder terminates as a result of such SpectraSite Option holder’s resignation for Good Reason (as “Good Reason” is defined in the 2003 Plan) during the Protected Period. At the Effective Time, the SpectraSite Options shall, by virtue of the Merger and without any further action on the part of SpectraSite or the holder thereof, be assumed by ATC in such manner that ATC (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such SpectraSite Options, would be such a corporation were Section 424 of the Code applicable to any such SpectraSite Options. From and after the Effective Time, all references to SpectraSite in the SpectraSite Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to ATC. Each SpectraSite Option assumed by ATC (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the SpectraSite Stock Option Plans and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of ATC Common Stock (rounded down to the nearest whole share) equal to the aggregate number of shares of SpectraSite Common Stock subject to such SpectraSite Option multiplied by the Exchange Ratio; and (B) the option price per share of ATC Common Stock shall be an amount equal to the option price per share of SpectraSite Common Stock subject to such SpectraSite Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such SpectraSite Option.

(b) As soon as practicable after the Effective Time, ATC shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.2 after giving effect to the Merger). ATC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ATC Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.2. ATC shall use reasonable best efforts to prepare and file with the SEC and to cause to be effective prior to or at the Effective Time a registration statement on Form S-8 (or another appropriate form) registering under the SpectraSite Stock Option Plans all shares of ATC Common Stock subject to the Substitute Options. ATC shall use reasonable best efforts to keep such registration statement effective and to keep the current status of the prospectus required thereby maintained as long as Substitute Options remain outstanding. In addition, ATC shall use reasonable best efforts to cause the shares of ATC Common Stock subject to Substitute Options to be listed on the NYSE.

(c) As of the Effective Time, by virtue of the Merger and the conversion of the issued and outstanding shares of SpectraSite Common Stock pursuant to Section 2.1(a) above, and without any action on the part of SpectraSite or ATC or the holder of the warrants issued and outstanding in connection with SpectraSite’s Plan of Reorganization that became effective on February 10, 2003, granting holders thereof the right to purchase shares of SpectraSite Common Stock (the “SpectraSite Warrants”), each SpectraSite Warrant issued and outstanding immediately prior to the Effective Time shall, in accordance with and subject to the applicable provisions of such SpectraSite Warrant (i) remain outstanding after the Effective Time and (ii) be exercisable in accordance with the terms of such SpectraSite Warrant.

(d) Section 2.2(d) of the SpectraSite Disclosure Letter (hereinafter defined) sets forth a complete and correct list, as of May 2, 2005, of all SpectraSite Options, the number of shares of SpectraSite Common Stock (or other capital stock of SpectraSite) subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof.

(e) On or after the date of this Agreement and prior to the Effective Time, each of ATC and SpectraSite shall take all necessary actions as may be required to cause any dispositions of SpectraSite Common Stock (including derivative securities with respect to SpectraSite Common Stock) or acquisitions of ATC Common Stock (including derivative securities with respect to ATC Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. Such actions shall be consistent with all current applicable interpretation and guidance of the United States Securities and Exchange Commission (the “SEC”), including, but not limited to, the No-Action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 2.3. Restricted Stock. Any shares of SpectraSite Common Stock outstanding immediately prior to the Effective Time that are subject to a repurchase option or risk of forfeiture under the SpectraSite Stock Option Plans shall, by operation of this Agreement, be exchanged for shares of ATC Common Stock on the same terms and conditions as the shares of SpectraSite Common Stock that are not subject to any repurchase option or risk of forfeiture in accordance with Section 2.1; provided, however, that, to the extent that such shares do not, by their terms, become vested and cease to be subject to any such repurchase option or risk of forfeiture as a result of the consummation of the transactions contemplated by this Agreement, such shares shall, following the Effective Time, be subject to the same repurchase option or risk of forfeiture as set forth in the agreement pursuant to which such shares were granted. Section 2.3 of the SpectraSite Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all SpectraSite Common Stock subject to any such repurchase option or other risk of forfeiture, the grant dates, expiration dates of such repurchase options or other risk of forfeiture or “vesting schedules” thereof and the names of the holders thereof.

Section 2.4. Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, ATC shall deposit, or shall cause to be deposited, with a bank or trust company that may be designated by ATC as exchange agent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of ATC Common Stock issuable pursuant to Section 2.1(a), and (ii) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.4(e) (such cash and certificates for shares of ATC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of ATC Common Stock and cash contemplated to be issued pursuant to Section 2.1(a) and this Section 2.4(a) out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, ATC shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of ATC Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate after taking into account all Shares then held by such holder, and (B) cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.4(c) or (e). In the event of a transfer of ownership of Shares that is not registered in the transfer records of SpectraSite, a certificate representing the proper number of shares of ATC Common Stock and a check for cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and for any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, the cash in lieu of any fractional shares of ATC Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the ATC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SpectraSite Common Stock represented thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of ATC Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of ATC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of ATC Common Stock.

(d) No Further Rights in SpectraSite Common Stock. All cash paid and shares of ATC Common Stock issued upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.4(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No certificates or script representing fractional shares of ATC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a stockholder of ATC. Each holder of Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of ATC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder’s Certificates in accordance with this Section 2.4, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the average of the per share closing prices on the New York Stock Exchange (the “NYSE”) of shares of ATC Common Stock during the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify ATC, and ATC shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.4(b).

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ATC Common Stock or SpectraSite Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ATC Common Stock or SpectraSite Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of the SpectraSite Common Stock for one year after the Effective Time shall be delivered to ATC, upon demand, and any holders of the SpectraSite Common Stock who have not theretofore complied with this Article II shall thereafter look solely to ATC with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, and any other cash amounts payable pursuant to this Article II, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such times as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of ATC free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of the Surviving Company, ATC and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by ATC or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by ATC or the Exchange Agent, as the case may be.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ATC, the posting by such person of a bond, in such reasonable amount as ATC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of ATC Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividend or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

Section 2.5. Stock Transfer Books. At the Effective Time, the stock transfer books of SpectraSite shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of SpectraSite. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or ATC for any reason shall be converted into the right to receive the Merger Consideration, any cash in lieu of fractional shares of ATC Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c).

Section 2.6. Forms of SpectraSite Options and SpectraSite Restricted Stock Awards. Prior to the date hereof, SpectraSite has made available to ATC correct and complete copies of the form of each stock option agreement or restricted stock award that evidences any outstanding SpectraSite Options, restricted stock grants or other compensatory stock awards, and no stock option agreement or restricted stock purchase agreement or other award agreement that governs any such SpectraSite Options, restricted stock grants or other compensatory stock awards contains terms that are materially inconsistent with such forms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPECTRASITE

SpectraSite represents and warrants to each of the other parties hereto as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by SpectraSite to ATC and Merger Sub in connection with the execution and delivery of this Agreement (the “SpectraSite Disclosure Letter”) or (ii) as disclosed in the SpectraSite SEC Reports filed or furnished to the SEC by SpectraSite, and in either case, publicly available on or after January 1, 2005 and prior to the date hereof, but excluding any risk factor disclosure contained in any such SpectraSite SEC Reports under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements”):

Section 3.1. Organization and Standing.

(a) SpectraSite is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. SpectraSite has made available to ATC complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of SpectraSite, the Board of Directors of SpectraSite and the committees of Boards of Directors of SpectraSite, in each case held since February 10, 2003 and prior to the date hereof.

(b) (i) Each SpectraSite Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) each of SpectraSite and each SpectraSite Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SpectraSite has furnished or made available to ATC true and complete copies of the Third Amended and Restated Certificate of Incorporation of SpectraSite (“SpectraSite Certificate of Incorporation”) and the Third Amended and Restated Bylaws of SpectraSite (the “SpectraSite Bylaws”). The SpectraSite Certificate of Incorporation and the SpectraSite Bylaws are in full force and effect and have not been amended or otherwise modified. SpectraSite is not in material violation of any provision of the SpectraSite Certificate of Incorporation or the SpectraSite Bylaws, and no SpectraSite Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

For purposes of this Agreement a “Subsidiary” of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

Section 3.2. Capitalization.

(a) The authorized capital stock of SpectraSite consists of (i) 250,000,000 shares of SpectraSite Common Stock and (ii) 40,000,000 shares of preferred stock, par value $.01 per share (“SpectraSite Preferred Stock”). At the close of business on May 2, 2005, (A) 46,924,616 shares of SpectraSite Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (B) 3,679,881 shares of SpectraSite Common Stock were held by SpectraSite in its treasury, (C) 3,398,622 shares of SpectraSite Common Stock were reserved for issuance pursuant to the SpectraSite 2003 Equity Incentive Plan, of which 3,206,979 shares of SpectraSite Common Stock were subject to outstanding and unexercised SpectraSite Options, (D) no shares of SpectraSite Common Stock were reserved for issuance pursuant to the SpectraSite 2005 Equity Incentive Plan, of which no shares of SpectraSite Common Stock were subject to outstanding SpectraSite Options, (E) 1,996,831 shares of SpectraSite Common Stock were reserved for issuance upon exercise of the SpectraSite Warrants and (F) 7,500 of the issued and outstanding shares of SpectraSite Common Stock were subject to vesting, contractual restrictions on transfer or repurchase rights. At the close of business on May 2, 2005, no shares of SpectraSite Preferred Stock were issued and outstanding and no shares of SpectraSite Preferred Stock were held in the treasury of SpectraSite.

(b) Except as set forth above, as of the date hereof there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by SpectraSite or any SpectraSite Subsidiary relating to the issued or unissued capital stock or equity interest of SpectraSite or any SpectraSite Subsidiary or obligating SpectraSite or any SpectraSite Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests (collectively, “Stock Rights”) in SpectraSite or any SpectraSite Subsidiary. All shares of SpectraSite Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of SpectraSite or any SpectraSite Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of SpectraSite (including any Shares of SpectraSite Common Stock) or any SpectraSite Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c) Exhibit 21.1 to SpectraSite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the Subsidiaries of SpectraSite (the “SpectraSite Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such SpectraSite Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by SpectraSite, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. As of the date of this Agreement, neither SpectraSite nor any of the SpectraSite Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the SpectraSite Subsidiaries).

Section 3.3. Authority for Agreement.

(a) SpectraSite has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the SpectraSite Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by SpectraSite of this Agreement, and the consummation by SpectraSite of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of SpectraSite and no other corporate proceedings on the part of SpectraSite are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the SpectraSite Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by SpectraSite and, assuming the due authorization, execution and delivery by ATC and Merger Sub, constitutes a legal, valid and binding obligation of SpectraSite enforceable against SpectraSite in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of SpectraSite Common Stock entitled to vote in accordance with the DGCL, the SpectraSite Certificate of Incorporation and the SpectraSite Bylaws (the “SpectraSite Stockholder Approval”) is the only vote of the holders of capital stock of SpectraSite necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) The Board of Directors of SpectraSite has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of SpectraSite and SpectraSite’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by SpectraSite’s stockholders which, in each case, has not been subsequently rescinded, modified or withdrawn prior to the execution and delivery of this Agreement by SpectraSite. The actions taken by the Board of Directors of SpectraSite constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of SpectraSite under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, or the transactions contemplated hereby. Other than Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(c) Each of Evercore Group Inc. and Lehman Brothers Inc. (together, the “SpectraSite Independent Advisors”) has delivered to the Board of Directors of SpectraSite its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to the holders of SpectraSite Common Stock. SpectraSite has made available to ATC a correct and complete copy of the form of each such opinion prior to the execution of this Agreement.

Section 3.4. No Conflict. The execution and delivery of this Agreement by SpectraSite do not, and the performance of this Agreement by SpectraSite and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the SpectraSite Stockholder Approval is obtained, conflict with or violate (i) the SpectraSite Certificate of Incorporation or the SpectraSite Bylaws or (ii) the equivalent organizational documents of any of the SpectraSite Subsidiaries, (b) subject to Section 3.5 and assuming the SpectraSite Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), in each case applicable to SpectraSite or any of the SpectraSite Subsidiaries or by which any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of SpectraSite or any of the SpectraSite Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of any of them is bound or affected (including any SpectraSite Material Contract), except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by SpectraSite do not, and the performance of this Agreement by SpectraSite will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), except for (i) applicable requirements, if any, of (A) the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) the New York Stock Exchange, (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the Federal Aviation Administration (“FAA”), and any approvals of such applications and notices, or (B) with the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to SpectraSite’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, (v) receipt of the SpectraSite Stockholder Approval and the ATC Stockholder Approval, and (vi) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of SpectraSite’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

Section 3.6. Compliance; Regulatory Compliance.

(a) Each of SpectraSite and the SpectraSite Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to SpectraSite or any of the SpectraSite Subsidiaries or by which any property, business or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of SpectraSite and the SpectraSite Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and neither SpectraSite nor any SpectraSite Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) This Section 3.6 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.14, 3.15 and 3.16, respectively.

Section 3.7. SEC Filings; Financial Statements.

(a) Each of SpectraSite and the SpectraSite Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 10, 2003 (the “SpectraSite SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SpectraSite SEC Report filed or furnished to the SEC by SpectraSite, and in either case, publicly available prior to the date hereof (each, a “SpectraSite Filed SEC Report”). None of the SpectraSite SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SpectraSite SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SpectraSite Filed SEC Report. The principal executive officer of SpectraSite and the principal financial officer of SpectraSite (and each former principal executive officer of SpectraSite and each former principal financial officer of SpectraSite, as applicable) have made the certifications required by Sections 302 and 906 of, and SpectraSite has complied in all material respects with, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to SpectraSite’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Except to the extent updated, amended, restated or corrected by a subsequent SpectraSite Filed SEC Report, all of the financial statements included in the SpectraSite SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “SpectraSite Financial Statements”), have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such SpectraSite Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SpectraSite Filed SEC Report) fairly present, in all material respects, the consolidated financial position of SpectraSite and the SpectraSite Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such SpectraSite Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SpectraSite Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of SpectraSite and the SpectraSite Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) SpectraSite has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.

(d) SpectraSite’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by SpectraSite in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to SpectraSite’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of SpectraSite required under the Exchange Act with respect to such reports.

(e) Neither SpectraSite nor any of the SpectraSite Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of SpectraSite and the SpectraSite Subsidiaries as of December 31, 2004, including the notes thereto, contained in the SpectraSite Filed SEC Reports, (ii) liabilities or obligations incurred on behalf of SpectraSite in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2005, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or would not reasonably be expected to be, material and adverse to the businesses of SpectraSite and the SpectraSite Subsidiaries, taken as a whole.

Section 3.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since January 1, 2005, each of SpectraSite and the SpectraSite Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2005 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by SpectraSite or (ii) any action of the types described in Sections 5.1(b) or 5.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.9. Taxes.

(a) Each of SpectraSite and the SpectraSite Subsidiaries has duly filed all tax returns and reports required to be filed by it or has been granted extensions to file such returns or reports, which extensions have not expired, except to the extent that all such failures to file, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect. SpectraSite and each of the SpectraSite Subsidiaries have paid (or SpectraSite has paid on its behalf) all taxes (i) shown as due on such returns or (ii) otherwise due and payable, except for those taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the SpectraSite Filed SEC Reports in accordance with GAAP or (y) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any taxes upon the assets of SpectraSite or the SpectraSite Subsidiaries, other than (i) statutory Liens for taxes not yet due and payable, (ii) Liens for taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and would not reasonably be expected to be, material to the businesses of SpectraSite and the SpectraSite Subsidiaries, taken as a whole.

(b) No deficiencies for any taxes have been proposed, asserted or assessed in writing against SpectraSite or any of the SpectraSite Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

(c) Neither SpectraSite nor any of the SpectraSite Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

(d) Neither SpectraSite nor any of the SpectraSite Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither SpectraSite nor any of the SpectraSite Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(f) SpectraSite and the SpectraSite Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes, except where a failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Neither SpectraSite nor any of the SpectraSite Subsidiaries has any liability for the taxes of any person (other than SpectraSite and the SpectraSite Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) As used in this Agreement (A) “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, and (B) “tax return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.10. Change of Control Agreement; No Excess Parachute Payment. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of SpectraSite or any SpectraSite Subsidiary. No amount paid or payable by SpectraSite or any SpectraSite Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither SpectraSite nor any SpectraSite Subsidiary has any obligation to pay or otherwise reimburse any person for paying any tax imposed under Section 4999 of the Code.

Section 3.11. Litigation.

(a) There are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings (“Litigation”) that which, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is no suit, action or proceeding (including in connection with the consummation of the Merger) pending or, to the knowledge of SpectraSite, threatened, against or affecting SpectraSite or any of the SpectraSite Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of SpectraSite, investigation by, any Governmental Entity involving SpectraSite or any of the SpectraSite Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) This Section 3.11 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.14, 3.15 and 3.16, respectively.

Section 3.12. Contracts and Commitments.

(a) Section 3.12(a) of the SpectraSite Disclosure Letter sets forth a true and complete list as of the date hereof of each SpectraSite Material Contract. “SpectraSite Material Contract” means (i) a “material contract”, as such term is defined in Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to SpectraSite or any SpectraSite Subsidiary, or restricts the conduct of the business of SpectraSite or any SpectraSite Subsidiary, or the geographic area or manner in which SpectraSite or any SpectraSite Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement or arrangement between SpectraSite or any SpectraSite Subsidiary on the one hand, and any officer, director or person directly or indirectly owning, controlling or holding power to vote 5% or more of SpectraSite’s outstanding voting securities (other than compensation arrangements involving a director or officer of SpectraSite listed or described in Section 3.14 of the SpectraSite Disclosure Letter), on the other hand, or (iv) a contract, agreement or arrangement to which SpectraSite or any SpectraSite Subsidiary or any of their respective properties is subject that (A) involves annual revenue to SpectraSite or the SpectraSite Subsidiaries in excess of $5,000,000 in the calendar year ending December 31, 2005, (B) obligates SpectraSite or any SpectraSite Subsidiary to expend an amount in excess of $5,000,000 in the calendar year ending December 31, 2005, (C) obligates SpectraSite or any SpectraSite Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount estimated by SpectraSite as of the date hereof to be in excess of $5,000,000 over the remaining life of such contract or (D) is a material arrangement governing the legal relationship between SpectraSite or any SpectraSite Subsidiary and one of the ten largest customers of SpectraSite and any SpectraSite Subsidiaries, taken as a whole, for the calendar year ended December 31, 2004. SpectraSite has delivered or made available true and complete copies of all such agreements, arrangements and commitments to ATC.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the SpectraSite Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to SpectraSite and, to the knowledge of SpectraSite, with respect to each other party to any of such SpectraSite Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any SpectraSite Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. There are no existing defaults, violations or breaches by SpectraSite or any SpectraSite Subsidiary of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which SpectraSite or any of the SpectraSite Subsidiaries is a party or by which SpectraSite or any of the SpectraSite Subsidiaries or any property or asset of SpectraSite or any of the SpectraSite Subsidiaries is bound or affected, including any SpectraSite Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of SpectraSite, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases that, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SpectraSite has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any SpectraSite Material Contract which has had or would reasonably be expected to have a Material Adverse Effect. Section 3.12(b) of the SpectraSite Disclosure Letter identifies each SpectraSite Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither SpectraSite nor any SpectraSite Subsidiary is a party to any voting agreement with respect to the voting of any securities of SpectraSite. Neither SpectraSite nor any SpectraSite Subsidiary has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of SpectraSite or any SpectraSite Subsidiary.

Section 3.13. Information Supplied. The information supplied or to be supplied by SpectraSite for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SpectraSite and ATC, (iii) the time of the SpectraSite Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at anytime prior to the Effective Time, any event or circumstance relating to SpectraSite or any SpectraSite Subsidiary, or their respective officers or directors, should be discovered by SpectraSite which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, SpectraSite shall promptly inform ATC. All documents that SpectraSite is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by SpectraSite with respect to statements made or incorporated by reference therein based on information supplied by ATC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14 of the SpectraSite Disclosure Letter sets forth a list as of the date hereof of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under which SpectraSite or any SpectraSite Subsidiaries has any liability (sometimes referred to individually as a “SpectraSite Pension Plan” and collectively as the “SpectraSite Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which SpectraSite or any SpectraSite Subsidiaries has any liability (sometimes referred to individually as a “SpectraSite Welfare Plan” and collectively as the “SpectraSite Welfare Plans”), and each vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by SpectraSite or any SpectraSite Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of SpectraSite or any of the SpectraSite Subsidiaries and under which SpectraSite or any SpectraSite Subsidiaries has any actual or contingent material liabilities (each of the foregoing being referred to individually as a “SpectraSite Benefit Plan” and each of the foregoing together with the SpectraSite Pension Plan and SpectraSite Welfare Plans being referred to collectively as the “SpectraSite Benefit Plans”).

(b) SpectraSite has made available to ATC true and complete copies of (1) each SpectraSite Benefit Plan (or, in the case of any unwritten SpectraSite Benefit Plan, a summary of the material provisions of such plan) in effect on the date hereof, (2) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each SpectraSite Benefit Plan in effect on the date hereof to the extent any such report was required by applicable Law, (3) the most recent summary plan description for each SpectraSite Benefit Plan for which such a summary plan description is required by applicable Law and (4) each currently effective trust agreement or other funding vehicle relating to any SpectraSite Benefit Plan. Neither SpectraSite nor any SpectraSite Subsidiaries has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a plan described in Section 3(40) of ERISA or a plan described in Section 413 of the Code. Other than severance benefits provided under a SpectraSite Benefit Plan, no SpectraSite Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or (3) where the benefit is required by Section 4980B of the Code.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each SpectraSite Benefit Plan in effect on the date hereof has been administered in all respects in accordance with its terms, and SpectraSite and each of the SpectraSite Subsidiaries and all SpectraSite Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the SpectraSite Benefit Plans; (ii) all contributions, including participant contributions, required under each SpectraSite Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plans and applicable Law; (iii) with respect to the SpectraSite Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which SpectraSite or any of the SpectraSite Subsidiaries could reasonably be expected to become subject to liability under ERISA, the Code or any other applicable Law; (iv) the amounts payable pursuant to the terms of a SpectraSite Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law; (v) each SpectraSite Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such SpectraSite Pension Plan currently is qualified and exempt from income taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of SpectraSite, revocation has not been threatened; (vi) SpectraSite has made available to ATC a copy of the most recent determination letter received with respect to each SpectraSite Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than the express terms of any SpectraSite Benefit Plans) that would (pursuant to any such understandings, agreements or undertakings) reasonably be expected to result in any liabilities if any SpectraSite Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by SpectraSite (or, after the Effective Time, ATC) to effect such amendment or termination; (viii) no present or former officers, employees, directors or independent contractors of SpectraSite or any SpectraSite Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any SpectraSite Benefit Plan as a result of the transactions contemplated by this Agreement; (ix) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any SpectraSite Benefit Plan; (x) other than as set forth in any SpectraSite Benefit Plans or as may be required to avoid any adverse tax consequence under Section 409A of the Code, since December 31, 2004, there has not been any adoption or amendment in any material respect by SpectraSite or any SpectraSite Subsidiaries of any SpectraSite Benefit Plan or any agreement (whether or not legally binding) to adopt or amend any such plan; and (xi) only officers, directors and employees of SpectraSite or any SpectraSite Subsidiaries are eligible for compensation or benefits under the terms of each SpectraSite Benefit Plan, and each individual who is classified by SpectraSite or any SpectraSite Subsidiary as an “employee” or as an “independent contractor” is properly so classified.

Section 3.15. Labor and Employment Matters.

(a) Since February 10, 2003, neither SpectraSite nor any of the SpectraSite Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or voluntarily recognized or recognized under foreign Law. There is no existing, pending or, to the knowledge of SpectraSite, threatened (i) labor dispute, walkout, lockout, strike, slowdown, hand billing, picketing work stoppage (sympathetic or otherwise), work interruption or other “concerted action” (each a “Concerted Action”) involving the employees of SpectraSite or any of the SpectraSite Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving SpectraSite or any of the SpectraSite Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of SpectraSite or any of the SpectraSite Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of SpectraSite or any of the SpectraSite Subsidiaries, or (v) grievance or arbitration demand against SpectraSite or any of SpectraSite’s Subsidiaries whether or not filed pursuant to a collective bargaining agreement that, in the case of any of the foregoing, individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect. To the knowledge of SpectraSite, neither the employees of SpectraSite nor the employees of any of the SpectraSite Subsidiaries have engaged in a Concerted Action in the past three years that has had or would reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of SpectraSite, none of SpectraSite, any of the SpectraSite Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of SpectraSite or any of the SpectraSite Subsidiaries, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of SpectraSite and the SpectraSite Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material controversies pending or, to the knowledge of SpectraSite, threatened between SpectraSite, the SpectraSite Subsidiaries and any of its current or former employees which have resulted in, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Environmental Compliance and Disclosure.

(a) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of SpectraSite and the SpectraSite Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to SpectraSite or any SpectraSite Subsidiary, as applicable, (ii) there are no proceedings pending, or, to SpectraSite’s knowledge, threatened to cancel, modify, or not renew any such permits, licenses or governmental authorizations, and (iii) SpectraSite and each of the SpectraSite Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

(b) Neither SpectraSite nor any SpectraSite Subsidiary has received written notice of actual or threatened or potential liability that would be material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, under the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”) or any similar applicable state or local statute or ordinance from any governmental agency.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of SpectraSite, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at, or upon any plant, facility, site, area or property currently or previously owned or leased by SpectraSite or any SpectraSite Subsidiary or on which SpectraSite or any SpectraSite Subsidiary is conducting or has conducted its business or operations.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither SpectraSite nor any SpectraSite Subsidiary has entered into or agreed to, nor does either contemplate entering into, any consent or Order, and neither SpectraSite nor any SpectraSite Subsidiary is subject to any consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither SpectraSite nor any SpectraSite Subsidiary has been subject to any administrative or judicial proceeding material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, pursuant to, and, to the knowledge of SpectraSite, has not been alleged in writing by any governmental agency to be in violation in a manner material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, of, applicable Environmental Laws either now or any time during the past five years.

(f) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither SpectraSite nor any SpectraSite Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of SpectraSite or any SpectraSite Subsidiary, its employees, agents or representatives or, to the knowledge of SpectraSite, arising out of the ownership, use, control or operation by SpectraSite or any SpectraSite Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by SpectraSite or any SpectraSite Subsidiary) or any other area on which SpectraSite or any SpectraSite Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no reasonable basis for any such notice and, to the knowledge of SpectraSite, none are threatened or foreseen.

(g) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of SpectraSite, none of the assets owned by SpectraSite or any SpectraSite Subsidiary or any real property owned or leased by SpectraSite or any SpectraSite Subsidiary contain any friable asbestos, PCBs or underground storage tanks.

(h) As used in this Agreement, the term “Environmental Laws” means any applicable and binding Laws (including statutes, and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. 11001 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all regulations, rules, standards, requirements, orders and permits issued thereunder.

(i) As used in this Agreement, the term “Hazardous Material” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material which is regulated by Environmental Laws, the presence of which in the environment is regulated or creates liability, or which may be harmful to human health or the environment.

Section 3.17. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: SpectraSite does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by SpectraSite or any of the SpectraSite Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (B) against the use by SpectraSite or any of the SpectraSite Subsidiaries of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of SpectraSite or any of the SpectraSite Subsidiaries as currently conducted or as proposed to be conducted, (C) challenging the ownership, validity or effectiveness of any of the SpectraSite Intellectual Property Rights material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by SpectraSite or any of the SpectraSite Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, SpectraSite and each of the SpectraSite Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(b) As used in this Agreement, the term (x) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (y) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (z) “SpectraSite Intellectual Property Rights” means the Intellectual Property owned or used by SpectraSite or any of the SpectraSite Subsidiaries.

Section 3.18. Stockholders’ Rights Agreement. Neither SpectraSite nor any SpectraSite Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Shares or any other equity or debt securities of SpectraSite or any of the SpectraSite Subsidiaries.

Section 3.19. Brokers. Except pursuant to the SpectraSite Independent Advisors’ engagement letters with SpectraSite, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SpectraSite. Section 3.19 of the SpectraSite Disclosure Letter includes a true and complete copy of all agreements between SpectraSite and the SpectraSite Independent Advisors pursuant to which such firms would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.20. Insurance. SpectraSite has delivered to ATC prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming SpectraSite, any of the SpectraSite Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which SpectraSite or any SpectraSite Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither SpectraSite nor any SpectraSite Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of SpectraSite and the SpectraSite Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21. Foreign Corrupt Practices Act and International Trade Sanctions. Neither SpectraSite, nor any SpectraSite Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i), (ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ATC AND MERGER SUB

Each of ATC and Merger Sub represents and warrants to SpectraSite as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by ATC to SpectraSite in connection with the execution and delivery of this Agreement (the “ATC Disclosure Letter”) or (ii) as disclosed in the ATC SEC Reports filed or furnished to the SEC by ATC, and in either case, publicly available on or after January 1, 2005 and prior to the date hereof, but excluding any risk factor disclosure contained in any such ATC SEC Reports under the heading “Factors That May Affect Future Results” or “Special Note Regarding Forward-Looking Statements”):

Section 4.1. Organization and Standing.

(a) Each of ATC and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. ATC has made available to SpectraSite complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of ATC, the Board of Directors of ATC and the committees of Boards of Directors of ATC, in each case held since January 1, 2003 and prior to the date hereof.

(b) (i) Each ATC Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) each of ATC, Merger Sub and each ATC Subsidiary (A) has full corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clauses (b)(i) and (b)(ii), where any such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ATC has furnished or made available to SpectraSite true and complete copies of the Restated Certificate of Incorporation of ATC (the “ATC Certificate of Incorporation”) and the Bylaws of ATC (the “ATC Bylaws”). The ATC Certificate of Incorporation and the ATC Bylaws are in full force and effect and have not been amended or otherwise modified. ATC is not in material violation of any provision of the ATC Certificate of Incorporation or the ATC Bylaws, and no ATC Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 4.2. Capitalization.

(a) The authorized capital stock of ATC consists of (i) 500,000,000 shares of ATC Class A Common Stock, par value $0.01 per share (“ATC Class A Common Stock”), (ii) 50,000,000 shares of Class B common stock, par value $.01 per share (“ATC Class B Common Stock”), (iii) 10,000,000 shares of Class C common stock, par value $.01 per share (“ATC Class C Common Stock” and, together with the ATC Class A Common Stock and the ATC Class B Common Stock, the “ATC Common Stock”) and (iv) 20,000,000 shares of preferred stock, par value $.01 per share (“ATC Preferred Stock”). At the close of business on May 2, 2005, (i) 230,672,653 shares of ATC Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 145,221 shares of ATC Class A Common Stock were held by ATC in its treasury, (iii) an aggregate of 29,063,304 shares of ATC Class A Common Stock were reserved for issuance pursuant to ATC’s Amended and Restated 1997 Stock Option Plan and ATC’s 2000 Employee Stock Purchase Plan (collectively, the “ATC Stock Plans”), of which 18,364,740 shares of ATC Class A Common Stock were subject to outstanding and unexercised ATC Stock Options (as defined below), (iv) none of the issued and outstanding shares of ATC Class A Common Stock were subject to vesting, restrictions on transfer or repurchase rights (shares so subject, “ATC Restricted Stock”), (v) no shares of ATC Class B Common Stock were issued and outstanding and no shares of ATC Class B Common Stock were held by ATC in its treasury, (vi) no shares of ATC Class C Common Stock were issued and outstanding and no shares of ATC Class C Common Stock were held by ATC in its treasury and (vii) no shares of ATC Class B Common Stock or ATC Class C Common Stock were reserved for issuance, pursuant to the ATC Stock Plans or otherwise. At the close of business on May 2, 2005, (i) no shares of ATC Preferred Stock were issued and outstanding or were held by ATC in its treasury, (ii) warrants to acquire 11,389,012 shares of ATC Class A Common Stock from ATC pursuant to the warrant agreements listed on Section 4.2(a) of the ATC Disclosure Letter and previously made available in complete and correct form to SpectraSite (the “ATC Warrants”) were issued and outstanding, (iii) 17,179,680 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 3.25% Convertible Notes due August 1, 2010 of ATC (the “3.25% ATC Notes”), (iv) 16,829,273 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 3.0% Convertible Notes due August 15, 2012 of ATC (the “3.0% ATC Notes”), (v) 1,616 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 2.25% Convertible Notes due 2009 of ATC (the

“2.25% ATC Notes”), and (vi) 5,353,172 shares of ATC Class A Common Stock were reserved for issuance and issuable upon conversion of the 5.0% Convertible Notes due 2010 of ATC (the “5.0% ATC Notes”, and together with the 3.25% ATC Notes, the 3.0% ATC Notes, and the 2.25% ATC Notes, the “ATC Convertible Notes”).

(b) Except as set forth above, as of the date hereof there are no Stock Rights in ATC or any ATC Subsidiary. All shares of ATC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of ATC or any ATC Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of ATC (including any shares of ATC Common Stock) or any ATC Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c) The authorized equity interests of Merger Sub consist of 1,000 Merger Sub Units. As of the close of business on May 3, 2005, 1,000 Merger Sub Units were issued and outstanding, all of which are owned directly by ATC free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Merger Sub relating to the issued or unissued equity interests of Merger Sub or obligating Merger Sub to issue or sell any equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, Merger Sub.

(d) Exhibit 21.1 to ATC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the Subsidiaries of ATC (the “ATC Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such ATC Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by ATC, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. As of the date of this Agreement, neither ATC nor any of the ATC Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the ATC Subsidiaries).

Section 4.3. Authority for Agreement.

(a) Each of ATC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the ATC Stockholder Approval (as defined below) in connection with the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of ATC and Merger Sub of this Agreement, and the consummation by each of ATC and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of each of ATC and Merger Sub and no other corporate proceedings on the part of each of ATC and Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the ATC Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLC Act). This Agreement has been duly executed and delivered by each of ATC and Merger Sub and, assuming the due authorization, execution and delivery by SpectraSite, constitutes a legal, valid and binding obligation of each of ATC and Merger Sub enforceable against each of ATC and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by the holders of ATC Common Stock at the ATC Stockholders Meeting, provided that the total votes cast represents over 50% in interest of all securities entitled to vote, as required by the Listed Company Manual of the NYSE, is the only vote of the holders of any capital stock of ATC necessary to approve the issuance of ATC Common Stock in connection with the Merger (the “ATC Stockholder Approval”). The affirmative vote of the holders of the outstanding units of interest in Merger Sub entitled to vote at a duly called and held meeting of unitholders is the only vote of the holders of membership units of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) The Board of Directors of ATC has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of ATC and ATC’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval of the issuance of ATC Common Stock in connection with the Merger by ATC’s stockholders which, in each case, has not been subsequently rescinded, modified or withdrawn prior to the execution and delivery of this Agreement by ATC. The actions taken by the Board of Directors of ATC constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of ATC under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, or the transactions contemplated hereby. Other than Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(c) The Board of Managers of Merger Sub has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the sole member of Merger Sub.

(d) ATC, in its capacity as sole member of Merger Sub, has unanimously approved and adopted this Agreement and the Merger.

(e) Citigroup Global Markets Inc. (the “ATC Independent Advisor”) has delivered to the Board of Directors of ATC its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to ATC. ATC has made available to SpectraSite a correct and complete copy of the form of such opinion prior to the execution of this Agreement.

Section 4.4. No Conflict. The execution and delivery of this Agreement by each of ATC and Merger Sub do not, and the performance of this Agreement by each of ATC and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) assuming the ATC Stockholder Approval is obtained, conflict with or violate (i) the ATC Certificate of Incorporation or the ATC Bylaws, (ii) the Certificate of Formation of Merger Sub or the Operating Agreement of Merger Sub or (iii) the equivalent organizational documents of any of the ATC Subsidiaries, (b) subject to Section 4.5 and assuming the ATC Stockholder Approval is obtained, conflict with or violate any Law or any Order, in each case applicable to ATC or any of the ATC Subsidiaries or by which any property or asset of ATC or any of the ATC Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of ATC or any of the ATC Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of any of them is bound or affected (including any ATC Material Contract), except, in the case of clauses (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Required Filings and Consents. The execution and delivery of this Agreement by ATC and Merger Sub do not, and the performance of this Agreement by ATC and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Securities Act and the Exchange Act, including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL and the DLLC Act to file the Certificate of Merger or other appropriate documentation, (D) the New York Stock Exchange, (ii) those required by the HSR Act, (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) the filing of customary applications and notices, as applicable, (A) with the FAA, and any approvals of such applications and notices, or (B) with the FCC under the Communications Act, and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to ATC’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, (v) receipt of the ATC Stockholder Approval and the SpectraSite Stockholder Approval, and (vi) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the Merger and the other transactions contemplated by this Agreement as a result of ATC’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto.

Section 4.6. Compliance; Regulatory Compliance.

(a) Each of ATC and the ATC Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to ATC or any of the ATC Subsidiaries or by which any property, business or asset of ATC or any of the ATC Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of ATC or any of the ATC Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of ATC and the ATC Subsidiaries has in effect all required governmental licenses, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and neither ATC nor any ATC Subsidiary has received notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) This Section 4.6 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

Section 4.7. SEC Filings; Financial Statements.

(a) Each of ATC and the ATC Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 10, 2003 (the “ATC SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent ATC SEC Report filed or furnished to the SEC by ATC, and in either case, publicly available prior to the date hereof (each, a “ATC Filed SEC Report”). None of the ATC SEC Reports (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any ATC SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent ATC Filed SEC Report. The principal executive officer of ATC and the principal financial officer of ATC (and each former principal executive officer of ATC and each former principal financial officer of ATC, as applicable) have made the certifications required by Sections 302 and 906 of, and ATC has complied in all material respects with, the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to ATC’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) Except to the extent updated, amended, restated or corrected by a subsequent ATC Filed SEC Report, all of the financial statements included in the ATC SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “ATC Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such ATC Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent ATC Filed SEC Report) fairly present, in all material respects, the consolidated financial position of ATC and the ATC Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such ATC Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent ATC Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of ATC and the ATC Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) ATC has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.

(d) ATC’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by ATC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to ATC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of ATC required under the Exchange Act with respect to such reports.

(e) Neither ATC nor any of the ATC Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to ATC and the ATC Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of ATC and the ATC Subsidiaries as of December 31, 2004, including the notes thereto, contained in the ATC Filed SEC Reports, (ii) liabilities or obligations incurred on behalf of ATC in connection with this Agreement and the contemplated Merger, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2005, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or would not reasonably be expected to be, material and adverse to the businesses of ATC and the ATC Subsidiaries, taken as a whole.

Section 4.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since January 1, 2005, each of ATC and the ATC Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2005 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by ATC or (ii) any action of the types described in Sections 5.2(b) or 5.2(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 4.9. Taxes.

(a) Each of ATC and the ATC Subsidiaries has duly filed all tax returns and reports required to be filed by it or has been granted extensions to file such returns or reports, which extensions have not expired, except to the extent that all such failures to file, taken together, have not had and would not reasonably be expected to have a Material Adverse Effect. ATC and each of the ATC Subsidiaries have paid (or ATC has paid on its behalf) all taxes (i) shown as due on such returns or (ii) otherwise due and payable, except for those taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the ATC Filed SEC Reports in accordance with GAAP or (y) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any taxes upon the assets of ATC or the ATC Subsidiaries, other than (i) statutory Liens for taxes not yet due and payable, (ii) Liens for taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and would not reasonably be expected to be, material to the businesses of ATC and the ATC Subsidiaries, taken as a whole.

(b) No deficiencies for any taxes have been proposed, asserted or assessed in writing against ATC or any of the ATC Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

(c) Neither ATC nor any of the ATC Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

(d) Neither ATC nor any of the ATC Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither ATC nor any of the ATC Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(f) ATC and the ATC Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes, except where a failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Neither ATC nor any of the ATC Subsidiaries has any liability for the taxes of any person (other than ATC and the ATC Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law) as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.10. Change of Control Agreement; No Excess Parachute Payment. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of ATC or any ATC Subsidiary. No amount paid or payable by ATC or any ATC Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither ATC nor any ATC Subsidiary has any obligation to pay or otherwise reimburse any person for paying any tax imposed under Section 4999 of the Code.

Section 4.11. Litigation.

(a) There is no Litigation that which, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. There is no suit, action or proceeding (including in connection with the consummation of the Merger) pending or, to the knowledge of ATC, threatened, against or affecting ATC or any of the ATC Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of ATC, investigation by, any Governmental Entity involving ATC or any of the ATC Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) This Section 4.11 does not relate to tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 4.9, 4.14, 4.15 and 4.16, respectively.

Section 4.12. Contracts and Commitments.

(a) Section 4.12(a) of the ATC Disclosure Letter sets forth a true and complete list as of the date hereof of each ATC Material Contract. “ATC Material Contract” means (i) a “material contract”, as such term is defined in Section 601(b)(10) of Regulation S-K of the SEC, (ii) a contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to ATC or any ATC Subsidiary, or restricts the conduct of the business of ATC or any ATC Subsidiary, or the geographic area or manner in which ATC or any ATC Subsidiary may conduct business, in each case in any material respect, (iii) a contract, agreement or arrangement between ATC or any ATC Subsidiary on the one hand, and any officer, director or person directly or indirectly owning, controlling or holding power to vote 5% or more of ATC’s outstanding voting securities (other than compensation arrangements involving a director or officer of ATC listed or described in Section 4.14 of the ATC Disclosure Letter), on the other hand, or (iv) a contract, agreement or arrangement to which ATC or any ATC Subsidiary or any of their respective properties is subject that (A) involves annual revenue to ATC or the ATC Subsidiaries in excess of $9,300,000 in the calendar year ending December 31, 2005, (B) obligates ATC or any ATC Subsidiary to expend an amount in excess of $9,300,000 in the calendar year ending December 31, 2005, (C) obligates ATC or any ATC Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount estimated by SpectraSite as of the date hereof to be in excess of $9,300,000 over the remaining life of such contract or (D) is a material arrangement governing the legal relationship between ATC or any ATC Subsidiary and one of the ten largest customers of ATC and any ATC Subsidiaries, taken as a whole, for the calendar year ended December 31, 2004. ATC has delivered or made available true and complete copies of all such agreements, arrangements and commitments to SpectraSite.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the ATC Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to ATC and, to the knowledge of ATC, with respect to each other party to any of such ATC Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any ATC Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. There are no existing defaults, violations or breaches by ATC or any ATC Subsidiary of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which ATC or any of the ATC Subsidiaries is a party or by which ATC or any of the ATC Subsidiaries or any property or asset of ATC or any of the ATC Subsidiaries is bound or affected, including any ATC Material Contract (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) and, to the knowledge of ATC, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both, would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases that, in any such case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. ATC has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any ATC Material Contract which has had or would reasonably be expected to have a Material Adverse Effect. Section 4.12(b) of the ATC Disclosure Letter identifies each ATC Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby. Neither ATC nor any ATC Subsidiary is a party to any voting agreement with respect to the voting of any securities of ATC. Neither ATC nor any ATC Subsidiary has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of ATC or any ATC Subsidiary.

Section 4.13. Information Supplied. The information supplied or to be supplied by ATC or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SpectraSite and ATC, (iii) the time of the ATC Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If, at anytime prior to the Effective Time, any event or circumstance relating to ATC or Merger Sub or any ATC Subsidiary, or their respective officers or directors, should be discovered by ATC which should be set forth in an amendment or supplement to the Registration Statement or Joint Proxy Statement, ATC shall promptly inform SpectraSite. All documents that ATC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by ATC or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by SpectraSite for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement.

Section 4.14. Employee Benefit Plans.

(a) Section 4.14 of the ATC Disclosure Letter sets forth a list as of the date hereof of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) under which ATC or any ATC Subsidiaries has any liability (sometimes referred to individually as an “ATC Pension Plan” and collectively as the “ATC Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which ATC or any ATC Subsidiaries has any liability (sometimes referred to individually as an “ATC Welfare Plan” and collectively as the “ATC Welfare Plans”), and each vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by ATC or any ATC Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of ATC or any ATC Subsidiaries and under which ATC or any of the ATC Subsidiaries has any actual or contingent material liabilities (each of the foregoing being referred to individually as an “ATC Benefit Plan” and each of the foregoing together with the ATC Pension Plans and ATC Welfare Plans being referred to collectively as the “ATC Benefit Plans”).

(b) ATC has made available to SpectraSite true and complete copies of (1) each ATC Benefit Plan (or, in the case of any unwritten ATC Benefit Plan, a summary of the material provisions of such plan) in effect on the date hereof, (2) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each ATC Benefit Plan in effect on the date hereof to the extent any such report was required by applicable Law, (3) the most recent summary plan description for each ATC Benefit Plan for which such a summary plan description is required by applicable Law and (4) each currently effective trust agreement or other funding vehicle relating to any ATC Benefit Plan. Neither ATC nor any ATC Subsidiaries has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a plan described in Section 3(40) of ERISA or a plan described in Section 413 of the Code. Other than severance benefits provided under a ATC Benefit Plan, no ATC Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or (3) where the benefit is required by Section 4980B of the Code.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each ATC Benefit Plan in effect on the date hereof has been administered in all respects in accordance with its terms, and ATC and each of the ATC Subsidiaries and all ATC Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to the ATC Benefit Plans; (ii) all contributions, including participant contributions, required under each ATC Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plans and applicable Law; (iii) with respect to the ATC Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which ATC or any of the ATC Subsidiaries could reasonably be expected to become subject to liability under ERISA, the Code or any other applicable Law; (iv) the amounts payable pursuant to the terms of a ATC Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law; (v) each ATC Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such ATC Pension Plan currently is qualified and exempt from income taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of ATC, revocation has not been threatened; (vi) ATC has made available to SpectraSite a copy of the most recent determination letter received with respect to each ATC Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than the express terms of any ATC Benefit Plans) that would (pursuant to any such understandings, agreements or undertakings) reasonably be expected to result in any liabilities if any ATC Benefit Plan was amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by ATC (or, after the Effective Time, SpectraSite) to effect such amendment or termination; (viii) no present or former officers, employees, directors or independent contractors of ATC or any ATC Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any ATC Benefit Plan as a result of the transactions contemplated by this Agreement; (ix) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any ATC Benefit Plan; (x) other than as set forth in any ATC Benefit Plans or as may be required to avoid any adverse tax consequence under Section 409A of the Code, since December 31, 2004, there has not been any adoption or amendment in any material respect by ATC or any ATC Subsidiaries of any ATC Benefit Plan or any agreement (whether or not legally binding) to adopt or amend any such plan; and (xi) only officers, directors and employees of ATC or any ATC Subsidiaries are eligible for compensation or benefits under the terms of each ATC Benefit Plan, and each individual who is classified by ATC or any ATC Subsidiary as an “employee” or as an “independent contractor” is properly so classified.

Section 4.15. Labor and Employment Matters.

(a) Since February 10, 2003, neither ATC nor any of the ATC Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the NLRB or voluntarily recognized or recognized under foreign Law. There is no existing, pending or, to the knowledge of ATC, threatened (i) Concerted Action involving the employees of ATC or any of the ATC Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving ATC or any of the ATC Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of ATC or any of the ATC Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of ATC or any of the ATC Subsidiaries, or (v) grievance or arbitration demand against ATC or any of the ATC Subsidiaries whether or not filed pursuant to a collective bargaining agreement that, in the case of any of the foregoing, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of ATC, neither the employees of ATC nor the employees of any of the ATC Subsidiaries have engaged in a Concerted Action in the past three years that has had or would reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of ATC, none of ATC, any of the ATC Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of ATC or any of the ATC Subsidiaries, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of ATC and the ATC Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, and wages and hours, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material controversies pending or, to the knowledge of ATC, threatened between ATC, the ATC Subsidiaries and any of its current or former employees which have resulted in, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16. Environmental Compliance and Disclosure.

(a) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of ATC and the ATC Subsidiaries possesses, and is in compliance with, all permits, licenses and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to ATC or any ATC Subsidiary, as applicable, (ii) there are no proceedings pending, or, to ATC’s knowledge, threatened to cancel, modify or not renew any such permits, licenses or governmental authorizations, and (iii) ATC and each of the ATC Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

(b) Neither ATC nor any ATC Subsidiary has received written notice of actual or threatened or potential liability that would be material to ATC and the ATC Subsidiaries, taken as a whole, under CERCLA or any similar applicable state or local statute or ordinance from any governmental agency.

(c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of ATC, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at or upon any plant, facility, site, area or property currently or previously owned or leased by ATC or any ATC Subsidiary or on which ATC or any ATC Subsidiary is conducting or has conducted its business or operations.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither ATC nor any ATC Subsidiary has entered into or agreed to, nor does either contemplate entering into, any consent or Order, and neither ATC nor any ATC Subsidiary is subject to any consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither ATC nor any ATC Subsidiary has been subject to any administrative or judicial proceeding material to ATC and the ATC Subsidiaries, taken as a whole, pursuant to, and, to the knowledge of ATC, has not been alleged in writing by any governmental agency to be in violation in a manner material to ATC and the ATC Subsidiaries, taken as a whole, of, applicable Environmental Laws either now or any time during the past five years.

(f) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither ATC nor any ATC Subsidiary has received notice that it is subject to any claim, obligation, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of ATC or any ATC Subsidiary, its employees, agents or representatives or, to the knowledge of ATC, arising out of the ownership, use, control or operation by ATC or any ATC Subsidiary of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by ATC or any ATC Subsidiary) or any other area on which ATC or any ATC Subsidiary is conducting or has conducted its business or operations at or from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) and there is no reasonable basis for any such notice and, to the knowledge of ATC, none are threatened or foreseen.

(g) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of ATC, none of the assets owned by ATC or any ATC Subsidiary or any real property owned or leased by ATC or any ATC Subsidiary contain any friable asbestos, PCBs or underground storage tanks.

Section 4.17. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: ATC does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by ATC or any of the ATC Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (B) against the use by ATC or any of the ATC Subsidiaries of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of ATC or any of the ATC Subsidiaries as currently conducted or as proposed to be conducted, (C) challenging the ownership, validity or effectiveness of any of the ATC Intellectual Property Rights material to ATC and the ATC Subsidiaries, taken as a whole, or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by ATC or any of the ATC Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, ATC and each of the ATC Subsidiaries owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(b) As used in this Agreement, the term “ATC Intellectual Property Rights” means the Intellectual Property owned or used by ATC or any of the ATC Subsidiaries.

Section 4.18. Stockholders’ Rights Agreement. Neither ATC nor any ATC Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of ATC or any of the ATC Subsidiaries.

Section 4.19. Brokers. Except pursuant to ATC’s engagement letters with each of the ATC Independent Advisor and Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of ATC. Section 4.19 of the ATC Disclosure Letter includes a true and complete copy of all agreements between ATC and the ATC Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.20. Insurance. ATC has delivered to SpectraSite prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming ATC, any of the ATC Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which ATC or any ATC Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither ATC nor any ATC Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of ATC and the ATC Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21. Foreign Corrupt Practices Act and International Trade Sanctions. Neither ATC, nor any ATC Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state Law, (ii) paid, accepted or received or any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, except, in the case of clauses (i), (ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1. Conduct of SpectraSite’s Business Pending the Merger.

(a) SpectraSite covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing or as otherwise contemplated by this Agreement, and subject to the disclosure in Section 5.1 of the SpectraSite Disclosure Letter, (i) the business of SpectraSite and the SpectraSite Subsidiaries shall be conducted only in, and SpectraSite and the SpectraSite Subsidiaries shall not take any action except in the ordinary course of business, in all material respects, and in a manner consistent with prior practice, in all material respects, and (ii) SpectraSite and the SpectraSite Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of SpectraSite and the SpectraSite Subsidiaries with customers, suppliers and other persons with which SpectraSite or the SpectraSite Subsidiaries have business dealings.

(b) SpectraSite covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing, SpectraSite shall not, nor shall SpectraSite permit any of the SpectraSite Subsidiaries to, except as disclosed in Section 5.1 of the SpectraSite Disclosure Letter: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned SpectraSite Subsidiary to its parent; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned SpectraSite Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned SpectraSite Subsidiary to SpectraSite or another wholly-owned SpectraSite Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in the SpectraSite Benefit Plans; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of SpectraSite Options and SpectraSite Warrants outstanding as of the date of this Agreement or (v) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

(c) Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the SpectraSite Disclosure Letter or in SpectraSite’s 2005 capital and operating budget previously provided to ATC and included in Section 5.1 of the SpectraSite Disclosure Letter (or, in the event the Effective Time occurs after December 31, 2005, then in SpectraSite’s 2006 capital and operating budget (which shall be materially consistent in relevant part with the estimates for the applicable line items previously provided to ATC)) or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless ATC shall otherwise agree in writing, SpectraSite shall not, nor shall SpectraSite permit any of the SpectraSite Subsidiaries to: (i) amend the SpectraSite Certificate of Incorporation, the SpectraSite Bylaws or the equivalent organizational documents of any SpectraSite Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not to exceed $10,000,000 (or under any refinancing of such existing lines); (iii) make any loans or advances to any other person (other than (A) loans to employees (other than officers) or advances to employees, in each case that are made in the ordinary course in all material respects consistent with past practice in all material respects and in a manner that does not violate applicable Law or (B) loan or advances between any SpectraSite Subsidiaries or between SpectraSite and any of the SpectraSite Subsidiaries); (iv) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties (other than in the ordinary course of business consistent with past practice); (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $10,000,000 or, in the aggregate, involves a purchase price not in excess of $25,000,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (vii) other than as required to comply with applicable Law or a SpectraSite Benefit Plan as in effect on the date hereof or as may be required to avoid adverse treatment under Section 409A of the Code: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors or affiliates of SpectraSite or SpectraSite Subsidiaries or enter into any new, or amend any existing, employment agreements, in each case, except with respect to employees (other than officers) effected in the ordinary course of business consistent with past practices (including in connection with the hiring of any new employees) or (C) make any change to the SpectraSite Benefit Plans except to the minimum extent required to satisfy applicable Law; (viii) modify or amend in any material respect or terminate or cancel any SpectraSite Material Contract or enter into any agreement or contract that would qualify as a SpectraSite Material Contract; (ix) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (x) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole; (xi) make any material tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any material income tax liability; (xii) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business or to the extent subject to and not in excess of reserves that are disclosed in the SpectraSite Filed SEC Reports that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP or that, individually or in the aggregate, are not material to SpectraSite and the SpectraSite Subsidiaries, taken as a whole; (xiii) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000; (xiv) take any action that (without giving effect to any action taken or agreed to be taken by ATC or any of the ATC Affiliates) would prevent SpectraSite from treating the Merger as a “reorganization” under Section 368 of the Code; or (xv) authorize, or commit or agree to take, any of the foregoing actions.

(d) In connection with the continued operation of SpectraSite and the SpectraSite Subsidiaries between the date hereof and the Closing Date, SpectraSite will confer in good faith on a regular and frequent basis with one or more representatives of ATC designated to SpectraSite regarding operational matters and the general status of ongoing operations. SpectraSite acknowledges that ATC does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give ATC, directly or indirectly, the right to control or direct SpectraSite’s operations prior to the Effective Time.

Section 5.2. Conduct of ATC’s Business Pending the Merger.

(a) ATC covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing or as otherwise contemplated by this Agreement, and subject to the disclosure in Section 5.2 of the ATC Disclosure Letter (i) the business of ATC and the ATC Subsidiaries shall be conducted only in, and ATC and the ATC Subsidiaries shall not take any action except in the ordinary course of business in all material respects and in a manner consistent with prior practice in all material respects and (ii) ATC and the ATC Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of ATC and the ATC Subsidiaries with customers, suppliers and other persons with which ATC or the ATC Subsidiaries have business dealings.

(b) ATC covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing, ATC shall not, nor shall ATC permit any of the ATC Subsidiaries to, except as disclosed in Section 5.2 of the ATC Disclosure Letter: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned ATC Subsidiary to its parent; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned ATC Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned ATC Subsidiary to ATC or another wholly-owned ATC Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any repurchase obligations contained in the ATC Benefit Plans; (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of ATC Options and ATC Warrants outstanding as of the date of this Agreement or otherwise permitted to be issued under this Section 5.2(b) or (v) take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

(c) Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the ATC Disclosure Letter or in ATC’s 2005 capital and operating budget previously provided to SpectraSite and included in Section 5.2 of the ATC Disclosure Letter (or, in the event the Effective Time occurs after December 31, 2005, then in ATC’s 2006 capital and operating budget (which shall be materially consistent in relevant part with the estimates for the applicable line items previously provided to SpectraSite)) or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, unless SpectraSite shall otherwise agree in writing, ATC shall not, nor shall ATC permit any of the ATC Subsidiaries to: (i) amend the ATC Certificate of Incorporation, the ATC Bylaws or the equivalent organizational documents of any ATC Subsidiary; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under existing lines of credit in a net aggregate amount not to exceed $18,600,000 (or under any refinancing of such existing lines); (iii) make any loans or advances to any other person (other than (A) loans to employees (other than officers) or advances to employees, in each case that are made in the ordinary course in all material respects consistent with past practice in all material respects in a manner that does not violate applicable Law or (B) loan or advances between any ATC Subsidiaries or between ATC and any of the ATC Subsidiaries); (iv) sell, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber any of its assets or properties (other than in the ordinary course of business consistent with past practice); (v) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any assets, in each case of clause (x) or (y) other than any such acquisition or acquisitions that, individually, involves a purchase price not in excess of $18,600,000 or, in the aggregate, involves a purchase price not in excess of $46,500,000; (vi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP; (vii) modify or amend in any material respect or terminate or cancel any ATC Material Contract or enter into any agreement or contract that would qualify as a ATC Material Contract; (viii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (ix) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $9,300,000 or, in the aggregate, are in excess of $18,600,000; (x) take any action that (without giving effect to any action taken or agreed to be taken by ATC or any of the ATC Affiliates) would prevent ATC from treating the Merger as a “reorganization” under Section 368 of the Code; or (xi) authorize, or commit or agree to take, any of the foregoing actions.

(d) In connection with the continued operation of ATC and the ATC Subsidiaries between the date hereof and the Closing Date, ATC will confer in good faith on a regular and frequent basis with one or more representatives of SpectraSite designated to ATC regarding operational matters and the general status of ongoing operations. ATC acknowledges that SpectraSite does not and will not waive any rights it may have under this Agreement as a result of such consultations. Nothing contained in this Agreement will give SpectraSite, directly or indirectly, the right to control or direct ATC’s operations prior to the Effective Time.

Section 5.3. Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between ATC and SpectraSite, dated April 11, 2005, as amended and supplemented (the “Confidentiality Agreement”), from the date hereof to the Effective Time, SpectraSite shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of SpectraSite to, upon prior advance notice, afford the Representatives of ATC and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of SpectraSite and the SpectraSite Subsidiaries, and shall furnish ATC and Merger Sub with all financial, tax, operating and other data and information as ATC and Merger Sub, through its Representatives, may reasonably request. SpectraSite shall furnish to ATC and Merger Sub monthly financial and operating data and information within thirty (30) days following the end of each calendar month. ATC will remain subject to the terms of the Confidentiality Agreement.

(b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, ATC shall, and shall cause the Representatives of ATC to, upon prior advance notice, afford the Representatives of SpectraSite reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of ATC and the ATC Subsidiaries, and shall furnish SpectraSite with all financial, tax, operating and other data and information as SpectraSite, through its Representatives, may reasonably request. ATC shall furnish to SpectraSite monthly financial and operating data and information within thirty (30) days following the end of each calendar month. SpectraSite will remain subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary in Sections 5.3(a) and (b), neither SpectraSite nor ATC nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(d) No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.4. Notification of Certain Matters. SpectraSite shall give prompt notice to ATC of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.2(a) or 6.2(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to ATC. ATC shall give prompt notice to SpectraSite of the occurrence, or nonoccurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Sections 6.3(a) or 6.3(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to SpectraSite.

Section 5.5. Further Assurances.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and cooperate to do all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with SpectraSite and SpectraSite Subsidiaries or ATC and ATC Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI, (ii) make all required regulatory filings and applications, (iii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (v) cause the conditions set forth in Article VI to be satisfied. No party hereto shall take any action that would prohibit or materially impair or delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to otherwise consummate the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Company shall use all reasonable best efforts to take all such action.

(b) In connection with, and without limiting the foregoing, each of ATC and SpectraSite and each of their Board of Directors shall (i) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(c) Each of SpectraSite and ATC shall, in connection with its obligation to use reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, each of ATC and SpectraSite shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

(e) For purposes of this Section 5.5, “reasonable best efforts” shall include, as necessary, the obligation to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a Governmental Entity regarding antitrust matters that requires a party to divest or hold separate any of its or its subsidiaries’ assets; provided, however, that nothing in this Agreement shall require or be deemed to require (i) ATC or SpectraSite to agree to, or proffer to, divest or hold separate any assets or any portion of any business of ATC and the ATC Subsidiaries (after giving effect to the Merger) or agree to any restriction, condition or other limitation on the conduct of their respective businesses, to the extent that doing so would reasonably be expected to have, individually or in the aggregate, a Combined Company Material Adverse Effect, or (ii) SpectraSite or ATC to agree to, or proffer to, divest or hold separate any assets or any portion of any business of SpectraSite or any of the SpectraSite Subsidiaries or ATC or any of the ATC Subsidiaries or agree to any material restriction, condition or other limitation on the conduct of their respective businesses, as the case may be, or take any other similar action, that is not conditional on the consummation of the Merger. The term “Combined Company Material Adverse Effect” means a Material Adverse Effect, after giving effect to the transactions contemplated by this Agreement, on ATC and the ATC Subsidiaries, taken as a whole; provided, that for the avoidance of doubt it is understood and agreed by the parties hereto that SpectraSite and the SpectraSite Subsidiaries shall constitute Subsidiaries of ATC for purposes of determining the existence of a Combined Company Material Adverse Effect.

(f) ATC shall perform, or cause to be performed, when due all obligations of Merger Sub under this Agreement.

Section 5.6. No Solicitation.

(a) SpectraSite.

(i) SpectraSite shall not, nor shall it authorize or permit any of the SpectraSite Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any SpectraSite Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any SpectraSite Takeover Proposal. SpectraSite shall, and shall cause the SpectraSite Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any SpectraSite Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the SpectraSite Stockholder Approval, in response to a bona fide written SpectraSite Takeover Proposal that the Board of Directors of SpectraSite determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a SpectraSite Superior Proposal, and which SpectraSite Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a)(i), SpectraSite may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of SpectraSite under applicable Law, and subject to compliance with this Section 5.6(a)(i) and after giving ATC written notice of such determination, (x) furnish information with respect to SpectraSite and the SpectraSite Subsidiaries to the person making such SpectraSite Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to ATC or is provided to ATC prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for SpectraSite to comply with the terms of this Agreement, including Section 5.6(a)(iii), and (y) participate in discussions or negotiations with the person making such SpectraSite Takeover Proposal (and its Representatives) regarding such SpectraSite Takeover Proposal.

The term “SpectraSite Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of SpectraSite and the SpectraSite Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of SpectraSite, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of SpectraSite, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving SpectraSite pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of SpectraSite or of any resulting parent company of SpectraSite, other than the transactions contemplated by this Agreement.

The term “SpectraSite Superior Proposal” means a SpectraSite Takeover Proposal (provided that for purposes of this definition references to 20% in the definition of “SpectraSite Takeover Proposal” shall be deemed to be references to 50%) which the Board of Directors of SpectraSite determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of SpectraSite than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by ATC in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(ii) Neither the Board of Directors of SpectraSite nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to ATC or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to ATC or Merger Sub), the adoption, approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any SpectraSite Takeover Proposal (any action described in this clause (A) being referred to as a “SpectraSite Adverse Recommendation Change”) or (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow SpectraSite or any of the SpectraSite Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any SpectraSite Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a)(i) pursuant to and in accordance with the limitations set forth therein) (a “SpectraSite Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the SpectraSite Stockholder Approval, the Board of Directors of SpectraSite may make a SpectraSite Adverse Recommendation Change described in clause (A)(2) above if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of SpectraSite under applicable Law; provided, however, that no such SpectraSite Adverse Recommendation Change may be made until after the fifth calendar day following ATC’s receipt of written notice (a “SpectraSite Notice of Adverse Recommendation”) from SpectraSite advising ATC that the Board of Directors of SpectraSite intends to take such action and specifying the reasons therefor, including the terms and conditions of any SpectraSite Superior Proposal that is the basis of the proposed action by the Board of Directors of SpectraSite (it being understood and agreed that (x) any amendment to any material term of such SpectraSite Superior Proposal or (y) with respect to any previous SpectraSite Adverse Recommendation Change, any material change in the principal stated rationale by the Board of Directors of SpectraSite for such previous SpectraSite Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new SpectraSite Notice of Adverse Recommendation and a new five (5) calendar day period). In determining whether to make a SpectraSite Adverse Recommendation Change, the Board of Directors of SpectraSite shall take into account any changes to the terms of this Agreement proposed by ATC in response to a SpectraSite Notice of Adverse Recommendation or otherwise.

(iii) In addition to the obligations of SpectraSite set forth in Sections 5.6(a)(i) and 5.6(a)(ii), (A) SpectraSite shall promptly advise ATC orally and in writing (and in any case within 24 hours) of any SpectraSite Takeover Proposal or any inquiry that would reasonably be expected to lead to any SpectraSite Takeover Proposal, the material terms and conditions of any such SpectraSite Takeover Proposal or inquiry

(including any changes thereto) and the identity of the person making any such SpectraSite Takeover Proposal or inquiry and (B) SpectraSite shall (1) keep ATC fully and promptly informed of the status and material details (including any change to any material term thereof) of any such SpectraSite Takeover Proposal or inquiry and (2) provide to ATC promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to SpectraSite or any of the SpectraSite Subsidiaries from any person that describes any of the terms or conditions of any SpectraSite Takeover Proposal.

(iv) Nothing contained in this Section 5.6(a) shall prohibit SpectraSite from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to SpectraSite’s stockholders if, in the good faith judgment of the Board of Directors of SpectraSite, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by SpectraSite or the Board of Directors of SpectraSite or any committee thereof shall comply with the provisions of Section 5.6(a)(ii).

(b) ATC.

(i) ATC shall not, nor shall it authorize or permit any of the ATC Subsidiaries or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any ATC Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any ATC Takeover Proposal. ATC shall, and shall cause the ATC Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any ATC Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the ATC Stockholder Approval, in response to a bona fide written ATC Takeover Proposal that the Board of Directors of ATC determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, an ATC Superior Proposal, and which ATC Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(b)(i), ATC may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of ATC under applicable Law, and subject to compliance with this Section 5.6(b)(i) and after giving SpectraSite written notice of such determination, (x) furnish information with respect to ATC and the ATC Subsidiaries to the person making such ATC Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to SpectraSite or is provided to SpectraSite prior to the time it is provided to such person and (2) such customary confidentiality agreement expressly provides the right for ATC to comply with the terms of this Agreement, including Section 5.6(b)(iii), and (y) participate in discussions or negotiations with the person making such ATC Takeover Proposal (and its Representatives) regarding such ATC Takeover Proposal.

The term “ATC Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of ATC and the ATC Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of ATC, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of ATC, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving ATC pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of ATC or of any resulting parent company of ATC, other than the transactions contemplated by this Agreement.

The term “ATC Superior Proposal” means an ATC Takeover Proposal (provided that for purposes of this definition references to 20% in the definition of “ATC Takeover Proposal” shall be deemed to be references to 50%) which the Board of Directors of ATC determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of ATC than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by SpectraSite in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(ii) Neither the Board of Directors of ATC nor any committee thereof shall, (A) (1) withdraw (or qualify or modify in a manner adverse to SpectraSite), or publicly propose to withdraw (or qualify or modify in a manner adverse to SpectraSite), the adoption, approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (including the issuance of shares of ATC Common Stock pursuant to the Merger) or (2) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any ATC Takeover Proposal (any action described in this clause (A) being referred to as an “ATC Adverse Recommendation Change”) or (B) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow ATC or any of the ATC Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any ATC Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(b)(i) pursuant to and in accordance with the limitations set forth therein) (an “ATC Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the ATC Stockholder Approval, the Board of Directors of ATC may make an ATC Adverse Recommendation Change described in clause (A)(2) above if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so to comply with its fiduciary duties to the stockholders of ATC under applicable Law; provided, however, that no such ATC Adverse Recommendation Change may be made until after the fifth calendar day following SpectraSite’s receipt of written notice (an “ATC Notice of Adverse Recommendation”) from ATC advising SpectraSite that the Board of Directors of ATC intends to take such action and specifying the reasons therefor, including the terms and conditions of any ATC Superior Proposal that is the basis of the proposed action by the Board of Directors of ATC (it being understood and agreed that (x) any amendment to any material term of such ATC Superior Proposal or (y) with respect to any previous ATC Adverse Recommendation Change, any material change in the principal stated rationale by the Board of Directors of ATC for such previous ATC Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new ATC Notice of Adverse Recommendation and a new five (5) calendar day period). In determining whether to make an ATC Adverse Recommendation Change, the Board of Directors of ATC shall take into account any changes to the terms of this Agreement proposed by SpectraSite in response to an ATC Notice of Adverse Recommendation or otherwise.

(iii) In addition to the obligations of ATC set forth in Sections 5.6(b)(i) and 5.6(b)(ii), (A) ATC shall promptly advise SpectraSite orally and in writing (and in any case within 24 hours) of any ATC Takeover Proposal or any inquiry that would reasonably be expected to lead to any ATC Takeover Proposal, the material terms and conditions of any such ATC Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such ATC Takeover Proposal or inquiry and (B) ATC shall (1) keep SpectraSite fully and promptly informed of the status and material details (including any change to any material term thereof) of any such ATC Takeover Proposal or inquiry and (2) provide to SpectraSite promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to ATC or any of the ATC Subsidiaries from any person that describes any of the terms or conditions of any ATC Takeover Proposal.

(iv) Nothing contained in this Section 5.6(b) shall prohibit ATC from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to ATC’s stockholders if, in the good faith judgment of the Board of Directors of ATC, after consultation with independent outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by ATC or the Board of Directors of ATC or any committee thereof shall comply with the provisions of Section 5.6(b)(ii).

Section 5.7. Stockholder Litigation. SpectraSite and ATC shall each give the other the opportunity to participate in the defense or settlement of any stockholder Litigation against SpectraSite and its directors and/or ATC and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 5.8. Indemnification.

(a) It is understood and agreed that all rights to indemnification by SpectraSite now existing in favor of each present and former director and officer of SpectraSite or the SpectraSite Subsidiaries (the “Indemnified Parties”) as provided in SpectraSite Certificate of Incorporation or the SpectraSite Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to ATC, shall survive the Merger, and ATC shall (i) cause the Surviving Company to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Company to perform, in a timely manner, the Surviving Company’s obligations with respect thereto. ATC agrees that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled as of such date.

(b) ATC shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six years from the Effective Time, if available, the directors’ and officers’ liability insurance (“D&O Insurance”) containing the coverages, terms, conditions and limitations contained in the policies currently maintained by SpectraSite (provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by SpectraSite for the D&O Insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

(c) The provisions of this Section 5.8 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. ATC will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.8 (subject to reimbursement if the Indemnified Party is subsequently determined not be entitled to indemnification under Section 5.8(a)).

(d) If ATC or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provisions will be made so that the successors and assigns of ATC, as the case may be, will assume the obligations set forth in this Section 5.8.

Section 5.9. Public Announcements. ATC and SpectraSite shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which ATC or SpectraSite is a party. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

Section 5.10. Registration Statement; Joint Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) ATC and SpectraSite shall jointly prepare and file with the SEC the joint proxy statement to be sent to the stockholders of SpectraSite and to the stockholders of ATC relating to the meeting of SpectraSite’s stockholders (the “SpectraSite Stockholders’ Meeting”) and to the meeting of the ATC’s stockholders (the “ATC Stockholders’ Meeting”) to be held to consider, in the case of SpectraSite’s stockholders, the approval and adoption of this Agreement, and in the case of ATC’s stockholders, the approval of the issuance of ATC Common Stock in connection with the Merger (such joint proxy statement, as amended or supplemented, being referred to herein as the “Joint Proxy Statement”) and (ii) ATC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of ATC Common Stock to be issued to the stockholders of SpectraSite pursuant to the Merger. ATC and SpectraSite shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the Effective Time of the Registration Statement, ATC shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, SpectraSite shall mail the Joint Proxy Statement to its stockholders and ATC shall mail the Joint Proxy Statement to its stockholders.

(b) No amendment to the Joint Proxy Statement or the Registration Statement will be made by ATC or SpectraSite without the approval of the other party (such approval not to be unreasonably conditioned, withheld or delayed). ATC and SpectraSite each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the ATC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.11. Stockholders’ Meetings.

(a) SpectraSite shall cause the SpectraSite Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of obtaining the SpectraSite Stockholder Approval, and SpectraSite shall use its reasonable best efforts to hold the SpectraSite Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the ATC Stockholders’ Meeting. SpectraSite shall take all action necessary in accordance with applicable Law, the SpectraSite Certificate of Incorporation and the SpectraSite Bylaws to duly call, give notice of and convene the SpectraSite Stockholders’ Meeting. Except in the event of a SpectraSite Adverse Recommendation Change, SpectraSite shall use its reasonable best efforts to solicit from holders of shares of SpectraSite Common Stock entitled to vote at the SpectraSite Stockholders’ Meeting proxies in favor of obtaining the SpectraSite Stockholder Approval and shall take all other action necessary or, in the reasonable judgment of ATC, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any SpectraSite Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of SpectraSite at the SpectraSite Stockholders’ Meeting for the purpose of obtaining the

SpectraSite Stockholder Approval and nothing contained herein shall be deemed to relieve SpectraSite of such obligation; provided, however, that the foregoing shall not be deemed to limit SpectraSite’s right to terminate this Agreement pursuant to and in accordance with Section 7.1(h).

(b) ATC shall cause the ATC Stockholders’ Meeting to be duly called and held as soon as practicable for the purpose of obtaining the ATC Stockholder Approval and ATC shall use its reasonable best efforts to hold the ATC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and on the same date as the SpectraSite Stockholders’ Meeting. ATC shall take all action necessary in accordance with applicable Law, the ATC Certificate of Incorporation and the ATC Bylaws to duly call, give notice of and convene the ATC Stockholders’ Meeting. Except in the event of an ATC Adverse Recommendation Change, ATC shall use its reasonable best efforts to solicit from holders of shares of ATC Common Stock entitled to vote at the ATC Stockholders’ Meeting proxies in favor of obtaining the ATC Stockholder Approval and shall take all other action necessary or, in the reasonable judgment of SpectraSite, helpful to secure the vote or consent of such holders required by the DGCL, the rules and regulations of the NYSE or this Agreement to effect the Merger. Notwithstanding any ATC Adverse Recommendation Change, this Agreement shall be submitted to the stockholders of ATC at the ATC Stockholders’ Meeting for the purpose of obtaining the ATC Stockholder Approval and nothing contained herein shall be deemed to relieve ATC of such obligation; provided, however, that the foregoing shall not be deemed to limit ATC’s right to terminate this Agreement pursuant to and in accordance with Section 7.1(e).

Section 5.12. Contribution of Assets and Liabilities after Effective Time. Unless ATC has contributed the entire interest in Merger Sub to a limited liability company wholly owned by ATC as contemplated by the sixth WHEREAS clause in the recitals to this Agreement, in which case this Section 5.12 shall not apply, immediately after the Effective Time (i) the Surviving Company shall contribute to a newly formed wholly-owned Subsidiary of the Surviving Company that is a Delaware corporation or limited liability company (“New SpectraSite Holdco”), all right, title and interest in and to all of the assets, properties and rights of the Surviving Company, subject to the assumption and agreement to pay, discharge and perform by New SpectraSite Holdco, as appropriate, all liabilities and obligations of the Surviving Company, including the Surviving Company’s obligations under the SpectraSite Indenture and the SpectraSite Notes (each as defined below), and (ii) the Surviving Company shall cause New SpectraSite Holdco to, and New SpectraSite Holdco shall, accept the contribution of all of the right, title and interest in and to all of the assets, properties and rights of the Surviving Company and assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of the Surviving Company, including the Surviving Company’s obligations under the SpectraSite Indenture and the SpectraSite Notes. In furtherance of the foregoing, the Surviving Company shall cause New SpectraSite Holdco to, and New SpectraSite Holdco shall, adopt a certificate of incorporation containing indemnity and exculpation provisions identical in form to those contained in Paragraph THIRD, Sections 6 and 7 of the SpectraSite Certificate of Incorporation.

Section 5.13. NYSE Listing and De-Listing. Prior to the Effective Time, ATC shall authorize for listing on the NYSE the shares of ATC Common Stock issuable in connection with the Merger subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to Closing. The Surviving Company shall use its reasonable best efforts to cause the SpectraSite Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.14. Composition of Board of Directors of ATC. At or prior to the Effective Time, ATC shall expand the size of its Board of Directors from six directors to ten directors. ATC shall appoint Stephen H. Clark, Timothy G. Biltz and two other directors from the SpectraSite Board of Directors (who shall be designated by SpectraSite and must be reasonably acceptable to ATC), to the Board of Directors of ATC effective as of the Effective Time. If either or both of Messrs. Clark and Biltz are unwilling or unable to serve as a director of ATC commencing as of the Effective Time, then SpectraSite shall designate another individual or individuals, as the case may be, from the SpectraSite Board of Directors (who must be reasonably acceptable to ATC) to serve on the Board of Directors of ATC as of the Effective Time.

Section 5.15. Tax Treatment of Merger. Each of ATC and SpectraSite shall use reasonable best efforts to (a) cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). Following the Effective Time, neither ATC nor any of its Subsidiaries, nor any of its affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

Section 5.16. Accountant Letters.

(a) SpectraSite shall use commercially reasonable efforts to cause Ernst & Young LLP to deliver a letter relating to SpectraSite’s fiscal years 2002, 2003 and 2004 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to SpectraSite and ATC in form and substance reasonably satisfactory to ATC and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided that, the failure of such a letter to be delivered by Ernst & Young LLP shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

(b) ATC shall use commercially reasonable efforts to cause Deloitte & Touche LLP to deliver a letter relating to ATC’s fiscal years 2002, 2003 and 2004 dated not more than five days prior to the date on which the Registration Statement shall have become effective and addressed to ATC and SpectraSite in form and substance reasonably satisfactory to SpectraSite and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Joint Proxy Statement; provided, that the failure of such a letter to be delivered by Deloitte & Touche LLP shall not result in a failure of a condition to Closing (including Section 6.3(b) or (c) hereof).

Section 5.17. Consents and/or Amendments of Certain Bank Lenders.

(a) If ATC determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the Merger, each of SpectraSite and ATC shall use its reasonable best efforts to obtain, and/or shall cooperate in, a request for an amendment and/or waiver under the Credit Agreement dated as of November 19, 2004, among SpectraSite, SpectraSite’s applicable Subsidiary, TD Securities (USA) LLC and Citigroup Global Markets Inc., as Lead Arrangers, TD Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities, Inc., as Joint Book Runners, Deutsche Bank Securities, Inc., The Royal Bank of Scotland Plc and Lehman Commercial Paper Inc., as Co-Arrangers and Co-Documentation Agents, Citicorp N.A., Inc., as Syndications Agent, Toronto Dominion (Texas) LLC, as Administrative Agent, and the other financial institutions party thereto (the “SpectraSite Credit Agreement”) and shall seek to thereby, as of the Effective Time, (i) amend the definition of Change of Control (as defined in the SpectraSite Credit Agreement) to permit the Merger, and (ii) effect such other amendments to the SpectraSite Credit Agreement as ATC shall reasonably request (in any case, the “SpectraSite Bank Amendment”). If, ATC requests the SpectraSite Bank Amendment but, despite the reasonable best efforts of SpectraSite and ATC to obtain such SpectraSite Bank Amendment, ATC and SpectraSite, on the one hand, and the Majority Lenders (as defined in the SpectraSite Credit Agreement), on the other hand, cannot agree to terms of the SpectraSite Bank Amendment (including any request for the payment of fees or other amounts) that are acceptable to ATC, then ATC and SpectraSite shall cooperate and use their respective reasonable best efforts to refinance and replace the SpectraSite Credit Agreement with a substitute credit facility that is, to the extent available in the marketplace, on substantially similar terms as those contained in the SpectraSite Credit Agreement (except that such substitute credit facility shall permit the Merger or be entered into effective as of the Merger) and otherwise reasonably acceptable to ATC (a “Replacement Credit Agreement”).

(b) SpectraSite and ATC shall cooperate with each other with respect to the SpectraSite Bank Amendment and, if applicable, the Replacement Credit Agreement. No mailing or other distribution to Lenders (as defined in the SpectraSite Credit Agreement) of an amendment or supplement to, the documents relating to the SpectraSite Bank Amendment or, if applicable, the Replacement Credit Facility will be made by SpectraSite without providing ATC the opportunity to review and comment thereon.

(c) Notwithstanding the foregoing, ATC may, in its sole discretion, by notice to SpectraSite, elect to refinance or otherwise repay in full the SpectraSite Credit Agreement and terminate all obligations thereunder as of the Effective Time, and SpectraSite shall, and shall cause SpectraSite’s applicable Subsidiary to, cooperate with ATC with respect to such refinancing or other repayment and any financing arrangements in connection therewith, including pursuant to the terms of a Replacement Credit Agreement.

Section 5.18. Consent Solicitation; Supplemental Indenture; Tender Offer. If ATC determines in its reasonable judgment that it is necessary or advisable in connection with the consummation of the Merger, each of SpectraSite and ATC shall use its reasonable best efforts to, and/or shall cooperate in, (i)(A) obtaining, effective as of the Effective Time, any consents to, amendments to or waivers from the Indenture dated as of May 21, 2003 between SpectraSite and the Bank of New York, as trustee (the “Trustee”) (the “SpectraSite Indenture”) relating to the outstanding 8.25% Senior Notes due 2010 of SpectraSite (the “SpectraSite Notes”), including an amendment to the definition of the term “Change of Control” to exclude the transactions contemplated hereby, and causing to become effective at the Effective Time a supplemental indenture to the Indenture reflecting any such consents, amendments or waivers (the “Supplemental Indenture”) and (B) causing the Surviving Company to enter with the Trustee into a supplemental indenture supplementing the SpectraSite Indenture as required by Article V of the SpectraSite Indenture or (ii) conducting a tender offer, either on it own or in connection with a consent solicitation contemplated by clause (i)(A) of this Section 5.18, for the SpectraSite Notes that is conditioned upon consummation of the Merger, in the case of each of clauses (i) and (ii), in form and substance as reasonably requested by ATC and reasonably acceptable to SpectraSite.

Section 5.19. Affiliates. As soon as practicable after the date hereof, SpectraSite shall deliver to ATC a letter identifying all persons who are, in the opinion of SpectraSite, at the time of this Agreement is submitted for adoption by the stockholders of SpectraSite, “affiliates” of SpectraSite for purposes of Rule 145 under the Securities Act. SpectraSite shall use commercially reasonable efforts to cause each such person to deliver to ATC as of the Closing Date, a written agreement substantially in the form attached as Exhibit 5.19 hereto; provided, that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing (including Section 6.2(b) or (c) hereof).

Section 5.20. Standstill Agreements; Confidentiality Agreements. Subject to their respective rights under Section 5.6 of this Agreement, during the period from the date of this Agreement through the Effective Time, neither ATC nor SpectraSite shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, ATC or SpectraSite, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

Section 5.21. Warrant Agreement. Promptly following the Effective Time, ATC shall, as required by Section 12 of the SpectraSite Warrant Agreement, dated February 10, 2003 (the “Warrant Agreement”), execute a supplement thereto and cause the notification to holders of SpectraSite Warrants as required by Section 12 of the Warrant Agreement. ATC shall at all times reserve and keep available out of its authorized but unissued ATC Common Stock, solely for the purpose of issuance and delivery upon exercise of the SpectraSite Warrants in accordance with their terms, such number of shares of ATC Common Stock as shall then be issuable or deliverable upon exercise of all outstanding but unexercised SpectraSite Warrants.

Section 5.22. Employees.

(a) Until 90 days following the Effective Time, ATC shall not and shall cause the Surviving Company not to terminate the employment of any employee who was employed by SpectraSite immediately prior to the Effective Time (each a “Covered Employee”) and shall provide each such Covered Employee with the same or better total compensation package (excluding equity based compensation) as that in effect for each such Covered Employee immediately prior to the Effective Time; provided, however, that this Section 5.22(a) shall not (i) apply to Messrs. Clark, Biltz and Slaven or (ii) prevent ATC or the Surviving Company from terminating any Covered Employee for “cause” (as such term is defined in the SpectraSite Executive Severance Plan B).

(b) Without in any way limiting Section 5.22(a), for a period of one year following the Effective Time, ATC shall or shall cause the Surviving Company to maintain in effect compensation, employee benefit plans and arrangements which provide compensation and benefits (excluding equity based compensation) to the Covered Employees that remain employed by the Surviving Company which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the SpectraSite Benefit Plans as in effect on the date hereof to such Covered Employees.

(c) For purposes of determining eligibility to participate in, and non-forfeitable rights under, any employee benefit plan or arrangement of ATC or the Surviving Company, Covered Employees shall receive service credit for service with SpectraSite (and with any predecessor or acquired entities or any other entities for SpectraSite granted service credit) as if such service had been completed with ATC.

(d) To the extent applicable, ATC shall or shall cause the Surviving Company to waive or cause its insurance carriers to waive any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any ATC or Surviving Company health or welfare plan (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding SpectraSite Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. ATC shall or shall cause the Surviving Company to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any SpectraSite Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(e) ATC shall or shall cause the Surviving Company to recognize any unused paid time off and sick leave hours available to each Covered Employee as of the Effective Time under SpectraSite’s paid time off policy applicable to such Covered Employee and to recognize service by each Covered Employee with SpectraSite for purposes of determining eligibility for vacation and sick leave following the Effective Time under the applicable vacation and sick leave policies of ATC or the Surviving Company.

(f) ATC shall or shall cause the Surviving Company to assume and honor in accordance with their terms all severance and termination plans and agreements (including change in control provisions) applicable to Covered Employees set forth in Section 3.14 of the SpectraSite Disclosure Letter.

(g) Without limiting the scope of Section 8.1, nothing in this Section 5.22 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other person other than SpectraSite and ATC and their respective successors and assigns.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of ATC, Merger Sub and SpectraSite to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) The SpectraSite Stockholder Approval shall have been obtained;

(b) The ATC Stockholder Approval shall have been obtained;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments”) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered and shall have otherwise complied with its obligations set forth herein;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

(e) The shares of ATC Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or earlier been terminated.

Section 6.2. Conditions to Obligations of ATC and Merger Sub to Effect the Merger. The obligations of ATC and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of SpectraSite contained in the first sentence of Section 3.1(a) and Sections 3.2(a) and (b), 3.3(a) and (b) and 3.4(a)(i) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of SpectraSite in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SpectraSite;

(b) SpectraSite shall have performed in all material respects all obligations required to be performed by it under this Agreement;

(c) SpectraSite shall have delivered to ATC a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects; and

(d) ATC shall have received from King & Spalding LLP, counsel to ATC, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SpectraSite and ATC will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for ATC shall be entitled to rely upon representations of officers of ATC, Merger Sub and SpectraSite substantially in the form of Exhibits 6.2(i) and 6.2(ii) hereto.

Section 6.3. Conditions to Obligations of SpectraSite to Effect the Merger. The obligations of SpectraSite to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of ATC and Merger Sub contained in the first sentence of Section 4.1(a) and Sections 4.2(a), (b) and (c), 4.3(a), (b), (c) and (d) and 4.4(a)(i) and (ii) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of ATC and Merger Sub in this Agreement (other than the representations and warranties identified in clause (i)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ATC;

(b) ATC and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

(c) Each of ATC and Merger Sub shall have delivered to SpectraSite a certificate to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects; and

(d) SpectraSite shall have received from Paul, Weiss, Rifkind, Wharton and Garrison LLP counsel to SpectraSite, on a date immediately prior to the mailing of the Joint Proxy Statement and on the date of Closing, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SpectraSite and ATC will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for SpectraSite shall be entitled to rely upon representations of officers of ATC, Merger Sub and SpectraSite substantially in the form of Exhibits 6.2(i) and 6.2(ii) hereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the SpectraSite Stockholder Approval or the ATC Stockholder Approval, as applicable:

(a) by mutual written consent of SpectraSite, Merger Sub and ATC;

(b) by either SpectraSite or ATC:

(i) if the Merger shall not have been consummated by the one (1) year anniversary of the execution date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this

Section 7.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty or willful failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii) if the ATC Stockholder Approval shall not have been obtained at the ATC Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

(iii) if the SpectraSite Stockholder Approval shall not have been obtained at the SpectraSite Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; or

(iv) if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable.

(c) by ATC, if SpectraSite shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by SpectraSite within 30 calendar days following receipt of written notice of such breach or failure to perform from ATC;

(d) by ATC, at any time prior to obtaining the SpectraSite Stockholder Approval, within 10 days after a SpectraSite Adverse Recommendation Change;

(e) by ATC, at any time prior to obtaining the ATC Stockholder Approval, to accept and enter into a binding agreement with respect to an ATC Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (e) to be effected, ATC shall have complied with the provisions of Section 5.6(b) (i), (ii) and (iii) and ATC shall have paid the ATC Termination Fee and otherwise complied with its obligations under Section 7.2(c);

(f) by SpectraSite, if ATC or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by ATC within 30 calendar days following receipt of written notice of such breach or failure to perform from SpectraSite;

(g) by SpectraSite, at any time prior to obtaining the ATC Stockholder Approval, within 10 days after an ATC Adverse Recommendation Change; or

(h) by SpectraSite, at any time prior to obtaining the SpectraSite Stockholder Approval, to accept and enter into a binding agreement with respect to a SpectraSite Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (h) to be effected, SpectraSite shall have complied with the provisions of Section 5.6(a) (i), (ii) and (iii) and SpectraSite shall have paid the SpectraSite Termination Fee and otherwise complied with its obligations under Section 7.2(d).

Section 7.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

(b) Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of SpectraSite and ATC shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees), (iii) the third party service provider fees and expenses (other than consent, amendment, waiver or tender offer fees) incurred by the parties to obtain an amendment and/or waiver of the SpectraSite Credit Agreement as contemplated by Section 5.17, and (iv) the third party costs and expenses (other than consent, amendment, waiver or tender offer fees) of the parties to obtain a consent, amendment or waiver of the SpectraSite Indenture or in conducting a tender offer for the SpectraSite Notes, as contemplated by Section 5.18. The Surviving Company shall pay any fees with respect to any consent, amendment, waiver or tender offer referred to in clauses (iii) and (iv) of the immediately preceding sentence, and any such fees will only be payable upon consummation of the Merger. The Surviving Company shall file any return with respect to, and shall pay, any state or local taxes imposed on SpectraSite (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of SpectraSite’s real property (collectively, the “Real Estate Transfer Taxes”) as a result of the Merger.

(c) (i) In the event that: (x) (A) after the date of this Agreement, an ATC Takeover Proposal shall have been made to ATC and such ATC Takeover Proposal becomes publicly known prior to the ATC Stockholders’ Meeting or shall have been made directly to the stockholders of ATC generally prior to the ATC Stockholders’ Meeting and, in either case such ATC Takeover Proposal shall not have been withdrawn at the time of the ATC Stockholders’ Meeting, (B) this Agreement is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(ii) and (C) within 12 months after such termination, ATC consummates an ATC Takeover Proposal or enters into a definitive agreement to consummate an ATC Takeover Proposal, and thereafter consummates the transactions contemplated by such ATC Takeover Proposal (solely for purposes of this Section 7.2(c)(i)(x)(C), the term “ATC Takeover Proposal” shall have the meaning set forth in the definition of ATC Takeover Proposal contained in Section 5.6(b) except that all references to “20%” shall be deemed references to “50%”); or

(y) (A) after the date of this Agreement, an ATC Takeover Proposal shall have been made to ATC or shall have been made directly to the stockholders of ATC generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an ATC Takeover Proposal, (B) this Agreement (1) is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(i) (but only if a vote to obtain the ATC Stockholder Approval or the ATC Stockholders’ Meeting has not been held or (2) is terminated by SpectraSite pursuant to Section 7.1(g) and (C) within 12 months after such termination, ATC consummates an ATC Takeover Proposal or enters into a definitive agreement to consummate an ATC Takeover Proposal, and thereafter consummates the transactions contemplated by such ATC Takeover Proposal, (solely for purposes of this Section 7.2(c)(i)(y)(C), the term “ATC Takeover Proposal” shall have the meaning set forth in the definition of ATC Takeover Proposal contained in Section 5.6(b) except that all references to “20%” shall be deemed references to “50%”); or

(z) this Agreement is terminated by ATC pursuant to Section 7.1(e),

then ATC shall pay SpectraSite a fee equal to $110,000,000 (the “ATC Termination Fee”) by wire transfer of same-day funds (A) on the date of the consummation of the transactions referred to in clause (x)(C) or (y)(C) above, or (B) on or prior to the date of termination, in the case of clause (z) above.

(ii) In the event that this Agreement is terminated by SpectraSite pursuant to Section 7.1(f), then ATC shall pay SpectraSite a fee equal to SpectraSite’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “SpectraSite Expenses”), but not in excess of $10,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any damages or other remedy to which SpectraSite may be entitled as a result of any willful breach by ATC.

(iii) ATC acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SpectraSite would not enter into this Agreement; accordingly, if ATC fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, SpectraSite commences a suit which results in a judgment against ATC for the amount(s) due pursuant to this Section 7.2(c), ATC shall pay to SpectraSite its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) (i) In the event that: (x) (A) after the date of this Agreement, a SpectraSite Takeover Proposal shall have been made to SpectraSite and such SpectraSite Takeover Proposal becomes publicly known prior to the SpectraSite Stockholders’ Meeting or shall have been made directly to the stockholders of SpectraSite generally prior to the SpectraSite Stockholders’ Meeting and, in either case such SpectraSite Takeover Proposal shall not have been withdrawn at the time of the SpectraSite Stockholders’ Meeting, (B) this Agreement is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(iii) and (C) within 12 months after such termination, SpectraSite consummates a SpectraSite Takeover Proposal or enters into a definitive agreement to consummate a SpectraSite Takeover Proposal, and thereafter consummates the transactions contemplated by such SpectraSite Takeover Proposal (solely for purposes of this Section 7.2(d)(i)(x)(C), the term “SpectraSite Takeover Proposal” shall have the meaning set forth in the definition of SpectraSite Takeover Proposal contained in Section 5.6(a) except that all references to “20%” shall be deemed references to “50%”); or

(y) (A) after the date of this Agreement, a SpectraSite Takeover Proposal shall have been made to SpectraSite or shall have been made directly to the stockholders of SpectraSite generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a SpectraSite Takeover Proposal, (B) this Agreement (1) is terminated by ATC or SpectraSite pursuant to Section 7.1(b)(i) (but only if a vote to obtain the SpectraSite Stockholder Approval or the SpectraSite Stockholders’ Meeting has not been held or (2) is terminated by ATC pursuant to Section 7.1(d) and (C) within 12 months after such termination, SpectraSite consummates a SpectraSite Takeover Proposal or enters into a definitive agreement to consummate a SpectraSite Takeover Proposal, and thereafter consummates the transactions contemplated by such SpectraSite Takeover Proposal, (solely for purposes of this Section 7.2(d)(i)(y)(C), the term “SpectraSite Takeover Proposal” shall have the meaning set forth in the definition of SpectraSite Takeover Proposal contained in Section 5.6(a) except that all references to “20%” shall be deemed references to “50%”); or

(z) this Agreement is terminated by SpectraSite pursuant to Section 7.1(h),

then SpectraSite shall pay ATC a fee equal to $110,000,000 (the “SpectraSite Termination Fee”) by wire transfer of same-day funds (A) on the date of the consummation of the transactions referred to in clause (x)(C) or (y)(C) above, or (B) on or prior to the date of termination, in the case of clause (z) above.

(ii) In the event that this Agreement is terminated by ATC pursuant to Section 7.1(c), then SpectraSite shall pay ATC a fee equal to ATC’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “ATC Expenses”), but not in excess of $10,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any damages or other remedy to which ATC may be entitled as a result of any willful breach by SpectraSite.

(iii) SpectraSite acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ATC would not enter into this Agreement; accordingly, if SpectraSite fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, ATC commences a suit which results in a judgment against SpectraSite for the amount(s) due pursuant to this Section 7.2(d), SpectraSite shall pay to ATC its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3. Amendments. Subject to compliance with applicable Law, this Agreement may be amended by ATC (on behalf of itself and Merger Sub) and SpectraSite, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ATC and SpectraSite; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of ATC and SpectraSite, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of SpectraSite Common Stock, or which by applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the SpectraSite Stockholders’ Meeting and the ATC Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. No Third Party Beneficiaries. Other than the provisions of Section 5.8 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 8.2. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the SpectraSite Disclosure Letter and the ATC Disclosure Letter, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof (including the Exclusivity Agreement, dated April 11, 2005, by and between ATC and SpectraSite, which is hereby terminated). No amendment, modification or alteration of the terms or provisions of this Agreement, the Confidentiality Agreement, the SpectraSite Disclosure Letter or the ATC Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5. Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00, (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708, (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.7. Severability; Jurisdiction. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.10. Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for Sections 5.8 and 5.22 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII.

Section 8.11. Certain Definitions.

(a) For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(b) For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with ATC or SpectraSite (including the Surviving Company as the successor to SpectraSite), any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts or (vi) development or developments which individually or in the aggregate have resulted in, or would reasonably be expected to result in, any change or effect, that (A) is materially adverse to the business, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, or (B) prevents or has a material adverse effect on the ability of ATC or SpectraSite, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change relating to the United States or foreign economy or financial, credit or securities markets in general, so long as the effects do not disproportionately impact ATC or SpectraSite, as applicable, (b) any change, in and of its itself, in the trading price or trading volume of the ATC Common Stock or the SpectraSite Common Stock, as applicable, (c) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which ATC and SpectraSite participate, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (d) any change in GAAP or the accounting rules and regulations of the SEC, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (e) any change in Laws of general applicability or interpretations thereof by any Governmental Entity, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, (f) any change resulting from departures of officers or employees of ATC or SpectraSite, as applicable, resulting from the announcement of this Agreement), (g) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, so long as the effects do not disproportionately impact or uniquely relate to ATC or SpectraSite, as applicable, or (h) any change to the business of SpectraSite or the Surviving Company resulting from the forward merger of SpectraSite into Merger Sub and the Surviving Company’s subsequent compliance with the provisions of Section 5.12 of this Agreement.

(c) For purposes of this Agreement, the phrases “to the knowledge of SpectraSite,” “known to SpectraSite,” and similar formulations shall mean the knowledge of the people set forth in Section 8.11(c) of the SpectraSite Disclosure Letter.

(d) For purposes of this Agreement, the phrases “to the knowledge of ATC,” “known to ATC,” and similar formulations shall mean the knowledge of the people set forth in Section 8.11(d) of the ATC Disclosure Letter.

Section 8.12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

If to ATC or:		American Tower Corporation
Merger Sub		116 Huntington Avenue, 11th Floor
Boston, MA 02116
Telecopier: 617-375-7575
Attention: General Counsel

with a copy to:		King & Spalding LLP
(which shall not		1185 Avenue of the Americas
be deemed notice)		New York, NY 10026
Telecopier: 212-556-2222
	Attention:	John L. Graham, Esq.
Tony W. Rothermel, Esq.

If to SpectraSite:	SpectraSite, Inc.
400 Regency Forest Dr.
Cary, NC 27511
	Telecopier:	919-468-8522
	Attention:	General Counsel

with a copy to:	Paul, Weiss, Rifkind, Wharton and Garrison LLP
(which shall not	1285 Avenue of the Americas
be deemed notice)	New York, NY 10019
	Telecopier:	212-757-3990
	Attention:	Bruce A. Gutenplan, Esq.
Jeffrey D. Marell, Esq.

Section 8.13. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, to be effective, require, in the case of ATC or SpectraSite, action by its Board of Directors or the duly authorized designee of its Board of Directors.

Section 8.14. Waiver of Jury Trial. EACH OF ATC, MERGER SUB AND SPECTRASITE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ATC, MERGER SUB OR SPECTRASITE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.15. SpectraSite Disclosure Letter and ATC Disclosure Letter. Each of the SpectraSite Disclosure Letter and the ATC Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the SpectraSite Disclosure Letter or the ATC Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of SpectraSite or ATC. The inclusion of any matter, information, item or other disclosure set forth in any section of the SpectraSite Disclosure Letter or the ATC Disclosure Letter shall not be deemed to constitute an admission of any liability of SpectraSite or ATC to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or would reasonably be expected to have a Material Adverse Effect on SpectraSite, ATC or Merger Sub, as the case may be. Certain matters disclosed in the SpectraSite Disclosure Letter and the ATC Disclosure Letter are not material and/or have been disclosed for informational purposes only.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, SpectraSite, Inc., American Tower Corporation and Asteroid Merger Sub, LLC have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRASITE, INC.

By:	/s/ Stephen H. Clark
Name:	Stephen H. Clark
Title:	President and Chief Executive Officer

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet, Jr.
Name:	James D. Taiclet, Jr.
Title:	President and CEO

ASTEROID MERGER SUB, LLC

By:	/s/ William H. Hess
Name:	William H. Hess
Title:	Sole Manager

ANNEX B

OPINION OF CITIGROUP GLOBAL MARKETS INC.

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC]

May 3, 2005

The Board of Directors

American Tower Corporation

116 Huntington Ave.

Boston, Massachusetts 02116

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to American Tower Corporation (“American Tower”) of the Exchange Ratio (defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among American Tower, SpectraSite, Inc. (“SpectraSite”) and American Tower Merger Sub LLC (“Merger Sub”). As more fully described in the Merger Agreement, (i) either (a) SpectraSite will be merged with and into Merger Sub or (b) provided that certain conditions set forth in the Merger Agreement are satisfied, at the option of American Tower, Merger Sub or a Delaware limited liability company wholly owned by Merger Sub will be merged with and into SpectraSite ((a) or (b), as the case may be, the “Merger”), and (ii) each outstanding share of the common stock, par value, $0.01 per share, of SpectraSite (“SpectraSite Common Stock”) (other than certain shares specified in the Merger Agreement) will be converted into the right to receive 3.575 shares (the “Exchange Ratio”) of class A common stock, par value $0.01 per share, of American Tower (“American Tower Class A Common Stock”).

In arriving at our opinion, we reviewed a draft dated May 3, 2005 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of American Tower and certain senior officers and other representatives and advisors of SpectraSite concerning the businesses, operations and prospects of American Tower and SpectraSite. We examined certain publicly available business and financial information relating to American Tower and SpectraSite as well as certain financial forecasts and other information and data relating to American Tower and SpectraSite and the industry in which they operate, which were provided to or discussed with us by the respective managements of American Tower and SpectraSite, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of American Tower and SpectraSite to result from the Merger. We reviewed the financial terms of the Merger as set forth in the draft of the Merger Agreement reviewed by us in relation to, among other things: current and historical market prices and trading volumes of American Tower Class A Common Stock and SpectraSite Common Stock; the historical and projected earnings and other operating data of American Tower and SpectraSite; and the capitalization and financial condition of American Tower and SpectraSite. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of American Tower and SpectraSite. We also evaluated certain potential pro forma financial effects of the Merger on American Tower. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of American Tower and SpectraSite that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data

B-1

relating to American Tower, SpectraSite and the industry in which they operate provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of American Tower and SpectraSite that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of American Tower and SpectraSite as to the future financial performance of American Tower and SpectraSite and the industry in which they operate, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on American Tower, SpectraSite or the contemplated benefits of the Merger. Representatives of American Tower have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of American Tower and SpectraSite. We are not expressing any opinion as to what the value of the American Tower Class A Common Stock actually will be when issued pursuant to the Merger or the price at which the American Tower Class A Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Tower or SpectraSite nor have we made any physical inspection of the properties or assets of American Tower or SpectraSite. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for American Tower or the effect of any other transaction in which American Tower might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to American Tower in connection with the proposed Merger and will receive a fee for such services, which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to American Tower and SpectraSite unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, by acting as lead-manager, co-manager or bookrunner in connection with certain transactions by American Tower, and acting as joint bookrunner, co-manager or syndicate agent in connection with certain transactions by SpectraSite, in each case since 2003. Citigroup and certain of its affiliates may provide financing to American Tower in connection with the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of American Tower and SpectraSite for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with American Tower, SpectraSite and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of American Tower in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to American Tower.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

OPINION OF LEHMAN BROTHERS INC.

May 3, 2005

Board of Directors

SpectraSite, Inc.

400 Regency Forest

Cary, North Carolina 27511

Members of the Board:

We understand that SpectraSite, Inc. (“SpectraSite”) intends to enter into a transaction with American Tower Corporation (“American Tower”) whereby (i) SpectraSite will merge with and into Asteroid Merger Sub, LLC (“Merger Sub”), a direct wholly owned subsidiary of American Tower, with Merger Sub surviving the merger (the “Proposed Transaction”) and (ii) upon consummation of the Proposed Transaction, each issued and outstanding share of SpectraSite common stock will be converted into the right to receive 3.575 shares of American Tower common stock (the “Exchange Ratio”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, to be dated as of May 3, 2005 between SpectraSite, Merger Sub and American Tower (the “Agreement”).

We have been requested by the Board of Directors of SpectraSite to render our opinion with respect to the fairness, from a financial point of view, to SpectraSite’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, SpectraSite’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning SpectraSite and American Tower that we believe to be relevant to our analysis, including SpectraSite’s and American Tower’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2004, (3) financial and operating information with respect to the business, operations and prospects of American Tower furnished to us by American Tower, including financial projections of American Tower for 2005 through 2009 prepared by the management of American Tower (the “American Tower Projections”), (4) financial and operating information with respect to the business, operations and prospects of SpectraSite furnished to us by SpectraSite, including financial projections of SpectraSite for 2005 through 2009 prepared by the management of SpectraSite (the “SpectraSite Projections”), (5) trading histories of SpectraSite common stock and American Tower common stock from April 30, 2004 to May 2, 2005, and a comparison of these trading histories with each other and with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of SpectraSite and American Tower with each other and with those of other companies that we deemed relevant, (7) published estimates of third party research analysts with respect to the future financial performance of each of American Tower and of SpectraSite, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (9) the pro forma contribution of cash flows from operations that each of American Tower and SpectraSite would contribute to the combined company

C-1

following the consummation of the Proposed Transaction and (10) the pro forma impact of the Proposed Transaction on the balance sheet and future financial performance of American Tower, including the leverage, cost savings and operating synergies expected by the managements of SpectraSite and American Tower to result from a combination of the businesses of SpectraSite and American Tower (the “Expected Synergies”). In addition, we have had discussions with the managements of SpectraSite and American Tower concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of SpectraSite and American Tower that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SpectraSite Projections, upon advice of SpectraSite we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of SpectraSite as to the future financial performance of SpectraSite and that SpectraSite will perform substantially in accordance with such projections. With respect to the financial projections of American Tower, upon advice of American Tower and SpectraSite we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of American Tower as to the future financial performance of American Tower and that American Tower will perform substantially in accordance with such projections. Upon the advice of SpectraSite, we have assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. We have further assumed, upon advice of SpectraSite, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained within the constraints contemplated by the Agreement. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of SpectraSite or American Tower and have not made or obtained any evaluations or appraisals of the assets or liabilities of SpectraSite or American Tower. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In addition, we express no opinion as to the prices at which (i) shares of SpectraSite common stock will trade at any time following the announcement of the Proposed Transaction, or (ii) shares of American Tower common stock will trade at any time following the announcement or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to SpectraSite’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to SpectraSite in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, SpectraSite has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for SpectraSite and American Tower in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of SpectraSite and American Tower for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of SpectraSite and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of SpectraSite as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

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ANNEX D

OPINION OF EVERCORE GROUP INC.

[LETTERHEAD OF EVERCORE GROUP INC.]

May 3, 2005

Board of Directors

SpectraSite, Inc.

400 Regency Forest Drive

Cary, NC 27511

Members of the Board of Directors:

We understand that SpectraSite, Inc. (the “Company”) is considering a transaction (the “Proposed Transaction”) pursuant to an Agreement and Plan of Merger, dated as of May 3, 2005 (the “Agreement”), by and among the Company, American Tower Corporation (“American Tower”) and Asteroid Merger Sub, LLC, a wholly-owned subsidiary of American Tower (“Merger Sub”), in which the Company will be merged with and into the Merger Sub (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of the Company (“SpectraSite Common Stock”) will be converted into the right to receive 3.575 (the “Exchange Ratio”) shares of Class A Common Stock, par value $0.01 per share, of American Tower (the “American Tower Common Stock”). As a result of the Merger, the Company will become a wholly owned subsidiary of American Tower. The terms and conditions of the Proposed Transaction are more fully set out in the Agreement.

You have asked us whether, in our opinion as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of SpectraSite Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Agreement dated May 3, 2005, which we assume is in substantially final form and will not vary in any respect material to our analysis;

(ii)	analyzed certain publicly available financial statements and other publicly available business information relating to the Company and American Tower that we deemed relevant, including but not limited to filings such as the Company’s and American Tower’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2004;

(iii)	analyzed certain internal non-public financial and operating data concerning the Company and American Tower prepared and furnished to us by members of the management of the Company and American Tower, respectively, and members of the management of the Company have provided us with, and reviewed with us, the estimated amount and timing of the cost savings and related expenses and operating synergies expected to result from the Merger (the “Synergies”);

(iv)	analyzed certain financial projections concerning the Company and American Tower furnished to us by members of the management of the Company and American Tower, including financial projections of American Tower for 2005 through 2009 prepared by the members of the management of American Tower (the “American Tower Projections”) and financial projections of the Company for 2005 through 2009 prepared by members of the management of the Company (the “SpectraSite Projections”);

(v)	reviewed the reported prices and trading activity of the American Tower Common Stock and SpectraSite Common Stock from April 30, 2004 to May 2, 2005, and a comparison of these trading histories with each other and those of other companies we believe to be relevant;

(vi)	compared the historical financial results and present financial condition of the Company and American Tower with those of other companies that we believe to be relevant;

(vii)	reviewed published estimates of third party research analysts with respect to the future financial performance of each of the Company and American Tower;

(viii)	compared the proposed financial terms of the Merger with publicly available financial terms of certain business combination transactions that we deemed relevant;

(ix)	analyzed the pro forma contribution of cash flows from operations that each of the Company and American Tower would contribute to the combined company following the consummation of the Proposed Transaction;

(x)	considered the potential pro forma impact of the Merger on American Tower, based on inputs and analysis provided by members of the management of the Company and American Tower; and

(xi)	had discussions with members of the management of the Company and American Tower concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

For purposes of our analyses and opinion, we have relied upon and assumed, without assuming any responsibility for independently verifying, the accuracy and completeness of all the financial and other information that was publicly available or was furnished to us by American Tower or the Company or otherwise discussed with or reviewed by or for us, and we have not assumed any liability therefor. We have further relied upon the assurances of members of the management of the Company and American Tower that they are not aware of any facts that would make such information inaccurate or misleading. We have not made nor assumed any responsibility for making any valuation or appraisal of any assets or liabilities of the Company or American Tower, nor have any such valuations or appraisals been provided to us, nor have we evaluated the solvency of the Company or American Tower under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the American Tower Projections, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of members of the management of American Tower as to the future financial performance of American Tower and that American Tower would perform on a stand-alone basis substantially in accordance with such projections. With respect to the SpectraSite Projections, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of members of the management of the Company as to the future financial performance of the Company and that the Company would perform on a stand-alone basis substantially in accordance with such projections. With respect to the Synergies estimated by members of the management of the Company to result from the Merger, we have assumed that the timing and amounts of such Synergies are reasonable and that the Synergies will be realized substantially in accordance with such estimates. We have further assumed that neither the expenses associated with realizing the Synergies nor the Proposed Transaction expenses will be in an amount material to American Tower after giving effect to the Merger. We express no view as to such financial analyses and forecasts, the Synergies or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that the Merger will be consummated without waiver of any material terms or conditions set forth in the Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without adverse effect on the Company or American Tower or on the contemplated benefits of the Merger in any way meaningful to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. In connection with the Merger, we have not been authorized to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company or SpectraSite Common Stock. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of SpectraSite Common Stock and we express no opinion as to the underlying decision by the Company and American Tower to engage in the Merger. We are expressing no opinion herein as to the price at which SpectraSite Common Stock or American Tower Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, the principal portion of which is contingent upon consummation of the Merger. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you know, Michael J. Price, a Senior Managing Director of our firm, was a member of the Company’s Board of Directors between April 1999 and August 2002.

This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors of the Company or be used or relied upon for any other purpose. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in its entirety, if required, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is further understood that this letter and the opinion expressed herein do not constitute a recommendation to any holder of SpectraSite Common Stock, American Tower Common Stock, or any other person, as to how such person should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of SpectraSite Common Stock.

Very truly yours, EVERCORE GROUP INC.

By:	/s/ Saul D. Goodman
Name: Saul D. Goodman Title: Authorized Person

ANNEX E

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF AMERICAN TOWER CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN TOWER CORPORATION

FIRST: The name of the corporation (hereinafter the “Corporation”) is AMERICAN TOWER CORPORATION.

SECOND: The respective names of the County and of the City within the County in which the registered office of the Corporation is located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Corporation is Corporation Service Company. The street and number of said registered office and the address by street and number of said registered agent is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297.

THIRD: The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 1,020,000,000 shares, of which 20,000,000 shall be shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), and 1,000,000,000 shall be shares of Class A Common Stock, $.01 par value per share (the “Class A Common Stock”).

A.    GENERAL

No holder of any of the shares of stock of this Corporation, whether now or hereafter authorized or issued, shall be entitled as of right to purchase or subscribe for (i) any unissued stock of any class, or (ii) any additional share of any class to be issued by reason of any increase of the authorized stock of the Corporation of any class, or (iii) bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation. Subject to the other terms of this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Class A Common Stock and the Preferred Stock herein authorized, together with any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation, for such purposes, in such amounts, to such Persons, for such consideration and, in the case of the Preferred Stock, in one or more series or classes, all as the Board of Directors in its sole and absolute discretion may from time to time determine and without any vote, approval, consent or other action by the stockholders, except as otherwise required by applicable law.

Every reference in this Amended and Restated Certificate of Incorporation to a majority or other portion of shares of stock, including without limitation the provisions set forth in Articles EIGHTH and TENTH, shall refer to such majority or other portion of the votes of such shares of stock.

The designations and the powers, preferences and rights, of the capital stock of the Corporation and the qualifications, limitations and restrictions thereof, shall be as set forth in Sections B, C and D below.

B.    PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors, in its sole and absolute discretion, providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law, including, without limitation, the authority to determine with respect to the shares of any such class or series (i) whether such shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (ii) whether such shares shall be entitled to receive dividends (which may be cumulative or noncumulative) and, if so, the rates and conditions of such dividends, including the times at which such dividends are payable, the preferences in relation to the dividends payable on any other class or classes or any other series of the same or any other class or classes of stock, and whether such dividends are payable, in whole or in part, in cash, in additional shares of such class or series, or in any other series of the same or any other class or classes of stock, or in other securities of the Corporation, or in any combination of the foregoing; (iii) the rights of such shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of such shares; (iv) whether such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or any other securities of the Corporation, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (v) whether the class or series shall have a sinking fund for the redemption or purchase of such shares, and, if so, the terms and amount of such sinking fund; and (vi) any other relative rights, preferences or limitations.

C.    CLASS A COMMON STOCK

1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in the name of such stockholders on the record of stockholders.

2. Stock Splits, Dividends and Distributions. The Corporation shall not in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise), or pay or declare any stock dividend on, the outstanding shares of the Class A Common Stock of any class or series unless the outstanding Class A Common Stock shall be proportionately subdivided or combined or the holders thereof shall have received a proportionate dividend.

3. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they may be entitled, if any, under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be distributed ratably to each share of Class A Common Stock. For the purposes of this paragraph, neither the merger, consolidation or business combination of the Corporation with or into any other entity in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the surviving entity (or of the direct or indirect parent entity thereof), nor the sale, lease or transfer by the Corporation of all or any part of its business and assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

D.    COMMUNICATIONS ACT RESTRICTIONS

1. Foreign Ownership Limitations. The Corporation shall not issue, or permit the transfer on the books of the Corporation, to any Alien or Aliens, either individually or in the aggregate, of any shares of any class or series of capital stock (or other voting securities) if, after giving effect to such issue or transfer, the foreign ownership or voting levels of the Corporation or any of its Subsidiaries would exceed the Foreign Ownership Limitations. No Alien shall be entitled to vote or direct or control the vote of shares of any class or series of capital stock (or other voting securities) of the Corporation in excess of the Foreign Ownership Limitations. The voting rights with respect to any such shares (or other securities) held by Aliens which exceed the Foreign Ownership Limitations shall be forfeited and such shares (or other securities) shall be deemed for all purposes (including without limitation for purposes of determining quorums and whether the requisite percentage of the issued and outstanding shares of any class or series of capital stock (or other voting securities) has voted or consented to a particular action) of this Amended and Restated Certificate of Incorporation not to be issued and outstanding.

2. Disqualified Person Determinations. Each stockholder agrees (a) to advise the Corporation promptly if (i) it is or becomes an Alien or a Disqualified Person, or (ii) its ownership or voting levels increase beyond those permitted by Section 310(b)(3) or (4), as applicable, of the Communications Act, and (b) to provide the Corporation promptly with such information as the Corporation may, from time to time, reasonably request to enable the Corporation to determine whether such stockholder is an Alien or a Disqualified Person. In the event the Corporation determines, in its reasonable business judgment, that any stockholder is, or is about to become, a Disqualified Person (a “Disqualified Person Determination”), it shall promptly so advise such stockholder and such stockholder shall, within thirty (30) days, or such shorter period as the Corporation shall require as being in the best interests of the Corporation, make arrangements reasonably satisfactory to the Corporation to cause such stockholder to no longer be, or likely to be, a Disqualified Person.

The Board of Directors of the Corporation shall have all power and authority necessary or advisable to implement the provisions of this Section. The certificates representing shares of capital stock (or other securities) of the Corporation shall contain a legend referring to such provisions.

E.    DEFINITIONS

For purposes of this Amended and Restated Certificate of Incorporation, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders.

The term “Alien” shall mean (i) an individual who is a citizen of a country other than the United States; (ii) any Entity organized under the laws of a government other than the government of the United States or any state, territory or possession of the United States; (iii) a government other than the government of the United States or any state, territory or possession of the United States; (iv) a representative of, or an individual or Entity controlled by, any of the individuals, Entities or governments referred to in clauses (i), (ii) or (iii); and (v) any other Person included in the definitions of Persons restricted by the foreign ownership or voting level provisions of Section 310(b)(3) or (4) of the Communications Act.

The term “Applicable Law” shall mean any Law of any Authority, whether domestic or foreign, including without limitation all federal and state Laws, to which the Person in question is subject or by which it or any of its business or operations is subject or any of its property is bound.

The term “Authority” shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

The term “Communications Act” shall mean the Communications Act of 1934, and the rules, regulations, policies and orders thereunder, all as from time to time in effect, or any successor law, rules, regulations, policies and orders and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

The term “Disqualified Person” shall mean any Person which, in the good faith determination of the Board of Directors of the Corporation, based on the advice of counsel, directly or indirectly, as a result of ownership of Preferred Stock or Class A Common Stock (or other shares of capital stock or securities of the Corporation) or otherwise, (i) has caused or would cause the Corporation or any of its Subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, or (ii) could result in disqualification of the Corporation or any of its Subsidiaries as a licensee of the FCC, or (iii) would cause the Foreign Ownership Limitations to be violated.

The term “Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any governmental or quasi-governmental authority, whether domestic or foreign and whether administrative, executive, judicial, legislative or other, or any combination thereof.

The term “FCC” shall mean the Federal Communications Commission or any successor Authority.

The term “Foreign Ownership Limitations” shall mean the provisions with respect to foreign ownership or voting levels of the Corporation or any of its Subsidiaries set forth in Section 310(b)(3) or (4) of the Communications Act, as applicable.

The term “Governmental Authorization” shall mean all approvals, concessions, consents, exemptions, franchises, licenses, orders, permits, plans, registrations and other authorizations of and all reports to and filings with all Authorities.

The term “Law” shall mean any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, or the common law, or any particular section, part or provision thereof, or any interpretation, directive, guideline or request (having the force of law), of any Authority, including without limitation (a) the judicial systems thereof, or any particular section, part or provision thereof, and (b) any of the foregoing relating to antitrust or prohibiting other anticompetitive business practices, those relating to employment practices (such as discrimination, health and safety), and those relating to minority business enterprises.

The term “Person” shall mean any natural individual or any Entity.

The term “Subsidiary” with respect to any Person (the “Parent”) shall mean any Person of which such Parent, at the time in respect of which such term is used, (a) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, or (b) owns directly or controls (or has the power or capability to control) with power to vote, indirectly through one or more Subsidiaries, shares of capital stock or beneficial interest having the ordinary power to cast (regardless of the existence at the time of a right of the holders of any class or classes of securities of such Person to exercise such voting power by reason of the happening of any contingency) at least a majority of the votes entitled to be cast for the election of the directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of such Person.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation. Except as otherwise provided by the Delaware General Corporation Law, any committee of the Board of Directors shall have and may exercise, to the extent provided in the By-Laws of the Corporation or by the resolutions of the Board of Directors, all of the powers and authority of the Board of Directors of the Corporation in the management of the business and affairs of the Corporation;

(b) The number of directors of the Corporation shall be as specified in the By-Laws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws;

(c) Newly created directorships resulting from any increase in the authorized number of directors or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or otherwise shall, subject to the provisions of and except as otherwise provided by Applicable Law, this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation or by resolution of the Board of Directors, be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which they have been chosen expires. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of the By-Laws of the Corporation, at which meeting such vacancies shall be filled. No decrease in the authorized number of directors shall shorten the term of any incumbent director;

(d) Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Directors need not be stockholders;

(e) In the event that any shares of Class A Common Stock are listed and quoted on a national securities exchange and/or quoted on the Nasdaq National Market, the Board of Directors shall ensure, and shall have all power and authority to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, of such exchange and/or the National Association of Securities Dealers, Inc., as the case may be, for the Class A Common Stock to be eligible for listing and quotation on such exchange and/or for quotation on the Nasdaq National Market; and

(f) The Board of Directors shall ensure, and shall have all power and authority to ensure, that the composition of the Board of Directors of the Corporation and its Subsidiaries and the persons acting as officers of the Corporation and its Subsidiaries complies at all times with the provisions of the Communications Act with respect to individuals who are Aliens serving on such Boards of Directors and as such officers.

SIXTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other requirements for such liability, (i) for any breach of such directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this

Article shall reduce, eliminate, or adversely affect the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: Each Person who is or was or had agreed to become a director or officer of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), shall be indemnified by the Corporation to the full extent permitted from time to time by the Delaware General Corporation Law or any other applicable laws as presently or hereafter in effect. This Article shall inure to the benefit of each such Person and his or her heirs, executors, administrators and estate. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any Person which provide for indemnification greater or different than that provided in this Article. Any amendment or repeal of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, and repeal the By-Laws. The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time may be adopted, only by the majority of the entire Board of Directors or with the approval or consent of the holders of not less than sixty-six and two thirds percent (66-2/3%), determined in accordance with the provisions of the second paragraph of Section A of Article FOURTH, of the total number of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

NINTH: A director of the Corporation, in determining what he reasonably believes to be in the best interests of the Corporation, shall consider the interests of the Corporation’s stockholders and, in his discretion, may consider any of the following:

(a) The interests of the Corporation’s employees, suppliers, creditors and customers;

(b) The economy of the nation;

(c) Community and societal interests;

(d) The ability of the Corporation to fulfill its obligations under all Applicable Laws and Governmental Authorizations; and

(e) The long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including provisions as may hereafter be added or inserted in this Amended and Restated Certificate of Incorporation as authorized by the laws of the State of Delaware) in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article. From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its certificate of incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article XII of the Registrant’s By-laws provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

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Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc. (included as Annex A to the joint proxy statement/prospectus included in Part I of this registration statement).

3.1.1	Restated Certificate of Incorporation, as amended, of American Tower Corporation as filed with the Secretary of State of the State of Delaware on June 4, 1999 (incorporated by reference from Exhibit 3(i) to American Tower Corporation’s Quarterly Report on Form 10-Q (File No. 001-14195) filed on August 16, 1999).

3.1.2	Form of Amended and Restated Certificate of Incorporation of American Tower Corporation to be effective upon stockholder approval at the American Tower special meeting (included as Annex E to the joint proxy statement/prospectus included in Part I of this registration statement).

3.2	By-laws, as amended November 13, 2003, of American Tower Corporation (incorporated by reference from Exhibit 3.2 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

4.1	Indenture, dated as of October 4, 1999, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 2.25% Convertible Notes due 2009, including the form of 2.25% Note (incorporated by reference from Exhibit 4.2 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-89345) filed on October 20, 1999).

4.2	Indenture, dated as of February 15, 2000, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 5.0% Convertible Notes due 2010, including form of 5.0% Note (incorporated by reference from Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on February 24, 2000).

4.3	Indenture, dated January 31, 2001, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 9 3/8% Senior Notes due 2009, including the form of 9 3/8% Senior Note (incorporated by reference from Exhibit 4.9 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on April 2, 2001).

4.4	Indenture, dated January 29, 2003, by and between American Towers, Inc. (as successor by merger to American Escrow Corporation) and The Bank of New York, as Trustee, for the 12.25% Senior Subordinated Discount Notes due 2008, including the form of 12.25% Senior Subordinated Discount Note (incorporated by reference from Exhibit 4.5 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 24, 2003).

4.5	Indenture, dated as of August 4, 2003, by and between the Company and The Bank of New York, as Trustee, for the 3.25% Convertible Notes due 2010, including the form of 3.25% Convertible Note (incorporated by reference from Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-109489) filed on October 3, 2003).

4.6	Indenture, dated November 18, 2003, by and among American Towers, Inc., the Guarantors named therein and The Bank of New York, as Trustee, for the 7.25% Senior Subordinated Notes due 2011, including the form of 7.25% Senior Subordinated Note (incorporated by reference from Exhibit 4.6 to American Towers, Inc.’s Registration Statement on Form S-4 (File No. 333-111952) filed on January 15, 2004).

4.7	Indenture, dated as of February 4, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.50% Senior Notes Due 2012, including the form of 7.50% Senior Note (incorporated by reference to Exhibit 4.8 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

Part II-2

Exhibit Number	Description
4.8	Indenture, dated as of August 20, 2004, by and between the Company and The Bank of New York, as Trustee, for the 3.00% Convertible Notes Due August 15, 2012, including the form of 3.00% Convertible Note (incorporated by reference to Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-119162) filed on September 21, 2004).

4.9	Indenture, dated as of October 5, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.125% Senior Notes Due 2012, including the form of 7.125% Senior Note (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on October 5, 2004).

4.10	Supplemental Indenture No. 1, dated as of December 6, 2004, by and between the Company and The Bank of New York, as Trustee, supplementing the indenture for the 7.125% Senior Notes Due 2012, dated as of October 5, 2004 (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on December 6, 2004).

5.1	Opinion of Palmer & Dodge LLP regarding legality of securities being registered (filed herewith).

8.1	Form of Opinion of King & Spalding LLP regarding certain tax aspects of the merger (to be filed by amendment).

8.2	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax aspects of the merger (to be filed by amendment).

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP (filed herewith).

23.3	Consent of Palmer & Dodge LLP (included in Exhibit 5.1).

23.4	Consent of King & Spalding LLP (to be included in Exhibit 8.1).

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (to be included in Exhibit 8.2).

24	Powers of Attorney (included on signature page).

99.1	Form of American Tower proxy card (filed herewith).

99.2	Form of SpectraSite proxy card (filed herewith).

99.3	Consent of Citigroup Global Markets Inc. (filed herewith).

99.4	Consent of Lehman Brothers Inc. (filed herewith).

99.5	Consent of Evercore Group Inc. (filed herewith).

(b)	Reports, Opinions or Appraisals

The opinions of Citigroup Global Markets Inc., Lehman Brothers Inc. and Evercore Group Inc. are attached as Annex B, Annex C and Annex D, respectively, to the joint proxy statement/prospectus included in Part I of this registration statement.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

Part II-3

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (or the most recent post effective amendment thereof. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in

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connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 27th day of May, 2005.

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet, Jr.
James D. Taiclet, Jr. Chairman, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint James D. Taiclet, Jr., Bradley E. Singer and William H. Hess and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable American Tower Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Taiclet, Jr. James D. Taiclet, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 27, 2005

/s/ Bradley E. Singer Bradley E. Singer	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 27, 2005

/s/ Timothy F. Allen Timothy F. Allen	Senior Vice President, Finance and Controller (Principal Accounting Officer)	May 27, 2005

/s/ Raymond P. Dolan Raymond P. Dolan	Director	May 27, 2005

/s/ Carolyn F. Katz Carolyn F. Katz	Director	May 27, 2005

/s/ Gustavo Lara Cantu Gustavo Lara Cantu	Director	May 27, 2005

/s/ Fred R. Lummis Fred R. Lummis	Director	May 27, 2005

/s/ Pamela D. A. Reeve Pamela D. A. Reeve	Director	May 27, 2005

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 3, 2005, by and among American Tower Corporation, Asteroid Merger Sub, LLC and SpectraSite, Inc. (included as Annex A to the joint proxy statement/prospectus included in Part I of this registration statement).

3.1.1	Restated Certificate of Incorporation, as amended, of American Tower Corporation as filed with the Secretary of State of the State of Delaware on June 4, 1999 (incorporated by reference from Exhibit 3(i) to American Tower Corporation’s Quarterly Report on Form 10-Q (File No. 001-14195) filed on August 16, 1999).

3.1.2	Form of Amended and Restated Certificate of Incorporation of American Tower Corporation to be effective upon stockholder approval at the American Tower special meeting (included as Annex E to the joint proxy statement/prospectus included in Part I of this registration statement).

3.2	By-laws, as amended November 13, 2003, of American Tower Corporation (incorporated by reference from Exhibit 3.2 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

4.1	Indenture, dated as of October 4, 1999, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 2.25% Convertible Notes due 2009, including the form of 2.25% Note (incorporated by reference from Exhibit 4.2 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-89345) filed on October 20, 1999).

4.2	Indenture, dated as of February 15, 2000, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 5.0% Convertible Notes due 2010, including form of 5.0% Note (incorporated by reference from Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on February 24, 2000).

4.3	Indenture, dated January 31, 2001, by and between American Tower Corporation and The Bank of New York, as Trustee, for the 9 3/8% Senior Notes due 2009, including the form of 9 3/8% Senior Note (incorporated by reference from Exhibit 4.9 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on April 2, 2001).

4.4	Indenture, dated January 29, 2003, by and between American Towers, Inc. (as successor by merger to American Escrow Corporation) and The Bank of New York, as Trustee, for the 12.25% Senior Subordinated Discount Notes due 2008, including the form of 12.25% Senior Subordinated Discount Note (incorporated by reference from Exhibit 4.5 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 24, 2003).

4.5	Indenture, dated as of August 4, 2003, by and between the Company and The Bank of New York, as Trustee, for the 3.25% Convertible Notes due 2010, including the form of 3.25% Convertible Note (incorporated by reference from Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-109489) filed on October 3, 2003).

4.6	Indenture, dated November 18, 2003, by and among American Towers, Inc., the Guarantors named therein and The Bank of New York, as Trustee, for the 7.25% Senior Subordinated Notes due 2011, including the form of 7.25% Senior Subordinated Note (incorporated by reference from Exhibit 4.6 to American Towers, Inc.’s Registration Statement on Form S-4 (File No. 333-111952) filed on January 15, 2004).

4.7	Indenture, dated as of February 4, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.50% Senior Notes Due 2012, including the form of 7.50% Senior Note (incorporated by reference to Exhibit 4.8 to American Tower Corporation’s Annual Report on Form 10-K (File No. 001-14195) filed on March 12, 2004).

4.8	Indenture, dated as of August 20, 2004, by and between the Company and The Bank of New York, as Trustee, for the 3.00% Convertible Notes Due August 15, 2012, including the form of 3.00% Convertible Note (incorporated by reference to Exhibit 4.3 to American Tower Corporation’s Registration Statement on Form S-3 (File No. 333-119162) filed on September 21, 2004).

4.9	Indenture, dated as of October 5, 2004, by and between the Company and The Bank of New York, as Trustee, for the 7.125% Senior Notes Due 2012, including the form of 7.125% Senior Note (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on October 5, 2004).

4.10	Supplemental Indenture No. 1, dated as of December 6, 2004, by and between the Company and The Bank of New York, as Trustee, supplementing the indenture for the 7.125% Senior Notes Due 2012, dated as of October 5, 2004 (incorporated by reference to Exhibit 4.1 to American Tower Corporation’s Current Report on Form 8-K (File No. 001-14195) filed on December 6, 2004).

5.1	Opinion of Palmer & Dodge LLP regarding legality of securities being registered (filed herewith).

8.1	Form of Opinion of King & Spalding LLP regarding certain tax aspects of the merger (to be filed by amendment).

8.2	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax aspects of the merger (to be filed by amendment).

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP (filed herewith).

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP (filed herewith).

23.3	Consent of Palmer & Dodge LLP (included in Exhibit 5.1).

23.4	Consent of King & Spalding LLP (to be included in Exhibit 8.1).

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (to be included in Exhibit 8.2).

24	Powers of Attorney (included on signature page).

99.1	Form of American Tower proxy card (filed herewith).

99.2	Form of SpectraSite proxy card (filed herewith).

99.3	Consent of Citigroup Global Markets Inc. (filed herewith).

99.4	Consent of Lehman Brothers Inc. (filed herewith).

99.5	Consent of Evercore Group Inc. (filed herewith).